Exhibit (a)-(1)

PROXY STATEMENT OF THE COMPANY

January 25, 2021

Shareholders of China Biologic Products Holdings, Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of China Biologic Products Holdings, Inc. (the “Company”) to be held on March 1, 2021, at 10:00 a.m. (Beijing time). The meeting will be held at the principal office of the Company located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.

On November 19, 2020, the Company entered into an agreement and plan of merger (the “merger agreement”) with CBPO Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and CBPO Group Limited, an exempted company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”) and cease to exist, with the Company continuing as the surviving company (the “surviving company”) and becoming a wholly-owned subsidiary of Parent. At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the merger (the “plan of merger”), and the transactions contemplated by the merger agreement and the plan of merger, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

Each of Parent and Merger Sub was formed solely for purposes of the merger and the investment and financing transactions related to the merger. At the effective time of the merger, Parent will be wholly-owned by (a) Beachhead Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Beachhead”); (b) Point Forward Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Point Forward”); (c) 2019B Cayman Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“2019B Cayman”); (d) Parfield International Ltd., a British Virgin Islands company (“Parfield”); (e) HH China Bio Holdings LLC, a Cayman Islands limited liability company (“HH China Bio Holdings”); (f) HH SUM-XXII Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“HH Sum”); (g) V-Sciences Investments Pte Ltd, a private limited company incorporated under the laws of Republic of Singapore (“V-Sciences”); (h) Mr. Joseph Chow, the chairman of the board of directors and the chief executive officer of the Company (“Mr. Chow”); (i) Biomedical Treasure Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Biomedical Treasure”); (j) Biomedical Future Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Biomedical Future”); (k) Biomedical Development Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Biomedical Development”); (l) TB MGMT Holding Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“TB MGMT”); (m) TB Executives Unity Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“TB Executives”); and (n) TB Innovation Holding Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“TB Innovation”), or their respective affiliates. Beachhead, Point Forward, Parfield, 2019B Cayman, HH Sum, V-Sciences, Mr. Chow, Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives, TB Innovation, Double Double Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Double Double”), Parent and Merger Sub are collectively referred to herein as the “Buyer Consortium.”

i

As of the date of this proxy statement, the Buyer Consortium, Guangli Pang, Ming Yang, Gang Yang, Ming Yin and Bingbing Sun (such individuals, collectively referred to herein as the “Rollover Management Members”) beneficially own in the aggregate 26,724,366 ordinary shares, par value US$0.0001 per share of the Company (the “Ordinary Shares”), which collectively represent approximately 68.67% of the total issued and outstanding Ordinary Shares. Pursuant to the terms of the voting and support agreement (the “Support Agreement”) dated as of November 19, 2020, by and among Beachhead, Double Double, Point Forward, 2019B Cayman, Parfield, HH Sum, HH China Bio Holdings, V-Sciences, Mr. Chow, Biomedical Treasure, Biomedical Future, Biomedical Development, Guangli Pang, Ming Yang, Gang Yang, Ming Yin, Bingbing Sun (collectively, the “Rollover Securityholders”), Parent, TB MGMT, TB Executives and TB Innovation, each Rollover Securityholder will vote all Ordinary Shares beneficially owned by such Rollover Securityholder in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, at the extraordinary general meeting of shareholders of the Company. If the merger is completed, the Company will continue its operations as a privately held company and, as a result of the merger, the Ordinary Shares will no longer be listed on the Nasdaq Global Select Market.

If the merger is completed, at the effective time of the merger, each Ordinary Share issued and outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist in exchange for the right to receive US$120.00 per share in cash, without interest and net of any applicable withholding taxes, except for (a) Ordinary Shares held by the Company as treasury shares or any direct or indirect subsidiary of the Company (the “Cancelled Shares”), which will be cancelled and cease to exist without consideration, (b) Ordinary Shares held by Parent or by any direct or indirect subsidiary of Parent (including Ordinary Shares to be contributed by the Rollover Securityholders to Parent immediately prior to or at the effective time of the merger pursuant to the Support Agreement (the “Rollover Shares” and together with the Cancelled Shares, the “Excluded Shares”)), which will be, at Parent’s option, cancelled and cease to exist without consideration or converted into the same number of shares of the surviving company, and (c) Ordinary Shares owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger pursuant to Section 238 of the Companies Act (2021 Revision) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Dissenting Shares”), which will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act.

In addition, at the effective time of the merger, (a) each option to purchase Ordinary Shares (each, a “Company Option”) issued by the Company pursuant to the Company’s 2008 Equity Incentive Plan or the Company’s 2019 Equity Incentive Plan (collectively, the “Company Share Plans”), whether vested or unvested, that is outstanding, unexercised and not yet expired as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$120.00 over the applicable per share exercise price of such Company Option and (ii) the number of Ordinary Shares underlying such Company Option; (b) each award of restricted Ordinary Shares (each, a “Company Restricted Share Award”) issued by the Company pursuant to any Company Share Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company Restricted Share Award, except that certain Company Restricted Share Awards held by Guangli Pang, Ming Yang, Gang Yang and Bingbing Sun will be contributed to Parent in exchange for shares of Parent; (c) each award of restricted share units (each, a “Company RSU Award”) issued by the Company pursuant to any Company Share Plan that was granted by the Company prior to January 1, 2020 and the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning on or after January 1, 2020, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award, except that the Company RSU Awards granted to Mr. Chow prior to January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; (d) each unvested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning) that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an equity-based award to be granted by an exempted company incorporated in the Cayman Islands with limited liability which is or will become one of the direct shareholders of Parent immediately after the closing of the merger, having a substantially equivalent economic value of such Company RSU Award and subject to the same vesting terms and other conditions applicable to such corresponding Company RSU Award, except that the Company RSU Awards granted to Mr. Chow on or after January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; and (e) each vested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Mr. Chow) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award.

ii

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with any member of the Buyer Consortium or any member of the management the Company, reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger. On November 19, 2020, the Special Committee unanimously (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), (b) declared it advisable to enter into the merger agreement and the plan of merger, and to consummate the transactions contemplated by the merger agreement and the plan of merger, including the merger, (c) recommended that the Board authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (d) recommended that the Board submit the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger.

On November 19, 2020, the Board, after carefully considering all relevant factors, including the determination and recommendation of the Special Committee, (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable to enter into the merger agreement and the plan of merger, and to consummate the transactions contemplated by the merger agreement and the plan of merger, including the merger, (b) authorized and approved the execution, delivery and performance of the merger agreement and the plan of merger and the consummation of the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger.

After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unaffiliated with any member of the Buyer Consortium or any member of the management the Company, the Board authorized and approved the merger agreement and the plan of merger and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including (a) the merger, (b) the variation of the authorized share capital of the Company at the effective time of the merger from US$11,000 divided into (i) 100,000,000 ordinary shares of a par value of US$0.0001 each and (ii) 10,000,000 series A participating preferred shares of a par value of US$0.0001 each to US$11,000 divided into 110,000,000 ordinary shares of a par value of US$0.0001 each (the “variation of capital”), and (c) upon the merger becoming effective, the replacement of the existing memorandum and articles of association of the Company in its entirety with a new amended and restated memorandum and articles of association of the Company (as the surviving company) in the form attached as Schedule 2 to the plan of merger (the “amendment of the M&A”), FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

iii

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Ordinary Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of shareholders representing at least two-thirds of the voting power of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders generally. As of the date of this proxy statement, the Buyer Consortium and the Rollover Management Members collectively beneficially own approximately 68.67% of the Company’s issued and outstanding Ordinary Shares. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is February 26, 2021 at 10:00 a.m. (Beijing time). Each shareholder has one vote for each Ordinary Share held as of the close of business in the Cayman Islands on February 1, 2021.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the meeting has undertaken to demand poll voting at the meeting.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Ordinary Shares in person. Please note, however, that if your Ordinary Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Ordinary Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to merger agreement, the plan of merger, and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than Joseph Chow and Ming Yin as your proxy, in which case the Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Registered holders of Ordinary Shares who dissent from the merger will be entitled to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of your Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Ordinary Shares.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

iv

If you have any questions or need assistance voting your Ordinary Shares, please contact Issuer Direct Corporation, the proxy solicitor, at +1 (919) 481-4000, or by email at proxy@issuerdirect.com.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Sean Shao	/s/ Joseph Chow
Sean Shao	Joseph Chow
Chairman of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated January 25, 2021, and is first being mailed to the Company’s shareholders on or about February 1, 2021.

v

CHINA BIOLOGIC PRODUCTS HOLDINGS, INC.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

March 1, 2021

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of China Biologic Products Holdings, Inc. (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto), will be held on March 1, 2021 at 10:00 a.m. (Beijing time) at the principal office of the Company located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, China.

Only registered holders of ordinary shares of the Company, par value US$0.0001 per share (each, an “Ordinary Share”), at the close of business in the Cayman Islands on February 1, 2021 (the “record date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the agreement and plan of merger, dated as of November 19, 2020 (the “merger agreement”), among CBPO Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), CBPO Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company (such merger agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such plan of merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “merger”), and any and all transactions contemplated by the merger agreement, including (a) the merger, (b) the variation of the authorized share capital of the Company at the effective time of the merger from US$11,000 divided into (i) 100,000,000 ordinary shares of a par value of US$0.0001 each and (ii) 10,000,000 series A participating preferred shares of a par value of US$0.0001 each to US$11,000 divided into 110,000,000 ordinary shares of a par value of US$0.0001 each (the “variation of capital”), and (c) upon the merger becoming effective, the replacement of the existing memorandum and articles of association of the Company in its entirety with a new amended and restated memorandum and articles of association of the Company (as the surviving company) in the form attached as Schedule 2 to the plan of merger (the “amendment of the M&A”), be authorized and approved; and

THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive office at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

i

After careful consideration and upon the unanimous recommendation of a special committee (the “Special Committee”) of the board of directors (the “Board”) of the Company, composed solely of directors who are unaffiliated with any member of the Buyer Consortium or any member of the management the Company, the Board (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable to enter into the merger agreement and the plan of merger, and to consummate the transactions contemplated by the merger agreement and the plan of merger, including the merger, (b) authorized and approved the execution, delivery and performance of the merger agreement and the plan of merger and the consummation of the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger. The Board recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of holders of Ordinary Shares representing two-thirds or more of the voting power of Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Beachhead Holdings Limited, Double Double Holdings Limited, Point Forward Holdings Limited, Joseph Chow, Guangli Pang, Ming Yang, Gang Yang, Ming Yin, Bingbing Sun, Biomedical Treasure Limited, Biomedical Future Limited, Biomedical Development Limited, 2019B Cayman Limited, Parfield International Ltd., HH SUM-XXII Holdings Limited, HH China Bio Holdings LLC and V-Sciences Investments Pte Ltd (collectively, the “Rollover Securityholders”) have entered into a voting and support agreement, dated as of November 19, with Parent and certain other parties named therein (the “Support Agreement”), pursuant to which each of the Rollover Securityholders has agreed to, subject to the terms and conditions set forth therein and among other obligations, vote in favor of the authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Securityholders beneficially own in the aggregate 26,724,366 Ordinary Shares, which collectively represent approximately 68.67% of the total issued and outstanding Ordinary Shares.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed and returned in accordance with the instructions set forth on the proxy card no later than February 26, 2021 at 10:00 a.m. (Beijing time). The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the meeting has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Ordinary Share held as of the close of business in the Cayman Islands on the record date. If you receive more than one proxy card because you own Ordinary Shares that are registered in different names, please vote all of your Ordinary Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Ordinary Shares in person. Please note, however, that if your Ordinary Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

When proxies are properly dated, executed and returned by holders of Ordinary Shares, the Ordinary Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Ordinary Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than Joseph Chow and Ming Yin as proxy, in which case the Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Registered holders of Ordinary Shares who dissent from the merger will be entitled to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Ordinary Shares, please contact Issuer Direct Corporation, the proxy solicitor, at +1 (919) 481-4000, or by email at proxy@issuerdirect.com.

The merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger are described in the accompanying proxy statement. Copies of the merger agreement and the plan of merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	Where there are joint holders of any Ordinary Share, any one of such joint holders may vote, either in person or by proxy, in respect of such Ordinary Share as if he or she were solely entitled thereto, but if more than one of such joint holders are present at any meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2.	The instrument appointing a proxy must be in writing under the hand of the appointor or of his or her attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Ordinary Share or Ordinary Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the Company’s offices at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, the People’s Republic of China, Attention: Investor Relations Department, at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Joseph Chow
Joseph Chow
Chairman of the Board
January 25, 2021

PROXY STATEMENT

Dated January 25, 2021

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of China Biologic Products Holdings, Inc. can be voted at the extraordinary general meeting by submitting your proxy card or by contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in accordance with the instructions set forth on the proxy card, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.

If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than Joseph Chow and Ming Yin as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact Issuer Direct Corporation, the proxy solicitor, at +1 (919) 481-4000, or by email at proxy@issuerdirect.com.

SUMMARY TERM SHEET	1

The Parties Involved in the Merger	1
The Merger (Page 97)	3
Merger Consideration (Page 97)	4
Treatment of Company Options, Company Restricted Share Awards and Company RSU Awards (Page 98)	4
Record Date and Voting (Page 93)	4
Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 93)	5
Voting Information (Page 94)	5
Dissenters’ Rights (Page 115)	5
Purposes and Effects of the Merger (Page 67)	5
Plans for the Company after the Merger (Page 71)	6
Recommendations of the Special Committee and the Board (Page 40)	6
Position of the Buyer Consortium Filing Persons as to the Fairness of the Merger (Page 46)	6
Financing of the Merger (Page 73)	7
Limited Guarantees (Page 76)	7
Support Agreement (Page 76)	7
A&R Consortium Agreement (Page 76)	8
PWM Merger Voting Undertaking (Page 77)	8
PWM SPA (Page 77)	8
Parfield SPA (Page 77)	9
Centurium SPAs (Page 78)	9
Additional PWM SPAs and PWM Letter Agreements (Page 78)	10
Additional Centurium SPA (Page 79)	10
Additional Parfield SPA and Parfield Letter Agreement (Page 79)	10
Opinion of the Special Committee’s Financial Advisor (Page 53)	11
Interests of the Company’s Executive Officers and Directors in the Merger (Page 81)	12
No Solicitation of Competing Transactions (Page 106)	12
Conditions to the Merger (Page 110)	12
Termination of the Merger Agreement (Page 111)	13
Termination Fees (Page 112)	14
Material U.S. Federal Income Tax Consequences (Page 87)	15
Material PRC Tax Consequences (Page 89)	15
Material Cayman Islands Tax Consequences (Page 90)	16
Regulatory Matters (Page 86)	16
Litigation Related to the Merger (Page 86)	16
Market Price of the Ordinary Shares (Page 91)	16
Accounting Treatment of the Merger (Page 86)	16
Fees and Expenses (Page 84)	16
Remedies and Limitation on Liability (Page 80)	17

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER	18

SPECIAL FACTORS	25

Background of the Merger	25
Reasons for the Merger and Recommendation of the Special Committee and the Board	40
Position of the Buyer Consortium Filing Persons as to the Fairness of the Merger	46
Certain Financial Projections	50
Opinion of the Special Committee’s Financial Advisor	53
Purposes of and Reasons for the Merger	67
Effects of the Merger on the Company	68
Plans for the Company after the Merger	71
Alternatives to the Merger	72
Effects on the Company if the Merger Is Not Completed	72
Financing of the Merger	73
Limited Guarantees	76
Support Agreement	76
A&R Consortium Agreement	76
PWM Merger Voting Undertaking	77
PWM SPA	77
Parfield SPA	77
Centurium SPAs	78
Additional PWM SPAs and PWM Letter Agreements	78
Additional Centurium SPA	79
Additional Parfield SPA and Parfield Letter Agreement	79
Remedies and Limitation on Liability	80
Interests of Certain Persons in the Merger	80
Related Party Transactions	84
Fees and Expenses	84
Voting by the Buyer Consortium at the Extraordinary General Meeting	85
Litigation Relating to the Merger	86
Accounting Treatment of the Merger	86
Regulatory Matters	86
Dissenters’ Rights	86
Material U.S. Federal Income Tax Consequences	87
Material PRC Tax Consequences	89
Material Cayman Islands Tax Consequences	90

MARKET PRICE OF THE ORDINARY SHARES, DIVIDENDS AND OTHER MATTERS	91

Market Price of the Ordinary Shares	91
Dividend Policy	91

THE EXTRAORDINARY GENERAL MEETING	92

Date, Time and Place of the Extraordinary General Meeting	92
Proposals to be Considered at the Extraordinary General Meeting	92
The Board’s Recommendation	93
Record Date; Shares Entitled to Vote	93
Quorum	93
Vote Required	93
Procedures for Voting	94
Proxy Holders for Registered Shareholders	94
Voting of Proxies and Failure to Vote	94
Revocability of Proxies	95
Rights of Shareholders Who Object to the Merger	95
Whom to Call for Assistance	95
Solicitation of Proxies	96
Other Business	96

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THE MERGER AGREEMENT AND PLAN OF MERGER	97

Structure and Completion of the Merger	97
Memorandum and Articles of Association; Directors and Officers of the Surviving Company	97
Merger Consideration	97
Treatment of Company Equity Awards	98
Exchange Procedures	98
Representations and Warranties	99
Conduct of Business by the Company Pending the Merger	103
Shareholders’ Meeting	105
No Solicitation	106
Directors’ and Officers’ Indemnification and Insurance	108
Parent Financing	108
Other Covenants	109
Conditions to the Merger	110
Termination of the Merger Agreement	111
Termination Fees	112
Remedies and Limitation on Liability	113
Amendment	113

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS	114

DISSENTERS’ RIGHTS	115

Requirements for Exercising Dissenters’ Rights	115

FINANCIAL INFORMATION	117

Selected Historical Financial Information	117
Net Book Value per Ordinary Share	117

TRANSACTIONS IN THE ORDINARY SHARES	118

Purchases by the Company	118
Purchases by the Buyer Consortium	118
Prior Public Offerings	120
Transactions in Prior 60 Days	120

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT MEMBERS OF THE COMPANY	121

FUTURE SHAREHOLDER PROPOSALS	124

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	125

WHERE YOU CAN FIND MORE INFORMATION	127

ANNEX A: AGREEMENT AND PLAN OF MERGER	A-1

ANNEX B: PLAN OF MERGER	B-1

ANNEX C: OPINION OF Duff & Phelps, LLC AS FINANCIAL ADVISOR	C-1

ANNEX D: CAYMAN COMPANIES ACT CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) – SECTION 238	D-1

ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	E-1

ANNEX F: FORM OF PROXY CARD	F-1

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SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers about the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger and other transactions contemplated by the merger agreement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 127. In this proxy statement, the terms “the Company,” “us,” “we”, “our” or other terms correlative thereto refer to China Biologic Products Holdings, Inc. All references to “dollars,” “$” and “US$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a leading fully integrated plasma-based biopharmaceutical company in China.

The Company’s principal executive offices are located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, People’s Republic of China. The Company’s telephone number at this address is +86 10 6598-3111 and fax number is +86 10 6598 3222. Our registered office in the Cayman Islands is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed on March 12, 2020, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 127 for a description of how to obtain a copy of such Annual Report.

Parent

CBPO Holdings Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is wholly-owned by Centurium Capital Partners 2018, L.P. Parent was formed solely for the purpose of forming and holding all of the equity interests in Merger Sub (as defined below) and engaging in the transactions contemplated by the merger agreement (as defined below), including the merger (as defined below). The registered office of Parent is c/o PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Merger Sub

CBPO Group Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of effecting the merger. The business address of Merger Sub is c/o PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Centurium Filing Persons

Each of Beachhead Holdings Limited (“Beachhead”), Double Double Holdings Limited (“Double Double”) and Point Forward Holdings Limited (“Point Forward”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands.

Each of Centurium Capital Partners 2018, L.P. (“CCP 2018”), Centurium Capital 2018 Co-invest, L.P. (“CCCI 2018”) and CCM CB I, L.P. (“CCM CB I” and, together with Beachhead, Double Double, Point Forward, CCP 2018 and CCCI 2018, the “Centurium Filing Persons”) is a limited partnership formed under the laws of the Cayman Islands. CCP 2018 holds 100% of the equity interest in Beachhead and Double Double, CCCI 2018 holds 74% of the equity interest in Point Forward and CCM CB I holds 26% of the equity interest in Point Forward.

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The principal business address and telephone number of each of the Centurium Filing Persons is Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong and +852 3643 0755.

The principal business of each of Beachhead, Double Double and Point Forward is investment holding. The principal business of each of CCP 2018, CCCI 2018 and CCM CB I is investment activities.

CITIC Filing Persons

2019B Cayman Limited (“2019B Cayman”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Each of CITIC Capital China Partners IV, L.P. (“CCCP IV”) and CC China (2019B) L.P. (“CCC Co-Investment” and, together with 2019B Cayman and CCCP IV, the “CITIC Filing Persons”) is a limited partnership formed under the laws of the Cayman Islands. CCCP IV holds 70.2% of the equity interest in 2019B Cayman and CCC Co-Investment holds 29.8% of the equity interest in 2019B Cayman.

The principal business address of CCCP IV, CCC Co-Investment and 2019B Cayman is 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong, and their business telephone number is + 852 3710 6889.

The principal business of each of CCCP IV and CCC Co-Investment is investment management for the benefit of its limited partners. The principal business of 2019B Cayman is investment holdings.

Parfield Filing Persons

Each of Parfield International Ltd. (“Parfield”) and Amplewood Resources Ltd. (“Amplewood”) is a British Virgin Islands company. Marc Chan (together with Parfield and Amplewood, the “Parfield Filing Persons”) is the sole shareholder and sole director of each of Parfield and Amplewood. Marc Chan is a Canadian citizen residing in Hong Kong.

The principal business address and telephone number of each of Parfield, Amplewood and Marc Chan is Unit No. 21E, 21st Floor, United Centre, 95 Queensway, Admiralty, Hong Kong and +852 2122 8902.

The principal business of each of Parfield and Amplewood is investment in securities. The principal occupation of Marc Chan is as a director of Huacomm Telecommunication Engineering (HK) Ltd.

Hillhouse Filing Persons

HH China Bio Holdings LLC (“HH China Bio Holdings”) is a Cayman Islands limited liability company. The registered office and telephone number for HH China Bio Holdings is c/o Citco Trustees (Cayman) Limited, 89 Nexus Way, Camana Bay, PO Box 31106, Cayman Islands KY1-1205, +852 2179 1988.

HH SUM-XXII Holdings Limited (“HH Sum” and, together with HH China Bio Holdings, the “Hillhouse Filing Persons”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office and telephone number for HH Sum is c/o Citco Trustees (Cayman) Limited, 89 Nexus Way, Camana Bay, PO Box 31106, Cayman Islands KY1-1205, +852 2179 1988.

Each of HH China Bio Holdings and HH Sum was formed for the purpose of holding investments.

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Management Filing Persons

Each of Biomedical Treasure Limited (“Biomedical Treasure”), Biomedical Future Limited (“Biomedical Future”), Biomedical Development Limited (“Biomedical Development”), TB MGMT Holding Company Limited (“TB MGMT”), TB Executives Unity Holding Limited (“TB Executives”) and TB Innovation Holding Limited (“TB Innovation”) is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Mr. Joseph Chow (“Mr. Chow” and, together with Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives and TB Innovation, collectively, the “Management Filing Persons”) is a citizen of the United States of America. Mr. Chow indirectly controls each of Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives and TB Innovation.

The principal business address and telephone number of each of the Management Filing Persons is 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China and +86 10 6598 3000.

The principal business of each of Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives and TB Innovation is investment holding. Mr. Chow is the chairman and chief executive officer of the Company.

Throughout this proxy statement, (i) Beachhead, Double Double, Point Forward, 2019B Cayman, Parfield, HH Sum, V-Sciences Investments Pte Ltd (“V-Sciences”), the Management Filing Persons, Parent and Merger Sub are collectively referred to as the “Buyer Consortium”, (ii) the Centurium Filing Persons, the CITIC Filing Persons, the Parfield Filing Persons, the Hillhouse Filing Persons, the Management Filing Persons, Parent and Merger Sub are collectively referred to as the “Buyer Consortium Filing Persons”, and (iii) Guangli Pang, Ming Yang, Gang Yang, Ming Yin and Bingbing Sun are collectively referred to as the “Rollover Management Members”. Additional information regarding the parties to the merger is set forth in Annex E, which is attached hereto and incorporated herein by reference.

The Merger (Page 97)

The Company, Parent and Merger Sub have entered into an agreement and plan of merger, dated as of November 19, 2020 (the “merger agreement”), pursuant to which Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the “surviving company”) (such transaction, the “merger”).

You are being asked to vote to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “plan of merger”), and the transactions contemplated by the merger agreement and the plan of merger, including (a) the merger, (b) the variation of the authorized share capital of the Company at the effective time of the merger from US$11,000 divided into (i) 100,000,000 ordinary shares of a par value of US$0.0001 each and (ii) 10,000,000 series A participating preferred shares of a par value of US$0.0001 each to US$11,000 divided into 110,000,000 ordinary shares of a par value of US$0.0001 each (the “variation of capital”), and (c) upon the merger becoming effective, the replacement of the existing memorandum and articles of association of the Company in its entirety with a new amended and restated memorandum and articles of association of the Company (as the surviving company) in the form attached as Schedule 2 to the plan of merger (the “amendment of the M&A”).

Following the completion and as a result of the merger, the surviving company will be wholly-owned by Parent (which will be beneficially owned by certain members of the Buyer Consortium or their respective affiliates), and will continue to do business under the name “China Biologic Products Holdings, Inc.” following the merger. If the merger is completed, the Company will cease to be a publicly traded company and its ordinary shares of a par value of US$0.0001 each (the “Ordinary Shares”) will cease to be listed on the Nasdaq Global Select Market (“Nasdaq”), and price quotations with respect to sales of the Ordinary Shares in the public market will no longer be available. In addition, 90 days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the Securities and Exchange Commission (the “SEC”), registration of the Ordinary Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, that are applicable to public companies. Copies of the merger agreement and the plan of merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

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Merger Consideration (Page 97)

Under the terms of the merger agreement, at the effective time of the merger, each Ordinary Share issued and outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist in exchange for the right to receive US$120.00 per share in cash (the “per share merger consideration”), without interest and net of any applicable withholding taxes, except for (a) Ordinary Shares held by the Company as treasury shares or any direct or indirect subsidiary of the Company (the “Cancelled Shares”), which will be cancelled and cease to exist without consideration, (b) Ordinary Shares held by Parent or by any direct or indirect subsidiary of Parent (including Ordinary Shares to be contributed by the Rollover Securityholders to Parent immediately prior to or at the effective time of the merger pursuant to the Support Agreement (the “Rollover Shares” and together with the Cancelled Shares, the “Excluded Shares”)), which will be, at Parent’s option, cancelled and cease to exist without consideration or converted into the same number of shares of the surviving company, and (c) Ordinary Shares owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger pursuant to Section 238 of the Companies Act (2021 Revision) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Dissenting Shares”), which will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act.

Treatment of Company Options, Company Restricted Share Awards and Company RSU Awards (Page 98)

At the effective time of the merger, (a) each option to purchase Ordinary Shares (each, a “Company Option”) issued by the Company pursuant to the Company’s 2008 Equity Incentive Plan or the Company’s 2019 Equity Incentive Plan (collectively, the “Company Share Plans”), whether vested or unvested, that is outstanding, unexercised and not yet expired as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$120.00 over the applicable per share exercise price of such Company Option and (ii) the number of Ordinary Shares underlying such Company Option; (b) each award of restricted Ordinary Shares (each, a “Company Restricted Share Award”) issued by the Company pursuant to any Company Share Plan, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company Restricted Share Award, except that certain Company Restricted Share Awards held by Guangli Pang, Ming Yang, Gang Yang and Bingbing Sun will be contributed to Parent in exchange for shares of Parent; (c) each award of restricted share units (each, a “Company RSU Award”) issued by the Company pursuant to any Company Share Plan that was granted by the Company prior to January 1, 2020 and the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning on or after January 1, 2020, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award, except that the Company RSU Awards granted to Mr. Chow prior to January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; (d) each unvested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning) that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an equity-based award to be granted by an exempted company incorporated in the Cayman Islands with limited liability which is or will become one of the direct shareholders of Parent immediately after the closing of the merger, having a substantially equivalent economic value of such Company RSU Award and subject to the same vesting terms and other conditions applicable to such corresponding Company RSU Award, except that the Company RSU Awards granted to Mr. Chow on or after January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; and (e) each vested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Mr. Chow) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award.

Record Date and Voting (Page 93)

You are entitled to attend and vote at the extraordinary general meeting if you have Ordinary Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on February 1, 2021, the record date for voting Ordinary Shares at the extraordinary general meeting (the “record date”). If you own Ordinary Shares at the close of business in the Cayman Islands on the record date, the deadline for you to lodge your proxy card and vote is February 26, 2021 at 10:00 a.m. (Beijing time).

Each holder has one vote for each Ordinary Share held as of the close of business in the Cayman Islands on the record date. We expect that, as of the record date, there will be 38,919,321 Ordinary Shares entitled to be voted at the extraordinary general meeting. See “Summary Term Sheet—Voting Information” below.

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Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 93)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires an affirmative vote of holders of Ordinary Shares representing two-thirds or more of the voting power of Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Company Requisite Vote”).

As of the date of this proxy statement, the Rollover Securityholders beneficially own in the aggregate 26,724,366 Ordinary Shares, which collectively represent approximately 68.67% of the total issued and outstanding Ordinary Shares. See “Security Ownership of Certain Beneficial Owners and Management Members of the Company” beginning on page 121 for additional information. Pursuant to the terms of the Support Agreement (as defined below), these Ordinary Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, at the extraordinary general meeting.

Voting Information (Page 94)

Before voting your Ordinary Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Ordinary Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is February 26, 2021, at 10:00 a.m. (Beijing time).

If a broker, bank or other nominee holds your Ordinary Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Ordinary Shares. Your broker, bank or other nominee will not vote your Ordinary Shares in the absence of specific instructions from you. These non-voted Ordinary Shares are referred to as “broker non-votes.”

Dissenters’ Rights (Page 115)

Registered holders of Ordinary Shares who elect to dissent from the merger will be entitled to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of your Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Ordinary Shares.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 67)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) will be cashed out in exchange for US$120.00 per Ordinary Share. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 67 for additional information.

Our Ordinary Shares are currently listed on Nasdaq under the symbol “CBPO.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by certain members of the Buyer Consortium or their respective affiliates. See “Special Factors—Effects of the Merger on the Company” beginning on page 68 for additional information.

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Plans for the Company after the Merger (Page 71)

Following the completion of the merger, Parent will own 100% of the equity interest in the surviving company. The Buyer Consortium Filing Persons anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Following the completion of the merger and the anticipated deregistration, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of Nasdaq and the related direct and indirect costs and expenses.

See “Special Factors—Plans for the Company after the Merger” beginning on page 71 for additional information.

Recommendations of the Special Committee and the Board (Page 40)

The Special Committee, after consultation with its financial advisor and legal counsel, unanimously: (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable to enter into the merger agreement and the plan of merger, and to consummate the transactions contemplated by the merger agreement and the plan of merger, including the merger, (b) authorized and approved the execution, delivery and performance of the merger agreement and the plan of merger and the consummation of the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger.

After careful consideration and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his or her interests in the transactions contemplated by the merger agreement, the Board recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Position of the Buyer Consortium Filing Persons as to the Fairness of the Merger (Page 46)

Each Buyer Consortium Filing Person believes that the merger is fair to the shareholders of the Company other than the members of the Buyer Consortium, Rollover Management Members and their respective affiliates (the “unaffiliated shareholders”). Their belief is based upon the factors discussed under “Special Factors—Position of the Buyer Consortium Filing Persons as to the Fairness of the Merger” beginning on page 46.

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Financing of the Merger (Page 73)

The Company and the Buyer Consortium estimate that the total amount of funds necessary to complete the merger is anticipated to be approximately US$1.56 billion as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Consortium do not consider the value of the Excluded Shares, which will be cancelled for no consideration or converted into the same number of shares of the surviving company pursuant to the merger agreement. This amount includes the cash to be paid to the unaffiliated shareholders and holders of Company Options, Company Restricted Share Awards and Company RSU Awards, as well as related costs and expenses, in connection with the merger.

The Buyer Consortium expects to provide this amount through a combination of (i) debt financing of a committed senior term loan facility contemplated by a Debt Commitment Letter (the “Debt Commitment Letter”) dated as of November 13, 2020 by and among Merger Sub as borrower, Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行) and Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (上海浦东发展银行股份有限公司上海分行) as arrangers and underwriters (collectively the “Arranger and Underwriter”), and (ii) offshore available cash of the Company and its subsidiaries.

Each of Biomedical Treasure, Biomedical Future and CCC Co-Investment (collectively, the “Sponsors”) planned to provide equity financing in an aggregate amount of up to approximately US$674.5 million to Parent to complete the merger if the transactions contemplated by the Additional PWM SPAs and the Additional Parfield SPA failed to be consummated prior to the closing of the merger pursuant to the terms and conditions of the equity commitment letters, dated as of November 19, 2020, between Parent and each of Biomedical Treasure, Biomedical Future and CCC Co-Investment (the “Equity Commitment Letters”). Since all of the transactions contemplated by the Additional PWM SPAs and the Additional Parfield SPA have been consummated, the Equity Commitment Letters have been terminated and no cash contribution would be required to be provided by the applicable Sponsors to finance the merger.

See “Special Factors—Financing of the Merger” beginning on page 73 for additional information.

Limited Guarantees (Page 76)

Concurrently with the execution and delivery of the merger agreement, each of CCP 2018, CCCI 2018, CCM CB I, CCCP IV, CCC Co-Investment, Hillhouse Capital Investments Fund IV, L.P., Marc Chan, V-Sciences, Biomedical Treasure, Biomedical Future and Biomedical Development (collectively, the “Guarantors”) executed and delivered a limited guarantee, dated as of November 19, 2020 (collectively, the “Limited Guarantees”) in favor of the Company with respect to a portion of the payment obligations of Parent under the merger agreement for the termination fee that may become payable to the Company by Parent under certain circumstances and certain costs and expenses, as set forth in the merger agreement.

See “Special Factors—Limited Guarantees” beginning on page 76 for additional information.

Support Agreement (Page 76)

Concurrently with the execution of the merger agreement, Beachhead, Double Double, Point Forward, Parfield, 2019B Cayman, HH Sum, HH China Bio Holdings, V-Sciences, Mr. Chow, Biomedical Treasure, Biomedical Future, Biomedical Development, Guangli Pang, Ming Yang, Gang Yang, Ming Yin and Bingbing Sun (each, a “Rollover Securityholder”), TB MGMT, TB Executives and TB Innovation entered into a voting and support agreement dated as of November 19, 2020 (the “Support Agreement”) with Parent, pursuant to which each Rollover Securityholder agreed with Parent, among other things, (a) subject to the terms and conditions of the Support Agreement, to vote its equity securities of the Company, together with any Ordinary Shares (whether or not subject to a Company Restricted Share Award) acquired (whether beneficially or of record) by such Rollover Securityholder after November 19, 2020 and prior to the earlier of the effective time of the merger and the termination of such Rollover Securityholder’s obligations under the Support Agreement, in favor of the authorization and approval of the merger agreement, the merger and the other transactions contemplated thereby, and to take certain other actions in furtherance of the transactions contemplated by the merger agreement; and (b) subject to the terms and conditions of the Support Agreement, to contribute to Parent immediately prior to or at the effective time of the merger the rollover securities of the Company beneficially owned by such Rollover Securityholder.

See “Special Factors—Support Agreement” beginning on page 76 for additional information.

7

A&R Consortium Agreement (Page 76)

Concurrently with the execution of the merger agreement, 2019B Cayman, TB MGMT, TB Executives, TB Innovation and each then existing member of the Buyer Consortium entered into an amended and restated consortium agreement (the “A&R Consortium Agreement”) with Parent and Merger Sub, which amended and restated the consortium agreement, dated as of September 18, 2019, by and among Beachhead, PW Medtech Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“PWM”), CCCP IV, Parfield, HH Sum and V-Sciences (as amended by the Consortium Agreement Amendment and the Exclusivity Extension Letter (each as defined in “Special Factors—Background of the Merger”), the “Consortium Agreement”) and governs the parties thereto with respect to the merger agreement and the matters relating thereto until the termination of the merger agreement or the consummation of the merger. The A&R Consortium Agreement provides for, among other things and subject to certain limitations or exceptions therein, (i) the joining of TB MGMT, TB Executives and TB Innovation into the Buyer Consortium and the novation of CCCP IV’s rights and obligations under the Consortium Agreement to 2019B Cayman, (ii) the mechanism for the Buyer Consortium to make decisions relating to the merger agreement pending consummation of the merger, (iii) the mechanism for admitting new members to the Buyer Consortium and making adjustments to the Buyer Consortium members’ equity commitments pending consummation of the merger, (iv) the sharing of certain fees and expenses among the Buyer Consortium members, (v) the obligations of the Buyer Consortium members to work exclusively with each other to implement the transactions contemplated by the merger agreement, including the merger and (vi) the termination of certain provisions of the A&R Consortium Agreement with respect to PWM upon the consummation of the transactions contemplated by the Additional PWM SPAs.

Upon the consummation of the transactions contemplated by the Additional PWM SPAs, PWM does not own any Ordinary Shares and the A&R Consortium Agreement (other than certain provisions relating to information provision, fees and expenses sharing, confidentiality obligations and certain miscellaneous provisions) has been terminated with respect to PWM.

See “Special Factors— A&R Consortium Agreement” beginning on page 76 for additional information.

PWM Merger Voting Undertaking (Page 77)

Concurrently with the execution of the merger agreement, PWM entered into a voting undertaking (the “PWM Merger Voting Undertaking”) in favor of Parent, pursuant to which PWM agreed, among other things, subject to the terms and conditions thereof, to vote the equity securities of the Company beneficially owned by it in favor of the authorization and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

See “Special Factors— PWM Merger Voting Undertaking” beginning on page 77 for additional information.

PWM SPA (Page 77)

On September 18, 2019, Beachhead entered into a share purchase agreement (as amended by the PWM SPA Amendment No. 1, the PWM SPA Amendment No. 2 and the PWM SPA Amendments No. 3 (each as defined below) and as may be further amended from time to time, the “PWM SPA”) with PWM, pursuant to and subject to the terms and conditions of which, PWM agreed to sell to Beachhead, and Beachhead agreed to purchase from PWM, 1,000,000 Ordinary Shares (the “PWM Sale Shares”) at the per Ordinary Share purchase price of US$101.00 (the “PWM Sale Price”), subject to potential further adjustments in accordance with the PWM SPA.

On March 17, 2020, Beachhead and PWM entered into an amendment no. 1 to the PWM SPA (the “PWM SPA Amendment No. 1”). Pursuant to, and subject to the terms and conditions of, the PWM SPA Amendment No. 1, PWM and Beachhead agreed that the PWM SPA may be terminated by either PWM or Beachhead if the closing of the transactions contemplated by the PWM SPA has not occurred by June 30, 2020, which date may be further extended by PWM and Beachhead in writing.

On May 5, 2020, PWM and Beachhead entered into an amendment no. 2 to the PWM SPA (the “PWM SPA Amendment No. 2”), pursuant to which PWM and Beachhead agreed to, among other things, waive the closing condition under the PWM SPA with respect to the execution of a definitive agreement for the merger.

On May 5, 2020, Beachhead and PWM entered into (i) an assignment agreement with Double Double (the “PWM-DD Assignment Agreement”), pursuant to which Beachhead assigned its rights and obligations with respect to the purchase of 615,000 Ordinary Shares under the PWM SPA to Double Double, and (ii) an assignment agreement with Point Forward (the “PWM-PF Assignment Agreement”), pursuant to which Beachhead assigned its rights and obligations with respect to the purchase of 385,000 Ordinary Shares under the PWM SPA to Point Forward.

On May 8, 2020, PWM completed the sale of 615,000 Ordinary Shares to Double Double and 385,000 Ordinary Shares to Point Forward, respectively, pursuant to the terms and conditions of the PWM SPA and, as applicable, the PWM-DD Assignment Agreement or the PWM-PF Assignment Agreement.

On October 26, 2020, each of Double Double and Point Forward entered in to an amendment no. 3 to the PWM SPA (collectively, the “PWM SPA Amendments No. 3” and each an “PWM SPA Amendment No. 3”) with PWM, respectively, pursuant to which, each of Double Double and Point Forward paid to PWM on October 27, 2020 an additional amount equal to the product of (a) US$19.00, multiplied by (b) the number of the PWM Sale Shares purchased by it under the PWM SPA, and the post-closing price adjustment provisions of the PWM SPA were deleted in their entirety with Double Double and Point Forward and their affiliates having no obligations or liabilities under such provisions.

See “Special Factors— PWM SPA” beginning on page 77 for additional information.

Parfield SPA (Page 77)

On September 18, 2019, Beachhead entered into a share purchase agreement (as amended by the Parfield SPA Amendment No. 1, the Parfield CP Waiver Letter and the Parfield SPA Amendment No. 2 (each as defined below) and as may be further amended from time to time, the “Parfield SPA”) with Parfield and Amplewood, pursuant to and subject to the terms and conditions of which, Parfield and/or Amplewood agreed to sell to Beachhead, and Beachhead agreed to purchase from Parfield and/or Amplewood, up to 700,000 Ordinary Shares (the “Parfield Sale Shares”) at the per Ordinary Share purchase price of US$101.00 (the “Parfield Sale Price”), subject to potential further adjustments in accordance with the Parfield SPA.

On March 17, 2020, Parfield, Amplewood and Beachhead entered into an amendment no. 1 to the Parfield SPA (the “Parfield SPA Amendment No. 1”). Pursuant to, and subject to the terms and conditions of, the Parfield SPA Amendment No. 1, Parfield, Amplewood and Beachhead agreed, among other things, that the Parfield SPA may be terminated by either Parfield and Amplewood, on one hand, or Beachhead, on the other hand, if the closing of the transactions contemplated by the Parfield SPA has not occurred by June 30, 2020, which date may be further extended by Parfield, Amplewood and Beachhead in writing.

On April 8, 2020, Beachhead and Point Forward entered into an assignment agreement (the “Parfield Assignment Agreement”), pursuant to which Beachhead assigned its rights and obligations with respect to the sale and purchase of the Parfield Sale Shares under the Parfield SPA to Point Forward.

On April 8, 2020, Parfield, Amplewood, Beachhead and Point Forward entered into a waiver letter (the “Parfield CP Waiver Letter”), pursuant to which Parfield, Amplewood, Beachhead and Point Forward agreed to waive the closing condition under the Parfield SPA with respect to the execution of a definitive agreement for the merger.

On April 9, 2020, Point Forward completed the purchase of all 700,000 Parfield Sale Shares from Parfield and Amplewood pursuant to the Parfield SPA and the Parfield Assignment Agreement.

On October 26, 2020, Point Forward entered in to an amendment no. 2 to the Parfield SPA (the “Parfield SPA Amendment No. 2”) with Parfield and Amplewood, pursuant to which Point Forward paid to Parfield and Amplewood on October 27, 2020 an additional amount equal to the product of (a) US$19.00, multiplied by (b) the number of Parfield Sale Shares purchased by it pursuant to the terms and conditions of the Parfield SPA and the Parfield Assignment Agreement, and the post-closing price adjustment provisions of the Parfield SPA were deleted in their entirety with Point Forward and its affiliates having no obligations or liabilities under such provisions.

See “Special Factors— Parfield SPA” beginning on page 77 for additional information.

Centurium SPAs (Page 78)

On January 23, 2020, Double Double entered into a share purchase agreement with each of 2019B Cayman, a subsidiary of CCCP IV, HH Sum and V-Sciences (collectively, the “Centurium SPAs” and each, a “Centurium SPA”). Pursuant to, and subject to the terms and conditions of, the Centurium SPAs, Double Double agreed to sell to 2019B Cayman, HH Sum and V-Sciences 266,533 Ordinary Shares, 210,876 Ordinary Shares and 250,000 Ordinary Shares (collectively, the “Centurium Sale Shares”), respectively, at the per Ordinary Share purchase price of US$120.00 (the “Centurium Sale Price”), which is the same as the per share merger consideration.

On April 29, 2020, Double Double completed the sale of 266,533 Ordinary Shares and 250,000 Ordinary Shares to 2019B Cayman and V-Sciences, respectively, pursuant to the terms and conditions of the applicable Centurium SPA.

On May 6, 2020, Double Double completed the sale of 210,876 Ordinary Shares to HH Sum, pursuant to the terms and conditions of the applicable Centurium SPA.

See “Special Factors— Centurium SPAs” beginning on page 78 for additional information.

Additional PWM SPAs and PWM Letter Agreements (Page 78)

On October 26, 2020, PWM entered into a share purchase agreement with each of Biomedical Treasure, 2019B Cayman and Biomedical Future (collectively, the “Additional PWM SPAs” and each, an “Additional PWM SPA”). Pursuant to, and subject to the terms and conditions of, the Additional PWM SPAs, PWM agreed to sell to Biomedical Treasure, 2019B Cayman and Biomedical Future, 3,750,000 Ordinary Shares, 910,167 Ordinary Shares and at least 660,833 Ordinary Shares (collectively, the “Additional PWM Sale Shares”), respectively, at the per Ordinary Share purchase price of US$120.00 (the “Additional PWM Sale Price”), which is the same as the per share merger consideration. In the event that 2019B Cayman’s Additional PWM SPA is terminated or the transactions contemplated thereby fail to consummate in accordance with the terms and conditions thereof, PWM agreed to sell to Biomedical Future, and Biomedical Future agreed to purchase from PWM, on the same terms and conditions of Biomedical Future’s Additional PWM SPA, all Ordinary Shares that are not purchased by 2019B Cayman under 2019B Cayman’s Additional PWM SPA.

Concurrently with the execution and delivery of the Additional PWM SPAs, PWM entered into a letter agreement with each of Biomedical Treasure, 2019B Cayman, Biomedical Future and certain other parties (collectively, the “PWM Letter Agreements” and each a “PWM Letter Agreement”), pursuant to which the relevant parties thereto agreed, among other things, that: (i) during a period from the date of the relevant PWM Letter Agreement and until the occurrence of any of the following events (whichever is the earliest), PWM shall not roll over the Additional PWM Sale Shares in connection with the merger: (w) the closing of the transactions contemplated by the corresponding Additional PWM SPA; (x) the valid termination of the corresponding Additional PWM SPA; (y) the closing of the merger and (z) the execution of the merger agreement (or any amendment to or restatement of the merger agreement) which provides that the cash consideration payable for each Ordinary Share in the merger is less than US$120.00; (ii) in the event that the closing of the merger takes place before the closing of the transactions contemplated by the corresponding Additional PWM SPA, PWM shall be cashed out in the merger unless the corresponding Additional PWM SPA is validly terminated or the per share merger consideration is less than US$120.00; and (iii) PWM shall bear the agreed portion of out-of-pocket costs and expenses that have been incurred and accrued by the Buyer Consortium in connection with the merger prior to the closing of the transactions contemplated by the corresponding Additional PWM SPA, each subject to the terms and conditions of the relevant PWM Letter Agreement.

On December 30, 2020, PWM completed the sale of 910,167 Ordinary Shares and 660,833 Ordinary Shares to 2019B Cayman and Biomedical Future, respectively, pursuant to the terms and conditions of the applicable Additional PWM SPAs.

On January 6, 2021, PWM completed the sale of 3,750,000 Ordinary Shares to Biomedical Treasure pursuant to the terms and conditions of the applicable Additional PWM SPA.

See “Special Factors—Additional PWM SPAs and PWM Letter Agreement” beginning on page 78 for additional information.

Additional Centurium SPA (Page 79)

On October 26, 2020, Double Double entered into a share purchase agreement with Biomedical Development (the “Additional Centurium SPA”). Pursuant to, and subject to the terms and conditions of, the Additional Centurium SPA, Double Double agreed to sell to Biomedical Development 775,000 Ordinary Shares (the “Additional Centurium Sale Shares”), at the per Ordinary Share purchase price of US$120.00 (the “Additional Centurium Sale Price”), which is the same as the per share merger consideration.

Double Double completed the first closing of the sale of 416,667 Ordinary Shares and the second closing of the sale of 358,333 Ordinary Shares to Biomedical Development pursuant to the terms and conditions of the Additional Centurium SPA on December 28, 2020 and January 5, 2021, respectively.

See “Special Factors—Additional Centurium SPA” beginning on page 79 for additional information.

Additional Parfield SPA and Parfield Letter Agreement (Page 79)

On October 26, 2020, Parfield entered into a share purchase agreement with 2019B Cayman (the “Additional Parfield SPA”). Pursuant to, and subject to the terms and conditions of, the Additional Parfield SPA, Parfield agreed to sell to 2019B Cayman 300,000 Ordinary Shares (the “Additional Parfield Sale Shares”), at the per Ordinary Share purchase price of US$120.00 (the “Additional Parfield Sale Price”), which is the same as the per share merger consideration.

Concurrently with the execution and delivery of the Additional Parfield SPA, Parfield entered into a letter agreement with 2019B Cayman (the “Parfield Letter Agreement”), pursuant to which the parties thereto agreed, among other things, that: (i) during the period from the date of the Parfield Letter Agreement until the occurrence of any of the following events (whichever is the earliest), Parfield shall not roll over the Additional Parfield Sale Shares in the merger: (w) the closing of the transactions contemplated by the Additional Parfield SPA; (x) the valid termination of the Additional Parfield SPA; (y) the closing of the merger and (z) the execution of the merger agreement (including any amendment, supplement or restatement thereof) which provides that the per share merger consideration is less than US$120.00; (ii) in the event that the closing of the merger takes place before the closing of the transactions contemplated by the Additional Parfield SPA, Parfield shall be cashed out with respect to the Additional Parfield Sale Shares in the merger unless the Additional Parfield SPA shall have been validly terminated or the executed merger agreement (including any amendment, supplement or restatement thereof) provides that the per share merger consideration is less than US$120.00; (iii) in the event of (x) the valid termination of the Additional Parfield SPA or (y) the executed merger agreement (including any amendment, supplement or restatement thereof) provides that the per share merger consideration is less than US$120.00 and Parfield proposes, within three months thereafter, to transfer any Ordinary Shares held by it to Biomedical Treasure, Biomedical Future or a party who to the knowledge of Parfield is an affiliate of Biomedical Treasure or Biomedical Future, Parfield shall provide 2019B Cayman a right of first refusal to purchase such Ordinary Shares (but not exceeding 300,000 Ordinary Shares) on the same terms and conditions; (iv) Parfield shall bear the agreed portion of all out-of-pocket costs and expenses under the A&R Consortium Agreement that have been incurred and accrued by the Buyer Consortium in connection with the merger prior to the closing of the transactions contemplated by the Additional Parfield SPA, subject to the terms and conditions of the Parfield Letter Agreement; and (v) subject to the terms and conditions of the Parfield Letter Agreement, Parfield shall ensure that the Limited Guarantee to be provided by Parfield and/or its affiliates (the “Parfield Guarantor”) along with certain other members of the Buyer Consortium in favor of the Company pursuant to the merger agreement shall guarantee such percentage of the termination fee and certain other amounts payable to the Company under the merger agreement as if Parfield’s Equity Contribution (as defined in the A&R Consortium Agreement) in the merger included the Additional Parfield Sale Shares unless closing of the transactions contemplated by the Additional Parfield SPA shall have occurred already; provided that if the closing of the transactions contemplated by the Additional Parfield SPA shall have occurred, 2019B Cayman will pay Parfield the relevant portion of any amount paid or payable by the Parfield Guarantor under such Limited Guarantee representing the Additional Parfield Sale Shares.

On December 30, 2020, Parfield completed the sale of 300,000 Ordinary Shares to 2019B Cayman pursuant to the terms and conditions of the Additional Parfield SPA.

See “Special Factors—Additional Parfield SPA and Parfield Letter Agreement” beginning on page 79 for additional information.

Throughout this proxy statement, the transactions contemplated under the PWM SPA, the Parfield SPA, the Centurium SPAs, the Additional PWM SPAs, the Additional Centurium SPA and the Additional Parfield SPA are collectively referred to as the “Sales and Purchases of Shares.”

Opinion of the Special Committee’s Financial Advisor (Page 53)

At the meeting of the Special Committee on November 19, 2020, Duff & Phelps, LLC (“Duff & Phelps”) rendered its oral opinion (which was confirmed in writing by delivery of its written opinion dated the same date) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the per share merger consideration to be paid to the holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) in the merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Ordinary Shares other than in their capacity as holders of Ordinary Shares).

The full text of Duff & Phelps’ written opinion dated November 19, 2020, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of Duff & Phelps’ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the per share merger consideration to be paid in the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the merger or that any specific amount of consideration constituted the only appropriate consideration for the merger.

See “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 81)

In considering the recommendations of the Board with respect to the merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among other things:

•	the beneficial ownership of equity interests in the surviving company by certain of the Company’s directors and executive officers after the effective time of the merger;

•	the cash-out of Company Options, Company Restricted Share Awards and Company RSU Awards held by certain of the Company’s directors and executive officers;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•	the compensation of US$15,000 per month per member for the members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the surviving company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. See “Special Factors – Interests of Certain Persons in the Merger” beginning on page 80 for additional information.

No Solicitation of Competing Transactions (Page 106)

The merger agreement restricts the Company’s ability, until the effective time of the merger or, if earlier, the termination of the merger agreement, to solicit proposals, engage in discussions or negotiations, provide confidential information, or enter into any agreements, in each case, regarding a competing transaction (as described in “The Merger Agreement and Plan of Merger—No Solicitation”). See “The Merger Agreement and Plan of Merger—No Solicitation” beginning on page 106.

Conditions to the Merger (Page 110)

The obligations of the Company, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the Company Requisite Vote having been obtained; and

•	no law, order, judgment, injunction, award, decision, ruling, subpoena, writ, decree or verdict remaining in effect which prohibits, restrains, makes illegal or enjoins the consummation of the transactions contemplated by the merger agreement.

The obligations of Parent and Merger Sub to complete the merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to certain qualifications;

•	the Company having performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the merger agreement at or prior to the closing date;

•	Parent having received a certificate of an executive officer of the Company, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied; and

•	the aggregate amount of Dissenting Shares being less than 8% of the total outstanding Ordinary Shares immediately prior to the effective time of the merger.

The obligations of the Company to complete the merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to certain qualifications;

•	each of Parent and Merger Sub having performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by, it under the merger agreement at or prior to the closing date; and

•	the Company having received a certificate of an executive officer of Parent, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied.

Termination of the Merger Agreement (Page 111)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of Parent and the Company; or

•	by written notice from either Parent or the Company, if:

o	any law, order, judgment, injunction, award, decision, ruling, subpoena, writ, decree or verdict that has the effect of prohibiting, restraining, making illegal or enjoining the consummation of the transactions contemplated by the merger agreement becomes final and non-appealable, provided that this termination right is not available to a party if the circumstances described in the foregoing were primarily due to such party’s breach of the merger agreement;

o	the merger is not consummated by August 19, 2021 (which date may be extended by mutual written agreement of Parent and the Company), provided that this termination right is not available to a party if the failure to consummate the merger by such date was primarily due to such party’s breach of the merger agreement; or

o	the Company Requisite Vote is not obtained at the extraordinary general meeting; or

•	by written notice from the Company, if:

o	Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured prior to the earlier of (a) 30 days following receipt of written notice by Parent of such breach from the Company or (b) August 19, 2021, provided that the Company will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would result in the failure to satisfy the corresponding condition to closing;

o	(a) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger are satisfied (other than those conditions that by their nature are to be satisfied at the closing) or waived, (b) Parent and Merger Sub fail to consummate the closing within five business days after the date on which the closing should have occurred in accordance with the merger agreement, and (c) the Company has given Parent a written notice that the Company is ready, willing and able to consummate the closing on such date;

o	prior to obtaining the Company Requisite Vote, (a) the Board or the Special Committee has authorized the Company to effect a Change of Recommendation (as defined in “The Merger Agreement and the Plan of Merger”) due to a superior proposal and (b) immediately prior to or concurrently with or immediately following the termination of the merger agreement, the Company enters into an alternative acquisition agreement in respect of such superior proposal; provided that the Company has complied with all the non-solicitation requirements under the merger agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and paid in full the termination fee to Parent; or

•	by written notice from Parent, if:

o	the Company has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured prior to the earlier of (a) 30 days following receipt of written notice by Company of such breach from Parent or (b) August 19, 2021, provided that Parent will not have this termination right if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would result in the failure to satisfy the corresponding condition to closing; or

o	prior to obtaining the Company Requisite Vote, the Board or the Special Committee has made a Change of Recommendation.

Termination Fees (Page 112)

The Company is required to pay to Parent a cash termination fee in an amount equal to US$30,360,000 if the merger agreement is terminated by:

•	Parent where the Company has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period;

•	Parent where the Board or the Special Committee has made a Change of Recommendation prior to obtaining the Company Requisite Vote;

•	the Company where the Board or the Special Committee has authorized the Company to effect a Change of Recommendation due to a superior proposal and the Company has entered into an alternative acquisition agreement in respect of such superior proposal; or

•	Parent or the Company where (a) the merger is not consummated by August 19, 2021 or (b) the Company Requisite Vote is not obtained at the extraordinary general meeting, and (i) after the date of the merger agreement and prior to the extraordinary general meeting (or prior to the termination of the merger agreement if there has been no extraordinary general meeting), a bona fide acquisition proposal has been publicly announced or otherwise become publicly known or delivered to the Company and has not been withdrawn, and (ii) within 12 months of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or has consummated, any acquisition proposal.

Parent is required to pay to the Company a cash termination fee in an amount equal to US$68,310,000 if the merger agreement is terminated by:

•	the Company where Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period; or

•	the Company where (a) all of the conditions to the obligations of Parent and Merger Sub to complete the merger are satisfied (other than those conditions that by their nature are to be satisfied at the closing), (b) Parent and Merger Sub fail to complete the closing within five business days after the date on which the closing should have occurred in accordance with the merger agreement, and (c) the Company has given Parent a written notice that the Company is ready, willing and able to consummate the closing on such date; provided that such termination fee shall be adjusted to zero if the merger agreement is validly terminated by the Company pursuant to the forgoing and if (A) the aggregate amount of Onshore Available Company Cash (as defined in “The Merger Agreement and the Plan of Merger”) is or will be less than US$200,000,000 (or its equivalent in RMB) or (B) the aggregate amount of Offshore Available Company Cash (as defined in “The Merger Agreement and the Plan of Merger”) is or will be less than US$480,000,000, in each case as at the proposed closing date of the merger.

Material U.S. Federal Income Tax Consequences (Page 87)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors – Material U.S. Federal Income Tax Consequences” beginning on page 87 for additional information. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Tax Consequences (Page 89)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Ordinary Shares should otherwise be subject to PRC tax to holders of such Ordinary Shares that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Ordinary Shares pursuant to the merger by our shareholders holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Ordinary Shares will be subject to PRC tax if the holders of such Ordinary Shares are PRC residents. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Please see “Special Factors-Material PRC Tax Consequences” beginning on page 89 for additional information.

Material Cayman Islands Tax Consequences (Page 90)

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for the Ordinary Shares under the terms of the merger agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the plan of merger and to file the variation of capital and the amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

Regulatory Matters (Page 86)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the merger other than (a) the approvals, filings or notices required under the federal securities laws and (b) the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies in the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of the merger being published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 86)

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Market Price of the Ordinary Shares (Page 91)

The closing price of Ordinary Shares on Nasdaq on September 17, 2019, the last trading date immediately prior to the Company’s announcement on September 18, 2019 that it had received a going-private proposal from the Buyer Consortium, was US$102.77 per share. The consideration of US$120.00 per share to be paid in the merger represents a premium of approximately 16.8% over that closing price, and a premium of 21.1% over the volume-weighted average price of the Ordinary Shares during the 30 trading days through September 17, 2019.

Accounting Treatment of the Merger (Page 86)

The merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the date of the closing of the merger, which is the date of the acquisition.

Fees and Expenses (Page 84)

Except for the circumstances where either the Company or Parent is required to pay a termination fee or reimburse expenses as appropriate under the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the merger is consummated.

Remedies and Limitation on Liability (Page 80)

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement. Specifically, the Company is entitled to an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the equity financing for the merger to be funded and to consummate the merger, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of Parent and Merger Sub to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, (b) Parent fails to complete the merger by the date on which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement, (c) the debt financing has been funded in full or will be funded at the closing if the equity financing is funded at the closing, (d) the financing provided for by the Available Company Cash Financing (as defined below) has been funded or will be funded at the closing, and (e) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the merger, and if specific performance is granted and the equity financing and the debt financing are funded, then the closing of the merger would occur.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of US$68,310,000 and the Company termination fee of US$30,360,000, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and other costs and expenses payable pursuant to the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On November 19, 2020, the Company entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on March 1, 2021, at 10:00 a.m. (Beijing time) at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, China.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

•	as a special resolution, to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A;

•	as a special resolution, to authorize each of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger; and

•	if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What is the merger?

A:	The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company and cease to exist. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will be a privately held company beneficially owned by certain members of the Buyer Consortium or their respective affiliates, and as a result of the merger, the Ordinary Shares will no longer be listed on the Nasdaq, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger if I own Ordinary Shares (that are not Excluded Shares)?

A:	If you own Ordinary Shares and the merger is completed, you will be entitled to receive US$120.00 in cash for each Ordinary Share (other than the Excluded Shares) you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Act with respect to the merger, in which event you will be entitled to receive the fair value of each Ordinary Share determined in accordance with Section 238 of the Cayman Islands Companies Act).

Please see “Special Factors – Material U.S. Federal Income Tax Consequences,” “Special Factors – Material PRC Tax Consequences” and “Special Factors – Material Cayman Islands Tax Consequences” beginning on page 87 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company’s options, restricted shares and restricted share units be treated in the merger?

A:	At the effective time of the merger, (a) each Company Option, whether vested or unvested, that is outstanding, unexercised and not yet expired as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$120.00 over the applicable per share exercise price of such Company Option and (ii) the number of Ordinary Shares underlying such Company Option; (b) each Company Restricted Share Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company Restricted Share Award, except that certain Company Restricted Share Awards held by Guangli Pang, Ming Yang, Gang Yang and Bingbing Sun will be contributed to Parent in exchange for shares of Parent; (c) each Company RSU Award granted by the Company prior to January 1, 2020 and the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning on or after January 1, 2020, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award, except that the Company RSU Awards granted to Mr. Chow prior to January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; (d) each unvested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning) that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an equity-based award to be granted by an exempted company incorporated in the Cayman Islands with limited liability which is or will become one of the direct shareholders of Parent immediately after the closing of the merger, having a substantially equivalent economic value of such Company RSU Award and subject to the same vesting terms and other conditions applicable to such corresponding Company RSU Award, except that the Company RSU Awards granted to Mr. Chow on or after January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; and (e) each vested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Mr. Chow) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially owned by certain members of the Buyer Consortium or their respective affiliates. Your Ordinary Shares in the Company will be cancelled, and you will no longer have any interest in the Company’s future earnings or growth. Following consummation of the merger, the registration of the Ordinary Shares and the Company’s reporting obligations with respect to the Ordinary Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, the Ordinary Shares will no longer be listed or traded on any stock exchange, including the Nasdaq.

Q:	When do you expect the merger to be consummated?

A:	We are working towards completing the merger as quickly as possible and currently expect the merger to close during the first half of 2021. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not consummated?

A:	If the Company’s shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Ordinary Shares pursuant to the merger agreement nor will the holders of any Company Options, Company Restricted Share Awards or Company RSU Awards receive any payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company and the Ordinary Shares will continue to be listed and traded on the Nasdaq, provided that the Company continues to meet Nasdaq’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Ordinary Shares.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger – Termination Fees” beginning on page 112.

Q:	After the merger is consummated, how will I receive the merger consideration for my Ordinary Shares?

A:	If you are a registered holder of Ordinary Shares, promptly after the effective time of the merger, a paying agent appointed by Parent will mail you (a) a letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Ordinary Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss through making an affidavit, you will receive an amount equal to the number of your Ordinary Shares multiplied by US$120.00 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Ordinary Shares. As further discussed below under “Special Factors – Material U.S. Federal Income Tax Consequences,” the merger consideration may be subject to U.S. federal backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Ordinary Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Ordinary Shares and receive the merger consideration for those Ordinary Shares.

Q:	What vote of the Company’s shareholders is required to authorize and approve the merger agreement and the plan of merger?

A:	In order for the merger to be consummated, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires an affirmative vote of holders of Ordinary Shares representing two-thirds or more of the voting power of Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on February 1, 2021, the record date for the extraordinary general meeting, 38,919,321 Ordinary Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, among other things, the Rollover Securityholders have agreed to vote in favor of authorization and approval of the merger agreement and the transactions contemplated by the merger agreement and the plan of merger, including the merger. As of the date of this proxy statement, the Rollover Securityholders beneficially own in the aggregate 26,724,366 Ordinary Shares, which collectively represent approximately 68.67% of the total issued and outstanding Ordinary Shares.

Q:	What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Ordinary Shares representing a majority of the voting power of the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote:

•	FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A;

•	FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger; and

•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 40 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 80.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The record date is February 1, 2021. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	Shareholders present in person or by proxy representing at least one third of the issued and outstanding Ordinary Shares on the record date will constitute a quorum for the extraordinary general meeting.

Q:	How will our directors and executive officers vote on the proposal to authorize and approve the merger agreement?

A:	Pursuant to the Support Agreement, the Rollover Securityholders have agreed to vote in favor of authorization and approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Securityholders beneficially own in the aggregate 26,724,366 Ordinary Shares, which collectively represent approximately 68.67% of the total issued and outstanding Ordinary Shares. As of the date of this proxy statement, our directors and executive officers who are not Rollover Securityholders beneficially own, in the aggregate, 0.3% of the voting power of the total issued and outstanding Ordinary Shares. These directors and executive officers have informed us that they intend, as of the date of this proxy statement, to vote all their Ordinary Shares in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger. See “Security Ownership of Certain Beneficial Owners and Management Members of the Company” beginning on page 121 for additional information.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 80 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:	How do I vote if my Ordinary Shares are registered in my name?

A:	If Ordinary Shares are registered in your name (that is, you do not hold through a bank or broker) as of the record date, you should simply indicate on your proxy card how you want to vote, and sign, date and return your proxy card in accordance with the instructions set forth on the proxy card as soon as possible so that it is received by the Company no later than February 26, 2021 at 10:00 a.m. (Beijing time), the deadline to lodge your proxy card, so that your Ordinary Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Ordinary Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than Joseph Chow and Ming Yin as proxy, in which case Ordinary Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Ordinary Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	If my Ordinary Shares are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Ordinary Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Ordinary Shares on your behalf or give voting instructions with respect to your Ordinary Shares if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Ordinary Shares. If you do not instruct your broker, bank or other nominee how to vote your Ordinary Shares that it holds, those Ordinary Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Ordinary Shares and submit a signed proxy card without indicating how you wish to vote, the Ordinary Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than Joseph Chow and Ming Yin as proxy, in which case the Ordinary Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:	May I change my vote?

A:	Yes. If you are a holder of Ordinary Shares, you may change your vote in one of the following three ways:

•

First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, the People’s Republic of China, Attention: Investor Relations Department, before the commencement of the extraordinary general meeting.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Beijing time) on February 26, 2021, which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Ordinary Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Ordinary Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Ordinary Shares in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Ordinary Shares. If you are a holder of record and your Ordinary Shares are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated shares, should I send in my share certificates now?

A:	No. After the merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your share certificates now.

All holders of uncertificated shares (i.e., holders whose Ordinary Shares are held in book entry) will automatically receive their merger consideration (net of applicable fees and taxes) shortly after the merger is consummated without any further action required on the part of such holders.

If your Ordinary Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration.

Q:	What happens if I sell my Ordinary Shares before the extraordinary general meeting?

A:	The record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be consummated. If you transfer your Ordinary Shares after the record date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Ordinary Shares, but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Ordinary Shares when the merger is consummated.

Q:	Am I entitled to dissenters’ rights?

A:	Registered holders of Ordinary Shares who dissent from the merger will be entitled to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of each of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the per share merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 115 as well as “Annex D—Cayman Islands Companies Act Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Issuer Direct Corporation as its proxy solicitor.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Issuer Direct Corporation, the proxy solicitor, at +1 (919) 481-4000, or by email at proxy@issuerdirect.com.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred primarily in the PRC and Hong Kong. As a result, China Standard Time is used for all dates and times given.

The Board and senior management members of the Company have periodically reviewed the Company’s long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Board and senior management members of the Company also have periodically reviewed strategic alternatives that may be available to the Company with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, acquisition transactions, new business lines, and capital market events.

In connection with the periodic evaluation by Beachhead (together with Double Double and Point Forward and their respective affiliates, collectively, “Centurium”) of its investment in the Company, on September 4, 2019, a representative of Centurium initially contacted a representative of PWM, and preliminarily discussed the possibility of a potential transaction involving the Company.

On September 9, 2019, a representative of Centurium contacted Mr. Sean Shao, an independent director of the Company, in connection with a limited waiver (the “Initial Waiver”) of certain restrictions under (i) the investor rights agreements by and between the Company and Beachhead (the “Centurium IRA”), (ii) the investor rights agreements by and between the Company and CITIC Capital MB Investment Limited (“CCMB”), an affiliate of CCCP IV (the “CITIC IRA”), (iii) the investor rights agreements by and between the Company and HH China Bio Holdings (the “Hillhouse IRA”) and (iv) the Company’s amended and restated preferred shares rights agreement (as amended by amendment no. 1 thereto and as may be further amended from time to time, the “Rights Agreement”), for a period of three weeks, in order to, among other things, permit potential discussions among such investors regarding the possibility of submitting a proposal to acquire all of the Company’s total issued and outstanding Ordinary Shares not beneficially owned by such investors and the potential formation of a buyer consortium in connection therewith. Following such discussion, on the same day, Centurium delivered a letter to the Board requesting the Initial Waiver.

On September 10, 2019, the Board held a telephonic meeting with representatives of Davis Polk & Wardwell LLP (“Davis Polk”), U.S. legal counsel to the Company, and representatives of Maples and Calder (Hong Kong) LLP (“Maples”), Cayman Islands legal counsel to the Company, to discuss the Initial Waiver. At the meeting, representatives of Maples provided the Board with an overview of the fiduciary duties of the Board members under the laws of the Cayman Islands in considering the Initial Waiver and the potential proposal to acquire the Company. Thereafter, Mr. David Hui Li, Mr. Chow and Ms. Yue’e Zhang disclosed their potential interests and recused themselves from the deliberation. The independent directors, Mr. Sean Shao, Dr. Yungang Lu and Mr. Qi Ning then discussed the Initial Waiver. Taking into account, among other things, (i) the limited scope and duration of the waivers sought, (ii) the potential benefits to all shareholders of the Company if the transactions contemplated by Centurium’s potential proposal was consummated and (iii) the control over the process that the Board would retain if the potential proposal turned out to be unattractive to the Company, the Board, acting by its independent directors, approved the Initial Waiver.

On September 11, 2019, the Company granted the Initial Waiver to Beachhead.

On September 12, 2019, a representative of Centurium contacted a representative of Parfield to discuss Parfield’s potential participation in a buyer consortium in connection with the proposed acquisition of the Company. Later on the same day, Kirkland & Ellis, legal counsel to Centurium and the Buyer Consortium (“Kirkland & Ellis”), on behalf of Centurium, provided a draft of the Consortium Agreement to K&L Gates, legal counsel to Parfield, for their review and comments.

On September 13, 2019, Centurium provided to Wilson Sonsini Goodrich & Rosati (“WSGR”), legal counsel to PWM and the Buyer Consortium, a draft of the Consortium Agreement for their review and comments.

On September 15, 2019, WSGR provided a draft of the PWM SPA to Centurium and Kirkland & Ellis for their review and comments.

On September 16, 2019, a representative of Centurium contacted representatives of HH Sum to discuss HH Sum’s potential participation in a buyer consortium in connection with the proposed acquisition of the Company.

On September 17, 2019, a representative of Centurium contacted representatives of each of CCCP IV and V-Sciences to discuss CCCP IV’s and V-Sciences’ potential participation in a buyer consortium in connection with the proposed acquisition of the Company. On the same day, Kirkland & Ellis, on behalf of Centurium, provided a draft of the Consortium Agreement to each of CCCP IV, HH Sum and V-Sciences (or, in certain instances, their applicable advisors).

Also on September 17, 2019, in connection with the ongoing discussion of Parfield’s potential participation in a buyer consortium, Kirkland & Ellis, on behalf of Centurium, provided a draft of the Parfield SPA to K&L Gates for its and Parfield’s review and comments.

In the afternoon on September 18, 2019, Kirkland & Ellis contacted Davis Polk to request a second waiver under the Centurium IRA, the CITIC IRA, the Hillhouse IRA, the investor rights agreements by and between the Company and PWM (the “PWM IRA”, and together with the Centurium IRA, the CITIC IRA and the Hillhouse IRA, the “IRAs”), and the Rights Agreement (the “Second Waiver”) in order to, among other things, permit the submission of an acquisition proposal to the Board and the entry into the Consortium Agreement, the PWM SPA and the Parfield SPA. Later in the afternoon on that day, the Board held a telephonic meeting with representatives of Davis Polk to discuss the Second Waiver. At such meeting, Mr. David Hui Li, on behalf of Centurium, informed the Board that Centurium had discussions with certain shareholders of the Company after it received the Initial Waiver and that if the Board were to approve the Second Waiver, Centurium and certain other investors could submit a proposal to the Board to acquire the Company with a purchase price at US$120.00 per Ordinary Share. Centurium also delivered a letter to the Board requesting the Second Waiver. The Board, acting by its independent directors, approved the Second Waiver. Later on the same day, the Company granted the Second Waiver to Beachhead, PWM, CCCP IV and HH China Bio Holdings.

Following the receipt of the Second Waiver, in the evening on September 18, 2019, Beachhead, PWM, Parfield, CCCP IV, HH Sum and V-Sciences (the “Initial Consortium Members”) entered into the Consortium Agreement, pursuant to which each Initial Consortium Member agreed, among other things, to (i) cooperate with the other members of the Buyer Consortium in good faith to undertake due diligence with respect to the Company and its business, engage in discussions with the Company regarding a preliminary non-binding proposal (the “Proposal”) to acquire all of the Ordinary Shares for US$120.00 in cash per Ordinary Share, other than those Ordinary Shares beneficially owned by any member of the Buyer Consortium or its affiliates (such proposed transaction, the “Proposed Transaction”), and negotiate in good faith the terms of the definitive documentation in connection with the Proposed Transaction, (ii) for a period of 12 months after the date of the Consortium Agreement, work exclusively with each other member of the Buyer Consortium with respect to the Proposed Transaction and vote all equity securities of the Company held or otherwise beneficially owned by it or its affiliates in favor of the authorization and approval of the Proposed Transaction and any definitive documentation in connection therewith, and against any alternative transaction, (iii) for a period of 12 months after the date of the Consortium Agreement, not transfer any equity securities of the Company held by it or its affiliates, and not acquire any additional equity securities of the Company, in each case subject to the terms and conditions of the Consortium Agreement, and (iv) vote in favor of the Proposed Transaction and contribute its rollover securities to Parent in exchange for a certain number of newly issued shares of Parent, in each case subject to the terms and conditions of the Consortium Agreement. PWM’s obligations under the Consortium Agreement to vote in favor of the Proposed Transaction and contribute its rollover securities are subject to the approval by the shareholders of PWM at an extraordinary general meeting of PWM.

Concurrently with the execution and delivery of the Consortium Agreement, the Initial Consortium Members submitted the Proposal to the Board. In the Proposal, the Buyer Consortium stated, among other things, that: (i) the Proposal represented a 16.8% premium to the closing price on the last trading day prior to the date of the Proposal and a premium of 21.1% and 23.9% to the volume-weighted average price during the last 30 and 60 trading days, respectively; and (ii) the Buyer Consortium intended to finance the Proposed Transaction with a combination of equity and debt capital.

The Company announced the receipt of the Proposal from the Buyer Consortium after the market closed on September 18, 2019. During the period from September 19, 2019 to September 30, 2019, each of the Initial Consortium Members, and/or their respective reporting persons, separately filed a Schedule 13D or an amendment to Schedule 13D, to report, among other things, the submission of the Proposal and the entry into the Consortium Agreement.

Also on September 18, 2019, in connection with the formation of the Buyer Consortium, Beachhead entered into (i) the PWM SPA with PWM, pursuant to and subject to the terms and conditions of which PWM agreed to sell to Beachhead, and Beachhead agreed to purchase from PWM, the PWM Sale Shares at the PWM Sale Price, subject to further adjustments in accordance with the terms and conditions of the PWM SPA, and (ii) the Parfield SPA with Parfield and Amplewood, pursuant to and subject to the terms and conditions of which Parfield and/or Amplewood agreed to sell to Beachhead, and Beachhead agreed to purchase from Parfield and/or Amplewood, the Parfield Sale Shares at the Parfield Sale Price, subject to further adjustments in accordance with the terms and conditions of the Parfield SPA. Each of Beachhead, PWM and Parfield, together with their respective reporting persons, separately reported the entry into the PWM SPA and/or the Parfield SPA (as applicable) in the same Schedule 13D or amendment to Schedule 13D described in the preceding paragraph.

On September 20, 2019, a representative of the Capital Sellers (as defined in “Transactions in the Ordinary Shares”) contacted a representative of Centurium to discuss whether Centurium or the Buyer Consortium would be interested in exploring a purchase of the Capital Sellers’ Ordinary Shares.

On September 24, 2019, the Board held a telephonic meeting with representatives of Davis Polk to discuss the Proposal. During the meeting, the Board determined it was in the best interests of the Company and its unaffiliated shareholders to form the Special Committee to consider and review the Proposal. After discussing the various qualifications and independence of the members of the Board to serve on the Special Committee, the Board resolved to form the Special Committee consisting of Mr. Sean Shao, Dr. Yungang Lu and Mr. Qi Ning, with Mr. Sean Shao serving as the chairman of the Special Committee, to, among other things, on behalf of the Board, consider and negotiate the Proposed Transaction, any alternative offer or proposal to the Proposed Transaction made by any other person and other strategic alternatives available to the Company, including maintaining the Company’s current status as a public company (each such alternative transaction, an “Alternative Transaction”). The Special Committee was granted, by way of unanimous written resolutions by the Board on September 24, 2019, the power and authority to, among other things: (i) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the Proposed Transaction and any Alternative Transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (ii) respond to any communications, inquiries or proposals regarding the Proposed Transaction or any Alternative Transaction; (iii) review, evaluate, investigate, pursue and negotiate the terms and conditions of the Proposed Transaction or any Alternative Transaction; (iv) solicit expressions of interest or other proposals for Alternative Transactions to the extent the Special Committee deems appropriate; (v) recommend to the Board whether the Proposed Transaction or any Alternative Transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the Special Committee determines to be appropriate); (vi) recommend rejection or approval of the Proposed Transaction or any Alternative Transaction to the Board; (vii) effect or recommend to the Board the consummation of the Proposed Transaction or any Alternative Transaction; (viii) review, analyze, evaluate and monitor all proceedings and activities of the Company related to the Proposed Transaction or any Alternative Transaction; (ix) take such actions as the Special Committee may deem to be necessary or appropriate in connection with anti-takeover provisions, including, without limitation, actions with respect to the adoption, amendment, redemption or termination of, the exercise of any rights or the performance of any obligations under, the Rights Agreement or any other shareholder rights plan; (x) take such actions as the Special Committee may deem to be necessary or appropriate in connection with any investor rights agreement with any shareholder of the Company; (xi) take such actions as the Special Committee may deem to be necessary or appropriate in connection with any waiver previously granted to the Buyer Consortium or any member thereof; (xii) retain such financial, legal and other advisers as the Special Committee may deem necessary or appropriate; and (xiii) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties.

Later on September 24, 2019, the Company issued a press release announcing the formation of the Special Committee.

After considering proposals from prospective U.S. legal counsels and financial advisors and their respective credentials and experience in going-private transactions, the Special Committee engaged Davis Polk as its U.S. legal counsel on October 10, 2019 and Duff & Phelps as its financial advisor on October 16, 2019. Thereafter, the Special Committee also determined to obtain advice with respect to matters of Cayman Islands laws from Maples.

On October 11, 2019, Davis Polk provided Kirkland & Ellis with a draft form of the confidentiality agreement to be entered into between the Company and each members of the Buyer Consortium. Between October 11, 2019 and October 20, 2019, representatives of Davis Polk and Kirkland & Ellis negotiated the terms of the confidentiality agreement.

On October 17, 2019, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk. At the meeting, representatives of Duff & Phelps discussed its role as financial advisor to the Special Committee and key next steps in the Special Committee’s process. Representatives of Davis Polk provided a summary of the key duties and responsibilities of the Special Committee with respect to its review and evaluation of the Proposed Transaction and any Alternative Transactions, and led the Special Committee in a discussion of the communications guidelines for directors, officers and employees of the Company and its subsidiaries to follow in light of the Proposed Transaction and any Alternative Transaction. Representatives of Davis Polk also provided an update on the negotiations of the confidentiality agreement with Kirkland & Ellis.

On the same day, the Company issued a press release announcing that the Special Committee had retained Duff & Phelps as its financial advisor and Davis Polk as its legal counsel in connection with its review and evaluation of the Proposal.

On October 20, 2019, each of the Initial Consortium Members entered into a confidentiality agreement with the Company in connection with the Proposed Transaction (collectively, the “Confidentiality Agreements”). Between October 21, 2019 and early February 2020, (i) representatives of the Buyer Consortium and their respective advisors conducted due diligence with respect to the Company; and (ii) Kirkland & Ellis and WSGR, on behalf of certain members of the Buyer Consortium, held certain preliminary discussions with Davis Polk with respect to the Proposed Transaction.

On November 7, 2019, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk. At the meeting, the Special Committee had a preliminary discussion of the potential advantages and disadvantages of conducting a pre-signing “market check” and/or requesting a “go-shop” right after entering into a definitive agreement with respect to the Proposed Transaction.

Between early October 2019 and mid-November 2019, representatives of Centurium and the Capital Sellers negotiated the proposed terms of the Capital SPA (as defined in “Transactions in the Ordinary Shares”).

On November 14, 2019, Kirkland & Ellis, on behalf of Centurium and certain other members of the Buyer Consortium, contacted Davis Polk to request another waiver from the Company under the IRAs, the Rights Agreement and the applicable Confidentiality Agreements (the “Third Waiver”) with respect to, among other things, the Capital SPA and an amendment to the Consortium Agreement to be entered into by the relevant parties.

Later on that day, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk to discuss the Third Waiver. The Special Committee discussed, among other things, the potential implications of the increase in the Buyer Consortium’s shareholding in the Company from approximately 58.0% to approximately 68.6% if Centurium purchased the Capital Sale Shares (as defined in “Transactions in the Ordinary Shares”) and the fact that the Capital Sellers were willing to sell their Ordinary Shares at US$115.00 per share, which was US$5.00 less than the per share price offered in the Proposal. The Special Committee resolved to approve the Third Waiver.

On November 15, 2019, the Company granted the Third Waiver to Beachhead, Double Double, PWM, Parfield, CCCP IV, HH Sum and HH China Bio Holdings.

On the same day, following receipt of the Third Waiver, Beachhead and Double Double entered into the Capital SPA with the Capital Sellers governing the acquisition of the Capital Sale Shares at the Capital Sale Price (as defined in “Transactions in the Ordinary Shares”). Additional information regarding this purchase (including a copy of the Capital SPA) can be found in Amendment No. 7 to Schedule 13D filed with the SEC by the Centurium Filing Persons and other reporting persons on November 15, 2019.

On November 21, 2019, the Special Committee held a telephonic meeting with the management members of the Company and representatives of Duff & Phelps and Davis Polk. At the meeting, among other things, representatives of Duff & Phelps, the management members of the Company and members of the Special Committee discussed the financial projections provided by the management members of the Company and key items and assumptions of such projections. After discussions, the Special Committee instructed Duff & Phelps to have further discussions with the management members of the Company and conduct additional analysis with respect to the financial projections.

At the same meeting (after the management members of the Company left the meeting), the Special Committee further discussed the advisability of conducting a pre-signing market check. The Special Committee considered various relevant facts and factors, including, among other things: (i) since the public announcement of the Proposal, no third party had contacted the Company, the Special Committee or their advisors expressing an interest in exploring an Alternative Transaction involving the Company, (ii) members of the Buyer Consortium owned in aggregate approximately 58.0% of the Company’s outstanding shares (and would own in aggregate approximately 68.6% of the Company’s outstanding shares after the completion of its proposed acquisition of the Capital Sale Shares) and indicated that they were committed to the Proposal and were not interested in selling their Ordinary Shares in any Alternative Transaction, (iii) the Capital Sellers were willing to sell their Ordinary Shares to Centurium at US$115.00 per share pursuant to the Capital SPA, which was US$5.00 less than the per share offer price proposed by the Buyer Consortium in the Proposal, and (iv) a pre-signing market check could cause significant disruption to the operations of the Company and increased risk of leaks of confidential information concerning the Company and its subsidiaries, which could create instability among the Company’s and its subsidiaries’ employees as well as their customers and vendors. After discussions, the Special Committee decided not to pursue an active market check but would remain open to any Alternative Transaction.

On November 28, 2019, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk. Duff & Phelps further discussed with the Special Committee the financial projections of the Company and its subsidiaries and the additional information that it requested from the management members of the Company. After discussions, the Special Committee authorized Duff & Phelps to use such financial projections prepared by the Company for purposes of Duff & Phelps’ financial analysis of the Company and approved the distribution of such financial projections to the Buyer Consortium as part of their due diligence on the Company.

In late November and early December 2019, Kirkland & Ellis and WSGR had a number of discussions with Davis Polk regarding the fact that PWM, as a public company listed on the Hong Kong Stock Exchange, would need its shareholders’ approval for certain actions in relation to its participation in the Buyer Consortium for the Proposed Transaction, including voting of the Ordinary Shares it holds in favor of the Proposed Transaction at the shareholders meeting of the Company and rollover of such Ordinary Shares in the Proposed Transaction. Davis Polk reported such discussions to the Special Committee. The Special Committee noted that, in order to increase deal certainty, the Company should request that (i) PWM obtain a voting undertaking from its major shareholder(s) to vote in favor of PWM’s participation in the Proposed Transaction and (ii) the Buyer Consortium provide backup financings in the event that PWM failed to obtain its shareholders’ approval for the rollover of its Ordinary Shares in the Proposed Transaction.

Between November 18, 2019 and January 23, 2020, representatives of Centurium negotiated (i) the proposed terms of the Centurium SPAs with representatives of CCCP IV, HH Sum and V-Sciences and their respective legal advisors and (ii) the proposed terms of the amendment no. 1 to consortium agreement (the “Consortium Agreement Amendment”) with representatives of all the other members of the Buyer Consortium and their respective legal advisors.

On December 9, 2019, Beachhead and Double Double completed the purchases of the Capital Sale Shares from the Capital Sellers pursuant to the terms and conditions of the Capital SPA.

On December 16, 2019, Beachhead completed the transfer of 901,265 Ordinary Shares to Point Forward in connection with an internal restructuring conducted by certain Centurium Filing Persons. Point Forward executed and delivered to the Company a deed of adherence, dated December 12, 2019, in accordance with the Centurium IRA, pursuant to which Point Forward agreed to be bound by all of the terms, provisions and conditions contained in such Centurium IRA. Additional information regarding this transfer can be found in Amendment No. 8 to Schedule 13D filed with the SEC by the Centurium Filing Persons and other reporting persons on January 24, 2020.

On January 10, 2020, Kirkland & Ellis, on behalf of Centurium and certain other members of the Buyer Consortium, contacted Davis Polk to request another waiver (the “Fourth Waiver”) from the Company (i) under the IRAs, the Rights Agreement and the applicable Confidentiality Agreements with respect to, among other things, the Centurium SPAs and the Consortium Agreement Amendment to be entered into by the relevant parties and (ii) under the Centurium IRA and the Rights Agreement in connection with the enforcement of the share pledge securing the Ping An Facility (as defined below).

Between January 10, 2020 and January 16, 2020, Davis Polk and Kirkland & Ellis exchanged drafts of the Fourth Waiver. On January 16, 2020, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk and discussed, among other things, the Fourth Waiver.

On January 23, 2020, the Company granted the Fourth Waiver to Beachhead, Double Double, Point Forward, PWM, Parfield, CCCP IV, HH Sum, HH China Bio Holdings and V-Sciences.

On January 23, 2020, following the receipt of the Fourth Waiver, Double Double entered into a Centurium SPA with each of 2019B Cayman, HH Sum and V-Sciences. Pursuant to and subject to the terms and conditions of the Centurium SPAs, Double Double agreed to sell to 2019B Cayman, HH Sum and V-Sciences the Centurium Sale Shares at the Centurium Sale Price.

On January 23, 2020, Double Double, Point Forward and the Initial Consortium Members entered into the Consortium Agreement Amendment, which reflected, among other things, certain changes in the number of rollover securities held by the members of the Buyer Consortium and their respective affiliates that had occurred and that would occur if the transactions contemplated by the Centurium SPAs were consummated. By execution and delivery of the Consortium Agreement Amendment, each of Double Double and Point Forward joined the Buyer Consortium and, from January 23, 2020, all references to the “Buyer Consortium” in the Consortium Agreement included, in addition to the Initial Consortium Members, Double Double and Point Forward. During the period from January 24, 2020 to January 27, 2020, each of Centurium, PWM, CCCP IV, HH Sum and V-Sciences, and/or its other reporting persons, separately filed an amendment to Schedule 13D to report, among other things, the entry into the Consortium Agreement Amendment, and if applicable, the Centurium SPAs.

Also on January 23, 2020, Kirkland & Ellis, on behalf of the Buyer Consortium, provided an initial draft of the merger agreement to Davis Polk.

On February 4, 2020, the Special Committee held a telephonic meeting with representatives Duff & Phelps and Davis Polk. At the meeting, representatives of Davis Polk reviewed with the Special Committee the terms of the initial draft merger agreement and discussed with the Special Committee a number of material issues to be negotiated with the Buyer Consortium. Those issues included, among other things: (i) the representations and warranties of the Company, on the one hand, and of Parent and Merger Sub, on the other hand, (ii) the composition of the financing package proposed by the Buyer Consortium, including the proposed use of the Company’s offshore available cash to finance a portion of the merger consideration, (iii) the interim covenants of the Company, (iv) the “no-shop” covenant, including the absence of any “go-shop” right, (v) the circumstances under which the Board would be permitted to change its recommendation to vote in favor of the merger, (vi) the closing conditions, including the absence of a “majority of the minority vote” closing condition (pursuant to which the merger would need to be approved by the affirmative vote of holders of Ordinary Shares representing at least a majority of the Ordinary Shares present and voting at the shareholders meeting that are unaffiliated with the Buyer Consortium), and the inclusion of a condition to Parent’s and Merger Sub’s obligations to consummate the merger that the amount of dissenting shares constitute no more than 5% of the total outstanding Ordinary Shares, (vii) the amount and certain trigger events for the payment of termination fees, including the requirement that the Company pay a termination fee if the merger agreement would be terminated under certain circumstances where the Company either entered into or consummated an acquisition proposal within 12 months of such termination, and (viii) a provision that PWM’s vote in favor of the merger and its obligations to contribute its Ordinary Shares to Parent would be subject to and contingent upon the approval of PWM’s shareholders. The Special Committee then discussed proposed responses to these material issues and instructed Davis Polk to revise the merger agreement by (i) narrowing the scope of the representations and warranties of the Company and qualifying such representations and warranties with appropriate materiality and knowledge standards, and requesting additional representations and warranties of Parent and Merger Sub; (ii) removing the covenant that the Company should maintain a minimum amount of offshore available cash at the closing of the merger; (iii) tailoring the interim covenants of the Company to avoid undue restrictions on the normal business operation of the Company; (iv) including a “go-shop” right permitting the Company to actively solicit alternative acquisition proposals from other potential buyers during a 60-day period after the signing of the merger agreement; (v) enabling the Board to change its recommendation to vote in favor of the merger if the Board received a superior proposal or if the failure to do so would otherwise be inconsistent with its fiduciary duties; (vi) conditioning the consummation of the merger upon a “majority of the minority vote” pursuant to which the merger would need to be approved by the affirmative vote of holders of Ordinary Shares representing at least a majority of the Ordinary Shares present and voting at the shareholders meeting that are unaffiliated with the Buyer Consortium; (vii) not conditioning Parent’s and Merger Sub’s obligation to consummate the merger on a maximum percentage of dissenting shares; (viii) proposing a Company termination fee equal to 2% of the total equity value of the Company and a Parent termination fee equal to 4.5% of the total equity value of the Company; (ix) deleting the requirement for the Company to pay a termination fee in connection with a termination under certain circumstances where the Company enters into or consummates an acquisition proposal within 12 months of such termination; (x) adding a trigger event for the payment of the Parent termination fee if the merger would fail to close by the end date of the merger agreement as a result of applicable regulatory requirements having not been satisfied (or an order being issued) due to any action or inaction of any member of the Buyer Consortium, and (xi) removing the provision relating to PWM’s shareholder approval.

On February 11, 2020, at the direction of the Special Committee, Davis Polk sent to Kirkland & Ellis a revised draft of the merger agreement reflecting the Special Committee’s positions formulated in the February 4 meeting.

On February 13, 2020, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk and discussed the strategy to request the Buyer Consortium to increase its offer price set out in the Proposal.

On February 14, 2020, Beachhead, as borrower, entered into a margin loan facility agreement (“Facility Agreement”) with Ping An Bank Co., Ltd. (平安银行股份有限公司), acting through the Offshore Banking Center, as arranger, lender, agent and security agent (“Ping An”). Pursuant to the Facility Agreement, Ping An agreed to provide a term facility of US$350 million in aggregate to Beachhead (the “Ping An Facility”). The maturity date of the Ping An Facility is February 14, 2025. The payment obligations of Beachhead under the Facility Agreement will be secured by, amongst others, a first priority security interest over a certain number of Ordinary Shares held by or to be acquired by Beachhead.

On February 17, 2020, at the direction of the Special Committee, Duff & Phelps sent an email to Kirkland & Ellis requesting the Buyer Consortium to increase its offer price set out in the Proposal.

On February 20, 2020, Kirkland & Ellis sent to Davis Polk an issues list regarding the draft merger agreement provided by Davis Polk on February 11, 2020. Kirkland & Ellis and Davis Polk then held a telephonic meeting to discuss certain material issues, including, among other things, (i) whether any post-signing “go-shop” would be appropriate, (ii) the closing condition regarding the maximum percentage of dissenting shareholders, (iii) the closing condition regarding the “majority of the minority vote” requirement, and (iv) the trigger events for the termination fee payable by Parent. Later on the same day, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk, at which meeting representatives of Davis Polk reported on the discussions with Kirkland & Ellis to the Special Committee.

On February 24, 2020, representatives of Centurium and Kirkland & Ellis held a telephonic meeting with representatives of Duff & Phelps to preliminarily discuss the price increase requested by the Special Committee on February 17, 2020. At the meeting, the participants discussed, among other things, the historical trading prices of the Ordinary Shares, the recent performance of the Company’s business, the potential impacts of the recent outbreak of coronavirus (COVID-19), and general economic conditions in China in recent periods.

On February 27, 2020, Kirkland & Ellis sent to Davis Polk a revised draft of the merger agreement. On February 28, 2020, Davis Polk and Kirkland & Ellis discussed certain material issues in such draft.

On February 29, 2020, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk. At the meeting, representatives of Davis Polk reviewed with the Special Committee a number of material issues in the revised draft merger agreement received on February 27, 2020, including, among other things, (i) the composition of the financing package proposed by the Buyer Consortium, including the debt financing and the Company’s offshore available cash financing, (ii) the “no-shop” covenant, including the absence of any “go-shop” right, (iii) the closing conditions, including the absence of a “majority of the minority vote” requirement, and the condition that the dissenting shares account for no more than 5% of the total outstanding Ordinary Shares, and (iv) certain trigger events for the payment of termination fees. The Special Committee then discussed the proposed responses to these material issues and instructed Davis Polk to revise the merger agreement by (i) reducing the Company’s required offshore available cash amount to a level that the Company would be comfortable to meet at the closing; (ii) including a “majority of the minority vote” requirement as a closing condition; (iii) increasing the threshold in the closing condition relating to the dissenting shares; and (iv) reinstating the trigger event for the payment of the Parent termination fee if the merger would fail to close by the end date of the merger agreement as a result of applicable regulatory requirements having not been satisfied (or an order being issued) due to any action or inaction of any member of the Buyer Consortium. In view of the factors discussed during the Special Committee meeting on November 21, 2019 regarding the advisability of conducting a pre-signing market check, the Special Committee decided not to insist on a “go-shop” provision.

On March 2, 2020, Kirkland & Ellis, on behalf of the Buyer Consortium, contacted Davis Polk and conveyed that the Buyer Consortium, after careful consideration and in light of, without limitation, all of the factors and considerations discussed during the telephonic meeting on February 24, 2020, had decided not to increase the price per Ordinary Share offered in the Proposal. Thereafter, Davis Polk reported to the Special Committee the Buyer Consortium’s decision not to increase the offer price.

On March 3, 2020, Kirkland & Ellis sent Davis Polk a draft of the Debt Commitment Letter and a draft debt financing term sheet, reflecting the terms under discussions between the Buyer Consortium and certain potential debt financing sources, which Davis Polk reported to the Special Committee. Between March 3, 2020 and mid-April 2020, Davis Polk and Kirkland & Ellis had a number of discussions regarding the Debt Commitment Letter and the debt financing term sheet.

On March 5, 2020, Davis Polk sent to Kirkland & Ellis a revised draft of the merger agreement reflecting the Special Committee’s positions formulated in the February 29 meeting.

On March 12, 2020, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk and discussed the drafts of the Debt Commitment Letter and debt financing term sheet.

On March 16, 2020, Double Double transferred 1,112,591 Ordinary Shares to Beachhead.

On March 17, 2020, Beachhead entered into (i) PWM SPA Amendment No. 1 with PWM and (ii) Parfield SPA Amendment No. 1 with Parfield and Amplewood, pursuant to which, each of the PWM SPA and the Parfield SPA could be terminated if the closing of the transactions contemplated thereunder had not occurred by June 30, 2020 or such other date as may be further agreed by the applicable parties thereto in writing. In addition, section 5.2(b) of the Parfield SPA, pursuant to which Beachhead had agreed to sell the Parfield Sale Shares back to Parfield and/or Amplewood for the same aggregate Parfield Sale Price if the sale and purchase of the Parfield Sale Shares under the Parfield SPA was consummated and the Proposed Transaction was not consummated, was deleted in its entirety.

On March 30, 2020, CCCP IV transferred 2,477,335 Ordinary Shares to 2019B Cayman.

On April 5, 2020, Kirkland & Ellis, on behalf of the Buyer Consortium, contacted Davis Polk to request another waiver (the “Management Discussion Waiver”) from the Company under the IRAs, the Rights Agreement and the applicable Confidentiality Agreements to enable, among other things, discussions and negotiations among members of the Buyer Consortium and the management members of the Company and its subsidiaries regarding the potential treatment of the equity securities of the Company beneficially owned by such management members in connection with the Proposed Transaction.

On April 6, 2020, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk and discussed the Management Discussion Waiver. The Special Committee noted that the duration of such waiver should be limited and the scope of such waiver should be narrowed down to discussions and negotiations between the Buyer Consortium and the management members of the Company and its subsidiaries, with any execution of agreements among such persons being subject to the Special Committee’s further consent.

Between April 7, 2020 and April 23, 2020, Davis Polk and Kirkland & Ellis exchanged drafts of the Management Discussion Waiver.

On April 8, 2020, Beachhead and Point Forward entered into the Parfield Assignment Agreement, pursuant to which Beachhead assigned its rights and obligations with respect to the sale and purchase of the Parfield Sale Shares under the Parfield SPA to Point Forward.

On April 8, 2020, Parfield, Amplewood, Beachhead and Point Forward entered into the Parfield CP Waiver Letter, pursuant to which Parfield, Amplewood, Beachhead and Point Forward agreed to waive the closing condition under the Parfield SPA with respect to the execution of a definitive agreement for the Proposed Transaction.

On April 9, 2020, Point Forward completed the purchase of all 700,000 Parfield Sale Shares from Parfield and Amplewood pursuant to the Parfield SPA and the Parfield Assignment Agreement.

On April 29, 2020, Double Double completed the sale of 266,533 Ordinary Shares and 250,000 Ordinary Shares to 2019B Cayman and V-Sciences, respectively, pursuant to the terms and conditions of the applicable Centurium SPA.

On May 4, 2020, the Company granted the Management Discussion Waiver to Beachhead, Double Double, Point Forward, PWM, Parfield, CCMB, CCCP IV, 2019B Cayman, HH Sum, HH China Bio Holdings and V-Sciences. After the receipt of the Management Discussion Waiver, representatives of Centurium and Mr. Chow, on behalf of himself and certain other management members of the Company and its subsidiaries, discussed the possible treatment in the Proposed Transaction of the equity securities of the Company beneficially owned by Mr. Chow and such other management members and their potential participation in the Proposed Transaction.

On May 5, 2020, PWM and Beachhead entered into the PWM SPA Amendment No. 2, pursuant to which PWM and Beachhead agreed to, among other things, waive the closing condition under the PWM SPA with respect to the execution of a definitive agreement for the Proposed Transaction.

On the same day, Beachhead and PWM entered into (i) the PWM-DD Assignment Agreement with Double Double, pursuant to which Beachhead assigned its rights and obligations with respect to the purchase of 615,000 Ordinary Shares under the PWM SPA to Double Double, and (ii) the PWM-PF Assignment Agreement with Point Forward, pursuant to which Beachhead assigned its rights and obligations with respect to the purchase of 385,000 Ordinary Shares under the PWM SPA to Point Forward.

On May 6, 2020, Double Double completed the sale of 210,876 Ordinary Shares to HH Sum, pursuant to the terms and conditions of the applicable Centurium SPA.

On May 8, 2020, PWM completed the sale of 615,000 Ordinary Shares to Double Double and 385,000 Ordinary Shares to Point Forward, respectively, pursuant to the terms and conditions of the PWM SPA, and as applicable, the PWM-DD Assignment Agreement or the PWM-PF Assignment Agreement.

On May 13, 2020, CCCP IV transferred 1,000,000 Ordinary Shares to 2019B Cayman. On the same day, 2019B Cayman entered into a deed of adherence in accordance with the CITIC IRA, pursuant to which 2019B Cayman agreed to be bound by all of the terms, provisions and conditions contained in the CITIC IRA.

Between early June 2020 and late October 2020, representatives of Centurium, PWM and Parfield negotiated (i) the proposed terms and conditions of the Additional PWM SPAs, the Additional Centurium SPA and the Additional Parfield SPA with representatives of Mr. Chow and CCCP IV and their respective legal advisors and (ii) the proposed terms of an amendment to the Consortium Agreement with representatives of all the other members of the Buyer Consortium and their respective legal advisors.

On July 28, 2020, Parfield, as borrower, and JPMorgan Chase Bank, N. A., acting through its Singapore Branch (“JPMCB”), as lender, entered into an on demand credit facility agreement (the “Parfield Facility Agreement”). Pursuant to the Parfield Facility Agreement, JPMCB agreed to provide an on demand credit facility of US$60 million to Parfield to be utilized in refinancing the previous credit facility from Credit Suisse AG Hong Kong Branch to Parfield. The payment obligations of Parfield under the Parfield Facility Agreement will be secured by, amongst others, a security interest over the 2,437,696 Ordinary Shares held by Parfield which also replaces the previous security interest over such shares in favor of Credit Suisse AG Hong Kong Branch.

On September 11, 2020, Kirkland & Ellis, on behalf of the Buyer Consortium, contacted Davis Polk to request another waiver (the “Fifth Waiver”) from the Company under the IRAs, the Rights Agreement and the applicable Confidentiality Agreements with respect to, among other things, the entry into, and the performance of any obligations under, a deed of adherence to be executed by Mr. Chow for him to become a party to the Consortium Agreement (the “Mr. Chow Adherence Deed”) and an exclusivity extension letter among the Initial Consortium Members to extend the Exclusivity Period as defined in Section 4.1 of the Consortium Agreement to December 17, 2020 (the “Exclusivity Extension Letter”).

From September 11, 2020 to September 13, 2020, members of the Special Committee and Davis Polk discussed the Fifth Waiver through email correspondences. From September 13, 2020 to September 15, 2020, Davis Polk and Kirkland & Ellis exchanged drafts of the Fifth Waiver.

On September 16, 2020, the Company granted the Fifth Waiver to Beachhead, Double Double, Point Forward, PWM, Parfield, CCCP IV, 2019B Cayman, HH Sum, HH China Bio Holdings, V-Sciences and Mr. Chow.

On the same day, following the receipt of the Fifth Waiver, Mr. Chow entered into the Mr. Chow Adherence Deed in accordance with the Consortium Agreement, pursuant to which Mr. Chow became a party to the Consortium Agreement and agreed to perform and comply with each of the obligations of an Initial Consortium Member as if he had been an Initial Consortium Member under the Consortium Agreement at the date of execution thereof.

Also, on the same day, the Initial Consortium Members (which, for the avoidance of doubt, included Mr. Chow) entered into the Exclusivity Extension Letter, pursuant to which such Initial Consortium Members agreed to, among other things, extend the Exclusivity Period as defined in Section 4.1 of the Consortium Agreement to December 17, 2020. During the period from September 17, 2020 to September 23, 2020, each of Centurium, PWM, Parfield, CCCP IV, HH Sum, V-Sciences and Mr. Chow, and/or its other reporting persons, separately filed a Schedule 13D or an amendment to Schedule 13D to report, among other things, the entry into the Exclusivity Extension Letter and the admission of Mr. Chow to the Buyer Consortium as an Initial Consortium Member.

On September 17, 2020, WSGR, on behalf of PWM, informed Davis Polk of the proposed Additional PWM SPAs and the transactions contemplated thereby, and requested the Company to agree to PWM’s proposed assignments of its rights and obligations under the PWM IRA to Biomedical Treasure and Biomedical Future in connection with such transactions by entering into an Assignment and Amendment Agreement with each of Biomedical Treasure and Biomedical Future (each a “PWM IRA Assignment Agreement” and collectively, the “PWM IRA Assignment Agreements”). On September 18, 2020, Kirkland & Ellis also informed Davis Polk of the proposed Additional Parfield SPA and Additional Centurium SPA and the transactions contemplated thereby.

On September 20, 2020, the Special Committee held a telephonic meeting with representatives of Davis Polk. At the meeting, representatives of Davis Polk reported to the Special Committee the proposed share sales among Buyer Consortium members and summarized the key terms of the draft PWM IRA Assignment Agreements. The Special Committee and Davis Polk discussed the key rights and obligations under the PWM IRA that were proposed to be assigned and the implications of such assignments on the Company. After discussions, the Special Committee approved the proposed assignments in principle.

On September 23, 2020, CC (2019B) GP Ltd, the general partner of CCC Co-Investment (the “CCC Co-Investment GP”), and Lachesis Biologics Limited (“Lachesis”), an investor of CCC Co-Investment, entered into a letter agreement (the “Lachesis Letter Agreement”). Pursuant to and subject to the terms and conditions of the Lachesis Letter Agreement, among other things, if (i) the merger agreement is executed prior to or on June 30, 2021, but is terminated thereafter, (ii) the merger agreement has not been executed by June 30, 2021, or (iii) the closing of the Proposed Transaction has not occurred by June 30, 2021, Lachesis would be permitted to withdraw from CCC Co-Investment and, upon such withdrawal, Lachesis would be entitled to receive such number of Ordinary Shares as is equal to the product obtained by dividing (x) the amount of Lachesis’ capital contribution related to funding the acquisition of the Ordinary Shares by (y) US$120.00, if such distribution is permitted under the Consortium Agreement and other agreements among members of the Buyer Consortium with respect to the Proposed Transaction.

On September 25, 2020, Kirkland & Ellis sent to Davis Polk a revised draft of the merger agreement. On September 28, 2020, Kirkland & Ellis and Davis Polk had a discussion to clarify certain points in the draft merger agreement. Kirkland & Ellis also indicated to Davis Polk that the respective purchasers of the PWM Sale Shares and the Additional Parfield Sale Shares intended to provide equity commitments in favor of Parent at the closing of the merger, if the sales with respect to such shares failed to close prior to the closing of the merger.

On September 29, 2020, Kirkland & Ellis, on behalf of the members of the Buyer Consortium, Biomedical Treasure, Biomedical Future and Biomedical Development, contacted Davis Polk to request another waiver (the “Sixth Waiver”) from the Company under the PWM IRA, the Rights Agreement and the applicable Confidentiality Agreements with respect to, among other things, the entry into, and performance obligations under, the Additional PWM SPAs, the Additional Parfield SPA, the Additional Centurium SPA and the Management Adherence Deed.

On September 30, 2020, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk. At the meeting, representatives of Davis Polk reviewed with the Special Committees the material issues contained in the revised draft of the merger agreement received on September 25, 2020, including, among other things: (i) the covenant of the Company to provide evidence that its onshore available RMB cash as at the proposed closing of the merger would not be less than a minimum amount within certain period of time prior to such closing (in addition to the Company’s covenant relating to its offshore available U.S. dollar cash), and the related adjustment to the termination fee payable by Parent to zero if Parent’s failure to close the merger was solely due to the Company’s offshore available cash or onshore available cash as at the closing of the merger being less than their respective required minimum amounts; (ii) the absence of a “majority of the minority vote” requirement as a closing condition; (iii) the closing condition requiring the maximum percentage of dissenting shares not to exceed 5%; (iv) the removal of the Parent termination fee trigger in the event that the merger would fail to close by the end date of the merger agreement as a result of applicable regulatory requirements having not been satisfied (or an order being issued) due to any action or inaction of any member of the Buyer Consortium; and (v) the request that the Company termination fee and the Parent termination fee each be based on the total equity value of the Company excluding the value of the rollover securities, with the percentages remaining at 2% and 4.5% respectively. The Special Committee discussed and decided to accept the Company’s covenant regarding the minimum amount of onshore available cash and the Buyer Consortium’s proposal relating to the termination fee amounts, while insisting on the Special Committee’s prior positions on the rest of the key issues.

On October 3, 2020, Davis Polk sent to Kirkland & Ellis a revised draft of the merger agreement reflecting the Special Committee’s positions formulated in the September 30 meeting. During the month of October 2020, Kirkland & Ellis and Davis Pork further exchanged drafts of the merger agreement.

On October 10, 2020, members of the Special Committee discussed the PWM IRA Assignment Agreements with Davis Polk through email correspondences and approved the PWM IRA Assignment Agreements.

On October 14, 2020, Mr. Chow entered into a confidentiality agreement with the Company with respect to the Proposed Transaction in substantially the same form as the Confidentiality Agreements entered into by and between the Company and each of Beachhead, PWM, Parfield, CCCP IV, HH Sum and V-Sciences (references hereinafter to “Confidentiality Agreements” shall include such confidentiality agreement between the Company and Mr. Chow).

On October 21, 2020, Kirkland & Ellis circulated to Davis Polk the initial draft forms of the Equity Commitment Letter and the Limited Guarantee to be executed and delivered by certain members of the Buyer Consortium or their respective affiliates in connection with the Proposed Transaction.

On October 22, 2020, members of the Special Committee and representatives of Davis Polk had a discussion on the transaction process, and at the direction of the Special Committee, Davis Polk sent an email to Kirkland & Ellis noting the Special Committee’s request that the Buyer Consortium make substantive progress as soon as practicable to resolve the outstanding items relating to the Proposed Transaction and finalize the merger agreement and other transaction documents in an efficient manner.

Between October 24, 2020 and November 6, 2020, Davis Polk and Kirkland & Ellis exchanged comments on the draft forms of the Equity Commitment Letter and the Limited Guarantee.

On October 26, 2020, the Company granted the Sixth Waiver to the members of the Buyer Consortium, Biomedical Treasure, Biomedical Future and Biomedical Development.

On the same day, in connection with the transactions contemplated by the Additional PWM SPAs, Cross Mark Limited, a substantial shareholder of PWM, executed and delivered voting undertakings to PWM (each an “Additional PWM Sales Voting Undertaking” and collectively, the “Additional PWM Sales Voting Undertakings”), pursuant to and subject to the terms and conditions of which, Cross Mark Limited agreed to, among other things, at any extraordinary general meeting of shareholders of PWM and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of PWM is sought, exercise all of its voting rights attaching to the ordinary shares held by it in PWM to (a) approve the transactions contemplated by the respective Additional PWM SPAs; and (b) vote in consistency with the recommendations of the board of directors of PWM with respect to PWM’s obligations under the respective PWM Letter Agreements and any other agreements or documents in connection therewith. In addition, on the same day, Cross Mark Limited also executed and delivered a voting undertaking to PWM (the “Cross Mark Merger Voting Undertaking” and together with the Additional PWM Sales Voting Undertakings, the “Cross Mark Voting Undertakings”) pursuant to and subject to the terms and conditions of which, Cross Mark Limited agreed to, among other things, at any extraordinary general meeting of shareholders of PWM and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of PWM is sought, exercise all of its voting rights attaching to the ordinary shares held by it in PWM to (a) approve and enable PWM to vote the Ordinary Shares and other equity securities of the Company held by PWM in favor of the approval of the merger agreement and the transactions contemplated thereby, including the Proposed Transaction; and (b) vote in consistency with the recommendations of the board of directors of PWM with respect to its obligation of sharing a portion of the costs and expenses incurred by the Buyer Consortium (including any termination fee payable to the Company pursuant to the merger agreement) or any other arrangements in connection with the Proposed Transaction as agreed by PWM and such other parties.

On October 26, 2020, in connection with the transactions contemplated by the Additional PWM SPAs, Additional Centurium SPA and Additional Parfield SPA and in consideration for the Cross Mark Voting Undertakings, Centurium and PWM granted an irrevocable written consent (the “Material Initial Consortium Member Consent”) pursuant to the Consortium Agreement (including, but not limited to, Section 4.4(a) and Section 4.7 thereof) for the purposes of permitting, among other things, the entry into, and the transactions contemplated by, the Additional PWM SPAs, the Additional Centurium SPA, the Additional Parfield SPA and the Management Adherence Deed by the relevant parties thereto, and the performance by them of their respective obligations thereunder.

Following the receipt of the Sixth Waiver and the Material Initial Consortium Member Consent, on October 26, 2020, Biomedical Treasure, Biomedical Future and Biomedical Development executed the Management Adherence Deed in accordance with the Consortium Agreement, pursuant to which each of Biomedical Treasure, Biomedical Future and Biomedical Development became a party to the Consortium Agreement and agreed to, among other things, perform and comply with each of the obligations of an Initial Consortium Member as if it were an Initial Consortium Member.

On October 26, 2020, the relevant parties entered into the Additional PWM SPAs, the Additional Centurium SPA and the Additional Parfield SPA.

On the same day, in connection with the transactions contemplated by the applicable Additional PWM SPAs, the Company and PWM entered into a PWM IRA Assignment Agreement with each of Biomedical Treasure and Biomedical Future, respectively. Pursuant to the PWM IRA Assignment Agreements, among other things, PWM agreed to, subject to and with effect from the closing of the transactions contemplated by the applicable Additional PWM SPA, assign all of its rights, obligations and covenants with respect to and in connection with the applicable Additional PWM Sale Shares under the PWM IRA (as amended by the applicable PWM IRA Assignment Agreement) to Biomedical Treasure and Biomedical Future, respectively, except that the rights of PWM in connection with board representation in the Company will only be assigned to Biomedical Treasure pursuant to the applicable PWM IRA Assignment Agreement.

Concurrently with the execution and delivery of the Additional PWM SPAs, PWM entered into a PWM Letter Agreement with each of Biomedical Treasure, 2019B Cayman and Biomedical Future and certain other parties, pursuant to which, the parties thereto agreed, subject to the terms and conditions thereof, among other things, that: (i) PWM shall not contribute the Additional PWM Sale Shares to Parent or its affiliates in connection with the Proposed Transaction during such period from the date of the relevant PWM Letter Agreement and until the occurrence of any of the following events (whichever is the earliest): (x) the closing of the transactions contemplated by the corresponding Additional PWM SPA, or the valid termination of the corresponding Additional PWM SPA; (y) the closing of the Proposed Transaction and (z) the execution of the merger agreement (or any amendment to or restatement of the merger agreement) which provides that the per share merger consideration is less than US$120.00; (ii) in the event that the closing of the Proposed Transaction takes place before the closing of the transactions contemplated by the corresponding Additional PWM SPA, each Additional PWM Sale Share shall be cancelled and converted into the right to receive the applicable cash payment pursuant to the terms of the merger agreement unless the corresponding Additional PWM SPA is validly terminated or the executed merger agreement (including any amendment, supplement or restatement thereof) provides that the Per Share Merger Consideration is less than US$120.00; (iii) PWM shall bear the agreed portion of the out-of-pocket costs and expenses incurred and accrued by the Buyer Consortium in connection with the Proposed Transaction prior to the closing of the transactions contemplated by the corresponding Additional PWM SPA; and (iv) if the corresponding Additional PWM SPA is terminated pursuant to its terms (except where such termination is caused by a breach by Biomedical Treasure, 2019B Cayman or Biomedical Future (or, as applicable, their respective corresponding investors)), PWM shall pay Biomedical Treasure, 2019B Cayman or Biomedical Future (or, as applicable, their respective corresponding investors) the relevant portion (which corresponds to the Additional PWM Sale Shares being purchased by such person) of any amount paid or payable by such person (or, as applicable, their respective corresponding investors) under the applicable Limited Guarantee guaranteeing the payment of a portion of the termination fee and certain other amounts payable to the Company by Parent as contemplated by the merger agreement.

Concurrently with the execution and delivery of the Additional Parfield SPA, Parfield entered into the Parfield Letter Agreement with 2019B Cayman, pursuant to which, the parties thereto agreed, subject to the terms and conditions thereof, among other things, that: (i) Parfield shall not contribute the Additional Parfield Sale Shares to Parent or its affiliates in the Proposed Transaction during the period from the date of the Parfield Letter Agreement until the occurrence of any of the following events (whichever is the earliest): (x) the closing of the transactions contemplated by the Additional Parfield SPA, or the valid termination of the Additional Parfield SPA; (y) the closing of the Proposed Transaction and (z) the execution of the merger agreement (including any amendment, supplement or restatement thereof) which provides that the Per Share Merger Consideration is less than US$120.00; (ii) in the event that the closing of the Proposed Transaction takes place before the closing of the transactions contemplated by the Additional Parfield SPA, each Additional Parfield Sale Share shall be cancelled and converted into the right to receive the applicable cash payment pursuant to the terms of the merger agreement unless the Additional Parfield SPA is validly terminated or the executed merger agreement (including any amendment, supplement or restatement thereof) provides that the Per Share Merger Consideration is less than US$120.00; (iii) in the event of (x) the valid termination of the Additional Parfield SPA or (y) the executed merger agreement (including any amendment, supplement or restatement thereof) provides that the Per Share Merger Consideration is less than US$120.00 and Parfield proposes, within three months thereafter, to transfer any Ordinary Shares held by it to Biomedical Treasure, Biomedical Future or an party who to the knowledge of Parfield is an affiliate of Biomedical Treasure or Biomedical Future, Parfield shall provide 2019B Cayman a right of first refusal to purchase such Ordinary Shares (but not exceeding 300,000 Ordinary Shares) on the same terms and conditions; (iv) Parfield shall bear the agreed portion of the out-of-pocket costs and expenses under the Consortium Agreement incurred and accrued by the Buyer Consortium in connection with the Proposed Transaction; and (v) if the closing of the transactions contemplated by the Additional Parfield SPA shall have occurred, 2019B Cayman will pay Parfield and/or its applicable affiliates the relevant portion (which corresponds to the Additional Parfield Sale Shares) of any amount paid or payable by such person under its Limited Guarantee guaranteeing the payment of a portion of the termination fee and certain other amounts payable to the Company by Parent as contemplated by the merger agreement.

On October 26, 2020, each of Double Double and Point Forward entered in to the PWM SPA Amendment No. 3 with PWM, pursuant to which each of Double Double and Point Forward paid to PWM on October 27, 2020 an additional amount equal to the product of (a) US$19.00, multiplied by (b) the number of the PWM Sale Shares purchased by it under the PWM SPA, the post-closing price adjustment provisions of the PWM SPA were deleted in their entirety, and the PWM SPA Amendments No. 3 provided that Double Double and Point Forward and their affiliates shall have no obligations or liabilities under such provisions.

On October 26, 2020, Point Forward entered in to the Parfield SPA Amendment No. 2 with Parfield and Amplewood, pursuant to which Point Forward paid to Parfield and Amplewood on October 27, 2020 an additional amount equal to the product of (a) US$19.00, multiplied by (b) the number of Parfield Sale Shares purchased by it pursuant to the terms and conditions of the Parfield SPA and the Parfield Assignment Agreement, the post-closing price adjustment provisions of the Parfield SPA were deleted in their entirety, and the Parfield SPA Amendment No. 2 provided that Point Forward and its affiliates shall have no obligations or liabilities under such provisions.

On October 28, 2020 and October 29, 2020, each of Centurium, PWM, CCCP IV, Parfield, HH Sum and Mr. Chow, and/or its or his other reporting persons, separately filed an amendment to Schedule 13D to report, among other things, the admission of each of Biomedical Treasure, Biomedical Future and Biomedical Development to the Buyer Consortium as an Initial Consortium Member, and the entry into the Additional PWM SPAs, the Additional Centurium SPA and the Additional Parfield SPA, the PWM SPA Amendments No. 3 and/or the Parfield SPA Amendment No. 2 (as applicable).

On October 31, 2020, Kirkland & Ellis sent to Davis Polk comments with respect to certain key commercial issues under the draft merger agreement. Later that day, Kirkland & Ellis sent to Davis Polk (i) an initial draft of the Support Agreement to be executed and delivered by and among Parent, holders of rollover securities and certain other parties named therein, (ii) an initial draft of the PWM Merger Voting Undertaking to be issued by PWM in favor of Parent in connection with the Proposed Transaction and (iii) a revised draft of the merger agreement reflecting the Buyer Consortium’s position on the key commercial issues communicated with Davis Polk earlier that day and certain other matters.

On November 2, 2020, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk. At the meeting, representatives of Davis Polk provided the Special Committee with an update of the latest negotiations of the merger agreement and ancillary transaction documents with Kirkland & Ellis. Representatives of Davis Polk then reviewed with the Special Committees the remaining outstanding material issues in the merger agreement, including (i) the absence of the “majority of the minority vote” requirement as a closing condition, (ii) the closing condition requiring that the maximum percentage of dissenting shares not exceed 6.5%, and (iii) the absence of the Parent termination fee trigger in the event that the merger would fail to close by the end date of the merger agreement as a result of applicable regulatory requirements having not been satisfied (or an order being issued) due to any action or inaction of any member of the Buyer Consortium. After discussions, the Special Committee decided to (i) request that the percentage threshold of maximum dissenting shares be increased to 10%, (ii) drop the request for the “majority of the minority vote” closing condition, and (iii) accept the Buyer Consortium’s position with respect to the Parent termination fee trigger. In deciding to drop the “majority of the minority vote” closing condition, the Special Committee considered that such vote was neither required under Cayman Islands laws nor the prevailing market practice for going private transactions involving companies organized under the laws of the Cayman Islands and that the Special Committee had obtained a number of favorable terms in the merger agreement that protected the unaffiliated shareholders, such as the ability of the Board and the Special Committee to change their recommendation to approve the merger under certain circumstances and the ability of the Company to terminate the merger agreement in connection with a superior proposal (subject to compliance with the terms and conditions of the merger agreement). The Special Committee instructed Davis Polk to revise the merger agreement to reflect the Special Committee’s positions on these material issues and to resolve other outstanding points with Kirkland & Ellis.

On the same day, Davis Polk sent to Kirkland & Ellis a revised draft of the merger agreement and comments on the PWM Merger Voting Undertaking.

Between November 4, 2020 and November 9, 2020, Davis Polk and Kirkland & Ellis exchanged drafts of the merger agreement, the Support Agreement, the Equity Commitment Letters, the Limited Guarantees and the A&R Consortium Agreement and negotiated the remaining outstanding issues in these transaction documents. Among other things, the Company, pursuant to the instructions of the Special Committee, and the Buyer Consortium agreed that, with respect to the closing condition regarding the maximum percentage of dissenting shares, the threshold would be 8%.

On November 9, 2020, Kirkland & Ellis, on behalf of the members of the Buyer Consortium, contacted Davis Polk to request another waiver (the “Seventh Waiver”) from the Company under the PWM IRA, the Rights Agreement and the applicable Confidentiality Agreements with respect to, among other things, the entry into, and the performance of obligations under, the merger agreement, the A&R Consortium Agreement, the Support Agreement, the PWM Merger Voting Undertaking, the Limited Guarantees, the Equity Commitment Letters and the Debt Commitment Letter.

On November 13, 2020, Merger Sub entered into the Debt Commitment Letter with Ping An Bank Co., Ltd., Shanghai Branch (平安银行股份有限公司上海分行) and Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch (上海浦东发展银行股份有限公司上海分行).

In the morning of November 19, 2020, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk. During the meeting, representatives of Duff & Phelps made a presentation on its valuation analyses of the Company, which were based, among other things, on the Company Projections as described below under “Special Factors—Certain Financial Projections” beginning on page 50. Duff & Phelps then orally delivered its opinion that, as of the date of such opinion and subject to the limitations and assumptions set forth in its written opinion, the merger consideration of US$120.00 per share to be paid to the holders of the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) pursuant to the merger agreement is fair from a financial point of view to such holders. Duff & Phelps’ written fairness opinion was delivered to the Special Committee later on the same day. Representatives of Davis Polk then reviewed with the Special Committee the key terms of the merger agreement and the other transaction documents and provided an overview and summary of the transactions contemplated thereby, including (i) the merger consideration, (ii) the Buyer Consortium’s financing arrangements, (iii) the treatment of options, restricted share awards and restricted share units, (iv) the shareholder approval requirement, (v) the “no-shop” provisions and the “fiduciary out”, (vi) the closing conditions and the closing mechanics, and (vii) the circumstances under which the parties would have the right to terminate the merger agreement and the associated termination fees and expenses payable upon termination. After consideration and discussion of the Proposed Transaction, the terms of the merger agreement and the other transaction documents, the presentation by Duff &Phelps, including the receipt of Duff &Phelps’ fairness opinion, and the other substantive and procedural factors described below under the caption “Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 40, the Special Committee unanimously (i) determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to and in the best interest of the Company and its shareholders (other than the holders of Excluded Shares), (ii) declared it advisable for the Company to enter into the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (iii) recommended that the Board authorize and approve the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger.

Later in the morning of November 19, 2020, the Board held a telephonic meeting with representatives of Duff & Phelps and Davis Polk. Each of Mr. David Hui Li, Mr. Chow and Ms. Yue’e Zhang disclosed their respective interests relating to the Proposed Transaction at such meeting. Thereafter, the Special Committee presented its recommendations to the Board, and representatives of Davis Polk reviewed with the Board the key terms of the merger agreement and the other transaction documents. After consideration and discussion of the proposed terms of the merger agreement and the other transaction agreements, the presentations of the Special Committee and Davis Polk, the fact that Duff & Phelps had delivered its fairness opinion to the Special Committee, and taking into account, among other things, the other factors described below under the caption “Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 40, the Board (i) determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable for the Company to enter into the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (iii) resolved to direct that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, be submitted to the shareholders of the Company for authorization and approval, with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger.

After the Board meeting, in the evening of November 19, 2020, the Company granted the Seventh Waiver to the members of the Buyer Consortium, and the Company, Parent and Merger Sub executed the merger agreement.

Concurrently with the execution of the merger agreement, (i) each of Biomedical Treasure, Biomedical Future and CCC Co-Investment executed and delivered to Parent an Equity Commitment Letter, (ii) each of CCP 2018, CCCI 2018, CCM CB I, Biomedical Treasure, Biomedical Future, Biomedical Development, CCCP IV, CCC Co-Investment, Hillhouse Capital Investments Fund IV, L.P., V-Sciences and Marc Chan executed and delivered to the Company a Limited Guarantee, (iii) the Rollover Securityholders, Parent and certain other parties entered into the Support Agreement, (iv) Beachhead, Point Forward, Double Double, PWM, Parfield, CCCP IV, 2019B Cayman, HH Sum, V-Sciences, Mr. Chow and certain other parties entered into the A&R Consortium Agreement, and (v) PWM executed and delivered to Parent the PWM Merger Voting Undertaking.

Shortly thereafter on November 19, 2020, the Company issued a press release announcing the execution of the merger agreement.

Double Double completed the first closing of the sale of 416,667 Ordinary Shares and the second closing of the sale of 358,333 Ordinary Shares to Biomedical Development pursuant to the terms and conditions of the Additional Centurium SPA on December 28, 2020 and January 5, 2021, respectively.

On December 30, 2020, PWM completed the sale of 910,167 Ordinary Shares and 660,833 Ordinary Shares to 2019B Cayman and Biomedical Future, respectively, pursuant to the terms and conditions of the applicable Additional PWM SPAs.

On December 30, 2020, Parfield completed the sale of 300,000 Ordinary Shares to 2019B Cayman pursuant to the terms and conditions of the Additional Parfield SPA.

On January 6, 2021, PWM completed the sale of 3,750,000 Ordinary Shares to Biomedical Treasure pursuant to the terms and conditions of the applicable Additional PWM SPA.

On January 7, 2021, JPMCB released the security interest over all the remaining 2,137,696 Ordinary Shares held by Parfield.

Reasons for the Merger and Recommendation of the Special Committee and the Board

At a meeting on November 19, 2020, the Special Committee, after consultation with its financial advisor and legal counsel, unanimously (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), (b) declared it advisable to enter into the merger agreement and the plan of merger, and to consummate the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (c) recommended that the Board authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

At a meeting on November 19, 2020, the Board, acting upon the unanimous recommendation of the Special Committee, and after each director duly disclosed his or her interests in the transactions contemplated by the merger agreement, including the merger, as required by the memorandum and articles of associations of the Company as amended to date and the Cayman Islands Companies Act, (a) determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable to enter into the merger agreement and the plan of merger, and to consummate the transactions contemplated by the merger agreement and the plan of merger, including the merger, (b) authorized and approved the execution, delivery and performance of the merger agreement and the plan of merger and the consummation of the transactions contemplated by the merger agreement and the plan of merger, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the merger, which are not listed in any relative order of importance:

•	the business pressures faced by the Company, including, among other things:

o	the ongoing regulatory headwinds in China’s healthcare market, including stricter governmental control over hospitals’ procurement process and imposition of caps on hospitals’ drug sales revenues to curb medical insurance spending, which put pressure on both the sales volume and the pricing of the Company’s products;

o	the increased competition in China’s plasma industry, from both local and overseas pharmaceutical enterprises;

o	uncertainties regarding sustainable, high-quality source plasma supplies, which may be impacted by various factors including regulatory restrictions, relationship with business partners, and outbreak of diseases;

o	uncertainties regarding the outcome of the Company’s research and development efforts, including the ability of the Company to develop and commercialize new products with competitive advantages; and

o	potential adverse effects on the Company’s business, financial condition and operations caused by recent global economic factors, including the COVID-19 outbreak, trade frictions, financial turmoil and the elevation of geopolitical tensions and reduced market confidence;

•	the current and historical market prices of Ordinary Shares, and the fact that the merger consideration of US$120.00 per Ordinary Share represents a premium of 16.8% over the closing price of US$102.77 per Ordinary Share on September 17, 2019, the last trading day prior to the date on which the Company announced its receipt of the going-private proposal from the Buyer Consortium, and a premium of 21.1% over the volume-weighted average price of the Ordinary Shares during the 30 trading days through September 17, 2019;

•	the Company Projections, as described below under “Special Factors—Certain Financial Projections” beginning on page 50;

•	the fact that, shortly after the announcement of the Buyer Consortium’s going-private proposal, the Capital Sellers offered to sell, and subsequently sold, to Centurium all of the 4,199,680 Ordinary Shares then held by the Capital Sellers at US$115.00 per Ordinary Share, which is US$5.00 less than the per share merger consideration;

•	the fact that the merger consideration will be all cash, which will provide immediate liquidity to the Company’s unaffiliated shareholders and allow them to avoid post-merger risks and uncertainties relating to the prospects of the Company;

•	the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent publicly-traded company and the possibility of a sale of the Company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the merger, taking into account (a) the likelihood of consummation, given the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Consortium and their expressed unwillingness to sell their shares in any other transaction involving the Company, (b) the business, financial, competitive, industry and market risks, and (c) the absence of any proposal for an alternative transaction from any third party since the announcement of the Proposed Transaction on September 19, 2019;

•	the negotiations with respect to the per share merger consideration, including the Special Committee’s request that the merger consideration be increased from US$120.00 per Ordinary Share and the Buyer Consortium’s refusal to increase the price, and the Special Committee’s belief that, following negotiations with the Buyer Consortium, US$120.00 per Ordinary Share was the highest price that the Buyer Consortium would agree to pay;

•	the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, and the opinion rendered by Duff & Phelps to the Special Committee on November 19, 2020 to the effect that, as of November 19, 2020, subject to the limitations and assumptions set forth in Duff & Phelps’ written opinion, the merger consideration of US$120.00 per Ordinary Share to be paid to the holders of the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) pursuant to the merger agreement is fair from a financial point of view to such holders (see “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 53 for additional information);

•	the likelihood that the merger would be completed based on, among other things:

o	the fact that Parent and Merger Sub had obtained equity and debt financing commitments for the merger;

o	the absence of any condition in the merger agreement in respect of obtaining financing from any third party;

o	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

o	the Company’s ability, as set out in the merger agreement, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements; and

o	the Special Committee’s and the management’s belief that the Onshore Available Company Cash and the Offshore Available Company Cash (each as defined in “The Merger Agreement and Plan of Merger” beginning on page 97) at the closing of the merger would equal to or exceed the respective required minimum amounts set forth in the merger agreement;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a termination fee of US$68,310,000, and the guarantee of such payment obligation by the Guarantors pursuant to the Limited Guarantees;

•	the recognition that, as a privately held entity, the Company’s management would have greater flexibility to devise and implement the Company’s long-term strategy without the pressure created by the public equity market’s emphasis on short-term financial performance. That flexibility is particularly important given the above-mentioned business pressures and challenges the Company faces;

•	the costs of regulatory compliance for public companies, including accounting, legal and other expenses incurred in connection with the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, and the significant amount of time that the Company’s management must devote to SEC reporting and compliance;

•	the possibility that China-based U.S.-listed public companies such as the Company could be delisted from U.S. stock exchanges, or be subject to other burdensome restrictions, by reason of any newly enacted law or regulation similar in substance to the “Holding Foreign Companies Accountable Act” approved by the U.S. Senate and subsequently passed by the U.S. House of Representatives on December 2, 2020 and the “Memorandum on Protecting United States Investors from Significant Risks from Chinese Companies” issued by the U.S. White House in June 2020, both of which purport to address perceived risks to investors in U.S. financial markets from the PRC government’s purported failure to allow audit firms, such as the Company’s independent auditor, that audit U.S.-listed companies based in China to be adequately examined by the U.S. Public Company Accounting Oversight Board pursuant to U.S. securities law; and

•	the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company, and which potentially may help its actual or potential competitors, customers, clients or suppliers compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to the unaffiliated shareholders and to permit the Special Committee and the Board to represent effectively the interests of such shareholders. These procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, and the Board delegated to the Special Committee plenary authority to negotiate the transaction and attend to all related matters and processes;

•	in considering the merger, the Special Committee acted solely to represent the interests of the unaffiliated shareholders;

•	all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Consortium; in addition, none of the members of the Special Committee has any financial interest in the merger that is different from that of the unaffiliated shareholders other than (a) their receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation of the merger (none of which is contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger), (b) their indemnification and liability insurance rights under the merger agreement, and (c) their right to receive cash consideration with respect to the Company Options, Company Restricted Share Awards and Company RSU Awards that had been granted to them under the Company Share Plans;

•	the Special Committee was assisted by its financial and legal advisors in the negotiation with the Buyer Consortium and the evaluation of the merger;

•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the proposal from the Buyer Consortium and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval until the Special Committee had recommended such action to the Board;

•	the terms and conditions of the merger agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Consortium and its advisors, on the other hand;

•	the Special Committee regularly held meetings to consider and review the terms of the merger agreement and the merger;

•	the Special Committee had no obligation to recommend the authorization and approval of the merger or any other transaction;

•	under the terms of the merger agreement, the Company has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date on which the shareholders of the Company vote upon and authorize and approve the merger agreement;

•	the Board and the Special Committee have the ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board and the Special Committee that the Company’s shareholders vote to authorize and approve the merger agreement and the merger;

•	the Company has the ability to terminate the merger agreement in connection with a superior proposal, subject to compliance with the terms and conditions of the merger agreement;

•	under the Rights Agreement, if any person or group acquires 15% or more of the outstanding Ordinary Shares without the Board’s approval, the “poison pill” would be triggered which would result in significant dilution of the acquiring person’s or group’s interest in the Company; the waivers in relation to the “poison pill” granted to the Buyer Consortium (collectively, the “Waivers”) did not change such protection because the Special Committee had the full discretion and control over whether to grant each Waiver and certain Waivers were granted for only limited purposes and duration; and

•	the availability of dissenters’ rights to the shareholders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such holders to receive the fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board noted that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, are not subject to approval by a majority of the unaffiliated shareholders and the number of Ordinary Shares committed to voting in favor of these matters appears to assure that such approval will be obtained. Nevertheless, the Special Committee and the Board believed the merger is procedurally fair to the unaffiliated shareholders because, among other things, (i) the “majority of the minority vote” is neither required under Cayman Islands laws nor the prevailing market practice for going private transactions involving companies organized under the laws of the Cayman Islands, even in the cases where the buyer holds a controlling stake sufficient to approve the transaction, and (ii) various safeguards and protective terms as summarized above have been adopted to ensure the procedural fairness of the merger, which in their entirety outweighed the absence of the “majority of the minority vote”.

The Special Committee and the Board also considered a variety of potentially other negative factors concerning the merger agreement and the merger, including the following, which are not listed in any relative order of importance:

•	the fact that the Rollover Securityholders and certain other directors and executive officers of the Company have interests in the merger that are different from, or in addition to, those of the unaffiliated shareholders (see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 80 for additional information);

•	the fact that the unaffiliated shareholders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Ordinary Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the merger;

•	the risks and costs to the Company if the merger does not consummate, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent a termination fee of US$30,360,000 in connection with the termination of the merger agreement;

•	the fact that the Company’s monetary remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited, under certain circumstances, to the receipt from Parent of a termination fee of US$68,310,000, and that the Company may not be entitled to such remedy at all if, among other things, the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting or the Company fails to ensure that the Onshore Available Company Cash and the Offshore Available Company Cash are no less than their respective required minimum amounts set forth in the merger agreement (see “The Merger Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 111 and “The Merger Agreement and Plan of Merger — Termination Fees” beginning on page 112 for additional information);

•	the Buyer Consortium’s right to not consummate the merger in the event that 8% or more of the outstanding Ordinary Shares dissent from the merger;

•	the possibility that the merger might not be completed and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

•

the taxability of an all-cash transaction to the unaffiliated shareholders for U.S. federal income tax purposes, and the taxability of such a transaction to the unaffiliated shareholders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board authorized and approved, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the merger to the Company’s shareholders, including the unaffiliated shareholders, and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, the Special Committee considered the opinion and related financial analyses presented by Duff & Phelps, among other factors. These analyses included discounted cash flow analysis and selected public companies/M&A transactions analysis. All of the material analyses as presented to the Special Committee on November 19, 2020 are summarized below under the caption “Opinion of the Special Committee’s Financial Advisor” beginning on page 53. The Special Committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the Ordinary Shares as described under the caption “Market Price of the Ordinary Shares, Dividends and Other Matters—Market Price of the Ordinary Shares” beginning on page 91. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern, as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the Company’s industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Consortium, during the past two years for (a) the merger or consolidation of the Company with or into another company, (b) the sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its shareholders, including the unaffiliated shareholders and its decision to authorize and approve, and recommend the authorization and approval by the shareholders of, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the caption “Special Factors—Background of the merger,” and adopted such recommendations and analysis. During its consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Board was also aware that some of the Company’s directors and shareholders have interests with respect to the merger that are, or may be, different from, and/or in addition to those of the Company’s unaffiliated shareholders generally, as described under the caption “Special Factors—Interests of Certain Persons in the Merger” beginning on page 80.

Except as discussed in “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board,” and “Special Factors—Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the transactions contemplated by the merger agreement and/or preparing a report concerning the fairness of the transactions contemplated by the merger agreement.

For the foregoing reasons, each of the Special Committee and the Board believes that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to, and in the best interests of, the Company and its shareholders, including the unaffiliated shareholders.

Position of the Buyer Consortium Filing Persons as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each Buyer Consortium Filing Person is required to express its belief as to the fairness of the merger to the unaffiliated shareholders. The views of any Buyer Consortium Filing Person as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Buyer Consortium Filing Persons have interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests (or potential continuing interests) in the surviving company after the completion of the merger. These interests are described under “—Interests of Certain Persons in the Merger—Interests of the Buyer Consortium” beginning on page 81.

The Buyer Consortium Filing Persons believe that the interests of the unaffiliated shareholders of the Company were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Consortium Filing Persons attempted to negotiate a transaction that would be most favorable to them, and not to the unaffiliated shareholders of the Company and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively or procedurally fair to the unaffiliated shareholders of the Company. None of the Buyer Consortium Filing Persons or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisor as to, the fairness of the merger to the unaffiliated shareholders of the Company.

Furthermore, none of the Buyer Consortium Filing Persons or their respective affiliates engaged a financial advisor for the purpose of performing an independent valuation or other analysis to assist them in assessing the fairness of the merger to the unaffiliated shareholders, nor did any of them receive any analysis or opinion with respect to the fairness of the merger consideration of US$120.00 per Ordinary Share to the unaffiliated shareholders.

Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 40, and based on the following factors, which are not listed in any relative order of importance, the Buyer Consortium Filing Persons believe that the merger is fair to the unaffiliated shareholders:

•	The merger consideration of US$120.00 per Ordinary Share offered under the merger agreement represents a 16.8% premium to the closing price on the last trading day prior to the date of the preliminary, non-binding proposal submitted to the Company by the then existing members of the Buyer Consortium on September 18, 2019 (the “Proposal”) and a premium of 21.1% and 23.9% to the volume-weighted average price during the last 30 and 60 trading days before the date of the Proposal, respectively.

•	The Special Committee unanimously and, based in part upon the unanimous recommendation of the Special Committee, the Board determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of the Company.

•	The Company has the ability, under certain circumstances, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement, including consummation of the merger.

•	Duff & Phelps rendered its opinion to the Special Committee on November 19, 2020 to the effect that, as of such date, subject to the limitations and assumptions set forth in Duff & Phelps’ written opinion, the merger consideration to be paid to the holders of the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) pursuant to the merger agreement is fair from a financial point of view to such holders (without giving effect to any impact of the merger on any particular holder of the Ordinary Shares other than in its capacity as a holder of the Ordinary Shares). Notwithstanding that the fairness opinion of Duff & Phelps was delivered to the Special Committee only and none of the Buyer Consortium Filing Persons or any of their affiliates was entitled to rely on or has relied on such opinion, the Buyer Consortium Filing Persons noted that the group comprising the unaffiliated shareholders constitute a subset of the larger group of holders of the Ordinary Shares addressed by Duff & Phelps’ written opinion. Since Duff & Phelps’ written opinion addresses the larger group of the holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares), such written opinion also encompasses the unaffiliated shareholders. While the Buyer Consortium Filing Persons noted that the opinion of Duff & Phelps also addresses fairness from a financial point of view to the holders of the Ordinary Shares that are also the Company’s affiliates but are not members of the Buyer Consortium, all holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) will receive the same consideration in the merger and their interests in the merger are not materially different from a financial point of view (without giving effect to any impact of the merger on any particular holder of the Ordinary Shares other than in its capacity as a holder of the Ordinary Shares). Therefore, the Buyer Consortium Filing Persons concluded that Duff & Phelps’ written opinion was a reasonable basis, among others, for its determination as to the fairness of the merger consideration of US$120.00 per Ordinary Share to the unaffiliated shareholders from a financial point of view (without giving effect to any impact of the merger on any particular holder of the Ordinary Shares other than in its capacity as a holder of the Ordinary Shares).

•	The merger consideration to be paid to the unaffiliated shareholders of the Company in the merger is all cash, allowing the unaffiliated shareholders to immediately realize a certain and fair value for all of their Ordinary Shares, without incurring brokerage and other costs typically associated with market sales.

The Buyer Consortium Filing Persons’ consideration of the factors described above reflects its assessment of the fairness of the merger consideration of US$120.00 per Ordinary Share, without interest and net of any withholding taxes, payable in the merger to the unaffiliated shareholders of the Company in relation to the going-concern value of the Company on a stand-alone basis. The Buyer Consortium Filing Persons did not consider the liquidation value of the Company’s assets as a factor because each Buyer Consortium Filing Person considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. The Buyer Consortium Filing Persons view the trading history of the Ordinary Shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

The Buyer Consortium Filing Persons did not consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Buyer Consortium Filing Persons do not believe that net book value is a material indicator of the value of the Company as a going-concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with other companies in that industry. The Buyer Consortium Filing Persons note, however, that the merger consideration of US$120.00 per Ordinary Share is substantially higher than the Company’s net book value per Ordinary Share of US$48.18 as of June 30, 2020 (based on the number of issued and outstanding Ordinary Shares as of that date).

While the Buyer Consortium Filing Persons considered the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters, the Buyer Consortium Filing Persons did not calculate a pre-merger going-concern value of the Company as a public company because the Company will have a different shareholding structure following the completion of the merger; as a result, the Buyer Consortium Filing Persons do not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of the merger to the unaffiliated shareholders. However, to the extent the pre-merger going-concern value was reflected in the pre-announcement public market trading price of the Ordinary Shares, the merger consideration of US$120.00 per Ordinary Share represents a significant premium to the going-concern value of the Company.

The Buyer Consortium Filing Persons did not perform or receive any independent reports, opinions or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated shareholders.

The Buyer Consortium Filing Persons believe that the merger is also procedurally fair to the unaffiliated shareholders based on the following factors, which are not listed in any relative order of importance:

•	The consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the Special Committee, which consists of three independent directors, each of whom is an outside, non-employee director.

•	In considering the transaction with the Buyer Consortium, the Special Committee acted solely to represent the interests of the unaffiliated shareholders, and the Special Committee had independent control of the extensive negotiations with the Buyer Consortium on behalf of the unaffiliated shareholders.

•	All of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Consortium; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders other than (i) the members’ receipt of Board and Special Committee compensation (which are not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger) (ii) their indemnification and liability insurance rights under the merger agreement and (iii) their right to receive cash consideration with respect to the Company Options, Company Restricted Share Awards and Company RSU Awards that had been granted to them under the Company Share Plans.

•	The Special Committee was assisted in negotiations with members of the Buyer Consortium and in its evaluation of the merger by Duff & Phelps as its financial advisor and Davis Polk and Maples as its legal advisors.

•	The Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Consortium and in connection with the transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee recommended approval of such action to the Board.

•	The Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities.

•	The Special Committee regularly held meetings to consider and review the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

•	The terms and conditions of the merger agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Consortium and its advisors, on the other hand.

•	The Buyer Consortium did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee.

•	Under the terms of the merger agreement, the Company has the ability to consider any proposal regarding a competing transaction reasonably likely to lead to a superior proposal until the date on which the shareholders of the Company vote upon and authorize and approve the merger agreement.

•	Under the terms of the merger agreement, the Company has the ability to terminate the merger agreement in connection with a superior proposal, subject to compliance with the terms and conditions of the merger agreement.

•	The Board and the Special Committee have the ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board and the Special Committee that the Company’s shareholders vote to authorize and approve the merger agreement and the merger.

•	The Company has in place various anti-takeover defense mechanisms that (x) prohibit the Buyer Consortium from entering into agreements for or consummating the merger without the Board’s approval and (y) protect the Board’s control over the transaction process. Such anti-takeover defense mechanisms include, among other things, the Confidentiality Agreements, the IRAs, a “poison pill” (i.e., the Rights Agreement) and a staggered board. The Confidentiality Agreements contain broad “standstill” provisions prohibiting members of the Buyer Consortium and their respective affiliates from, among other things, (i) acquiring any securities of the Company, (ii) agreeing to any merger or other extraordinary transaction involving the Company, (iii) soliciting proxies or (iv) otherwise seeking to control or influence the management or the policies of the Company. The IRAs prohibit or prohibited, as applicable, the Filing Persons who are parties thereto and their affiliates from soliciting, effecting, proposing, participating in or knowingly assisting or facilitating “any action with respect to the Company or its Subsidiaries” that is not recommended by the Board during the periods of time specified therein. Under the Rights Agreement, if any person or group acquires 15% or more of the outstanding Ordinary Shares without the Board’s approval, the “poison pill” would be triggered which would result in significant dilution of the acquiring person’s or group’s interest in the Company. Finally, the Board is divided into three classes, with one class reelected each year. The Waivers granted by the Company under the Confidentiality Agreements, the IRAs and the Rights Agreement did not change the above protections for the Company, because the Board has the full discretion and control over whether or not to grant each such Waiver and certain Waivers were granted for only limited purposes including, among other things, to permit the formation of the Buyer Consortium, the acquisition by Beachhead and Double Double of certain Ordinary Shares from existing shareholders of the Company, the Sales and Purchases of Shares, and the entry into the merger agreement.

•	The availability of dissenters’ rights to the shareholders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such holders to receive the fair value of their Ordinary Shares as determined by the Grand Court of the Cayman Islands.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Consortium Filing Persons in connection with their evaluation of the fairness of the merger to the unaffiliated shareholders, which is not intended to be exhaustive, but is believed by the Buyer Consortium Filing Persons to include all material factors considered by them. The Buyer Consortium Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to the unaffiliated shareholders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Consortium Filing Persons believe that these factors provide a reasonable basis for their belief that the merger is both substantively and procedurally fair to the unaffiliated shareholders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Consortium Filing Persons to any shareholder of the Company as to how such shareholder should vote with respect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, the Company’s management provided the prospective financial information for the fiscal year ended December 31, 2020 through the fiscal year ending December 31, 2029 (the “Company Projections”) to the Special Committee and Duff & Phelps, as the financial advisor to the Special Committee, who was authorized by the Special Committee to use and rely upon the Company Projections, including for purposes of its financial analyses of the per share merger consideration to be paid to the holders of the Ordinary Shares (other than holders of Excluded Shares or Dissenting Shares) in the transactions contemplated by the merger agreement. The Company Projections, which had been prepared based on management’s projection of the Company’s future financial performance and management’s collective best estimates and judgments as of the date provided, were prepared by the Company’s management for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The projections included in the Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, management took into account historical performance, combined with estimates regarding net revenues, gross profit, EBITDA and net income. Although the Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for the Company’s products, the competitive environment, expectations regarding future construction of new plasma collection stations, and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. The main assumptions underlying the Company Projections are (in no particular order):

•	China’s overall economy would remain stable, with no material change in competition adversely affecting the Company;

•	there would be no material changes to China’s laws and regulations relating to existing restrictions on import of plasma products;

•	there would be no material changes to China’s policies and regulations relating to the biopharmaceutical and bio-material industry, which might significantly impact the sales volume growth and the average price of the Company’s products;

•

the Company would be able to build new plasma collection stations in the forecast period at a pace consistent with past years, and the Company’s supply of plasma would grow in line with industry growth;

•	market demand for the Company’s products would continue to exceed the supply of the Company, so that the Company could maintain a healthy inventory level;

•	the average prices of the Company’s major products would remain comparatively stable, with no material reduction due to the government’s tendering and centralized procurement policy;

•	capital expenditures of the Company would increase in line with the construction of new plasma collection stations and expansion of the Company’s plasma fractionation capacity;

•	the average cost in plasma collection and other major materials would increase due to growing labor cost;

•	selling expenses as a percentage of total revenues would remain stable as the Company would continue to expand its own sales team commensurate with revenue growth;

•	promotional expenses as a percentage of total revenues would increase as the Company would continue building up its in-house promotional team and increase investment in improving doctors’ and patients’ awareness of the benefits of plasma products;

•	general and administrative expenses and headquarters expenses as a percentage of total revenues would decrease due to economies of scale as the Company continues to grow;

•	research and development expenses as a percentage of total revenues would increase with increased investment in upgrading existing products and developing new products;

•	there would be no material disruption in quality raw material supply including plasma collection and no material disruption in production, such as from the COVID-19 pandemic; and

•	the Company Projections do not take into account any acquisitions of new businesses or assets, as the management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict.

The Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Company Projections.

Neither the Company’s independent registered public accounting firm, KPMG Huazhen LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the Company Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Company Projections or their achievability. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Special Committee and to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to vote in favor of approval of the merger agreement or whether or not to exercise dissenters’ rights pursuant to Section 238 of the Cayman Islands Companies Act in respect of his, her or its Ordinary Shares.

The following table summarizes the Company Projections prepared by the management members of the Company and considered by the Special Committee in connection with their analysis of the merger and Duff & Phelps in connection with the delivery of its fairness opinion:

	Company Projections
	Fiscal Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	(in RMB million except percentage) [1]
Net Revenues	3,723	3,947	4,332	4,783	5,272	5,534	5,825	6,120	6,397	6,637
Gross Profit [2]	2,517	2,673	2,910	3,197	3,483	3,614	3,764	3,944	4,094	4,213
% Margin	67.6%	67.7%	67.2%	66.8%	66.1%	65.3%	64.6%	64.4%	64.0%	63.5%
Operating Expenses [3]	1,254	1,386	1,549	1,701	1,898	1,946	2,025	2,106	2,184	2,254
EBIT [4]	1,262	1,287	1,361	1,497	1,585	1,668	1,738	1,837	1,910	1,959
% Margin	33.9%	32.6%	31.4%	31.3%	30.1%	30.1%	29.8%	30.0%	29.8%	29.5%
Adjusted EBIT [5]	1,275	1,299	1,373	1,509	1,598	1,681	1,751	1,850	1,922	1,971
% Margin	34.2%	32.9%	31.7%	31.6%	30.3%	30.4%	30.1%	30.2%	30.0%	29.7%
EBITDA [4]	1,437	1,464	1,543	1,674	1,759	1,806	1,901	2,006	2,078	2,127
% Margin	38.6%	37.1%	35.6%	35.0%	33.4%	32.6%	32.6%	32.8%	32.5%	32.1%
Adjusted EBITDA [5]	1,449	1,477	1,556	1,686	1,772	1,819	1,914	2,018	2,091	2,140
% Margin	38.9%	37.4%	35.9%	35.3%	33.6%	32.9%	32.9%	33.0%	32.7%	32.2%
Net Income	1,196	1,247	1,307	1,428	1,502	1,572	1,632	1,716	1,778	1,820
% Margin	32.1%	31.6%	30.2%	29.9%	28.5%	28.4%	28.0%	28.0%	27.8%	27.4%
Net Income Attributable to the Company	1,019	1,058	1,106	1,212	1,272	1,332	1,385	1,458	1,512	1,550
Capital Expenditures	91	98	98	98	98	408	83	108	83	108
Net Working Capital	1,788	1,887	2,108	2,357	2,660	2,853	3,059	3,226	3,410	3,581

(1)	Company Projections were prepared and provided in only RMB.

(2)	Management projected gross profit include depreciation and amortization.

(3)	Management projected operating expenses include depreciation, amortization and public company cost.

(4)	“EBIT” refers to earnings before interest and taxes; “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

(5)	In connection with its fairness analysis, the Special Committee’s financial advisor derived adjusted EBITDA from EBITDA by adding estimated public company cost to the EBITDA forecasts in the Company Projections, and derived adjusted EBIT by adding estimated public company cost to the EBIT forecasts in the Company Projections. For further details, see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53.

The Special Committee’s financial advisor reviewed certain financial analyses that were based, in part, on the financial projections above; for additional information regarding such analyses, see “Discussion Materials prepared by Duff & Phelps, LLC for discussion with the special committee of the board of directors of the Company, dated November 19, 2020” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 53.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with U.S. GAAP. See “Financial Information—Selected Historical Financial Information” beginning on page 117.

The financial projections and forecasts included in this proxy statement are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 125 and “Item 3. Key Information—D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into this proxy statement.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee (or its financial advisor) or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made or is making any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE COMPANY PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS FINANCIAL PROJECTIONS AND FORECASTS INCLUDED IN THE COMPANY PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated October 16, 2019, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the Special Committee on November 19, 2020, Duff & Phelps rendered its oral opinion (which was confirmed in writing by delivery of its written opinion later that same day) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the per share merger consideration to be paid to the holders of the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Ordinary Shares other than in their capacity as holders of Ordinary Shares). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated November 19, 2020, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the per share merger consideration and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the merger or that any specific amount of consideration constituted the only appropriate consideration for the merger. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the merger if such inclusion is required by applicable law.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F / Form 10-K filed with the SEC for the years ended December 31, 2015 through 2019 and the Company’s unaudited interim financial statements for the six months ended June 30, 2018, June 30, 2019 and June 30, 2020 included in the Company’s Form 6-K filed with the SEC;

•	reviewed the Company’s unaudited segment financial information for the years ended December 31, 2015 through 2019 and the six months ended June 30, 2019 and June 30, 2020, provided by the management members of the Company;

•	reviewed the Company Projections, prepared and provided to Duff & Phelps by the management members of the Company, upon which Duff & Phelps has relied, with the Special Committee’s consent, in performing its analysis;

•	reviewed other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management members of the Company;

•	received a letter dated November 13, 2020 from the management members of the Company, which made certain representations as to the Company Projections (including the truthfulness and completeness of the information and data provided by the management of the Company to Duff & Phelps in connection with its fairness analysis, the management’s belief as to the reasonableness of the estimates of the Company’s future financial performance and financial results, and the absence of facts or changes that would render the Company Projections inaccurate or misleading) and the underlying assumptions of such projections (the “Management Representation Letter”);

•	reviewed documents related to the merger, including (i) a draft of the merger agreement received by Duff & Phelps on November 18, 2020, (ii) a draft of the Support Agreement received by Duff & Phelps on November 18, 2020 and (iii) a draft of the A&R Consortium Agreement received by Duff & Phelps on November 18, 2020;

•	discussed the information referred to above and the background and other elements of the merger with the management members of the Company;

•	discussed with the management members of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•	reviewed the historical trading price and trading volume of the Ordinary Shares, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management members of the Company, and did not independently verify such information;

•	relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Company Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

•	assumed that information supplied and representations made by the management members of the Company are substantially accurate regarding the Company and the merger;

•	assumed that the representations and warranties made in the merger agreement and the Management Representation Letter are substantially accurate;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, businesses, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•	assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement, without any amendments thereto or any waivers of any terms or conditions thereof; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the merger.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based is proven to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of the Company, or any alternatives to the merger, (ii) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the merger agreement and the merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps was not expressing any opinion as to the market price or value of the Ordinary Shares (or anything else) after the announcement or the consummation of the merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or render any opinion, as to any legal matter.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the per share merger consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of the opinion in its entirety and the description hereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the merger if such inclusion is required by applicable law. Duff & Phelps’ opinion (i) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the merger; (iii) is not a recommendation as to how the Special Committee, the Board, the Company or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) does not indicate that the per share merger consideration is the best possibility attainable under any circumstances; instead, it merely states whether the per share merger consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering its opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2020 through December 31, 2029, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Company Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 50. The costs associated with the Company being a publicly listed company, as provided by the management members of the Company, were excluded from the financial projections because such costs would likely be eliminated as a result of the merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2029 (the “Terminal Value”) using a perpetuity growth formula assuming a 4.00% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 8.50% to 9.50%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB18,080.00 million to RMB21,780.00 million and a range of implied values of the Company’s Ordinary Shares of US$87.73 to US$100.19 per share.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the biopharmaceutical and implantable medical device industries that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The twenty-one companies included in the selected public company analysis in the biopharmaceutical and implantable medical device industries were:

Foreign Listed China Biopharmaceutical Companies	• Sino Biopharmaceutical Limited
• Hansoh Pharmaceutical Group Company Limited
• CSPC Pharmaceutical Group Limited
• Luye Pharma Group Ltd.
• 3SBio Inc.
• The United Laboratories International Holdings Limited
• Lee's Pharmaceutical Holdings Limited

Global Biopharmaceutical Companies	• CSL Limited
• Takeda Pharmaceutical Company Limited
• Baxter International Inc.
• Grifols, S.A.
• Green Cross Corporation

Foreign Listed China Implantable Medical Device Companies	• MicroPort Scientific Corporation
• AK Medical Holdings Limited
• Beijing Chunlizhengda Medical Instruments Co., Ltd.
• LifeTech Scientific Corporation

Global Implantable Medical Device Companies	• Medtronic plc
• Stryker Corporation
• Boston Scientific Corporation
• Zimmer Biomet Holdings, Inc.
• Integra LifeSciences Holdings Corporation

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2020, 2021 and 2022 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

Company Information	Revenue Growth					EBITDA Growth					EBITDA Margin					R&D % of Revenue
Company Name	3-YR CAGR	LTM	2020	2021	2022	3-YR CAGR	LTM	2020	2021	2022	3-YR AVG	LTM	2020	2021	2022	3-YR CAGR	LTM
Foreign Listed China Biopharmaceutical Companies
Sino Biopharmaceutical Limited	13.6%	2.8%	10.5%	19.9%	21.2%	14.7%	3.1%	14.1%	22.6%	21.5%	26.4%	26.1%	27.1%	27.7%	27.8%	10.3%	9.7%
Hansoh Pharmaceutical Group Company Limited	16.9%	-5.7%	4.9%	29.7%	19.9%	17.5%	8.7%	15.8%	24.7%	21.7%	32.3%	35.6%	37.8%	36.3%	36.9%	11.2%	12.9%
CSPC Pharmaceutical Group Limited	26.0%	14.8%	24.1%	18.6%	18.2%	21.3%	15.5%	27.3%	20.0%	18.0%	24.5%	23.2%	23.8%	24.1%	24.1%	7.5%	10.7%

Company Information	Revenue Growth					EBITDA Growth					EBITDA Margin					R&D % of Revenue
Company Name	3-YR CAGR	LTM	2020	2021	2022	3-YR CAGR	LTM	2020	2021	2022	3-YR AVG	LTM	2020	2021	2022	3-YR CAGR	LTM
Luye Pharma Group Ltd.	29.6%	1.4%	2.2%	7.4%	14.0%	32.5%	6.3%	-1.0%	5.6%	6.0%	32.9%	34.5%	33.0%	32.5%	30.2%	8.7%	9.3%
3SBio Inc.	23.9%	6.3%	11.4%	16.5%	14.1%	22.6%	3.6%	12.7%	12.6%	15.1%	34.5%	34.2%	34.4%	33.2%	33.5%	8.2%	9.6%
The United Laboratories International Holdings Limited	11.4%	10.2%	9.1%	7.6%	6.3%	17.3%	22.3%	22.7%	2.9%	1.4%	20.6%	20.9%	22.6%	21.6%	20.6%	3.7%	4.9%
Lee's Pharmaceutical Holdings Limited	9.4%	-0.8%	2.7%	12.5%	12.1%	1.2%	10.2%	3.3%	20.5%	0.7%	28.7%	29.0%	29.1%	31.2%	28.1%	16.3%	22.6%
Group Median	16.9%	2.8%	9.1%	16.5%	14.1%	17.5%	8.7%	14.1%	20.0%	15.1%	28.7%	29.0%	29.1%	31.2%	28.1%	8.7%	9.7%

Global Biopharmaceutical Companies
CSL Limited	9.6%	7.2%	8.1%	8.4%	8.2%	19.9%	23.5%	9.5%	8.4%	10.4%	34.7%	38.0%	33.2%	33.2%	33.9%	9.6%	10.1%
Takeda Pharmaceutical Company Limited	0.8%	-1.8%	-1.6%	3.5%	0.2%	3.6%	-16.9%	5.0%	11.1%	3.1%	33.0%	30.7%	34.1%	36.6%	37.6%	17.0%	15.1%
Baxter International Inc.	3.8%	3.4%	1.6%	5.2%	5.1%	12.0%	4.6%	-0.1%	11.3%	12.0%	22.9%	23.9%	24.0%	25.4%	27.0%	5.6%	4.6%
Grifols, S.A.	8.0%	8.7%	5.4%	4.0%	8.2%	7.7%	-0.9%	4.4%	8.4%	12.8%	28.3%	24.7%	27.7%	28.8%	30.1%	5.8%	5.4%
Green Cross Corporation	4.6%	4.5%	8.0%	6.7%	4.7%	-2.4%	15.8%	22.8%	5.0%	5.7%	8.0%	7.3%	8.4%	8.3%	8.4%	8.9%	8.8%
Group Median	4.6%	4.5%	5.4%	5.2%	5.1%	7.7%	4.6%	5.0%	8.4%	10.4%	28.3%	24.7%	27.7%	28.8%	30.1%	8.9%	8.8%
Biopharmaceutical Companies Median	10.5%	3.9%	6.7%	8.0%	10.1%	16.0%	7.5%	11.1%	11.2%	11.2%	28.5%	27.5%	28.4%	30.0%	29.1%	8.8%	9.6%

Foreign Listed China Implantable Medical Device Companies
MicroPort Scientific Corporation	7.5%	-5.9%	0.4%	15.8%	12.4%	NM	-99.9%	-36.0%	56.1%	34.7%	8.4%	0.0%	6.5%	8.6%	9.9%	16.2%	22.3%

Company Information	Revenue Growth					EBITDA Growth					EBITDA Margin					R&D % of Revenue
Company Name	3-YR CAGR	LTM	2020	2021	2022	3-YR CAGR	LTM	2020	2021	2022	3-YR AVG	LTM	2020	2021	2022	3-YR CAGR	LTM
AK Medical Holdings Limited	32.0%	26.8%	22.2%	38.3%	36.8%	48.4%	60.4%	34.2%	32.9%	34.4%	32.1%	41.3%	39.4%	37.9%	37.3%	8.6%	9.2%
Beijing Chunlizhengda Medical Instruments Co., Ltd.	60.2%	34.5%	30.0%	35.0%	35.0%	NA	52.1%	30.6%	35.3%	34.5%	27.9%	32.6%	32.4%	32.4%	32.3%	7.0%	7.2%
LifeTech Scientific Corporation	23.8%	2.4%	11.1%	16.8%	12.8%	NA	7.4%	-19.0%	26.3%	25.0%	36.8%	37.9%	25.9%	28.0%	31.0%	19.0%	21.0%
Group Median	27.9%	14.6%	16.7%	25.9%	23.9%	48.4%	29.7%	5.8%	34.1%	34.5%	30.0%	35.2%	29.1%	30.2%	31.7%	12.4%	15.1%

Global Implantable Medical Device Companies
Medtronic plc	-0.9%	-8.9%	-16.1%	21.9%	6.5%	-4.2%	-27.3%	-32.5%	89.1%	7.0%	29.7%	25.1%	20.7%	32.1%	32.2%	7.9%	8.6%
Stryker Corporation	9.5%	-2.3%	-3.2%	13.1%	6.6%	10.0%	-2.8%	-8.0%	22.5%	9.0%	27.2%	27.1%	26.6%	28.8%	29.5%	6.4%	6.9%
Boston Scientific Corporation	8.6%	-13.1%	-11.7%	16.9%	9.4%	7.0%	-34.0%	-18.7%	41.6%	14.9%	25.9%	19.7%	23.0%	27.8%	29.2%	11.1%	11.5%
Zimmer Biomet Holdings, Inc.	1.3%	-10.9%	-11.5%	15.1%	3.9%	-5.6%	-18.2%	-12.1%	28.5%	7.7%	31.8%	27.4%	29.4%	32.8%	34.0%	5.5%	6.0%
Integra LifeSciences Holdings Corporation	3.7%	-8.5%	-9.5%	6.6%	5.1%	-4.8%	-11.6%	-11.3%	17.9%	12.4%	24.0%	23.5%	23.9%	26.5%	28.3%	9.9%	9.5%
Group Median	3.7%	-8.9%	-11.5%	15.1%	6.5%	-4.2%	-18.2%	-12.1%	28.5%	9.0%	27.2%	25.1%	23.9%	28.8%	29.5%	7.9%	8.6%
Implantable Medical Device Companies Median	8.6%	-5.9%	-3.2%	16.8%	9.4%	1.4%	-11.6%	-12.1%	32.9%	14.9%	27.9%	27.1%	25.9%	28.8%	31.0%	8.6%	9.2%
Aggregate Mean	14.4%	3.1%	4.7%	15.2%	12.4%	12.1%	1.0%	3.0%	24.0%	14.7%	27.2%	26.8%	26.8%	28.3%	28.7%	9.7%	10.8%
Aggregate Median	9.5%	2.4%	4.9%	15.1%	9.4%	11.0%	4.6%	4.4%	20.5%	12.4%	28.3%	27.1%	27.1%	28.8%	30.1%	8.7%	9.5%
The Company	15.3%	5.4%	7.3%	6.0%	9.8%	8.0%	14.3%	10.1%	1.9%	5.4%	38.4%	41.1%	38.9%	37.4%	35.9%	2.1%	2.3%

Enterprise Value as a Multiple of

	LTM EBITDA	2020 EBITDA	2021 EBITDA	2022 EBITDA	LTM EBIT	2020 EBIT	2021 EBIT	2022 EBIT	LTM Revenue	2020 Revenue	2021 Revenue	2022 Revenue
Foreign Listed China Biopharmaceutical Companies
Sino Biopharmaceutical Limited	25.4x	22.3x	18.2x	15.0x	33.5x	27.3x	22.2x	18.1x	6.64x	6.04x	5.04x	4.16x
Hansoh Pharmaceutical Group Company Limited	49.6x	41.3x	33.2x	27.2x	53.4x	44.6x	35.6x	29.1x	17.64x	15.62x	12.04x	10.04x
CSPC Pharmaceutical Group Limited	14.7x	12.1x	10.1x	8.5x	17.0x	14.0x	11.4x	9.5x	3.42x	2.88x	2.43x	2.06x

Luye Pharma Group Ltd.	7.8x	7.7x	7.3x	6.9x	10.0x	9.8x	8.9x	8.3x	2.69x	2.56x	2.38x	2.09x

3SBio Inc.	7.7x	7.0x	6.2x	5.4x	9.5x	8.2x	7.2x	6.1x	2.65x	2.40x	2.06x	1.80x
The United Laboratories International Holdings Limited	5.9x	5.1x	4.9x	4.9x	9.3x	8.5x	7.6x	7.1x	1.22x	1.15x	1.07x	1.00x
Lee's Pharmaceutical Holdings Limited	5.5x	5.1x	4.2x	4.2x	7.9x	7.6x	5.8x	5.8x	1.58x	1.48x	1.31x	1.17x

Group Median	7.8x	7.7x	7.3x	6.9x	10.0x	9.8x	8.9x	8.3x	2.69x	2.56x	2.38x	2.06x

Global Biopharmaceutical Companies

CSL Limited	30.9x	33.4x	30.8x	27.9x	39.5x	38.5x	35.4x	31.7x	11.73x	11.11x	10.25x	9.47x

Takeda Pharmaceutical Company Limited	10.2x	9.0x	8.1x	7.9x	11.1x	10.2x	8.7x	8.7x	3.12x	3.08x	2.98x	2.97x
Baxter International Inc.	16.1x	16.1x	14.4x	12.9x	23.0x	21.9x	19.2x	17.2x	3.86x	3.85x	3.66x	3.48x

Grifols, S.A.	17.1x	15.3x	14.2x	12.5x	22.5x	20.7x	17.6x	15.5x	4.23x	4.24x	4.08x	3.77x

Green Cross Corporation	47.4x	38.5x	36.7x	34.7x	76.8x	60.9x	55.4x	53.8x	3.44x	3.25x	3.05x	2.91x

Group Median	17.1x	16.1x	14.4x	12.9x	23.0x	21.9x	19.2x	17.2x	3.86x	3.85x	3.66x	3.48x

Enterprise Value as a Multiple of

	LTM EBITDA	2020 EBITDA	2021 EBITDA	2022 EBITDA	LTM EBIT	2020 EBIT	2021 EBIT	2022 EBIT	LTM Revenue	2020 Revenue	2021 Revenue	2022 Revenue
Biopharmaceutical Companies Median	15.4x	13.7x	12.1x	10.5x	19.8x	17.4x	14.5x	12.5x	3.43x	3.17x	3.01x	2.94x
Foreign Listed China Implantable Medical Device Companies
MicroPort Scientific Corporation	NM	NM	NM	NM	NM	NM	NM	NM	11.21x	9.96x	8.46x	7.28x
AK Medical Holdings Limited	36.2x	32.4x	24.4x	18.1x	40.4x	35.3x	26.6x	19.4x	14.94x	12.77x	9.23x	6.75x
Beijing Chunlizhengda Medical Instruments Co., Ltd.	27.6x	22.2x	16.4x	12.2x	29.0x	22.9x	17.0x	12.7x	9.01x	7.19x	5.33x	3.95x
LifeTech Scientific Corporation	33.0x	41.1x	32.5x	26.0x	43.5x	55.9x	41.4x	31.8x	12.49x	10.64x	9.11x	8.08x

Group Median	33.0x	32.4x	24.4x	18.1x	40.4x	35.3x	26.6x	19.4x	11.85x	10.30x	8.79x	7.01x

Global Implantable Medical Device Companies

Medtronic plc	23.7x	30.8x	16.3x	15.2x	27.3x	36.4x	18.5x	17.1x	5.95x	6.37x	5.23x	4.91x

Stryker Corporation	24.5x	24.7x	20.2x	18.5x	26.8x	27.3x	21.9x	20.2x	6.66x	6.57x	5.81x	5.45x

Boston Scientific Corporation	29.1x	24.7x	17.4x	15.2x	32.5x	29.0x	19.3x	16.8x	5.75x	5.67x	4.85x	4.43x
Zimmer Biomet Holdings, Inc.	20.2x	18.8x	14.6x	13.6x	25.9x	23.9x	17.7x	16.4x	5.52x	5.52x	4.80x	4.62x
Integra LifeSciences Holdings Corporation	18.6x	18.4x	15.6x	13.9x	29.3x	21.1x	18.1x	16.7x	4.38x	4.40x	4.13x	3.93x

Group Median	23.7x	24.7x	16.3x	15.2x	27.3x	27.3x	18.5x	16.8x	5.75x	5.67x	4.85x	4.62x

Implantable Medical Device Companies Median	26.1x	24.7x	16.9x	15.2x	29.1x	28.2x	18.9x	17.0x	6.66x	6.57x	5.33x	4.91x

Enterprise Value as a Multiple of

	LTM EBITDA	2020 EBITDA	2021 EBITDA	2022 EBITDA	LTM EBIT	2020 EBIT	2021 EBIT	2022 EBIT	LTM Revenue	2020 Revenue	2021 Revenue	2022 Revenue
Aggregate Mean	22.6x	21.3x	17.3x	15.0x	28.4x	26.2x	20.8x	18.1x	6.58x	6.04x	5.11x	4.49x

Aggregate Median	21.9x	20.5x	16.0x	13.7x	27.1x	23.4x	18.3x	16.8x	5.52x	5.52x	4.80x	3.95x

Note: The Company’s financial performance metrics presented are adjusted to exclude public company cost and non-recurring income (expenses).

LTM = Latest Twelve Months

CAGR = Compounded Annual Growth Rate

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: Capital IQ, Bloomberg, company filings, press releases

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. Specifically, Duff & Phelps reviewed (i) eleven merger and acquisition transactions announced since January 2015 involving companies in the biopharmaceutical industry which provide plasma-related products or products used for the prevention and treatment of immune-deficiency related diseases, and for which sufficient public information was available and (ii) eleven merger and acquisition transactions announced since January 2015 involving companies in the implantable medical device industry for which sufficient public information was available. All the selected merger and acquisition transactions reviewed by Duff & Phelps are change-of-control transactions and involve target companies with an implied enterprise value exceeding US$50 million. The selected biopharmaceutical, plasma products and implantable medical device transactions indicated enterprise value to LTM revenue multiples ranging from 0.95x to 9.45x with a median of 2.85x, enterprise value to LTM EBITDA multiples ranging from 9.1x to 23.2x with a median of 14.4x and enterprise value to LTM EBIT multiples ranging from 12.4x to 33.2x with a median of 19.4x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Selected M&A Transactions Analysis - Biopharmaceutical and Plasma Products Companies
 (US$ in millions)

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / EBIT
7/20/2020	Green Cross Biotherapeutics Inc.	Grifols, S.A.	$295	$56	NA	NA	NA	5.30x	NA	NA
10/16/2019	Kedrion S.p.A.	FSI SGR S.p.A.	$310	$325	$21	$20	6.5%	0.95x	14.8x	15.3x
5/16/2018	SciGen Ltd	YiFan International Pharmaceutical Co., Limited	$85	$40	$4	$4	11.1%	2.10x	18.9x	20.0x
4/19/2018	Shire plc	Takeda Pharmaceutical Company Limited	$80,535	$15,354	$6,450	$4,048	42.0%	5.25x	12.5x	19.9x
1/22/2018	Bioverativ Inc.	Sanofi	$11,038	$1,169	$475	$466	40.6%	9.45x	23.2x	23.7x
12/1/2017	Lanzhou Lansheng Blood Products Co., Ltd.	Chengdu Rongsheng Pharmaceutical Co., Ltd.	$90	$32	$8	$7	26.2%	2.83x	10.8x	12.4x

Selected M&A Transactions Analysis - Biopharmaceutical and Plasma Products Companies
(US$ in millions)

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / EBIT
12/1/2017	Sinopharm Group Wuhan Blood Products Co., Ltd.	Chengdu Rongsheng Pharmaceutical Co., Ltd.	$171	$33	$12	$8	34.9%	5.15x	14.7x	22.1x
12/1/2017	Sinopharm Group Shanghai Blood Products Co., Ltd.	Chengdu Rongsheng Pharmaceutical Co., Ltd.	$153	$55	$12	$8	21.4%	2.77x	12.9x	19.8x
3/29/2017	Biotest Aktiengesellschaft	Tiancheng International Investment Limited	$1,293	$595	$92	$68	15.5%	2.17x	14.0x	19.1x
1/11/2016	Baxalta Incorporated	Shire plc	$35,219	$6,148	$2,105	$1,848	34.2%	5.73x	16.7x	19.1x
8/15/2015	Nanjing Xinbai Pharmaceutical Co., Ltd.	Jiangxi Boya Bio-Pharmaceutical Co.,Ltd (nka:Boya Bio-pharmaceutical Group Co.,Ltd)	$97	$37	NA	$5	NA	2.63x	NA	18.8x

Mean	4.03x	15.4x	19.0x
Median	2.83x	14.7x	19.4x

Selected M&A Transactions Analysis - Implantable Medical Device Companies
(US$ in millions)

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / EBIT
9/18/2020	Amplitude Surgical SA	PAI Partners	$248	$105	$20	$-6	19.0%	2.37x	12.5x	NM
6/5/2019	Vilex in Tennessee, Inc./ Orthex, LLC	OrthoPediatrics Corp.	$60	$12	NA	NA	NA	5.07x	NA	NA
8/30/2018	K2M Group Holdings, Inc.	Stryker Corporation	$1,340	$272	$-13	$-37	-4.8%	4.93x	NM	NM
12/7/2017	Entellus Medical, Inc.	Stryker Corporation	$664	$86	$-29	$-34	-34.0%	7.70x	NM	NM
10/23/2017	Exactech, Inc.	TPG Capital, L.P.	$758	$264	$43	$23	16.3%	2.87x	17.6x	33.2x
6/7/2017	In'Tech Medical S.A.S.	Eurazeo PME	$110	$62	NA	NA	NA	1.77x	NA	NA

Selected M&A Transactions Analysis - Biopharmaceutical and Plasma Products Companies
 (US$ in millions)

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	EBITDA Margin	EV / Revenue	EV / EBITDA	EV / EBIT
2/15/2017	DePuy Synthes, Inc., Codman Neurosurgery Business	Integra LifeSciences Holdings Corporation	$1,045	$370	$115	$83	31.0%	2.82x	9.1x	12.6x
6/27/2016	Heartware International Inc.	Medtronic, Inc.	$1,067	$262	$-36	$-45	-13.8%	4.07x	NM	NM
4/28/2016	St. Jude Medical, Inc.	Abbott Laboratories	$30,003	$5,644	$1,600	$1,241	28.3%	5.32x	18.8x	24.2x
4/11/2016	Alcoa Remmele Medical Operations (nka:LISI MEDICAL Remmele)	Hi-Shear Corporation; Lisi Medical SAS	$102	$70	NA	NA	NA	1.46x	NA	NA
7/27/2015	X-spine Systems, Inc.	Bacterin International Holdings, Inc. (nka:Xtant Medical Holdings, Inc.)	$87	$42	$7	$5	17.3%	2.05x	11.8x	17.4x

Mean	3.68x	14.0x	21.8x
Median	2.87x	12.5x	20.8x
Aggregate Mean	3.85x	14.9x	19.8x
Aggregate Median	2.85x	14.4x	19.4x

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s LTM EBITDA ending June 30, 2020 and projected EBITDA ending December 31, 2020 and December 31, 2021. The LTM EBITDA and projected EBITDA were adjusted for purposes of this analysis to exclude public company costs and non-recurring income (expenses). Duff & Phelps’ selected valuation multiples were as follows: LTM EBITDA multiple ranged from 14.0x to 17.0x, projected fiscal 2020 EBITDA multiple ranged from 14.0x to 17.0x and projected fiscal 2021 EBITDA multiple ranged from 14.0x to 17.0x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that, in its judgement, reflected the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Based on these analyses, Duff & Phelps’ selected public companies analysis resulted in an estimated enterprise value for the Company of RMB20,550.00 million to RMB24,950.00 million and a range of implied values of the Company’s Ordinary Shares of US$96.63 to US$111.58 per share.

Summary of Financial Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB18,080.00 million to RMB21,780.00 million while from its public companies / M&A transactions analysis was RMB20,550.00 million to RMB24,950.00 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB19,315.00 million to RMB23,365.00 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB23,977.01 million to RMB27,542.26 million by:

•	adding excess cash of RMB3,997.65 million;

•	adding proceeds from exercise of options of RMB1.85 million;

•	adding short-term investments of RMB3,025.69 million;

•	adding long-term equity investments of RMB263.21 million to RMB311.79 million;

•	adding loan receivable of RMB223.79 million;

•	adding dividends receivable of RMB48.72 million;

•	adding interest receivable of RMB1.18 million;

•	subtracting dividends payable of RMB34.48 million;

•	subtracting repatriation tax payable of RMB147.39 million;

•	subtracting financial lease payable of RMB2.04 million;

•	subtracting payables to a potential investor of RMB60.77 million;

•	subtracting noncontrolling interest of RMB2,655.40 million to RMB3,188.73 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each Ordinary Share to range from US$92.18 to US$105.89. Duff & Phelps noted that the per share merger consideration to be received by the holders of the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) in the merger was above the range of the per Ordinary Share value indicated in its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$900,000, consisting of a nonrefundable retainer of US$450,000 payable upon engagement, and US$450,000 payable upon Duff & Phelps delivering its opinion to the Special Committee in writing.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for all its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed US$50,000.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board are aware of these fee arrangements. In addition, Duff & Phelps Securities, LLC, an affiliate of Duff & Phelps, agreed to provide the Special Committee with certain financial and market related advice and assistance as may be requested by the Special Committee in connection with the merger and may receive a fee for such services. Other than such engagement, during the two years preceding the date of its opinion, Duff & Phelps has not had any material relationship with the Company or any of its affiliates for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Purposes of and Reasons for the Merger

The Buyer Consortium

Under the SEC rules governing “going private” transactions, each Buyer Consortium Filing Person is required to express its reasons for the merger to the Company’s unaffiliated shareholders, as defined in Rule 13e-3 of the Exchange Act. Each Buyer Consortium Filing Person is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Buyer Consortium Filing Persons, the purpose of the merger is to enable the Buyer Consortium to acquire the remaining outstanding Ordinary Shares that are not owned by the members of the Buyer Consortium and their respective affiliates in a transaction in which the Company’s shareholders, other than the members of the Buyer Consortium and their respective affiliates, will be cashed out for the proposed purchase price per Ordinary Share of US$120.00, so that the Buyer Consortium will bear the rewards and risks of sole ownership of the Company, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In the course of considering the merger, the Buyer Consortium Filing Persons did not consider alternative transaction structures because the Buyer Consortium Filing Persons believe that a merger will be the most direct and effective way to enable the Buyer Consortium to acquire full ownership and control of the Company.

The Buyer Consortium Filing Persons decided to undertake the merger at this time because they want to take advantage of the benefits of the Company being privately held. The applicable Buyer Consortium Filing Persons have respectively held Ordinary Shares acquired by them for investment purposes and reserved the option to make additional purchases of Ordinary Shares or other investment decisions from time to time (subject to the restrictions under the applicable IRAs and the Rights Agreement), depending on, among other things, their respective evaluations of the Company’s business, prospects and financial condition. Recently, the Buyer Consortium Filing Persons believe that the operating environment of the Company has changed significantly, and the Company faces a number of challenges, including but not limited to (i) a continued decrease in the average prices for human albumin and human immunoglobulin for intravenous injection products in 2019 and in the second quarter of 2020, (ii) a continued decrease in the revenue generated by the Company from placenta polypeptide products in 2019 and in the first half of 2020, and (iii) an increase in cost of sales in 2019 and in the first quarter of 2020. As a result, the Buyer Consortium Filing Persons are of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Consortium Filing Persons believe that these strategies would be substantially more difficult to implement if the Company were to continue to be publicly traded in the United States. Following the merger, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the U.S. public market’s valuation of the Company and the emphasis on short-term, period-to-period performance.

The Company

The Company’s purpose for engaging in the merger is to enable its shareholders to receive US$120.00 per Ordinary Share in cash, without interest and net of any applicable withholding taxes, which represents a premium of 16.8% over the closing price of US$102.77 per Ordinary Share on September 17, 2019, the last trading day prior to the date that the Company announced its receipt of the going-private proposal from the Buyer Consortium, and a premium of 21.1% over the volume-weighted average price of the Ordinary Shares during the 30 trading days through September 17, 2019. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

The Ordinary Shares are currently listed on Nasdaq under the symbol “CBPO.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by certain members of the Buyer Consortium or their respective affiliates. Following the completion of the merger, the Ordinary Shares will cease to be listed on any securities exchange or quotation system, including Nasdaq, and price quotations with respect to sales of the Ordinary Shares in the public market will no longer be available. In addition, registration of the Ordinary Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Ordinary Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such shorter period as may be determined by the SEC, registration of the Ordinary Shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Upon completion of the merger, each issued and outstanding Ordinary Share (other than the Excluded Shares and the Dissenting Shares) will be cancelled in exchange for the right to receive the merger consideration per share of US$120.00 in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. At the effective time of the merger, (a) the Cancelled Shares will be cancelled and cease to exist without consideration, (b) Ordinary Shares held by Parent or by any direct or indirect subsidiary of Parent (including the Rollover Shares) will be, at Parent’s option, cancelled and cease to exist without consideration or converted into the same number of shares of the surviving company, and (c) the Dissenting Shares will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act. At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders of the Company, other than Rollover Securityholders, will no longer have any equity interest in, or be shareholders of, the Company upon completion of the merger. Therefore, the Company’s shareholders other than the Rollover Securityholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, the Company’s current shareholders other than the Rollover Securityholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time of the merger, (a) each Company Option, whether vested or unvested, that is outstanding, unexercised and not yet expired as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$120.00 over the applicable per share exercise price of such Company Option and (ii) the number of Ordinary Shares underlying such Company Option; (b) each Company Restricted Share Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company Restricted Share Award, except that certain Company Restricted Share Awards held by Guangli Pang, Ming Yang, Gang Yang and Bingbing Sun will be contributed to Parent in exchange for shares of Parent; (c) each Company RSU Award granted by the Company prior to January 1, 2020 and the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning on or after January 1, 2020, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award, except that the Company RSU Awards granted to Mr. Chow prior to January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; (d) each unvested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning) that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an equity-based award to be granted by an exempted company incorporated in the Cayman Islands with limited liability which is or will become one of the direct shareholders of Parent immediately after the closing of the merger, having a substantially equivalent economic value of such Company RSU Award and subject to the same vesting terms and other conditions applicable to such corresponding Company RSU Award, except that the Company RSU Awards granted to Mr. Chow on or after January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; and (e) each vested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Mr. Chow) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award.

For the maximum amount of cash payments to be received by our directors and executive officers in respect of their Ordinary Shares, Company Options, Company Restricted Share Awards and Company RSU Awards (excluding Ordinary Shares, Company Options Company Restricted Share Awards and Company RSU Awards held by the Rollover Securityholders) upon the completion of the merger, see “—Interests of Certain Persons in the Merger—Treatment of Company Options, Company Restricted Share Awards and Company RSU Awards, including Those Held by Officers and Directors” beginning on page 83.

Memorandum and Articles of Association of the Surviving Company; Directors and Officers of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the amended and restated memorandum and articles of association of Merger Sub, as in effect immediately prior to the effective time of the merger (except that, at the effective time of the merger, (a) Article I of the memorandum of association of the surviving company shall be amended to read as follows: “The name of the company is China Biologic Products Holdings, Inc.”; (b) the articles of association of the surviving company shall be amended to refer to the name of the surviving company as “China Biologic Products Holdings, Inc.”; and (c) the articles of association of the surviving company shall include certain provisions with respect to exculpation and indemnification or advancement of expenses, as required by the merger agreement). In addition, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving company, and the officers of the Company immediately prior to the effective time of the merger will become the initial officers of the surviving company unless otherwise determined by Parent prior to the effective time of the merger.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•	the receipt by such shareholders of US$120.00 per Ordinary Share in cash, representing a premium of 16.8% over the closing price of US$102.77 per Ordinary Share on September 17, 2019, the last trading day prior to the date that the Company announced its receipt of the going-private proposal from the Buyer Consortium, and a premium of 21.1% over the volume-weighted average price of the Ordinary Shares during the 30 trading days through September 17, 2019; and

•	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value, following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•	such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Ordinary Shares, if any; and

•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws; as a result, a holder of the Ordinary Shares who receives cash in exchange for all of such holder’s Ordinary Shares in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such holder’s aggregate adjusted tax basis in such Ordinary Shares.

The primary benefits of the merger to the Buyer Consortium include the following:

•	if the Company executes its business strategies successfully, the value of the Buyer Consortium’s equity interests in the Company could increase because of possible increases in future revenues, free cash flow and the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Consortium;

•	the Company will be relieved from pressure from the public market’s valuation to make decisions that may produce better short term results, which may not maximize the long-term equity value of the Company, and as a result, the Company’s management will have much more flexibility to focus on long-term strategic planning and improving long-term profitability without public market scrutiny or the pressure to meet quarterly forecasts set by analysts;

•	the Company’s management will have more freedom to change its capital spending strategy, introduce new products and services and/or change its pricing strategies to attract customers in a highly competitive business; and

•	the costs and administrative burden resulting from operating the Company as a publicly traded company will be reduced, including the costs in connection with regulatory filings and compliance requirements.

The primary detriments of the merger to the Buyer Consortium include the following:

•	all of the risks associated with any possible decrease in the Company’s revenues, free cash flow or value following the merger will be borne by the Buyer Consortium;

•	risks associated with any legal or regulatory proceedings against the Company will be borne by the Buyer Consortium;

•	the business risks facing the Company will be borne by the Buyer Consortium; and

•	following the merger, there will be no trading market for the surviving company’s equity securities and Parent’s equity investment in the surviving company following the merger will bear material risks resulting from such limited liquidity.

Effects of the Merger on the Company’s Net Book Value and Net Earnings

After the closing of the merger, each member of the Buyer Consortium will have an indirect interest in the Company’s net book value and net earnings in proportion to such member’s ownership interest in Parent, which will wholly own the surviving company. The Company’s net earnings attributable to its shareholders for the six months ended June 30, 2020 was approximately US$89,066,134 and its net book value attributable to shareholders of the Company as of June 30, 2020 was approximately US$1,779,662,438.

The table below sets forth the indirect beneficial interest in the Company’s net book value and net earnings for each member of the Buyer Consortium Filing Persons before and after the merger, based on the historical net book value and net earnings of the Company as of and for the six months ended June 30, 2020.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	US$’000%		US$’000%		US$’000%		US$’000%
Centurium Filing Persons	452,468	25.42	22,644	25.42	637,245	35.81	31,892	35.81
Parfield Filing Persons	97,750	5.49	4,892	5.49	137,669	7.74	6,890	7.74
CITIC Filing Persons	226,533	12.73	11,337	12.73	319,044	17.93	15,967	17.93
Hillhouse Filing Persons	135,447	7.61	6,779	7.61	190,760	10.72	9,547	10.72
Management Filing Persons	243,404	13.68	12,182	13.68	415,088	23.32	20,774	23.32

(1) Ownership percentages are based on 38,919,321 Ordinary Shares issued and outstanding as of the date of this proxy statement.

Plans for the Company after the Merger

Following completion of the merger, Parent will own 100% of the equity interest in the surviving company. The Buyer Consortium Filing Persons anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent.

Subsequent to the completion of the merger and the anticipated deregistration of the Company’s Ordinary Shares, the Company will no longer be subject to the Exchange Act and Nasdaq compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Consortium Filing Persons do not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company, including with respect to the Company’s corporate structure or business.

Subsequent to the closing of the merger, the Buyer Consortium Filing Persons, in conjunction with the surviving company’s management and board of directors, will continuously evaluate and review the surviving company’s business and operations and may propose or develop new plans and proposals, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Buyer Consortium Filing Persons expressly reserve the right to make any changes it deems appropriate to the operation of the surviving company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company. The Special Committee was formed on September 24, 2019, in response to the receipt of the preliminary non-binding going-private proposal letter from the Buyer Consortium on September 18, 2019. In light of (a) the Buyer Consortium’s express intention not to sell Ordinary Shares owned by the Buyer Consortium to any third party and the Buyer Consortium’s aggregate beneficial ownership of approximately 68.32% of the outstanding Ordinary Shares of the Company, and (b) the fact that since the Company’s receipt of the proposal letter from the Buyer Consortium on September 18, 2019, the Company has not received any offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or the purchase of all or a substantial portion of the Ordinary Shares that would enable such person to exercise control of or significant influence over the Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Consortium. The Special Committee also took into account that prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee to the extent provided in the merger agreement. In this regard, the Special Committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the significant offer premium implied by the merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly-traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.

Effects on the Company if the Merger Is Not Completed

If the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are not authorized and approved by the shareholders of the Company or if the merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their Ordinary Shares pursuant to the merger agreement, nor will the holders of any Company Options, Company Restricted Share Awards or Company RSU Awards receive any payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company, the Ordinary Shares will continue to be listed and traded on Nasdaq (provided that the Company continues to meet Nasdaq’s listing requirements), and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Ordinary Shares. Accordingly, if the merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Ordinary Shares, including the risk that the market price of the Ordinary Shares may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee in an amount equal to US$30,360,000, or Parent may be required to pay the Company a termination fee in an amount equal to US$68,310,000, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fees” beginning on page 112.

If the merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

The Company and the Buyer Consortium estimate that the total amount of funds necessary to complete the merger is anticipated to be approximately US$1.56 billion as of the date of this proxy statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Consortium do not consider the value of the Excluded Shares, which will be cancelled for no consideration or converted into the same number of shares of the surviving company pursuant to the merger agreement. This amount includes the cash to be paid to the unaffiliated shareholders and holders of Company Options, Company Restricted Share Awards and Company RSU Awards, as well as the related costs and expenses, in connection with the merger.

The Buyer Consortium expects to provide this amount through a combination of (i) the proceeds from a senior term loan facility contemplated by the Debt Commitment Letter, and (ii) cash in the Company and its subsidiaries.

Under the terms and subject to the conditions of the Equity Commitment Letters, each of the Sponsors planned to provide equity financing in an aggregate amount of up to approximately US$674.5 million to Parent to complete the merger if the transactions contemplated by the Additional PWM SPAs and the Additional Parfield SPA failed to be consummated prior to the closing of the merger. Since all of the transactions contemplated by the Additional PWM SPAs and the Additional Parfield SPA have been consummated, the Equity Commitment Letters have been terminated and no cash contribution would be required to be provided by the applicable Sponsors to finance the merger.

Under the terms and subject to the conditions of the Debt Commitment Letter, the Arranger and Underwriter committed to arrange and underwrite a senior term loan facility of US$1.10 billion to Merger Sub to complete the merger.

Equity Financing

Pursuant to the Equity Commitment Letters, the Sponsors committed, subject to the terms and conditions therein, to purchase, or cause the purchase of equity securities of Parent, at or prior to the effective time of the merger, in an aggregate cash amount of up to US$674.5 million.

The maximum amount of each Sponsor’s respective equity commitment was US$450,000,000 by Biomedical Treasure, US$79,299,960 by Biomedical Future and US$145,220,040 by CCC Co-Investment, with such funds to be used solely for the purpose of financing such portion of the funds required to complete the merger.

Each Sponsor’s commitment under its Equity Commitment Letter was conditioned upon (a) the execution and delivery of the merger agreement and the Equity Commitment Letters by the other Sponsors, (b) the satisfaction in full or waiver by Parent (pursuant to the terms of the A&R Consortium Agreement) of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the closing under the merger agreement (other than those conditions that by their nature are to be satisfied at such closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (c) either the substantially contemporaneous consummation of the closing of the merger in accordance with the merger agreement or the obtaining by the Company of an order requiring Parent and Merger Sub to cause the equity financing contemplated by the Equity Commitment Letters to be funded and to consummate the closing of the merger, (d) the debt financing contemplated by the Debt Commitment Letter (or any alternative financing, if applicable) has been funded or will be funded substantially concurrently if the equity financing contemplated by the Equity Commitment Letters and the Support Agreement is funded at the closing of the merger, (e) the substantially contemporaneous closing of the contributions contemplated by the Equity Commitment Letters by other Sponsors and (f) the closing of the applicable Additional PWM SPA and/or the Additional Parfield SPA, has or have not yet occurred prior to the closing of the merger.

The obligation of each of the Sponsors to fund the equity commitment under its Equity Commitment Letter would terminate automatically and immediately, without further obligations or liabilities, upon the earliest to occur of (a) the closing of the merger, but subject to the performance of the funding of such equity commitment by such Sponsor; (b) the occurrence of the closing of the applicable Additional PWM SPA as well as, in respect of CCC Co-Investment, the Additional Parfield SPA, (c) the valid termination of the merger agreement in accordance with its terms; (d) the discharge in full of such Sponsor’s obligation to complete the funding of such equity commitment at or prior to the closing of the merger; (e) the Company’s receipt in full of the Parent termination fee under the merger agreement; or (f) the assertion by the Company or any of its affiliates, directly or indirectly, in any litigation or other legal proceeding, of any claim, whether in tort, contract or otherwise, against any such Sponsor, any such Sponsor’s affiliate, Parent or Merger Sub, arising out of or otherwise relating to such Equity Commitment Letter, the applicable Limited Guarantee, the merger agreement or any of the transactions contemplated thereby (other than (x) a claim seeking an order of specific performance or other equitable relief to cause the funding of such equity commitment or (y) a claim seeking an order of specific performance or other equitable relief against Parent or Merger Sub in accordance with the merger agreement).

The Company was a third-party beneficiary of each of the Equity Commitment Letters to the extent the Company is entitled to seek specific performance of the equity commitments under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce such equity commitments. Each of the Sponsors (other than Biomedical Treasure and Biomedical Future) may assign or delegate all or a portion of its obligations to fund its equity commitment to any of such Sponsors’ affiliates, limited partners of such Sponsor or such Sponsor’s affiliates, or any affiliated investment fund or investment vehicle sponsored, advised or managed by the general partner or the investment manager of such Sponsor or any of such Sponsor’s affiliates thereof so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.

Since all of the transactions contemplated by the Additional PWM SPAs and the Additional Parfield SPA have been consummated, the Equity Commitment Letters have been terminated and no cash contribution would be required to be provided by the applicable Sponsors to finance the merger.

Debt Financing

Merger Sub has entered into the Debt Commitment Letter, pursuant to which, the Arranger and Underwriter have undertaken to arrange and underwrite a senior term loan facility of US$1.10 billion (the “Facility”) to Merger Sub, subject to the conditions set forth therein, for the purpose of financing the consideration for the merger and fees and expenses incurred in connection with the merger.

Either the Arranger and Underwriter (in the case of paragraphs (i) to (iv) below only) or Merger Sub (in the case of paragraphs (i) to (iii) and (v) below only) may terminate its respective obligations under the Debt Commitment Letter and such obligations shall terminate immediately upon written notice to Merger Sub from the Arranger and Underwriter (in the case of paragraphs (i) to (iv) below only) or upon written notice to the Arranger and Underwriter from Merger Sub (in the case of paragraphs (i) to (iii) and (v) below only) if:

(i)	the definitive documents governing the Facility have not been executed on or before the date falling 60 business days after the date they are first circulated for review by the Arranger and Underwriter (as such time and date may be extended from time to time with the consent of the Arranger and Underwriter (such consent not to be unreasonably withheld or delayed));

(ii)	Merger Sub (or the sponsors on its behalf) notifies the Arranger and Underwriter that (a) it has conclusively and definitively withdrawn and terminated its (and any of its affiliates’) bid for the entire issued share capital of the Company, (b) the Special Committee has notified the sponsors that Merger Sub’s (and any of its affiliates’) offer for the Company is conclusively and definitively rejected, (c) the Special Committee conclusively and definitively terminates such merger process or (d) the merger agreement is terminated in accordance with the terms thereof;

(iii)	the closing of the merger has not occurred before or on August 19, 2021 (as such time and date may be extended from time to time with the consent of the Arranger and Underwriter (such consent not to be unreasonably withheld or delayed));

(iv)	Merger Sub fails to comply with any terms of the Debt Commitment Letter in any material respect and has not remedied such failure to comply within 10 business days of a written notice from the Arranger and Underwriter; or

(v)	subject to other provisions of the Debt Commitment Letter, the Arranger and Underwriter fails to comply with any term of the Debt Commitment Letter in any material respect or Merger Sub has requested (acting reasonably and in good faith) amendments and/or supplements to the commitment documents, the finance documents or any other documents delivered thereunder or in relation thereto (including the merger agreement) that are necessary to implement or complete the merger or have arisen as part of the negotiations with the Company, its board and the Special Committee in connection with the merger following the date of the Debt Commitment Letter or as contemplated pursuant to the merger agreement and which are not (taken as a whole) materially adverse to the interests of that Arranger and Underwriter or conflict with the requirements of that Arranger and Underwriter set out in its credit committee’s approval letter and the relevant Arranger and Underwriter has not consented to such amendment.

The Arranger and Underwriter is obliged to negotiate in good faith to finalize and enter into the definitive documents governing the Facility based on the term sheet in respect of the Facility within 40 business days after the date they are first circulated for review by the Arranger and Underwriter. The term sheet in respect of the Facility is attached to the Debt Commitment Letter.

The definitive documents governing the Facility have not been executed as of the date of this proxy statement and, accordingly, the actual terms of the Facility may differ from those described in this proxy statement. Except as described herein, there is no other plan or arrangement to finance the merger.

The Buyer Consortium expects to use cash generated from the business operations of the Company and its subsidiaries to repay the debt incurred under the Facility.

Terms of the Facility

The Senior Term Loan Facility

•	Interest Rate. The Senior Term Loan Facility will bear interest at a rate equal to: (a) LIBOR (London interbank offer rate) plus 1.70% per annum.

•	Maturity. The Senior Term Loan Facility will mature after seven years from the date of the definitive facility agreement.

•	Amortization. The loan under the Senior Term Loan Facility is expected to be repaid in annual instalments starting from 36 months following the closing of the merger.

•	Conditions Precedent. The availability of the Senior Term Loan Facility is subject to, among other things, (a) each of the conditions to completion of the merger under the merger agreement having been satisfied or waived (other than any other matter or condition which cannot be satisfied until merger or following merger or to the extent it is not reasonably likely to materially and adversely affect the interests of the lenders or with the consent of the agent (acting on the instruction of the majority lenders, such consent not to be unreasonably withheld or delayed), and the merger will occur promptly following the initial utilization date of the Senior Term Loan Facility and no other term of the merger agreement has been amended, varied, novated, supplemented, superseded, terminated, waived or repudiated other than as permitted (or not prohibited) by the definitive document governing the Senior Term Loan Facility; (b) execution of the ancillary documents required under the definitive documents governing the Senior Term Loan Facility, (c) the funding of the equity financing, and (d) certain other customary conditions set forth in the Debt Commitment Letter.

Other terms of the Facility

•	Security. The Senior Term Loan Facility will be secured, subject to agreed upon exceptions, by: (i) security over all the shares in, and all intercompany loans made to, Merger Sub by Parent and upon completion of the merger, security over all the shares in the Company as the surviving entity of the merger, (ii) security over certain bank accounts of Merger Sub, (iii) security over all the shares in and all intercompany loans made to certain material subsidiaries of the Company, and (iv) security over certain bank accounts of certain material subsidiaries of the Company, in each case to the extent permitted by applicable law and subject to certain security principles set forth in the definitive document governing the Senior Term Loan Facility. Other than (i) and (ii), the delivery of other security by the Company or its subsidiaries will not be a condition precedent to the availability of the Senior Term Loan Facility, but will be required to be delivered following the closing date of the merger.

•	Other Major Terms. The Facility will contain customary representations and customary affirmative and negative covenants in relation to Parent as a third party security provider, Merger Sub, the Company and its subsidiaries, including, among other things, restrictions on indebtedness, sales of assets, mergers, joint ventures, acquisition, prepayments of certain other indebtedness, dividends and other distributions. The Facility will also include customary events of default, including non-payment and insolvency.

Upon the funding of the Facility, Merger Sub has also agreed to pay arrangement fees to the Arranger and Underwriter in relation to the Facility.

Limited Guarantees

Concurrently with the execution and delivery of the merger agreement, each of the Guarantors executed and delivered the Limited Guarantees, each dated as of November 19, 2020, in favor of the Company. Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent under the merger agreement for the termination fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the merger agreement. Each Limited Guarantee will terminate upon the earliest to occur of (i) the effective time of the merger, (ii) the payment in full of the guaranteed obligations under such Limited Guarantee, and (iii) the valid termination of the merger agreement in accordance with its terms under the circumstances in which Parent would not be obligated to make a payment of the Parent termination fee or pay any other amounts pursuant to the merger agreement.

Support Agreement

Concurrently with the execution and delivery of the merger agreement, the Rollover Securityholders, TB MGMT, TB Executives and TB Innovation entered into the Support Agreement with Parent. Pursuant to the Support Agreement, among other things, (i) each Rollover Securityholder will vote, or cause to be voted, all of the Ordinary Shares owned directly or indirectly by it in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (ii) immediately prior to or on the effective time of the merger, each Rollover Securityholder will cause all of the right, title and interest in and to the Ordinary Shares held by it to be contributed, assigned, transferred and delivered to Parent in exchange for a certain number of newly issued shares of Parent in connection with the consummation of the merger.

As of the date of this proxy statement, the Rollover Securityholders beneficially own in the aggregate 26,724,366 Ordinary Shares, which collectively represent approximately 68.67% of the total issued and outstanding Ordinary Shares.

A&R Consortium Agreement

Concurrently with the execution of the merger agreement, 2019B Cayman, TB MGMT, TB Executives, TB Innovation and each then existing member of the Buyer Consortium entered into the A&R Consortium Agreement with Parent and Merger Sub, which governs the parties thereto with respect to the merger agreement and the matters relating thereto until the termination of the merger agreement or the consummation of the merger. The A&R Consortium Agreement provides for, among other things and subject to certain limitations or exceptions therein, (i) the joining of TB MGMT, TB Executives and TB Innovation into the Buyer Consortium and the novation of CCCP IV’s rights and obligations under the Consortium Agreement to 2019B Cayman , (ii) the mechanism for the Buyer Consortium to make decisions relating to the merger agreement pending consummation of the merger, (iii) the mechanism for admitting new members to the Buyer Consortium and making adjustments to the Buyer Consortium members’ equity commitments pending consummation of the merger, (iv) the sharing of certain fees and expenses among the Buyer Consortium, (v) the obligations of the Buyer Consortium members to work exclusively with each other to implement the transactions contemplated by the merger agreement, including the merger and (vi) the termination of certain provisions of the A&R Consortium Agreement with respect to PWM upon the consummation of the transactions contemplated by the Additional PWM SPAs.

Upon the consummation of the transactions contemplated by the Additional PWM SPAs, PWM does not own any Ordinary Shares and the A&R Consortium Agreement (other than certain provisions relating to information provision, fees and expenses sharing, confidentiality obligations and certain miscellaneous provisions) has been terminated with respect to PWM.

PWM Merger Voting Undertaking

Concurrently with the execution of the merger agreement, PWM entered into the PWM Merger Voting Undertaking with Parent, pursuant to which PWM agreed, among other things, as long as PWM beneficially owns, or is otherwise entitled to vote or consent with respect to, any Ordinary Shares until the earliest of (x) the effective time of the merger, (y) the termination of the merger agreement pursuant to and in compliance with the terms thereof and (z) the termination of the A&R Consortium Agreement with respect to all parties thereto pursuant to the terms thereof, to vote all of its Ordinary Shares in favor of the authorization and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and vote all of its Ordinary Shares against any competing transaction or any other transaction, proposal, agreement or action made in opposition to the merger or in competition or inconsistent with the transactions contemplated by the merger agreement, including the merger.

PWM SPA

Purchase Price

Pursuant to the terms and conditions of the PWM SPA, PWM agreed to sell to Beachhead, and Beachhead agreed to purchase from PWM, 1,000,000 Ordinary Shares at the per Ordinary Share purchase price of US$101.00, subject to certain adjustments. Pursuant to the PWM-DD Assignment Agreement and the PWM-PF Assignment Agreement, respectively, Beachhead assigned its rights and obligations with respect to the purchase of 615,000 Ordinary Shares under the PWM SPA to Double Double and its rights and obligations with respect to the purchase of 385,000 Ordinary Shares under the PWM SPA to Point Forward. Pursuant to the PWM SPA Amendments No. 3, each of Double Double and Point Forward paid to PWM on October 27, 2020 an additional amount equal to the product of (a) US$19.00, multiplied by (b) the number of the PWM Sale Shares purchased by it under the PWM SPA, and the post-closing price adjustment provisions of the PWM SPA were deleted in their entirety with Double Double and Point Forward and their affiliates having no obligations or liabilities under such provisions.

Closing

On May 8, 2020, PWM completed the sale of 615,000 Ordinary Shares to Double Double and the sale of 385,000 Ordinary Shares to Point Forward, in each case pursuant to the terms and conditions of the PWM SPA and, as applicable, the PWM-DD Assignment Agreement or the PWM-PF Assignment Agreement.

Parfield SPA

Purchase Price

Pursuant to the terms and conditions of the Parfield SPA, Parfield and/or Amplewood agreed to sell to Beachhead, and Beachhead agreed to purchase from Parfield and/or Amplewood, up to 700,000 Ordinary Shares at the per Ordinary Share purchase price of US$101.00, subject to certain adjustments. Pursuant to the terms and conditions of the Parfield Assignment Agreement, Beachhead assigned its rights and obligations with respect to the sale and purchase of the Parfield Sale Shares under the Parfield SPA to Point Forward. Pursuant to the Parfield SPA Amendment No. 2, Point Forward paid Parfield and Amplewood on October 27, 2020 an additional amount equal to the product of (a) US$19.00, multiplied by (b) the number of Parfield Sale Shares purchased by it under the Parfield SPA, and the post-closing price adjustment provisions of the Parfield SPA were deleted in their entirety with Point Forward and its affiliates having no obligations or liabilities under such provisions.

Closing

On April 9, 2020, Point Forward completed the purchase of all 700,000 Parfield Sale Shares from Parfield and Amplewood pursuant to the Parfield SPA and the Parfield Assignment Agreement.

Centurium SPAs

Purchase Price

Pursuant to the terms and conditions of the Centurium SPAs, Double Double agreed to sell to each of 2019B Cayman, HH Sum and V-Sciences, and each of 2019B Cayman, HH Sum and V-Sciences agreed to purchase from Double Double, 266,533 Ordinary Shares, 210,876 Ordinary Shares and 250,000 Ordinary Shares, respectively, at the Centurium Sale Price of US$120.00 per Ordinary Share, which is the same as the per share merger consideration.

Closing

On April 29, 2020, Double Double completed the sale of 266,533 Ordinary Shares and the sale of 250,000 Ordinary Shares to 2019B Cayman and V-Sciences, in each case pursuant to the terms and conditions of the applicable Centurium SPA.

On May 6, 2020, Double Double completed the sale of 210,876 Ordinary Shares to HH Sum pursuant to the terms and conditions of the applicable Centurium SPA.

Additional PWM SPAs and PWM Letter Agreements

Purchase Price

Pursuant to the terms and conditions of the Additional PWM SPAs, PWM agreed to sell to each of Biomedical Treasure, 2019B Cayman and Biomedical Future, and each of Biomedical Treasure, 2019B Cayman and Biomedical Future agreed to purchase from PWM, 3,750,000 Ordinary Shares, 910,167 Ordinary Shares and at least 660,833 Ordinary Shares, respectively, at the Additional PWM Sale Price of US$120.00 per Ordinary Share, which is the same as the per share merger consideration.

Additional Ordinary Shares to be Purchased by Biomedical Future

In the event that 2019B Cayman’s Additional PWM SPA is terminated or the transactions contemplated thereby fail to consummate in accordance with the terms and conditions thereof, PWM agreed to sell to Biomedical Future, and Biomedical Future agreed to purchase from PWM, all Ordinary Shares that are not purchased by 2019B Cayman under 2019B Cayman’s Additional PWM SPA.

Closing

On December 30, 2020, PWM completed the sale of 910,167 Ordinary Shares and 660,833 Ordinary Shares to 2019B Cayman and Biomedical Future, respectively, pursuant to the terms and conditions of the applicable Additional PWM SPAs.

On January 6, 2021, PWM completed the sale of 3,750,000 Ordinary Shares to Biomedical Treasure pursuant to the terms and conditions of the applicable Additional PWM SPA.

PWM Letter Agreements

Pursuant to the terms and conditions of the PWM Letter Agreements, the relevant parties thereto agreed, among other things, that: (i) during a period from the date of the relevant PWM Letter Agreement and until the occurrence of any of the following events (whichever is the earliest), PWM shall not roll over the Additional PWM Sale Shares in connection with the merger: (w) the closing of the transactions contemplated by the corresponding Additional PWM SPA; (x) the valid termination of the corresponding Additional PWM SPA; (y) the closing of the merger and (z) the execution of the merger agreement (or any amendment to or restatement of the merger agreement) which provides that the cash consideration payable for each Ordinary Share in the merger is less than US$120.00; (ii) in the event that the closing of the merger takes place before the closing of the transactions contemplated by the corresponding Additional PWM SPA, PWM shall be cashed out in the merger unless the corresponding Additional PWM SPA is validly terminated or the per share merger consideration is less than US$120.00; and (iii) PWM shall bear the agreed portion of out-of-pocket costs and expenses that have been incurred and accrued by the Buyer Consortium in connection with the merger prior to the closing of the transactions contemplated by the corresponding Additional PWM SPA, each subject to the terms and conditions of the relevant PWM Letter Agreement.

Additional Centurium SPA

Purchase Price

Pursuant to the terms and conditions of the Additional Centurium SPA, Double Double agreed to sell to Biomedical Development, and Biomedical Development agreed to purchase from Double Double, 775,000 Ordinary Shares, at the Additional Centurium Sale Price of US$120.00 per Ordinary Share, which is the same as the per share merger consideration.

Closing

Double Double completed the first closing of the sale of 416,667 Ordinary Shares and the second closing of the sale of 358,333 Ordinary Shares to Biomedical Development pursuant to the terms and conditions of the Additional Centurium SPA on December 28, 2020 and January 5, 2021, respectively.

Additional Parfield SPA and Parfield Letter Agreement

Purchase Price

Pursuant to the terms and conditions of the Additional Parfield SPA, Parfield agreed to sell to 2019B Cayman, and 2019B Cayman agreed to purchase from Parfield, 300,000 Ordinary Shares, at the Additional Parfield Sale Price of US$120.00 per Ordinary Share, which is the same as the per share merger consideration.

Closing

On December 30, 2020, Parfield completed the sale of 300,000 Ordinary Shares to 2019B Cayman pursuant to the terms and conditions of the Additional Parfield SPA.

Parfield Letter Agreement

Pursuant to the terms and conditions of the Parfield Letter Agreement, the parties thereto agreed, among other things, that: (i) during the period from the date of the Parfield Letter Agreement until the occurrence of any of the following events (whichever is the earliest), Parfield shall not roll over the Additional Parfield Sale Shares in the merger: (w) the closing of the transactions contemplated by the Additional Parfield SPA; (x) the valid termination of the Additional Parfield SPA; (y) the closing of the merger and (z) the execution of the merger agreement (including any amendment, supplement or restatement thereof) which provides that the per share merger consideration is less than US$120.00; (ii) in the event that the closing of the merger takes place before the closing of the transactions contemplated by the Additional Parfield SPA, Parfield shall be cashed out with respect to the Additional Parfield Sale Shares in the merger unless the Additional Parfield SPA shall have been validly terminated or the executed merger agreement (including any amendment, supplement or restatement thereof) provides that the per share merger consideration is less than US$120.00; (iii) in the event of (x) the valid termination of the Additional Parfield SPA or (y) the executed merger agreement (including any amendment, supplement or restatement thereof) provides that the per share merger consideration is less than US$120.00 and Parfield proposes, within three months thereafter, to transfer any Ordinary Shares held by it to Biomedical Treasure, Biomedical Future or a party who to the knowledge of Parfield is an affiliate of Biomedical Treasure or Biomedical Future, Parfield shall provide 2019B Cayman a right of first refusal to purchase such Ordinary Shares (but not exceeding 300,000 Ordinary Shares) on the same terms and conditions; (iv) Parfield shall bear the agreed portion of all out-of-pocket costs and expenses under the A&R Consortium Agreement that have been incurred and accrued by the Buyer Consortium in connection with the merger prior to the closing of the transactions contemplated by the Additional Parfield SPA, subject to the terms and conditions of the Parfield Letter Agreement; and (v) subject to the terms and conditions of the Parfield Letter Agreement, Parfield shall ensure that the Limited Guarantee to be provided by the Parfield Guarantor along with certain other members of the Buyer Consortium in favor of the Company pursuant to the merger agreement shall guarantee such percentage of the termination fee and certain other amounts payable to the Company under the merger agreement as if Parfield’s Equity Contribution (as defined in the A&R Consortium Agreement) in the merger included the Additional Parfield Sale Shares unless closing of the transactions contemplated by the Additional Parfield SPA shall have occurred already; provided that if the closing of the transactions contemplated by the Additional Parfield SPA shall have occurred, 2019B Cayman will pay Parfield the relevant portion of any amount paid or payable by the Parfield Guarantor under such Limited Guarantee representing the Additional Parfield Sale Shares.

Remedies and Limitation on Liability

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement. Specifically, the Company is entitled to an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the equity financing for the merger to be funded and to consummate the merger, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of Parent and Merger Sub to complete the merger (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, (b) Parent fails to complete the merger by the date on which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement, (c) the debt financing has been funded in full or will be funded at the closing if the equity financing is funded at the closing, (d) the financing provided for by the Available Company Cash Financing has been funded or will be funded at the closing, and (e) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the merger, and if specific performance is granted and the equity financing and the debt financing are funded, then the closing of the merger would occur.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of US$68,310,000 and the Company termination fee of US$30,360,000, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the merger, you should be aware that each member of the Buyer Consortium has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Consortium

As the result of the Sales and Purchases of Shares and the merger, Parent will own 100% of the equity interests of the surviving company immediately following the completion of the merger. Certain members of the Buyer Consortium or their respective affiliates will collectively, beneficially own 100% of the equity interests of Parent immediately following the completion of the merger. Because Parent will directly own all of the equity interests of the surviving company immediately following the completion of the merger, each member of the Buyer Consortium will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price will become available, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Consortium, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons and alternative means for liquidity available to the Buyer Consortium, such as through dividends or other distributions.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendations of the Special Committee and the Board with respect to the merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transactions that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among other things:

•	the beneficial ownership of equity interests in the surviving company by certain of the Company’s directors and executive officers after the effective time of the merger;

•	the cash-out of Company Options, Company Restricted Share Awards and Company RSU Awards held by certain of the Company’s directors and executive officers;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•	the compensation of members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or the Board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the surviving company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

As of the date of this proxy statement, the Company’s directors and executive officers, as a group held an aggregate of 279,173 Ordinary Shares, an aggregate of outstanding Company Options to purchase 30,000 Ordinary Shares, an aggregate of outstanding Company Restricted Share Awards entitling the holders thereof to receive 24,000 Ordinary Shares, and an aggregate of outstanding Company RSU Awards entitling the holders thereof to receive 600,315 Ordinary Shares.

The following table shows, as of the date of this proxy statement, for each director and executive officer of the Company, (a) the number of Ordinary Shares owned, (b) the cash payment that will be made in respect of the Ordinary Shares at the effective time of the merger, (c) the number of Ordinary Shares underlying the Company Options, whether vested or unvested, (d) the cash payment that will be made in respect of the outstanding Company Options, (e) the number of Ordinary Shares underlying the Company Restricted Share Awards, whether vested or unvested, (f) the cash payment that will be made in respect of the outstanding Company Restricted Share Awards, (g) the number of Ordinary Shares underlying the Company RSU Awards, whether vested or unvested, and (h) the cash payment that will be made in respect of the outstanding Company RSU Awards (in all cases before applicable withholding taxes).

	Ordinary Shares		Company Equity Awards
Name of Directors and Executive Officers	Ordinary Shares (Excluding Rollover Shares)	Cash Payment Thereof in US$	Company Options	Cash Payment Therefor in US$	Company Restricted Share Awards		Cash Payment Therefor in US$	Company RSU Awards		Cash Payment Therefor in US$
Joseph Chow	-	-	-	-	-		-	553,250	(2)	26,556,000
David Hui Li	28,269	3,392,280	-	-	-		-	-		-
Sean Shao	22,000	2,640,000	-	-	-		-	9,000		1,080,000
Yungang Lu	23,500	2,820,000	30,000	3,318,300	-		-	9,000		1,080,000
Qi Ning	4,315	517,800	-	-	-		-	10,315		1,237,800
Ming Yang	3,417	410,040	-	-	24,000	(1)	2,701,560	18,750	(3)	-
All directors and executive officers as a group	81,501	9,780,120	30,000	3,318,300	24,000		2,701,560	600,315		29,953,800

(1)	Including Company Restricted Share Awards with respect to 22,513 Ordinary Shares that will be cashed out and Company Restricted Share Awards with respect to 1,487 Ordinary Shares that will be contributed to Parent in exchange for shares of Parent.
(2)	Including Company RSU Awards with respect to 221,300 Ordinary Shares that will be cashed out and Company RSU Awards with respect to 331,950 Ordinary Shares that will be contributed to Parent in exchange for shares of Parent.
(3)	Including Company RSU Awards with respect to 18,750 Ordinary Shares that are expected to be exchanged for equity-based awards to be granted by an exempted company incorporated in the Cayman Islands with limited liability which is or will become one of the direct shareholders of Parent immediately after the closing of the merger, having a substantially equivalent economic value of such Company RSU Awards and subject to the same vesting terms and other conditions applicable to such corresponding Company RSU Awards.

After the consummation of the merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Ordinary Shares, Company Options, Company Restricted Share Awards and Company RSU Awards is approximately US$45.75 million, including approximately US$9.78 million in respect of Ordinary Shares, and approximately US$35.97 million in respect of Company Options, Company Restricted Share Awards and Company RSU Awards.

Treatment of Company Options, Company Restricted Share Awards and Company RSU Awards, including Those Held by Officers and Directors

At the effective time of the merger, (a) each Company Option, whether vested or unvested, that is outstanding, unexercised and not yet expired as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$120.00 over the applicable per share exercise price of such Company Option and (ii) the number of Ordinary Shares underlying such Company Option; (b) each Company Restricted Share Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company Restricted Share Award, except that certain Company Restricted Share Awards held by Guangli Pang, Ming Yang, Gang Yang and Bingbing Sun will be contributed to Parent in exchange for shares of Parent; (c) each Company RSU Award granted by the Company prior to January 1, 2020 and the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning on or after January 1, 2020, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award, except that the Company RSU Awards granted to Mr. Chow prior to January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; (d) each unvested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning) that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an equity-based award to be granted by an exempted company incorporated in the Cayman Islands with limited liability which is or will become one of the direct shareholders of Parent immediately after the closing of the merger, having a substantially equivalent economic value of such Company RSU Award and subject to the same vesting terms and other conditions applicable to such corresponding Company RSU Award, except that the Company RSU Awards granted to Mr. Chow on or after January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; and (e) each vested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Mr. Chow) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award.

Indemnification and Insurance

Pursuant to the merger agreement, the parties to the merger agreement have agreed that:

•	from and after the effective time of the merger, the surviving company will indemnify and hold harmless the present and former directors and officers of the Company and its subsidiaries against all kinds of liabilities incurred in connection with any action arising out of or relating to matters existing or occurring at or prior to the effective time of the merger to the fullest extent that the Company would have been permitted under the laws of the Cayman Islands and its memorandum and articles of association in effect on the date of the merger agreement to indemnify such directors and officers;

•	the memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the memorandum and articles of association of the Company in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of any of the former or present directors and officers of the Company and its subsidiaries, unless such modification is required by applicable law;

•	Parent will, or will cause the surviving company to, maintain in effect for at least six years from the effective time of the merger the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the effective time of the merger; provided, however, that Parent and the surviving company will not be required to pay pursuant to the merger agreement more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case will purchase as much coverage as reasonably practicable for such amount; and

•	Parent and the surviving company will honor and perform under, for a period of six years after the effective time of the merger, all indemnification agreements entered into by the Company or any of its subsidiaries with any of their former or present directors and officers as in effect as of date of the merger agreement.

The Special Committee

On September 24, 2019, the Board established the Special Committee to, among other things, consider the preliminary non-binding going-private proposal of the Buyer Consortium and take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee consists of three independent directors, Mr. Sean Shao, Dr. Yungang Lu and Mr. Qi Ning. None of the three directors are affiliated with the Buyer Consortium or any member of the management of the Company, and none of the three directors has any financial interest in the merger that is different from that of the unaffiliated shareholders, other than (a) their receipt of Board compensation in the ordinary course, (b) their compensation of US$15,000 per month per member in connection with the Special Committee’s evaluation of the merger (the payment of which is not contingent upon the completion of the merger or the Special Committee’s or Board’s recommendation of the merger), (c) their indemnification and liability insurance rights under the merger agreement, and (d) their right to receive cash consideration with respect to the Company Options, Company Restricted Share Awards and Company RSU Awards that had been granted to them under the Company Share Plans. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the merger.

Position with the Surviving Company

It is anticipated that the executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related-party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. The information in “Item 7. Major Shareholders and Related Party Transactions—Related Party Transactions” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019 is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 127 for a description of how to obtain copies of such Annual Report.

2018 August Private Placements

On August 24, 2018, each of (i) Beachhead and Double Double, (ii) PWM, (iii) CCMB and (iv) HH China Bio Holdings entered into a share purchase agreement with the Company for the subscription of 3,050,000 Ordinary Shares, 800,000 Ordinary Shares, 1,000,000 Ordinary Shares and 1,000,000 Ordinary Shares, respectively, at a per Ordinary Share purchase price of US$100.90. On the same day, the Company issued 1,800,000 Ordinary Shares to Beachhead, 1,000,000 Ordinary Shares to CCMB and 1,000,000 Ordinary Shares to HH China Bio Holdings, pursuant to their respective share purchase agreements. On September 4, 2018, Double Double assigned its rights and obligations under its share purchase agreement to Beachhead, and the Company issued 1,250,000 additional Ordinary Shares to Beachhead thereafter pursuant to Beachhead and Double Double’s share purchase agreement. On September 21, 2018, the Company issued 800,000 Ordinary Shares to PWM pursuant to PWM’s share purchase agreement.

In connection with these share subscriptions, on August 24, 2018 the Company entered into the Centurium IRA, the CITIC IRA and the Hillhouse IRA, respectively. Each of the Centurium IRA, CITIC IRA and Hillhouse IRA imposed certain transfer restrictions on such investors, including a two-year lockup of the Ordinary Shares acquired in this private placement, transfer restrictions with respect to the Company’s competitors, and agreements to vote in accordance with the recommendations of the Board at the Company’s shareholders meetings. The Company also granted certain shelf and piggyback registration rights to Beachhead, CCMB and HH China Bio Holdings, and granted Beachhead a right to designate one director to the Board, subject to certain conditions.

In connection with the subscription for 800,000 Ordinary Shares, (i) PWM entered into a margin loan agreement (the “PWM Margin Loan Agreement”) with Morgan Stanley Bank, N.A. as the lender (the “Lender”) and Morgan Stanley & Co. International plc as the calculation agent (the “Agent”) on September 20, 2018, pursuant to which the Lender made a loan to PWM in an amount of US$82,720,000, and (ii) PWM, as the chargor, and the Agent, as the security agent, entered into a debenture on September 20, 2018, pursuant to which PWM charged, among others things, 3,162,854 Ordinary Shares in favor of the Agent as continuing security for the full payment and discharge of its obligations under the PWM Margin Loan Agreement (the “PWM Share Pledge”). In connection with the margin loan made available by the Lender pursuant to the PWM Margin Loan Agreement, the Company waived certain transfer restrictions under the PWM IRA so that PWM would be permitted to (i) pledge 3,162,854 Ordinary Shares to secure the margin loan, and (ii) pledge or sell up to 897,989 additional Ordinary Shares mainly for the payment of the interest, fees and expenses, and/or the cure of any collateral shortfall under the margin loan. If PWM proposes to sell any of the Ordinary Shares covered by such waiver, the Company will have a right of first offer to purchase or designate another party to purchase all or a portion of such Ordinary Shares at the closing price on the last trading day prior to the date on which PWM delivers a notice of the proposed sale. On May 8, 2020, PWM utilized a portion of the proceeds from the sale of 615,000 Ordinary Shares to Double Double and 385,000 Ordinary Shares to Point Forward to fully prepay all outstanding principal amount and accrued interest under the PWM Margin Loan Agreement, upon which all Ordinary Shares charged by PWM in favor of the Agent under the PWM Share Pledge were released pursuant to the terms thereof. Additional information regarding the PWM Margin Loan Agreement and the PWM Share Pledge can be found in Amendment No. 1 to Schedule 13D and Amendment No. 7 to Schedule 13D filed with the SEC by PWM and other reporting persons on September 24, 2018 and May 11, 2020, respectively.

CITIC Internal Transfer

On October 12, 2018, CCCP IV acquired 2,680,863 Ordinary Shares from CCMB for an aggregate consideration of US$249,563,145.40 (the “CITIC Internal Transfer”). On the same day, CCCP IV entered into a deed of adherence (the “CITIC Adherence Deed”) in accordance with the CITIC IRA, pursuant to which CCCP IV agreed to be bound by all of the terms, provisions and conditions contained in the CITIC IRA. Additional information regarding the CITIC Internal Transfer and the CITIC Adherence Deed can be found in Amendment No. 2 to Schedule 13D filed by CCMB and other reporting persons with the SEC on October 16, 2018.

PWM IRA Assignments

On October 26, 2020, in connection with the transactions contemplated by the applicable Additional PWM SPAs, the Company and PWM entered into a PWM IRA Assignment Agreement with each of Biomedical Treasure and Biomedical Future, respectively. Pursuant to the PWM IRA Assignment Agreements, among other things, PWM agreed to, subject to and with effect from the closing of the transactions contemplated by the applicable Additional PWM SPA, assign all of its rights, obligations and covenants with respect to and in connection with the applicable Additional PWM Sale Shares under the PWM IRA (as amended by the applicable PWM IRA Assignment Agreement) to Biomedical Treasure and Biomedical Future, respectively, except that the rights of PWM in connection with board representation in the Company would only be assigned to Biomedical Treasure pursuant to the applicable PWM IRA Assignment Agreement. In addition, pursuant to the PWM IRA Assignment Agreement with respect to Biomedical Treasure, PWM agreed to cause Ms. Yue’e Zhang, the executive director and chief executive officer of PWM and a director of the Company, to resign as a director of the Company with effect from closing of the transactions contemplated under Biomedical Treasure’s Additional PWM SPA. On December 30, 2020, PWM completed the sale of 660,833 Ordinary Shares to Biomedical Future. On January 6, 2021, PWM completed the sale of 3,750,000 Ordinary Shares to Biomedical Treasure, and Ms. Yue’e Zhang resigned from the Board.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Consortium in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees	2,167,500
Legal fees and expenses	21,100,000
Special Committee fees	855,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	495,000
Total	24,617,500

These fees and expenses will not reduce the aggregate merger consideration to be received by the Company’s shareholders. Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the plan of merger and the merger, will be paid by the party incurring such costs and expenses except as otherwise stated in the section entitled “The Merger Agreement and Plan of Merger – Termination Fees.”

Voting by the Buyer Consortium at the Extraordinary General Meeting

Pursuant to the Support Agreement, each Rollover Securityholder has agreed, until the earlier of (x) the effective time of the merger and (y) the termination of the merger agreement pursuant to and in compliance with the terms thereof (such earlier time, the “Expiration Time”), at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, to appear or otherwise cause its Ordinary Shares to be counted as present for purposes of calculating a quorum and vote or otherwise cause to be voted all of its Ordinary Shares:

•	in favor of the approval, adoption and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	in favor of any other matters required to consummate the merger and any other transactions contemplated by the merger agreement;

•	against any competing transaction or any other transaction, proposal, agreement or action made in opposition to the merger or in competition or inconsistent with the transactions contemplated by the merger agreement, including the merger;

•	against any other action, agreement or transaction that is intended to facilitate a competing transaction or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the merger or any other transactions contemplated by the merger agreement or the performance by such Rollover Securityholder of its obligations under the Support Agreement;

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement, or of such Rollover Securityholder contained in the Support Agreement;

•	in favor of any other matter necessary to effect the merger or any other transactions contemplated by the merger agreement or otherwise reasonably requested by Parent in order to consummate the merger or any other transactions contemplated by the merger agreement; and

•	in favor of any adjournment or postponement of any general meeting of the shareholders or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described above is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

As of the date of this proxy statement, the Rollover Securityholders beneficially own in the aggregate 26,724,366 Ordinary Shares, which collectively represent approximately 68.67% of the total issued and outstanding Ordinary Shares.

Pursuant to the PWM Merger Voting Undertaking, as long as PWM beneficially owns, or is otherwise entitled to vote or consent with respect to, any Ordinary Shares until the earliest of (x) the effective time of the merger, (y) the termination of the merger agreement pursuant to and in compliance with the terms thereof and (z) the termination of the A&R Consortium Agreement with respect to all parties thereto pursuant to the terms thereof, at any annual or extraordinary general meeting of the shareholders of the Company or any other meeting of the shareholders of the Company, to appear or otherwise cause its Ordinary Shares to be counted as present for purposes of calculating a quorum and vote or otherwise cause to be voted all of its Ordinary Shares:

•	in favor of the approval, adoption and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	in favor of any other matters required to consummate the merger and any other transactions contemplated by the merger agreement;

•	against any competing transaction or any other transaction, proposal, agreement or action made in opposition to the merger or in competition or inconsistent with the transactions contemplated by the merger agreement, including the merger; and

•	against any other action, agreement or transaction that is intended to facilitate a competing transaction or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the merger or any other transactions contemplated by the merger agreement or the performance by PWM of its obligations under the PWM Merger Voting Undertaking.

Litigation Relating to the Merger

The Company is not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the date of the closing of the merger, which is the date of the acquisition.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the merger other than (a) the approvals, filings or notices required under the federal securities laws and (b) the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies in the Cayman Islands and, in the event the merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of the merger being published in the Cayman Islands Government Gazette.

Dissenters’ Rights

Registered holders of Ordinary Shares who exercise dissenters’ rights will be entitled to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights (as described under the section entitled “Dissenters’ Rights” on page 115).

Material U.S. Federal Income Tax Consequences

The following are certain material U.S. federal income tax consequences of the exchange of our Ordinary Shares for cash pursuant to the merger. This discussion applies to you only if you hold an Ordinary Share as a capital asset for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, and tax consequences applicable to beneficial owners of Ordinary Shares subject to special rules, such as:

•	certain financial institutions;

•	dealers or certain traders in securities;

•	persons holding Ordinary Shares as part of a straddle, wash sale or conversion transaction, or persons entering into a constructive sale with respect to Ordinary Shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including individual retirement accounts;

•	persons who acquired or received Ordinary Shares as compensation;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	Non-U.S. Holders (as defined below) who own or have owned (directly, indirectly or constructively) 5% or more of our stock (by vote or value);

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax; or

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnerships owning Ordinary Shares or a partner therein, you should consult your tax adviser as to the particular U.S. federal income tax consequences applicable to you of disposing of Ordinary Shares.

This discussion does not apply to you if you hold Excluded Shares or Company Options, Company Restricted Share Awards or Company RSU Awards cancelled pursuant to the merger.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service (the “IRS”) may not agree with the tax consequences described herein, and there can be no assurance that such tax consequences will not be challenged by the IRS or that they would be sustained by a court if so challenged. We have not sought and do not intend to seek any ruling from the IRS or opinion of counsel as to the U.S. federal income tax consequences of the merger. You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Ordinary Shares in your particular circumstances.

Tax Consequences to U.S. Holders

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of Ordinary Shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	a trust or estate the income of which is subject to U.S. federal income tax regardless of its source.

Exchange of Ordinary Shares for Cash. The exchange of our Ordinary Shares for cash will be a taxable transaction for U.S. federal income tax purposes. You will recognize gain or loss on the disposition of Ordinary Shares, equal to the difference between the amount of cash received, if any, and your tax basis in the Ordinary Shares disposed of. Any gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if you have held the Ordinary Shares for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Payments of the cash consideration for the Ordinary Shares that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, you are a “Non-U.S. Holder” if you are a beneficial owner of Ordinary Shares that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity that is classified as a partnership for U.S. federal income tax purposes.

Exchange of Ordinary Shares for Cash. Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of Ordinary Shares unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States); or

•	you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition (and certain other conditions are met).

If you recognize gain on the disposition of Ordinary Shares that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the disposition of Ordinary Shares, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

If you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition, you will generally be subject to U.S. federal income tax at a flat rate of 30%, which may be offset by certain U.S.-source capital losses (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from the disposition of Ordinary Shares. You may also be subject to backup withholding on the proceeds from the disposition of Ordinary Shares unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Subject to the proposed Treasury regulations discussed below, provisions of the Code commonly referred to as “FATCA” impose withholding of 30% on proceeds from dispositions of Ordinary Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If any withholding is imposed, a beneficial owner of Ordinary Shares that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by timely filing a U.S. federal income tax return. You should consult your tax adviser regarding the implications of FATCA on exchange of Ordinary Shares for cash pursuant to the merger.

Proposed Treasury regulations promulgated on December 13, 2018 eliminate the requirements under FATCA in respect of withholding on gross proceeds from dispositions of Ordinary Shares, and taxpayers may rely on these proposed regulations pending their finalization.

Material PRC Tax Consequences

Under the EIT Law, which took effect on January 1, 2008 and was most recently amended on December 29, 2018, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, effective as of January 1, 2008 and amended on April 23, 2019, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its Implementation Rules, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in the PRC is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with the PRC.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Ordinary Shares would otherwise be subject to PRC tax to holders of such Ordinary Shares that are not PRC tax residents.

According to the Enterprise Income Tax Law and its Implementation Rules, if any non–resident enterprise directly transfers equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer (subject to tax treaty relief). In addition, according to the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015 and was most recently amended on December 29, 2017, abolished certain provisions in prior circulars on same subject and introduced some new rules on the other hand, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises' equity and impose a 10% income tax on the gain from such offshore share transfer unless certain safe harbor rules under Bulletin 7 are satisfied. Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident enterprise shareholders were involved, if the merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Bulletin 7 and impose tax on the receipt of consideration for Ordinary Shares, then any gain recognized on the receipt of consideration for such Ordinary Shares pursuant to the merger by the Company’s non-PRC-resident enterprise shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for the Ordinary Shares under the terms of the merger agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the plan of merger and to file the variation of capital and the amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE ORDINARY SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Ordinary Shares

The following table provides the high and low sales prices for the Ordinary Shares on Nasdaq under the symbol “CBPO”, for each quarter during the past two years:

	Sales Price Per Ordinary Share (in US$)
	High	Low
Quarterly:
2019
First quarter	91.65	73.00
Second quarter	101.23	88.00
Third quarter	115.96	92.22
Fourth quarter	119.44	111.97
2020
First quarter	118.30	104.88
Second quarter	111.58	97.91
Third quarter	112.93	99.74
Fourth quarter	119.29	110.42
2021
First quarter (through January 22, 2021)	119.00	117.55

On September 17, 2019, the last trading day immediately prior to the Company’s announcement on September 18, 2019 that it had received a preliminary going private proposal, the reported closing price of the Ordinary Shares on Nasdaq was US$102.77 per Ordinary Share. The merger consideration of US$120.00 per Ordinary Share represents a premium of 16.8% over the closing price of US$102.77 per Ordinary Share on September 17, 2019, and a premium of 21.1% over the Company’s 30 trading days volume-weighted average price as quoted by Nasdaq through September 17, 2019. You are urged to obtain a current market price quotation for your Ordinary Shares in connection with voting your Ordinary Shares.

Dividend Policy

The Company has not declared or paid any cash dividends to date.

Under the terms of the merger agreement, the Company is not permitted to pay any dividends pending consummation of the merger.

In the event the merger agreement is terminated for any reason and the merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Ordinary Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will take place on March 1, 2021, at 10:00 a.m. (Beijing time) at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the merger agreement, the plan of merger and all transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, be authorized and approved; and

THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A; and

•	if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the effective time of the merger, all Ordinary Shares will be cancelled and cease to exist. If the merger is completed, each Ordinary Share issued and outstanding immediately prior to the effective time of the merger, other than Excluded Shares and Dissenting Shares, will be cancelled in exchange for the right to receive US$120.00 in cash per Ordinary Share without interest and net of any applicable withholding taxes. The Cancelled Shares will be cancelled for no consideration. Ordinary Shares held by Parent or by any direct or indirect subsidiary of Parent (including the Rollover Shares) will be, at Parent’s option, cancelled and cease to exist without consideration or converted into the same number of shares of the surviving company. The Dissenting Shares will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act.

In addition, at the effective time of the merger, (a) each Company Option, whether vested or unvested, that is outstanding, unexercised and not yet expired as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$120.00 over the applicable per share exercise price of such Company Option and (ii) the number of Ordinary Shares underlying such Company Option; (b) each Company Restricted Share Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company Restricted Share Award, except that certain Company Restricted Share Awards held by Guangli Pang, Ming Yang, Gang Yang and Bingbing Sun will be contributed to Parent in exchange for shares of Parent; (c) each Company RSU Award granted by the Company prior to January 1, 2020 and the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning on or after January 1, 2020, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award, except that the Company RSU Awards granted to Mr. Chow prior to January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; (d) each unvested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning) that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an equity-based award to be granted by an exempted company incorporated in the Cayman Islands with limited liability which is or will become one of the direct shareholders of Parent immediately after the closing of the merger, having a substantially equivalent economic value of such Company RSU Award and subject to the same vesting terms and other conditions applicable to such corresponding Company RSU Award, except that the Company RSU Awards granted to Mr. Chow on or after January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; and (e) each vested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Mr. Chow) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award.

The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee:

•	determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable to enter into the merger agreement and the plan of merger, and to consummate the transactions contemplated by the merger agreement and the plan of merger, including the merger;

•	authorized and approved the execution, delivery and performance of the merger agreement and the plan of merger and the consummation of the transactions contemplated by the merger agreement and the plan of merger, including the merger; and

•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger.

Record Date; Shares Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Ordinary Shares registered in your name at the close of business in the Cayman Islands on the record date. If you own Ordinary Shares at the close of business in the Cayman Islands on the record date, the deadline for you to lodge your proxy card and vote is February 26, 2021 at 10:00 a.m. (Beijing time).

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders entitled to vote that represent not less than one-third of the voting power represented by the issued Ordinary Shares. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the merger agreement.

Vote Required

Under the Cayman Islands Companies Act and the merger agreement, in order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, must be approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of shareholders holding two-thirds or more of the voting power represented by the Ordinary Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the merger will not be completed.

As of the date of this proxy statement, there are 38,919,321 Ordinary Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.” We expect that, as of the record date, there will be 38,919,321 Ordinary Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.”

As of the date of this proxy statement, the Rollover Securityholders beneficially own an aggregate of 26,724,366 Ordinary Shares, representing approximately 68.67% of the Company’s issued and outstanding Ordinary Shares. See “Security Ownership of Certain Beneficial Owners and Management Members of the Company” beginning on page 121 for additional information. These Ordinary Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, at the extraordinary general meeting.

Procedures for Voting

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the record date will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Ordinary Shares after the close of business on the record date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Ordinary Shares.

Each shareholder has one vote for each Ordinary Share. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign, date and return the proxy card in accordance with the instructions set forth on the proxy card as soon as possible but in any event so that it is received by the Company no later than February 26, 2021 on 10:00 a.m. (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Issuer Direct Corporation, the proxy solicitor, at +1 (919) 481-4000, or by email at proxy@issuerdirect.com.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the record date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or Joseph Chow or Ming Yin as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, Joseph Chow and Ming Yin as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, Joseph Chow and Ming Yin as proxy holder will vote in accordance with the position of the Board.

Voting of Proxies and Failure to Vote

All Ordinary Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Ordinary Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions proposed at the extraordinary general meeting, unless the shareholder appoints a person other than Joseph Chow and Ming Yin as proxy, in which case the Ordinary Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain the required votes described in “Vote Required.”

Brokers, banks or other nominees who hold Ordinary Shares in “street name” for customers who are the beneficial owners of such Ordinary Shares may not give a proxy to vote those customers’ Ordinary Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Ordinary Shares and no specific instructions are given by such holders, such Ordinary Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Ordinary Shares are included in the determination of the number of Ordinary Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Ordinary Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

Revocability of Proxies

Registered holders of Ordinary Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s offices at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, China, Attention: Investor Relations Department, before the commencement of the extraordinary general meeting.

•	Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 10:00 a.m. (Beijing time) on February 26, 2021, which is the deadline to lodge your proxy card.

•	Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

Rights of Shareholders Who Object to the Merger

Registered holders of Ordinary Shares who dissent from the merger will be entitled to receive payment of the fair value of their Ordinary Shares in accordance with Section 238 of the Cayman Islands Companies Act if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this proxy statement. The fair value of each of their Ordinary Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the per share merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters’ rights with respect to their Ordinary Shares.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Issuer Direct Corporation, the proxy solicitor, at +1 (919) 481-4000, or by email at proxy@issuerdirect.com.

Solicitation of Proxies

We have engaged Issuer Direct Corporation to assist in the provision of proxy solicitation information to brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by Issuer Direct Corporation will be approximately US$12,500 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of Ordinary Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the merger agreement. This summary may not include all of the information about the merger agreement and the plan of merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement and the plan of merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the merger agreement and the plan of merger carefully and in its entirety, as they are the legal documents governing the merger.

The summary of the merger agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub (or any other members of the Buyer Consortium) or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 127.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement and the plan of merger, with the Company continuing as the surviving company resulting from the merger. If the merger is completed, the Company will cease to be a publicly traded company. The closing will take place on the fifteenth business day following the date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing), or at such other time and place as the Company and Parent may agree in writing. On the closing date, Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective on the date specified in the plan of merger in accordance with the Cayman Islands Companies Act.

We expect that the merger will be completed during the first half of 2021, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the effective time of the merger, the memorandum and articles of association in the form of Schedule 2 to the plan of merger will be the memorandum and articles of association of the surviving company.

The directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving company and the officers of the Company immediately prior to the effective time of the merger will become the officers of the surviving company, in each case, except as otherwise determined by Parent prior to the effective time of the merger.

Merger Consideration

Each Ordinary Share issued and outstanding immediately prior to the effective time of the merger, other than Excluded Shares and Dissenting Shares, will be cancelled in exchange for the right to receive US$120.00 in cash per Ordinary Share without interest and net of any applicable withholding taxes. The Cancelled Shares will be cancelled for no consideration. Ordinary Shares held by Parent or by any direct or indirect subsidiary of Parent (including the Rollover Shares) will be, at Parent’s option, cancelled and cease to exist without consideration or converted into the same number of shares of the surviving company. The Dissenting Shares will be cancelled and cease to exist and each holder thereof will be entitled to receive only the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act. Please see “Dissenters’ Rights” beginning on page 115 for additional information.

At the effective time of the merger, each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the surviving company.

Treatment of Company Equity Awards

At the effective time of the merger, (a) each Company Option, whether vested or unvested, that is outstanding, unexercised and not yet expired as of immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$120.00 over the applicable per share exercise price of such Company Option and (ii) the number of Ordinary Shares underlying such Company Option; (b) each Company Restricted Share Award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company Restricted Share Award, except that certain Company Restricted Share Awards held by Guangli Pang, Ming Yang, Gang Yang and Bingbing Sun will be contributed to Parent in exchange for shares of Parent; (c) each Company RSU Award granted by the Company prior to January 1, 2020 and the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning on or after January 1, 2020, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award, except that the Company RSU Awards granted to Mr. Chow prior to January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; (d) each unvested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Yue’e Zhang, Sean Shao, Yungang Lu and Qi Ning) that is outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an equity-based award to be granted by an exempted company incorporated in the Cayman Islands with limited liability which is or will become one of the direct shareholders of Parent immediately after the closing of the merger, having a substantially equivalent economic value of such Company RSU Award and subject to the same vesting terms and other conditions applicable to such corresponding Company RSU Award, except that the Company RSU Awards granted to Mr. Chow on or after January 1, 2020 will be accelerated immediately prior to the closing of the merger and a portion thereof will be settled in Ordinary Shares and contributed to Parent in exchange for shares of Parent; and (e) each vested Company RSU Award granted on or after January 1, 2020 (other than the Company RSU Awards granted to Mr. Chow) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of US$120.00 and the number of Ordinary Shares underlying such Company RSU Award.

Exchange Procedures

Prior to the effective time of the merger, Parent will enter into an agreement with a paying agent with respect to the merger in form and substance reasonably acceptable to the Company. Prior to the effective time of the merger, Parent will deposit with the paying agent for the benefit of the holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) cash in immediately available funds that, when taken together with the Available Company Cash Financing that is deposited with the paying agent at the effective time of the merger if so requested by Parent, is sufficient for the paying agent to pay the aggregate merger consideration.

Promptly after the effective time of the merger (and in any event within three business days thereafter), Parent and the surviving company will cause the paying agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding Ordinary Shares, and each former holder of record of Ordinary Shares held in book-entry form (in each case, other than the Excluded Shares and the Dissenting Shares): (a) transmittal materials, including a letter of transmittal in customary form as agreed by the parties to the merger agreement, specifying that delivery shall be effected, and risk of loss and title to the certificates of Ordinary Shares will pass, only upon delivery of the certificates of Ordinary Shares to the paying agent or, with respect to Ordinary Shares held in book-entry form, only upon delivery of an “agent’s message” regarding the book-entry transfer of Ordinary Shares held in book-entry form (or such other evidence, if any, of the transfer as the paying agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (b) instructions for use in effecting the surrender of certificates of Ordinary Shares or exchange of Ordinary Shares held in book-entry form, as applicable, for the aggregate per share merger consideration. No interest will be paid or will accrue on the cash payable upon the cancellation of any Ordinary Shares or the surrender or transfer of any share certificates.

Upon surrender of certificates of Ordinary Shares to the paying agent, (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), each holder of record of one or more certificates of Ordinary Shares, if any (other than holders of Excluded Shares and Dissenting Shares), will be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, a cash amount in immediately available funds (after giving effect to any required tax withholdings) equal to the product obtained by multiplying the number of Ordinary Shares represented by such surrendered certificates of Ordinary Shares by the per share merger consideration, and the certificates of Ordinary Share so surrendered shall immediately be cancelled. In the event that any certificates of Ordinary Shares have been lost, stolen or destroyed, the paying agent will issue a check representing an amount in cash (after giving effect to any required tax withholdings) equal to the product of the number of Ordinary Shares represented by such certificates of Ordinary Shares multiplied by the per share merger consideration in exchange for such lost, stolen or destroyed certificates of Ordinary Shares, upon the making of an affidavit of that fact by the holder thereof.

Any holder of Ordinary Shares held in book-entry form will not be required to deliver a certificate of Ordinary Shares to receive the per share merger consideration in respect of such Ordinary Shares. Instead, each holder of record of one or more Ordinary Shares held in book-entry form (other than Excluded Shares and Dissenting Shares) will, upon receipt by the paying agent of an “agent’s message” in customary form or other evidence, if any, as the paying agent may have reasonably requested, be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, a cash amount in immediately available funds (after giving effect to any required tax withholdings) equal to the product obtained by multiplying the number of Ordinary Shares represented by such book-entry shares by the per share merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties therein in connection with negotiating the terms of the merger agreement (including those set forth in the disclosure letters delivered by the Company and Parent and Merger Sub in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC after January 1, 2017 and prior to the date of the merger agreement (subject to certain limitations).

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, and, where applicable, good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to carry on its businesses;

•	capitalization of the Company, and the absence of undisclosed options, warrants, preemptive or other similar rights with respect to securities of the Company and its subsidiaries, or any securities that give their holders the right to vote with the Company’s shareholders;

•	the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by the merger agreement, the enforceability of the merger agreement against the Company, and the Company Requisite Vote;

•	upon recommendation of the Special Committee, the declaration of advisability, the authorization and approval, and the recommendation to the shareholders of the Company, of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, by the Board;

•	the absence of conflict with, violation of, or breach of the governing documents of the Company or any of its subsidiaries, laws applicable to the Company and its subsidiaries and certain contracts of the Company and its subsidiaries as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	governmental consents, approvals and filings in connection with the Company’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since January 1, 2017 and the financial statements included therein;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	material contracts and the absence of any default under, or breach or violation of, any material contract;

•	the absence of any Material Adverse Effect (as defined below) on the Company or certain other changes or events since December 31, 2019;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefit plans;

•	labor and employment matters;

•	insurance matters;

•	properties;

•	tax matters;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

•	intellectual property;

•	environmental matters;

•	the receipt of a fairness opinion from the financial advisor to the Special Committee;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the inapplicability of anti-takeover laws to the merger; and

•	an acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the merger agreement are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to have, a material adverse effect on the business, results of operation, financial condition or assets of the Company and its subsidiaries, taken as a whole; provided that no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following will not be deemed, either alone or in combination, to constitute or contribute to a “Material Adverse Effect”:

(a)	(i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States, the PRC or elsewhere in the world in which the Company or its subsidiaries have material operations, including as a result of changes in geopolitical conditions; and (ii) changes or developments in or affecting regional, domestic or any foreign interest or exchange rates;

(b)	general changes or developments in the industries in which the Company or its subsidiaries operate;

(c)	(i) the execution and delivery of the merger agreement or the public announcement or pendency of the merger or other transactions contemplated by the merger agreement, or the identity of Parent, the Guarantors, the Rollover Securityholders or any of their respective affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries; (ii) the performance of the merger agreement and the transactions contemplated by the merger agreement, including compliance with the covenants set forth in the merger agreement; and (iii) any action taken or omitted by the Company at the express written request of or with the express written consent of Parent or Merger Sub, provided that this clause (c) shall not apply to the representations or warranties relating to conflicts and required governmental consents, approvals and filings.

(d)	changes in any applicable laws or regulations or GAAP or other applicable accounting regulations or principles or interpretation or enforcement thereof;

(e)	any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God, pandemic (including the COVID-19 virus pandemic) or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions;

(f)	any decline in the market price or trading volume of the Ordinary Shares or the credit rating or credit rating outlook of the Company (provided that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect);

(g)	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to, a Material Adverse Effect);

(h)	any action threatened, made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of the merger agreement or the merger; or

(i)	the availability or cost of equity, debt or other financing to Parent or Merger Sub,

except in the cases of clauses (a), (b), (d) and (e), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the same industries and geographic markets in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect).

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	the due organization, valid existence and good standing of Parent and Merger Sub; authority of Parent and Merger Sub to carry on their businesses;

•	the corporate power and authority of Parent and Merger Sub to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, the memorandum and articles of association of Parent and Merger Sub, laws applicable to Parent or Merger Sub and certain agreements of Parent or Merger Sub as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement by Parent and Merger Sub;

•	governmental consents, approvals and filings in connection with Parent’s and Merger Sub’s execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	the absence of any legal proceedings and governmental orders against Parent and Merger Sub;

•	capitalization of Parent and Merger Sub; Parent and Merger Sub being formed solely for the purposes of engaging in the transactions contemplated by the merger agreement;

•	the absence of any broker’s or finder’s fees;

•	financing commitments;

•	the validity and enforceability of the Limited Guarantees;

•	other than the rollover securities, the absence of Ordinary Shares and other securities of, any other economic interest in, or any other rights to acquire the Ordinary Shares and other securities of, the Company, beneficially owned by any Buyer Group Party (as defined under the merger agreement);

•	the solvency of the surviving company after giving effect to the transactions;

•	the absence of any undisclosed agreement (a) between Parent, Merger Sub, any other Buyer Group Parties (as defined under the merger agreement) or any of their respective affiliates, on the one hand, and any director, officer, employee or shareholder of the Company and its subsidiaries, on the other hand, that relates in any way to the transactions contemplated by the merger agreement, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the per share merger consideration in connection with the transactions contemplated by the merger agreement, or (c) pursuant to which any shareholder of the Company has agreed to vote to approve the merger agreement or the merger or has agreed to vote against any acquisition proposal or superior proposal;

•	the accuracy of the information provided by Parent and Merger Sub for inclusion in the Schedule 13E-3 and the proxy statement;

•	an acknowledgment by Parent and Merger Sub as to their non-reliance on any estimate, projection, forecast and plan and budget information provided by the Company;

•	the independent investigation conducted by Parent and Merger Sub; and

•	an acknowledgement by the Company as to the absence of any other representations and warranties by Parent and Merger Sub.

Conduct of Business by the Company Pending the Merger

The Company has agreed that, subject to certain exceptions, from the date of the merger agreement until the earlier of the effective time of the merger and the valid termination of the merger agreement in accordance with its terms, the Company will and will cause its subsidiaries to (a) conduct their businesses in the ordinary course of business consistent with past practice in all material respects and (b) use their commercially reasonable efforts to preserve substantially intact their business organization and material business relationships (including with the existing key customers, suppliers and employees).

Subject to certain exceptions set forth in the merger agreement and the disclosure letter of the Company delivered in connection with the merger agreement or as required by applicable law, from the date of the merger agreement until the earlier of the effective time of the merger and the valid termination of the merger agreement in accordance with its terms, the Company shall not and shall cause each of its subsidiaries not to do or propose to do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its memorandum and articles of association or equivalent organization documents; enter into any agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document;

•	make any acquisition of, or make any investment in, any business or any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for (a) purchases of inventory and other assets in the ordinary course of business, (b) acquisitions or investments pursuant to existing contracts in effect as of the date of the merger agreement, (c) acquisitions or investments not to exceed US$25,000,000 in a single transaction or series of related transactions, or (d) investments in any wholly-owned subsidiaries of the Company;

•	issue, sell, grant, authorize, pledge, encumber or dispose of any securities of the Company, except for (a) any issuance, sale or disposition to the Company or a wholly-owned subsidiary of the Company by any subsidiary of the Company, (b) any issuance, sale, grant, authorization, pledge, encumbrance or disposition (i) required by existing contracts in effect as of the date of the merger agreement, (ii) pursuant to the terms and conditions of equity awards of the Company outstanding as of the date of the merger agreement or (iii) pursuant to certain sections of the disclosure letter of Parent delivered in connection with the merger agreement, (c) the acquisition by the Company of Ordinary Shares in connection with the surrender of Ordinary Shares by holders of equity awards of the Company in full or partial payment of any purchase price and any applicable taxes payable by such holder upon the exercise or settlement of equity awards of the Company, (d) the withholding of Ordinary Shares to satisfy tax obligations with respect to equity awards of the Company, or (e) the acquisition by the Company of Ordinary Shares in connection with the forfeiture of equity awards of the Company;

•	reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares of capital stock or ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) other than (a) the acquisition by the Company of Ordinary Shares in connection with the surrender of Ordinary Shares by holders of equity awards of the Company in full or partial payment of any purchase price and any applicable taxes payable by such holder upon the exercise or settlement of equity awards of the Company, (b) the withholding of Ordinary Shares to satisfy tax obligations with respect to equity awards of the Company, (c) the acquisition by the Company of Ordinary Shares in connection with the forfeiture of equity awards of the Company, or (d) purchase, transfer or other disposal between or among the Company and its wholly-owned subsidiaries;

•	make any loans, advances, capital contributions to, or other investments in, any person (other than the Company or any of its wholly-owned subsidiaries) in excess of US$10,000,000 in the aggregate;

•	sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, permit to lapse or expire, grant an easement with respect to, grant any rights under, or subject to any lien (other than permitted liens), allow to expire, fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), or dispose of any assets, rights or properties other than (a) sale or disposition of inventory in the ordinary course of business consistent with past practice, (b) pursuant to existing contracts in effect as of the date of the merger agreement, (c) between or among the Company and its wholly-owned subsidiaries, (d) with respect to tangible assets, with a value of less than US$10,000,000 in a single transaction or series of related transactions, or (e) such actions that are taken for the purpose of abandoning, permitting to lapse or expire, or otherwise disposing of obsolete or immaterial intellectual property;

•	declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any subsidiary of the Company);

•	authorize or make any capital expenditures which are, in the aggregate, in excess of US$15,000,000 other than as set forth in the annual budget made available to Parent and expenditures necessary to maintain assets in good repair consistent with past practice;

•	other than (i) as required by the terms of any contract in effect as of the date of the merger agreement in accordance with its terms as of the date of the merger agreement or (ii) in the ordinary course of business consistent with past practice, (a) enter into any contract that would have been a material contract or material lease if it had been in effect as of the date of the merger agreement, or (b) modify, amend, terminate, permit to expire or waive any material rights or obligations under any material contract or material lease which calls for annual aggregate payments of US$10,000,000 or more and which cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less;

•	except for intercompany loans between the Company and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of the Company, (a) incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money in excess of US$10,000,000 in a single transaction or series of related transactions, or (b) assume, guarantee or endorse the obligations of any person (other than a wholly-owned subsidiary of the Company) in excess of US$10,000,000 in a single transaction or series of related transactions;

•	except as required by law or pursuant to the merger agreement or as required by the terms of any employee benefit plan of the Company as in effect on the date of the merger agreement, (a) increase the compensation or benefits (including change in control, retention, severance termination pay, deferred compensation or other similar arrangement) of any current or former company employees except for (i) such increases as contemplated in the annual budget made available to Parent and (ii) such additional increases that in the aggregate do not cause an increase in the labor costs of the Company and its subsidiaries, taken as a whole, by more than 10% compared with the labor costs of the Company and its subsidiaries, taken as a whole, as of the date of the merger agreement, (b) make or grant any long-term incentive compensation (including equity-based incentive compensation), change in control, retention, severance, termination pay or other similar arrangement to any current or former company employees, (c) establish, adopt, enter into, materially amend or terminate any employee benefit plan of the Company or any employment, consulting or severance agreement or other similar arrangement with any current or former company employees, except in connection with an ordinary course hiring of employees whose annual base compensation is less than US$400,000, (d) loan or advance any money or any other property to any current or former company employee, (e) hire (other than an ordinary course hiring of employees whose annual base compensation is less than US$400,000) or terminate (other than for cause) any company employee with an annual base compensation in excess of US$400,000, or (f) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any employee benefit plan of the Company or otherwise;

•	make any material change in any accounting principles, except as may be required to conform to changes in applicable law or GAAP or regulatory requirements with respect thereto;

•	(a) make any change to any method of accounting for any material tax, (b) make, revoke, or change any material tax election, (c) surrender any claim for a refund of a material amount of taxes, (d) enter into any closing agreement or other ruling or written agreement with a tax authority with respect to any material taxes, (e) amend any material tax return, or (f) settle or compromise any material tax liability;

•	waive, release, settle or compromise any action (a) entailing obligations that would impose any material restrictions on the business operations of the Company or its subsidiaries or (b) for an amount required to be paid by the Company and its subsidiaries in excess of US$2,000,000 individually;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	enter any new line of business outside of its existing business as of the date of the merger agreement that is material to the Company and its subsidiaries, taken as a whole; or

•	agree, authorize or commit to do or take any of the foregoing actions.

Shareholders’ Meeting

The Company will, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and proxy statement, take all actions required under the Cayman Islands Companies Act, the memorandum and articles of association of the Company and the applicable requirements of Nasdaq necessary to duly call, give notice of, convene and hold an extraordinary general meeting of the Company for the purpose of approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger. The Company may postpone or adjourn such meeting solely (a) to the extent required by law, (b) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, or (c) if as of the time for which the shareholders meeting is originally scheduled there are insufficient Ordinary Shares represented to constitute a quorum necessary to conduct the business of the shareholders meeting.

Subject to certain agreed exceptions, the Board shall not (a) fail to include in the proxy statement the recommendation that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, (b) withdraw, modify, qualify or change, in each case in a manner adverse to Parent or Merger Sub, such recommendation, (c) publicly recommend to the shareholders of the Company an acquisition proposal or enter into any alternative acquisition agreement, (d) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such tender offer or exchange offer or (e) resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions from (a) to (e), a “Change of Recommendation”).

In the event that subsequent to the date of the merger agreement, the Board (upon the recommendation of the Special Committee) or the Special Committee makes a Change of Recommendation or provides any notice of its intent to make a Change of Recommendation pursuant to the merger agreement, the Company nevertheless shall submit the merger agreement to the holders of the Ordinary Shares for approval at the shareholders meeting unless the merger agreement has been terminated in accordance with its terms prior to the shareholders meeting.

No Solicitation

Until the effective time of the merger or the valid termination of the merger agreement in accordance with its terms, the Company and its subsidiaries shall, and shall cause their respective representatives to (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted with respect to any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal; and (b) use their reasonable best efforts to request each person that has executed a confidentiality agreement in connection with such person’s consideration of an acquisition proposal to return or, if applicable, destroy all information required to be returned or destroyed by such person under the terms of the applicable confidentiality agreement. In addition, the Company and its subsidiaries shall not, and shall cause their respective representatives not to:

•	solicit, initiate or take any other action knowingly to facilitate or encourage any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding an acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal, or provide any non-public information or data concerning the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in furtherance of such acquisition proposal or such inquiry, proposal or offer;

•	approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than a confidentiality agreement that is no less favorable to the Company than in the Confidentiality Agreements) providing for or relating to any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal; or

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of its subsidiaries (provided that if the Board determines in its good faith judgement upon the recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the its fiduciary duties under applicable law, the Company may waive any such provision solely to the extent necessary to permit the person bound by such provision to make an acquisition proposal to the Board on a confidential basis).

Notwithstanding the forgoing, at any time prior to obtaining the Company Requisite Vote, the Company may, following the receipt of an unsolicited bona fide written acquisition proposal after the date of the merger agreement: (a) contact the person who has made such acquisition proposal to clarify the terms and conditions thereof solely to the extent the Board (upon the recommendation of the Special Committee) or the Special Committee has determined in good faith that such contact is necessary to clarify ambiguities in the terms or conditions proposed in order to determine whether such acquisition proposal constitutes a superior proposal or could reasonably be expected to result in a superior proposal; (b) provide information in response to the request of the person or group of persons who has made such acquisition proposal, if and only if, prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed confidentiality agreement that is no less favorable to the Company than in the Confidentiality Agreements; or (c) engage or participate in any discussions or negotiations with the person or group of persons who has made such acquisition proposal; provided that prior to taking any action described in items (b) or (c) above, the Board (upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgement, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws.

Notwithstanding anything to the contrary in the merger agreement, at any time prior to obtaining the Company Requisite Vote, if the Company has received an acquisition proposal that was not obtained in violation of its obligations of non-solicitation and no change of recommendation with respect to such acquisition proposal (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Board determines in its good faith judgement (upon the recommendation of the Special Committee), after consultation with its financial advisor and outside legal counsel, that such proposal constitutes a superior proposal and the failure to effect a Change of Recommendation with respect to such acquisition proposal would be inconsistent with the directors’ fiduciary duties under applicable laws, the Board (upon the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement providing for such superior proposal, but only if: (a) the Company has complied with its obligations of non-solicitation and no change of recommendation with respect to such acquisition proposal (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub); (b) the Company has provided prior written notice of such superior proposal to Parent and (i) has negotiated with Parent and its representatives in good faith, for a period of five business days, any proposed modifications to the terms and conditions of the merger agreement or the Financing Commitments (as defined below) and (ii) has permitted Parent and its representatives to make a presentation to the Board or the Special Committee regarding the merger agreement or the Financing Commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (c) following the end of such period, the Board (upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgement, after consultation with its financial advisor and outside legal counsel and taking into consideration the terms of any proposed amendment or modification to the merger agreement or the Financing Commitments, that the acquisition proposal continues to constitute a superior proposal and the failure to effect a Change of Recommendation with respect to such acquisition proposal would still be inconsistent with the directors’ fiduciary duties under applicable laws.

In addition, at any time prior to obtaining the Company Requisite Vote, if an intervening event has occurred and the Board determines, in its good faith judgement upon the recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law, the Board (upon the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation; provided that, prior to effecting such a Change of Recommendation, (a) the Company has provided prior written notice of such intervening event to Parent, (b) the Company (i) has negotiated with Parent and its representatives in good faith, for a period of five business days, any proposed modifications to the terms and conditions of the merger agreement or the Financing Commitments in a manner that obviates the need for such a Change of Recommendation and (ii) has permitted Parent and its representatives to make a presentation to the Board or the Special Committee regarding the merger agreement or the Financing Commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation), and (c) following the end of such period, the Board (upon the recommendation of the Special Committee) or the Special Committee has determined in its good faith judgement, after consultation with its financial advisor and outside legal counsel, that the failure to effect a Change of Recommendation with respect to such intervening event would still be inconsistent with the directors’ fiduciary duties under applicable laws.

“Acquisition proposal” means any proposal or offer from any person (other than Parent and Merger Sub) relating to (a) any direct or indirect acquisition, license or purchase of a business that constitutes 20% or more of the total revenues or total assets of the Company and its subsidiaries, taken as a whole, (b) any direct or indirect acquisition, purchase or issuance of 20% or more of the total voting power of the equity interests of the Company, (c) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the total voting power of the equity interest of the Company, or (d) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the total revenues or total assets of the Company and its subsidiaries, taken as a whole).

“Superior proposal” means a bona fide and written acquisition proposal (provided that, for purposes of the definition of “superior proposal,” each reference to “20%” in the definition of “acquisition proposal” shall be replaced with “50%”) that the Board in good faith judgement upon the recommendation of the Special Committee determines (a) would be reasonably likely to be consummated in accordance with its terms and (b) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (other than holders of the Excluded Shares) than the transactions contemplated by the merger agreement, in each case, after (i) consultation with its financial advisor and outside legal counsel and (ii) taking into account all such factors and matters deemed relevant in good faith by the Board, including legal, financial, regulatory or other aspects of such acquisition proposal and the transactions contemplated by the merger agreement and after taking into account any changes to the terms of the merger agreement offered in writing by Parent in response to such superior proposal in accordance with the merger agreement; provided, however, that any such acquisition proposal shall not be deemed to be a “superior proposal” if (x) such acquisition proposal is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer or (y) the consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

“Intervening event” means a material change, event, occurrence or development that occurs or arises after the date of the merger agreement affecting or with respect to the Company and its subsidiaries or their business, assets or operations that was not known or reasonably foreseeable to either the Board or the Special Committee on the date of the merger agreement, which change, event, occurrence or development becomes known to the Board or the Special Committee before receipt of the Company Requisite Vote; provided that in no event shall the receipt, existence of or terms of an acquisition proposal or a superior proposal or any inquiry relating thereto or the consequences thereof constitute an intervening event.

Directors’ and Officers’ Indemnification and Insurance

The parties to the merger agreement have agreed that:

•	from and after the effective time of the merger, the surviving company will indemnify and hold harmless the present and former directors and officers of the Company and its subsidiaries against all kinds of liabilities incurred in connection with any action arising out of or relating to matters existing or occurring at or prior to the effective time of the merger to the fullest extent that the Company would have been permitted under the laws of the Cayman Islands and its memorandum and articles of association in effect on the date of the merger agreement to indemnify such directors and officers;

•	the memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the memorandum and articles of association of the Company in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of any of the former or present directors and officers of the Company and its subsidiaries, unless such modification is required by applicable law;

•	Parent will, or will cause the surviving company to, maintain in effect for at least six years from the effective time of the merger the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the effective time of the merger; provided, however, that Parent and the surviving company will not be required to pay pursuant to the merger agreement more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case will purchase as much coverage as reasonably practicable for such amount; and

•	Parent and the surviving company will honor and perform under, for a period of six years after the effective time of the merger, all indemnification agreements entered into by the Company or any of its subsidiaries with any of their former or present directors and officers as in effect as of date of the merger agreement.

Parent Financing

Parent and Merger Sub have agreed to use their reasonable best efforts to perform all actions and things reasonably necessary or advisable to arrange and consummate the financing of the transactions on the terms and conditions contemplated by the Support Agreement, the Equity Commitment Letters and the Debt Commitment Letter (the “Financing Commitments”), including (a) to maintain in effect the Financing Commitments, (b) to satisfy (or obtain waivers to) on a timely basis all conditions applicable to Parent or Merger Sub to funding in the Financing Commitments; (c) to negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Debt Commitment Letter prior to the closing date of the merger, and (d) to enforce its rights under the Financing Commitments and consummate the financing prior to or at the closing of the merger. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent and Merger Sub are required to promptly notify the Company and use their reasonable best efforts to arrange to obtain alternative financing.

The Company has agreed to use its reasonable best efforts to perform all actions and things necessary to ensure that, (a) (i) upon receipt of at least five business days’ prior written request from Parent, the Company will provide evidence reasonably satisfactory to Parent that the aggregate amount of the cash held in the PRC by the Company and its PRC subsidiaries (the “Onshore Available Company Cash”) is at least US$200,000,000 (or its equivalent in RMB), and (ii) if the Onshore Available Company Cash is expected to be less than US$200,000,000 (or its equivalent in RMB) as at the proposed closing date of the merger, the Company will cause a sufficient amount of cash in US$ held outside the PRC by the Company and its non-PRC subsidiaries (the “Offshore Available Company Cash”) to be injected, directly or indirectly, into the Company’s PRC subsidiaries such that after such injection, the aggregate amount of the Onshore Available Company Cash will be at least US$200,000,000 (or its equivalent in RMB) as at the proposed closing date of the merger, and (b) in addition to the Onshore Available Company Cash, the aggregate amount of Offshore Available Company Cash will equal or exceed US$480,000,000 (such financing using the Offshore Available Company Cash, the “Available Company Cash Financing”) as at the proposed closing date of the merger and the Company will, upon and in accordance with written request of Parent at least five business days prior to the proposed closing date of the merger, deposit, or cause to be deposited, all or any portion of the Available Company Cash Financing with the paying agent as a source of funds for the payment of the aggregate merger consideration or make available all or any portion of the Available Company Cash Financing for use as a source of funds for the payment of the aggregate amount payable by Parent and Merger Sub to holders of equity awards of the Company.

Prior to the closing, the Company has agreed to use its reasonable best efforts to provide to Parent and Merger Sub, and to cause its subsidiaries and representatives to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s cost and expense, all cooperation reasonably requested by Parent that is necessary and customary in accordance with the terms of the debt financing (or any alternative financing).

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC and cooperation in response to any comments from the SEC with respect thereto;

•	reasonable best efforts of each party to consummate the transactions contemplated by the merger agreement;

•	notification of certain events;

•	reasonable access by Parent and its representatives to the offices, properties, books and records of the Company and its subsidiaries;

•	delisting and deregistration of the Ordinary Shares;

•	coordination of press releases and other public announcements relating to the merger;

•	provision for employees of the Company and its subsidiaries for at least 12 months following the effective time of the merger, compensation and benefits that are substantially comparable, in the aggregate, to those provided immediately prior to the effective time of the merger;

•	matters relating to takeover statutes;

•	participation in litigation relating to the merger or the merger agreement;

•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;

•	Parent’s obligation to cause Merger Sub to perform its obligations under the merger agreement and Company’s obligation to cause its subsidiaries to perform their obligations under the merger agreement;

•	actions of the Company taken at the direction of Parent, Merger Sub or any Rollover Securityholder; and

•	restrictions on any member of the Buyer Consortium (a) entering into any contract or amending, modifying, withdrawing or terminating any Buyer Consortium contracts related to the merger or waive any rights thereunder in a manner that has or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the merger agreement or otherwise have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under the merger agreement or (b) entering into or modifying any contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective affiliates receives any consideration of a different amount or nature than the per share merger consideration in connection with the transactions contemplated by the merger agreement that is not provided or expressly contemplated in the Buyer Consortium contracts as of the date of the merger agreement.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the Company Requisite Vote having been obtained; and

•	no law, order, judgment, injunction, award, decision, ruling, subpoena, writ, decree or verdict remaining in effect which prohibits, restrains, makes illegal or enjoins the consummation of the transactions contemplated by the merger agreement.

The obligations of Parent and Merger Sub to complete the merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to certain qualifications;

•	the Company having performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the merger agreement at or prior to the closing date;

•	Parent having received a certificate of an executive officer of the Company, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied; and

•	the aggregate amount of Dissenting Shares being less than 8% of the total outstanding Ordinary Shares immediately prior to the effective time of the merger.

The obligations of the Company to complete the merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to certain qualifications;

•	each of Parent and Merger Sub having performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by, it under the merger agreement at or prior to the closing date; and

•	the Company having received a certificate of an executive officer of Parent, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written consent of Parent and the Company; or

•	by written notice from either Parent or the Company, if:

o	any law, order, judgement, injunction, award, decision, ruling, subpoena, writ, decree or verdict that has the effect of prohibiting, restraining, making illegal or enjoining the consummation of the transactions contemplated by the merger agreement becomes final and non-appealable, provided that this termination right is not available to a party if the circumstances described in the foregoing were primarily due to such party’s breach of the merger agreement;

o	the merger is not consummated by August 19, 2021 (which date may be extended by mutual written agreement of Parent and the Company), provided that this termination right is not available to a party if the failure to consummate the merger by such date was primarily due to such party’s breach of the merger agreement; or

o	the Company Requisite Vote is not obtained at the extraordinary general meeting; or

•	by written notice from the Company, if:

o	Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured prior to the earlier of (a) 30 days following receipt of written notice by Parent of such breach from the Company or (b) August 19, 2021, provided that the Company will not have this termination right if it is then in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would result in the failure to satisfy the corresponding condition to closing;

o	(a) all of the conditions to the obligations of Parent and Merger Sub to consummate the merger are satisfied (other than those conditions that by their nature are to be satisfied at the closing) or waived, (b) Parent and Merger Sub fail to consummate the closing within five business days after the date on which the closing should have occurred in accordance with the merger agreement, and (c) the Company has given Parent a written notice that the Company is ready, willing and able to consummate the closing on such date;

o	prior to obtaining the Company Requisite Vote, (a) the Board or the Special Committee has authorized the Company to effect a Change of Recommendation due to a superior proposal and (b) immediately prior to or concurrently with or immediately following the termination of the merger agreement, the Company enters into an alternative acquisition agreement in respect of such superior proposal; provided that the Company has complied with all the non-solicitation requirements under the merger agreement (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and paid in full the termination fee to Parent; or

•	by written notice from Parent, if:

o	the Company has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured prior to the earlier of (a) 30 days following receipt of written notice by Company of such breach from Parent or (b) August 19, 2021, provided that Parent will not have this termination right if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would result in the failure to satisfy the corresponding condition to closing; or

o	prior to obtaining the Company Requisite Vote, the Board or the Special Committee has made a Change of Recommendation.

Termination Fees

The Company is required to pay to Parent a cash termination fee in an amount equal to US$30,360,000 if the merger agreement is terminated by:

•	Parent where the Company has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period;

•	Parent where the Board or the Special Committee has made a Change of Recommendation prior to obtaining the Company Requisite Vote;

•	the Company where the Board or the Special Committee has authorized the Company to effect a Change of Recommendation due to a superior proposal and the Company has entered into an alternative acquisition agreement in respect of such superior proposal; or

•	Parent or the Company where (a) the merger is not consummated by August 19, 2021 or (b) the Company Requisite Vote is not obtained at the extraordinary general meeting, and (i) after the date of the merger agreement and prior to the extraordinary general meeting (or prior to the termination of the merger agreement if there has been no extraordinary general meeting), a bona fide acquisition proposal has been publicly announced or otherwise become publicly known or delivered to the Company and has not been withdrawn, and (ii) within 12 months of such termination, the Company or any of its subsidiaries enters into a definitive agreement with respect to, or has consummated, any acquisition proposal.

Parent is required to pay to the Company a cash termination fee in an amount equal to US$68,310,000 if the merger agreement is terminated by:

•	the Company where Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured, or if capable of being cured, is not cured within the requisite time period; or

•	the Company where (a) all of the conditions to the obligations of Parent and Merger Sub to complete the merger are satisfied (other than those conditions that by their nature are to be satisfied at the closing), (b) Parent and Merger Sub fail to complete the closing within five business days after the date on which the closing should have occurred in accordance with the merger agreement, and (c) the Company has given Parent a written notice that the Company is ready, willing and able to consummate the closing on such date; provided that such termination fee shall be adjusted to zero if the merger agreement is validly terminated by the Company pursuant to the forgoing and if (A) the aggregate amount of Onshore Available Company Cash is or will be less than US$200,000,000 (or its equivalent in RMB) or (B) the aggregate amount of Offshore Available Company Cash is or will be less than US$480,000,000, in each case as at the proposed closing date of the merger.

Remedies and Limitation on Liability

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement. Specifically, the Company is entitled to an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s obligations to cause the equity financing for the merger to be funded and to consummate the merger, but only in the event that each of the following conditions has been satisfied: (a) all conditions to the obligations of Parent and Merger Sub to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, (b) Parent fails to consummate the merger by the date on which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement, (c) the debt financing has been funded in full or will be funded at the closing if the equity financing is funded at the closing, (d) the financing provided for by the Available Company Cash Financing has been funded or will be funded at the closing, and (e) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the merger, and if specific performance is granted and the equity financing and the debt financing are funded, then the closing of the merger would occur.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of US$68,310,000 and the Company termination fee of US$30,360,000, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and other costs and expenses payable pursuant to the merger agreement.

Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may modify or amend the merger agreement by written agreement, executed and delivered by duly authorized officers of the respective parties; provided that the Company may only take such action with the approval of the Special Committee.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made to (a) grant the unaffiliated shareholders access to corporate files of the Company or any Buyer Consortium Filing Person or (b) obtain counsel or appraisal services at the expense of the Company or any Buyer Consortium Filing Person.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Ordinary Shares to dissent from the merger and receive payment of the fair value of their Ordinary Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Ordinary Shares upon dissenting from the merger in accordance with Section 238 of the Cayman Islands Companies Act.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Ordinary Shares in connection with the merger, other than the right to participate fully in proceedings to determine the fair value of Ordinary Shares held by such persons and to seek relief on the grounds that the merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Ordinary Shares if the merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote authorizing the merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a notice of objection.

•	Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number of Ordinary Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Ordinary Shares. A dissenting shareholder who dissents must do so in respect of all the Ordinary Shares which it, he or she holds.

•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Ordinary Shares at a price determined by the Company to be the fair value of such Ordinary Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Ordinary Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Ordinary Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Ordinary Shares with the Company, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Ordinary Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

•	If a petition is timely filed and served, the Grand Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Ordinary Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Ordinary Shares (and the right to participate in the proceedings to determine their fair value, and the right to seek relief on the grounds that the merger is void or unlawful). The enforcement of your dissenters’ rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Ordinary Shares, other than the rights referred to in the preceding sentence.

All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Ordinary Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Ordinary Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Ordinary Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Ordinary Shares.

You must be a registered holder of Ordinary Shares in order to exercise your dissenters’ rights.

If you do not satisfy each of these requirements and comply strictly with all precedents required by the Cayman Islands Companies Act with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a proxy card that does not direct how the Ordinary Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Ordinary Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, the People’s Republic of China, Attention: Investor Relations Department.

If you are considering dissenting, you should be aware that the fair value of your Ordinary Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the US$120.00 in cash, without interest and net of any applicable withholding taxes, for each Ordinary Share of the Company that you would otherwise receive as consideration pursuant to the merger agreement if you do not exercise dissenting rights with respect to your Ordinary Shares. You may also be responsible for the cost of any appraisals proceedings.

The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

The functional and reporting currency of the Company is U.S. dollars. The Company’s business is primarily conducted in China. The functional currency of the Company’s subsidiaries in the PRC is Renminbi. A significant portion of its sales, costs and expenses are denominated in Renminbi.

Selected Historical Financial Information

The following table presents selected historical consolidated financial information of the Company. The audited financial statements of the Company for the fiscal years ended December 31, 2019 and 2018 are incorporated herein by reference to the Company’s Form 20-F for the fiscal year ended December 31, 2019, filed on March 12, 2020, beginning on page F-1. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Company’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review Prospects” in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	For the Years Ended December 31, / As of December 31,
	2019	2018
	(U.S. dollars in thousands)

Revenue	503,745	466,878
Gross Profit	329,078	320,090
Income from Operations	163,648	146,173
Net Income	163,395	147,967
Net Income attributable to the Company	138,808	128,056

Current Assets	1,299,725	1,357,188
Non-Current Assets	638,133	652,791
Current Liabilities	119,309	122,349
Non-Current Liabilities	43,698	42,927
Total Shareholders’ Equity attributable to the Company	1,695,715	1,772,050
Non-Controlling Interest	79,137	122,654
Total Equity	1,774,852	1,844,703

Net Book Value per Ordinary Share

The net book value per Ordinary Share as of December 31, 2019 was US$44.09 based on 38,459,769 issued and outstanding Ordinary Shares as of that date.

TRANSACTIONS IN THE ORDINARY SHARES

Purchases by the Company

In October 2018, the Board authorized a share repurchase program, under which the Company was authorized to repurchase up to US$100 million worth of the Ordinary Shares over a six-month period, which period was later extended for another six months until October 31, 2019. In late April 2019, the Company completed repurchases under this share repurchase program, having repurchased an aggregate of 1,074,376 shares for a total consideration of US$100 million.

In May 2019, the Board authorized an additional share repurchase program, under which the Company was authorized to repurchase up to US$150 million worth of Ordinary Shares over a 12-month period. This plan expired in May 2020, and the Company had repurchased 121,852 Ordinary Shares for a total consideration of US$11.0 million under this program.

The table below sets forth information about Ordinary Shares repurchased by the Company during the past two years.

Period	Total Number of Ordinary Shares Purchased	Range of Prices Paid Per Ordinary Share (US$)	Average Price Paid Per Ordinary Share (US$)
First Quarter 2019	415,356	86.40 to 91.09	88.55
Second Quarter 2019	780,872	89.76 to 97.40	95.00
Third Quarter 2019	—	—	—
Fourth Quarter 2019	—	—	—
First Quarter 2020	—	—	—
Second Quarter 2020	—	—	—
Third Quarter 2020	—	—	—
Fourth Quarter 2020	—	—	—
First Quarter 2021 (through January 22, 2021)	—	—	—

Purchases by the Buyer Consortium

From November 2018 to March 2019, Beachhead purchased a total of 2,447,720 Ordinary Shares (the “Open-Market-Purchased Shares”) in open market purchases, of which 1,321,755 Ordinary Shares were purchased during the fourth quarter of 2018 and 1,125,965 Ordinary Shares were purchased during the first quarter of 2019. The range of prices paid for such Open-Market-Purchased Shares that were purchased during the fourth quarter of 2018 was US$68.33 per Ordinary Share to US$83.25 per Ordinary Share, and the range of prices paid for such Open-Market-Purchased Shares that were purchased during the first quarter of 2019 was US$74.27 per Ordinary Share to US$86.15 per Ordinary Share. The average purchase prices for such Open-Market-Purchased Shares for the fourth quarter of 2018 and the first quarter of 2019 were US$74.37 per Ordinary Share and US$81.04 per Ordinary Share, respectively. On December 14, 2018, Beachhead entered into a plan with UBS Securities LLC in accordance with Rule 10b5-1 of the Exchange Act (the “10b5-1 Plan”) for the purchase of up to the lesser of (i) such number of Ordinary Shares costing US$120,000,000 in aggregate and (ii) 1,875,000 Ordinary Shares during the period beginning on December 14, 2018 and ending on June 15, 2019. 1,509,184 Ordinary Shares of the total Open-Market-Purchased Shares were purchased by Beachhead pursuant to the 10b5-1 Plan.

On December 9, 2019, Beachhead and Double Double purchased a total of 4,199,680 Ordinary Shares (the “Capital Sale Shares”) at the per Ordinary Share purchase price of US$115.00 (the “Capital Sale Price”) from certain existing shareholders of the Company (collectively, the “Capital Sellers” and each, a “Capital Seller”), who were acting through either Capital Research and Management Company or Capital Bank & Trust Company, pursuant to that certain share purchase agreement (the “Capital SPA”), dated as of November 15, 2019, by and between Beachhead and Double Double, on one hand, and the Capital Sellers, on the other hand. Additional information regarding this purchase (including a copy of the Capital SPA) can be found in Amendment No. 7 to Schedule 13D filed with the SEC by the Centurium Filing Persons and other relevant reporting persons on November 15, 2019.

On December 16, 2019, Beachhead transferred 901,265 Ordinary Shares in the Company to Point Forward due to an internal restructuring conducted by certain Centurium Filing Persons. Additional information regarding this transfer can be found in Amendment No. 8 to Schedule 13D filed with the SEC by the Centurium Filing Persons and other relevant reporting persons on January 24, 2020.

On February 14, 2020, Beachhead, as borrower, entered into the Facility Agreement with Ping An, acting through the Offshore Banking Center, as arranger, lender, agent and security agent. Pursuant to the Facility Agreement, Ping An agreed to provide a Facility of US$350 million in aggregate to Beachhead. The maturity date of the Facility is February 14, 2025. The payment obligations of Beachhead under the Facility Agreement will be secured by, amongst others, a first priority security interest over a certain number of Ordinary Shares held and to be acquired by Beachhead.

On March 16, 2020, Double Double transferred 1,112,591 Ordinary Shares to Beachhead.

On March 30, 2020, CCCP IV transferred 2,477,335 Ordinary Shares to 2019B Cayman.

On April 9, 2020, Point Forward purchased 700,000 Ordinary Shares from Parfield and Amplewood pursuant to the Parfield SPA at the Parfield Sale Price of US$101.00 per Ordinary Share, pursuant to the terms and conditions of the Parfield SPA and the Parfield Assignment Agreement. Pursuant to the Parfield SPA Amendment No. 2, Point Forward paid Parfield and Amplewood on October 27, 2020 an additional amount equal to the product of (a) US$19.00, multiplied by (b) the number of Parfield Sale Shares purchased by it under the Parfield SPA, and the post-closing price adjustment provisions of the Parfield SPA were deleted in their entirety with Point Forward and its affiliates having no obligations or liabilities under such provisions.

On April 29, 2020, 2019B Cayman and V-Sciences purchased 266,533 Ordinary Shares and 250,000 Ordinary Shares, respectively, from Double Double at the Centurium Sale Price of US$120.00 per Ordinary Share, pursuant to the terms and conditions of the applicable Centurium SPA.

On May 6, 2020, HH Sum purchased 210,876 Ordinary Shares from Double Double at the Centurium Sale Price of US$120.00 per Ordinary Share, pursuant to the terms and conditions of the applicable Centurium SPA.

On May 8, 2020, Double Double and Point Forward purchased 615,000 Ordinary Shares and 385,000 Ordinary Shares, respectively, from PWM, in each case at the PWM Sale Price of US$101.00 per Ordinary Share pursuant to the terms and conditions of the PWM SPA and, as applicable, the PWM-DD Assignment Agreement or the PWM-PF Assignment Agreement. Pursuant to the PWM SPA Amendments No. 3, each of Double Double and Point Forward paid to PWM on October 27, 2020 an additional amount equal to the product of (a) US$19.00 multiplied by (b) the number of PWM Sale Shares purchased by it under the PWM SPA, and the post-closing price adjustment provisions of the PWM SPA were deleted in their entirety with Double Double and Point Forward and their affiliates having no obligations or liabilities under such provisions.

On May 13, 2020, CCCP IV transferred 1,000,000 Ordinary Shares to 2019B Cayman.

On July 28, 2020, Parfield, as borrower, and JPMCB, as lender, entered into the Parfield Facility Agreement. Pursuant to the Parfield Facility Agreement, JPMCB agreed to provide an on demand credit facility of US$60 million to Parfield to be utilized in refinancing the previous credit facility from Credit Suisse AG Hong Kong Branch to Parfield. The payment obligations of Parfield under the Parfield Facility Agreement will be secured by, amongst others, a security interest over the 2,437,696 Ordinary Shares held by Parfield which also replaces the previous security interest over such shares in favor of Credit Suisse AG Hong Kong Branch.

Double Double completed the first closing of the sale of 416,667 Ordinary Shares and the second closing of the sale of 358,333 Ordinary Shares to Biomedical Development pursuant to the terms and conditions of the Additional Centurium SPA on December 28, 2020 and January 5, 2021, respectively.

On December 30, 2020, PWM completed the sale of 910,167 Ordinary Shares and 660,833 Ordinary Shares to 2019B Cayman and Biomedical Future, respectively, pursuant to the terms and conditions of the applicable Additional PWM SPAs.

On December 30, 2020, Parfield completed the sale of 300,000 Ordinary Shares to 2019B Cayman pursuant to the terms and conditions of the Additional Parfield SPA.

On January 6, 2021, PWM completed the sale of 3,750,000 Ordinary Shares to Biomedical Treasure pursuant to the terms and conditions of the applicable Additional PWM SPA.

On January 7, 2021, JPMCB released the security interest over all the remaining 2,137,696 Ordinary Shares held by Parfield.

Prior Public Offerings

The Company did not make any underwritten public offering of the Company’s securities during the past three years.

Transactions in Prior 60 Days

Except as described above and other than the merger agreement and the agreements entered into in connection with the merger agreement, including the A&R Consortium Agreement, the Support Agreement, the Limited Guarantees, the Equity Commitment Letters and the PWM Merger Voting Undertaking, there have been no transactions in Ordinary Shares during the past 60 days by the Company, any of the Company’s officers or directors, any Buyer Consortium Filing Person, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT MEMBERS OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of Ordinary Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total issued and outstanding Ordinary Shares.

As of the date of this proxy statement, we have 38,919,321 Ordinary Shares issued and outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, we have included Ordinary Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option or other right or the conversion of any other security. These Ordinary Shares, however, are not included in the computation of the percentage ownership of any other person.

	Number(1)	%(2)
Directors and Executive Officers:
Joseph Chow (3)	5,322,992	13.7%
David Hui Li (4)	9,923,260	25.5%
Sean Shao (5)	22,000	*
Yungang Lu (6)	53,500	*
Qi Ning (7)	4,315	*
Ming Yang (8)	63,930	*
All directors and executive officers as a group	15,389,997	39.5%
Principal Shareholders:
Centurium Holdings (BVI) Ltd. (9)	9,894,991	25.4%
CITIC Capital Holdings Limited (10)	4,954,035	12.7%
Biomedical Treasure	3,750,000	9.6%
Hillhouse Capital Advisors, Ltd. (11)	2,962,076	7.6%
Marc Chan (12)	2,137,696	5.5%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the Ordinary Shares.
(2)	As of the date of this proxy statement, a total of 38,919,321 Ordinary Shares are outstanding. For each beneficial owner above, any securities that are exercisable or convertible within 60 days have been included for the purpose of computing the number of shares beneficially owned and the percentage ownership of such beneficial owner pursuant to SEC Rule 13d-3(d)(1). We did not deem such shares to be outstanding, however, for purposes of calculating the percentage ownership of any other person.
(3)	Represents (i) 137,159 Ordinary Shares currently held by Mr. Chow; and (ii) 5,185,833 Ordinary Shares deemed to be beneficially owned by Mr. Chow, including 3,750,000 Ordinary Shares held by Biomedical Treasure, 660,833 Ordinary Shares held by Biomedical Future and 775,000 Ordinary Shares held by Biomedical Development.
(4)	Represents 28,269 Ordinary Shares directly held by Mr. David Hui Li, and 9,894,991 Ordinary Shares deemed to be beneficially owned by Mr. David Hui Li, including 7,908,726 Ordinary Shares held by Beachhead and 1,986,265 Ordinary Shares held by Point Forward.
(5)	Represents 22,000 Ordinary Shares.

(6)	Represents 23,500 Ordinary Shares, 20,000 Ordinary Shares underlying Company Options that are fully vested and exercisable at $9.16 per share, and 10,000 Ordinary Shares underlying Company Options that are fully vested and exercisable at $9.85 per share.
(7)	Represents 4,315 Ordinary Shares.
(8)	Represents 63,930 Ordinary Shares.
(9)	Represents (i) 7,908,726 Ordinary Shares held by Beachhead, representing 20.32% of the total outstanding Ordinary Shares issued by the Company; and (ii) 1,986,265 Ordinary Shares held by Point Forward, representing 5.10% of the total outstanding Ordinary Shares issued by the Company. CCP 2018, as the sole shareholder of Beachhead may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 7,908,726 Ordinary Shares held by Beachhead, representing 20.32% of the total outstanding Ordinary Shares issued by the Company; CCCI 2018, which holds 74% of the equity interest in Point Forward, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 1,316,265 Ordinary Shares held by Point Forward, representing 3.38% of the total outstanding Ordinary Shares issued by the Company; CCM CB I, which holds 26% of the equity interest in Point Forward, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 670,000 Ordinary Shares held by Point Forward, representing 1.72% of the total outstanding Ordinary Shares issued by the Company; Centurium Capital Partners 2018 GP Ltd. (“Centurium GP”), acting as the general partner of CCP 2018, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 7,908,726 Ordinary Shares held by Beachhead, representing 20.32% of the total outstanding Ordinary Shares issued by the Company; Centurium Capital 2018 SLP-B Ltd. (“Centurium SLP-B”), acting as the general partner of CCCI 2018, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 1,316,265 Ordinary Shares held by Point Forward, representing 3.38% of the total outstanding Ordinary Shares issued by the Company; CCM CB I Limited (“CCM CB I GP”), acting as the general partner of CCM CB I, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 670,000 Ordinary Shares held by Point Forward, representing 1.72% of the total outstanding Ordinary Shares issued by the Company; Centurium Holdings Ltd. (“Centurium GP Holdco”), as the sole shareholder of Centurium GP, Centurium SLP-B and CCM CB I GP, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 9,894,991 Ordinary Shares held by Beachhead and Point Forward, representing 25.42% of the total outstanding Ordinary Shares issued by the Company; Centurium Holdings (BVI) Ltd. (“Centurium TopCo”), as the sole shareholder of Centurium GP Holdco, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 9,894,991 Ordinary Shares held by Beachhead and Point Forward, representing 25.42% of the total outstanding Ordinary Shares issued by the Company; and Mr. Li holds 28,269 Ordinary Shares and, as the sole shareholder of Centurium Topco, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 9,894,991 Ordinary Shares held by Beachhead and Point Forward, representing 25.50% of the total outstanding Ordinary Shares issued by the Company.

(10)	Represents 4,954,035 Ordinary Shares held by 2019B Cayman, representing 12.73% of the total outstanding Ordinary Shares issued by the Company. CCCP IV, which holds 70.2% of the equity interest in 2019B Cayman, may also be deemed under Rule 13d-3 under the Exchange Act to beneficially own 4,954,035 Ordinary Shares held by 2019B Cayman, representing 12.73% of the total outstanding Ordinary Shares issued by the Company; CCC Co-Investment, which holds 29.8% of the equity interest in 2019B Cayman, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 1,476,302 Ordinary Shares held by 2019B Cayman, representing 3.79% of the total outstanding Ordinary Shares issued by the Company; CCP IV GP Ltd. (“CCP IV GP”), as the general partner of CCCP IV, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 4,954,035 Ordinary Shares held by 2019B Cayman, representing 12.73% of the total outstanding Ordinary Shares issued by the Company; CCC Co-Investment GP, as the general partner of CCC Co-Investment, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 1,476,302 Ordinary Shares held by 2019B Cayman, representing 3.79% of the total outstanding Ordinary Shares issued by the Company; CITIC Capital Partners Limited (“CCPL”), as the sole shareholder of CCP IV GP and the sole shareholder of CCC Co-Investment GP, may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 4,954,035 Ordinary Shares held by 2019B Cayman, representing 12.73% of the total outstanding Ordinary Shares issued by the Company; and CITIC Capital Holdings Limited (“CCHL”) may be deemed under Rule 13d-3 under the Exchange Act to beneficially own 4,954,035 Ordinary Shares held by 2019B Cayman, representing 12.73% of the total outstanding Ordinary Shares issued by the Company.

(11)	Represents (i) 2,751,200 Ordinary Shares held by funds managed by Hillhouse Capital Advisors, Ltd. and (ii) 210,876 Ordinary Shares held by funds managed by Hillhouse Capital Management, Ltd. Hillhouse Capital Advisors, Ltd. and Hillhouse Capital Management, Ltd. are under common control and share certain policies, personnel and resources.
(12)	Represents 2,137,696 Ordinary Shares held by Parfield, representing 5.49% of the total outstanding Ordinary Shares issued by the Company. Marc Chan, as the sole shareholder of Parfield, may be deemed the beneficial owner of 2,137,696 Ordinary Shares held by Parfield, representing 5.49% of the total outstanding Ordinary Shares issued by the Company.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the merger is not completed, an annual general meeting is expected to be held later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among other things, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to the consummation of the merger, including the authorization and approval of the merger agreement by the Company’s shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries at the effective time of the merger;

•	equity and debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being consummated promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, results of operations and business generally;

•	the risk that the merger may not be consummated in a timely manner or at all, which may adversely affect our business and the prices of our Ordinary Shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention during the pendency of the merger from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019. See “Where You Can Find More Information” beginning on page 127 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at http://chinabiologic.investorroom.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going-private transaction, the Company and the Buyer Consortium Filing Persons have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our Investor Relations Department, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED JANUARY 25, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER
Among
CHINA BIOLOGIC PRODUCTS HOLDINGS, INC.,
CBPO HOLDINGS LIMITED
and
CBPO GROUP LIMITED
Dated as of November 19, 2020

Exhibits:

Exhibit A     Plan of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2020 (this “Agreement”), is entered into by and among China Biologic Products Holdings, Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”), CBPO Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and CBPO Group Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Law (2020 Revision) of the Cayman Islands (the “Cayman Companies Law”), it is proposed that Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the Cayman Companies Law) and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Board of Directors”), acting upon the unanimous recommendation of a special committee of the Board of Directors consisting of independent directors (the “Special Committee”), has (a) determined that it is in the best interests of the Company and its shareholders (other than the holders of the Excluded Shares) and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and (c) resolved to recommend the approval and authorization of this Agreement, the Merger and the other transactions contemplated hereby by the shareholders of the Company at the Shareholders Meeting;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (b) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement;

WHEREAS, as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Beachhead Holdings Limited, Double Double Holdings Limited, Point Forward Holdings Limited, Joseph Chow, Guangli Pang, Ming Yang, Gang Yang, Ming Yin, Bingbing Sun, Biomedical Treasure Limited, Biomedical Future Limited, Biomedical Development Limited, 2019B Cayman Limited, Parfield International Ltd., HH SUM-XXII Holdings Limited, HH China Bio Holdings LLC and V-Sciences Investments Pte Ltd (each, a “Rollover Securityholder,” and collectively, the “Rollover Securityholders”), Parent and certain other parties named therein have entered into a voting and support agreement, dated as of the date hereof (the “Support Agreement”) pursuant to which each such Rollover Securityholder has agreed, among other things, (a) subject to the terms and conditions of the Support Agreement, to vote its Rollover Securities, together with any other Ordinary Shares (whether or not subject to a Company Restricted Share Award) acquired (whether beneficially or of record) by such Rollover Securityholder after the date hereof and prior to the earlier of the Effective Time and the termination of such Rollover Securityholder’s obligations under the Support Agreement, in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby, and to take certain other actions in furtherance of the transactions contemplated by this Agreement; and (b) subject to the terms and conditions of the Support Agreement, to contribute to Parent immediately prior to the Effective Time the Company Securities beneficially owned by the Rollover Securityholders (the “Rollover Securities”);

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Centurium Capital Partners 2018, L.P., Centurium Capital 2018 Co-invest, L.P., CCM CB I, L.P., Biomedical Treasure Limited, Biomedical Future Limited, Biomedical Development Limited, CITIC Capital China Partners IV, L.P., CC China (2019B) L.P., Hillhouse Capital Investments Fund IV, L.P., V-Sciences Investments Pte Ltd and Marc Chan (each, a “Guarantor” and collectively, the “Guarantors”) has executed and delivered a limited guarantee in favor of the Company, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

THE MERGER

Section 1.1            The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VII, and in accordance with the applicable provisions of the Cayman Companies Law, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the surviving company (as defined in the Cayman Companies Law) of the Merger (the “Surviving Company”).

Section 1.2            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at (a) the offices of Kirkland and Ellis, 26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, at 10:00 a.m., Hong Kong time, on the 15th Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or (b) at such other time and place as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition set forth in Article VII may only be waived in writing by the Party or Parties entitled to such condition under this Agreement.

Section 1.3            Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the Cayman Companies Law by executing and filing the Plan of Merger substantially in the form attached hereto as Exhibit A (the “Plan of Merger”) with the Registrar of Companies of the Cayman Islands (the “Registrar of Companies”), together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the Cayman Companies Law (the time of registration of the Plan of Merger by the Registrar of Companies, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Plan of Merger, being referred to herein as the “Effective Time”).

Section 1.4            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company in accordance with the provisions of the Cayman Companies Law.

Section 1.5            Company Memorandum and Articles of Association. At the Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall become the memorandum and articles of association of the Surviving Company, save and except that (a) all references to the name “CBPO Group Limited” shall be amended to “China Biologic Products Holdings, Inc.”; (b) all references to the share capital of the Surviving Company shall be amended to refer to the correct authorized share capital of the Surviving Company consistent with the Plan of Merger, until thereafter amended in accordance with the applicable provisions of the Cayman Companies Law and such memorandum and articles of association; and (c) such memorandum and articles of association shall include such indemnification provisions as required by Section 6.10(b).

Section 1.6            Directors and Officers.

(a)               The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal.

(b)               The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Article II

EFFECT OF MERGER ON ISSUED SHARE CAPITAL; MERGER

CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)               Merger Consideration. Each Ordinary Share (as defined below) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled and converted into the right to receive $120.00 per Ordinary Share in cash without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Ordinary Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished and shall cease to exist, and each former holder of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Ordinary Shares, except for the right to receive the Per Share Merger Consideration without interest, to be paid in consideration therefor in accordance with this Article II;

(b)               Cancellation and Conversion of Certain Shares. Each Ordinary Share owned by the Company as treasury share, or by any direct or indirect subsidiary of the Company immediately before the Effective Time (collectively, the “Cancelled Shares”), shall be cancelled and extinguished automatically and shall cease to exist, and no consideration shall be paid for the Cancelled Shares. Each Ordinary Share held by Parent or any direct or indirect subsidiary of Parent immediately prior to or at the Effective Time, including, for the avoidance of doubt, the Rollover Securities that are Ordinary Shares and contributed by the Rollover Securityholders to Parent immediately prior to or at the Effective Time pursuant to the terms and conditions of the Support Agreement (collectively, the “Rollover Shares”), at Parent’s discretion, with notice by Parent to the Company no later than the Effective Time, (i) shall be cancelled and extinguished and shall cease to exist and no consideration shall be delivered in exchange therefor or (ii) shall be converted into the same number of shares of the Surviving Company;

(c)               Dissenting Shares. Each Ordinary Share that is issued and outstanding immediately prior to the Effective Time and is held by a holder of Ordinary Shares (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the Cayman Companies Law (collectively, the “Dissenting Shares”) shall be cancelled and cease to exist, but shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 2.1(c)), and each such Dissenting Shareholder shall instead be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the Cayman Companies Law; provided that if any Dissenting Shareholder shall have effectively withdrawn or lost its right to dissent in accordance with the Cayman Companies Law, then in each case, as of the later of the Effective Time and the occurrence of such event, the Dissenting Shareholder shall, in respect of its Ordinary Shares cancelled at the Effective Time, be entitled to receive the Per Share Merger Consideration without interest, pursuant to this Section 2.1(c) and such Ordinary Shares shall not be deemed to be Dissenting Shares; and

(d)               Share Capital of Merger Sub. Immediately following the cancellation of Ordinary Shares (other than the Rollover Shares if such Rollover Shares are converted into the same number of shares of the Surviving Company pursuant to clause (ii) of the last sentence under Section 2.1(b)) pursuant to the terms and conditions set out in Section 2.1(a), Section 2.1(b) and Section 2.1(c) above, each ordinary share, par value $1.00 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the Surviving Company.

Section 2.2            Treatment of Company Equity Awards.

(a)               Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors and/or the compensation committee thereof, as applicable, shall adopt any resolutions and take any other actions necessary to cause the Company Options, the Company Restricted Share Awards, and the Company RSU Awards to be treated in accordance with Section 2.2(b) below.

(b)               Treatment of Company Options, Company Restricted Share Awards and Company RSU Awards.

(i)                 Treatment of Company Options. Each Company Option, whether vested or unvested, that is outstanding, unexercised and not yet expired as of immediately prior to the Effective Time will, immediately prior to the Effective Time, except as otherwise agreed to in writing between the holder of such Company Option and Parent, without other action by Parent, the Company, or the holder of such Company Option, be cancelled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to (A) the excess of the Per Share Merger Consideration over the exercise price of such Company Option, multiplied by (B) the number of Ordinary Shares underlying such Company Option (subject to any required Tax withholdings as provided in Section 2.3(e)); provided that any Company Option that has an exercise price per Ordinary Share that is greater than or equal to the Per Share Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor.

(ii)              Treatment of Company Restricted Share Awards. Subject to Section 2.2(b)(ii) of the Parent Disclosure Letter, each Company Restricted Share Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time will, immediately prior to the Effective Time, except as otherwise agreed to in writing between the holder of such Company Restricted Share Award and Parent, without other action by Parent, the Company, or the holder of such Company Restricted Share Award, be canceled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to (A) the Per Share Merger Consideration, multiplied by (B) the number of Ordinary Shares underlying such Company Restricted Share Award (subject to any required Tax withholdings as provided in Section 2.3(e)).

(iii)            Treatment of Company RSU Awards.

(A)             Pre-January 2020 and Certain Other Grants. Subject to Section 2.2(b)(iii)(A) of the Parent Disclosure Letter, each of (1) the Company RSU Awards granted prior to January 1, 2020 and (2) the Company RSU Awards granted to the Persons set forth on Section 2.2(b)(iii)(A) of the Parent Disclosure Letter on or after January 1, 2020, whether vested or unvested, that is outstanding immediately prior to the Effective Time will, immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of Company RSU Awards and Parent, without action by Parent, the Company or holder of such Company RSU Award, be cancelled and automatically converted into a right to receive an amount in cash, without interest, equal to (x) the Per Share Merger Consideration multiplied by (y) the number of Ordinary Shares underlying such Company RSU Award (subject to any required Tax withholdings as provided in Section 2.3(e)).

(B)              Unvested Post-January 2020 Grants. Subject to Section 2.2(b)(iii)(B) of the Parent Disclosure Letter, each unvested Company RSU Award granted on or after January 1, 2020 (other than a Company RSU Award granted to any of the Persons set forth on Section 2.2(b)(iii)(A) of the Parent Disclosure Letter) that is outstanding immediately prior to the Effective Time will, immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of Company RSU Awards and Parent, without action by Parent, the Company or holder of such Company RSU Award, be cancelled and automatically converted into a right to receive an equity-based award to be granted by an exempted company incorporated in the Cayman Islands with limited liability which is or will become one of the direct shareholders of Parent immediately after the Closing, having a substantially equivalent economic value of such Company RSU Award, but which shall otherwise be subject to the same vesting terms and other conditions applicable to such corresponding Company RSU Award.

(C)              Vested Post-January 2020 Grants. Each vested Company RSU Award granted on or after January 1, 2020 (other than a Company RSU Award granted to any of the Persons set forth on Section 2.2(b)(iii)(A) of the Parent Disclosure Letter) that is outstanding immediately prior to the Effective Time will, immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of Company RSU Awards and Parent, without action by Parent, the Company or holder of such Company RSU Award, be cancelled and automatically converted into a right to receive an amount in cash, without interest, equal to (x) the Per Share Merger Consideration multiplied by (y) the number of Ordinary Shares underlying such Company RSU Award (subject to any required Tax withholdings as provided in Section 2.3(e)).

(iv)             Payment Procedures. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate cash amount payable to holders of Company Options, Company Restricted Share Awards and Company RSU Awards pursuant to Section 2.2(b)(i), Section 2.2(b)(ii) and Section 2.2(b)(iii); provided that at least three Business Days prior to such deposit, the Company shall have delivered to Parent a list of all Company Equity Awards that would be outstanding as of immediately prior to the Effective Time, setting out for each such Company Equity Award, the holder thereof, the type of such Company Equity Award, the number of Ordinary Shares subject thereto, the exercise price or purchase price (as applicable) thereof, the grant date thereof, and the vesting schedules or vesting conditions or other restrictions imposed upon such Company Equity Award. As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that occurs more than three Business Days following the Closing Date, the applicable holders of Company Options, Company Restricted Share Awards and Company RSU Awards shall receive a cash payment from the Company or the Surviving Company, through its payroll system or payroll provider, of all cash amounts required to be paid to such holders in respect of its Company Options, Company Restricted Share Awards and Company RSU Awards pursuant to Section 2.2(b)(i), Section 2.2(b)(ii) and Section 2.2(b)(iii), as applicable (after giving effect to any required Tax withholdings as provided in Section 2.3(e)). Notwithstanding the foregoing, if any cash payment payable to a holder of Company Options, Company Restricted Share Awards or Company RSU Awards pursuant to Section 2.2(b)(i), Section 2.2(b)(ii) or Section 2.2(b)(iii), as applicable, cannot be made through the Company’s or the Surviving Company’s payroll system or payroll provider, then the Surviving Company shall issue a check for such payment to such holder (after giving effect to any required Tax withholdings as provided in Section 2.3(e)), which check shall be sent by overnight courier to such holder as promptly as reasonably practicable following the Closing Date (but in any event on or prior to the next regularly schedule payroll date). Further notwithstanding the foregoing, to the extent that any amount payable pursuant to this Section 2.2(b)(iv) relates to a Company RSU Award that is nonqualified deferred compensation subject to Section 409A of the Code, then such amount shall be paid at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU Award that will not trigger a tax or penalty under Section 409A of the Code.

Section 2.3            Exchange of Certificates.

(a)               Paying Agent. Prior to the Closing, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive payments required to be made pursuant to Section 2.1(a), and if applicable, the proviso set forth under Section 2.1(c). Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds that, when taken together with the Available Company Cash Financing that is deposited with the Paying Agent at the Effective Time if so requested by Parent, are sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration pursuant to Section 2.1(a), and if applicable, the proviso set forth under Section 2.1(c) in trust for the benefit of the relevant holders of the Ordinary Shares (other than the Excluded Shares and the Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States, in commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months; provided that no such investment shall affect the amounts payable to the holders of Ordinary Shares (other than the Excluded Shares and the Dissenting Shares). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to Section 2.1(a), and if applicable, the proviso set forth under Section 2.1(c) shall be promptly returned to Parent or the Surviving Company, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(b)               Exchange Procedures.

(i)                 Transmittal Materials. Promptly after the Effective Time (and in any event within three Business Days thereafter), Parent and the Surviving Company shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Ordinary Shares, if any (“Certificates”), and each former holder of record of Ordinary Shares held in book-entry form (“Book-Entry Shares”) (in each case, other than the Excluded Shares and the Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of Certificates or exchange of Book-Entry Shares, as applicable, for the aggregate Per Share Merger Consideration.

(ii)              Certificates. Upon surrender of Certificates to the Paying Agent, (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), each holder of record of one or more Certificates, if any (other than holders of Excluded Shares and Dissenting Shares), shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Ordinary Shares represented by such surrendered Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates to the Paying Agent. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue a check in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an amount in cash (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product of the number of Ordinary Shares represented by such Certificates multiplied by the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.1(a).

(iii)            Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Excluded Shares and Dissenting Shares) shall, upon receipt by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Ordinary Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due receipt of by the Paying Agent of an “agent’s message” in customary form or other evidence, if any, as the Paying Agent may have reasonably requested.

(iv)             Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Ordinary Shares that is not registered in the register of members of the Company or if payment of the aggregate Per Share Merger Consideration is to be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares, as applicable, is registered, a check for any cash to be exchanged upon due surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or receipt by the Paying Agent of an “agent’s message” or other evidence, if any, as the Paying Agent may have reasonably requested in the case of Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates, as applicable, formerly representing such Ordinary Shares is properly presented to the Paying Agent accompanied by all documents required to evidence, to the reasonable satisfaction of the Surviving Company, and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v)               Expenses. The Surviving Company shall pay all charges and expenses, including those of the Company, the Surviving Company and the Paying Agent, in connection with the exchange of Ordinary Shares for the aggregate Per Share Merger Consideration in accordance with this Section 2.3.

(c)               Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Ordinary Shares for six months after the Effective Time shall be delivered to the Surviving Company upon demand. Any holder of Certificates or Book-Entry Shares (in each case, other than Excluded Shares) who has not theretofore complied with this Section 2.3 shall thereafter be entitled to look to the Surviving Company for payment of the relevant aggregate Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon due surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or delivery of an “agent’s message” or other evidence, if any, as the Surviving Company may have reasonably requested in the case of Book-Entry Shares (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)), without any interest thereon and the Surviving Company, subject to the following sentence, shall remain liable for payment of such holder’s claim for the relevant aggregate Per Share Merger Consideration payable upon due surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or due receipt by the Surviving Company of an “agent’s message” or other evidence, if any, as the Surviving Company may have reasonably requested in the case of Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Company, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Ordinary Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Company, free and clear of all claims of interest of any Person previously entitled thereto.

(d)               Transfers. From and after the Effective Time, the register of members of the Company shall be closed, and there shall be no transfers on the register of members of the Surviving Company of the Ordinary Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Company, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Section 2.3, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and after giving effect to any required Tax withholdings as provided in Section 2.3(e)). The relevant aggregate Per Share Merger Consideration paid upon surrender of Certificates (or affidavits if Certificates are lost, stolen or destroyed) or receipt by the Paying Agent of an “agent’s message” or other evidence, if any, as the Paying Agent may have reasonably requested in the case of Book-Entry Shares in accordance with the terms of this Section 2.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Ordinary Shares formerly represented by such Certificates (or affidavits) or Book-Entry Shares, as applicable.

(e)               Withholding Rights. Notwithstanding anything herein to the contrary, each of the Paying Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Paying Agent, Parent or the Surviving Company, as the case may be.

(f)                Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to holders of Ordinary Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Surviving Company, as applicable, of their current contact details. A holder of Ordinary Shares will be deemed to be untraceable if (i) such Person has no registered address in the register of members maintained by the Company, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such Person by the Company, in respect of such dividend either (x) has been sent to such Person and has been returned undelivered or has not been cashed or (y) has not been sent to such Person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Shareholders Meeting convened to vote on the Merger has been sent to such Person and has been returned undelivered. Monies due to Dissenting Shareholders and holders of Ordinary Shares who are untraceable should be returned to the Surviving Company on-demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and holders of Ordinary Shares who are untraceable. Dissenting Shareholders and holders of Ordinary Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

Section 2.4            Dissenting Shares. The Company shall give Parent (i) prompt notice of any written notice of exercise of Dissenter Rights, any attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to Section 238 of the Cayman Companies Law and received by the Company relating to its shareholders’ exercise of Dissenter Rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of Dissenter Rights under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of Dissenter Rights or any demands for appraisal or offer to settle or settle any such Dissenter Rights or any demands or approve any withdrawal of any such Dissenter Rights or demands.

Section 2.5            Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Ordinary Shares or securities convertible or exchangeable into or exercisable for Ordinary Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Ordinary Shares or securities of a different class as a result of a reclassification, share split (including a reverse share split), combination, share dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Ordinary Shares or Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC since the Applicable Date and prior to the date of this Agreement (excluding any disclosures set forth in such SEC Reports (A) under the captions “Risk Factors” or “Forward-Looking Statements” and (B) in any other section relating to forward-looking statements, in each case of (A) and (B), to the extent they are cautionary, predictive or forward-looking in nature), or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 3.1            Organization and Qualification; Subsidiaries.

(a)               Each of the Company and its subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Section 3.1 of the Company Disclosure Letter sets forth (i) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and (ii) the jurisdiction of organization of each such subsidiary.

(c)               Except as set forth on Section 3.1 of the Company Disclosure Letter and except for securities held by the Company in connection with its ordinary course treasury investment activities, as of the date hereof, neither the Company nor any of its subsidiaries directly owns any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any other Person.

Section 3.2            Memorandum and Articles of Association. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the memorandum and articles of association, as amended to date (the “Memorandum of Association”), of the Company as currently in effect, and equivalent organizational or governing documents, as amended to date, of each of the Company’s material subsidiaries, and each of the foregoing documents is in full force and effect.

Section 3.3            Capitalization.

(a)               The authorized share capital of the Company is $11,000 divided into 110,000,000 shares of a par value $0.0001 per share each, of which (i) 100,000,000 are ordinary shares (the “Ordinary Shares”) and (ii) 10,000,000 are series A participating preferred shares, par value $0.0001 per share (the “Preferred Shares”). As of the date of this Agreement:

(i)                 38,788,096 Ordinary Shares (other than treasury shares of the Company set forth in Section 3.3(a)(ii)) are issued and outstanding;

(ii)              3,450,932 Ordinary Shares are held by the Company in its treasury (and for the avoidance of doubt are not included in the number of issued and outstanding Ordinary Shares set forth in Section 3.3(a)(i));

(iii)            no Preferred Shares are issued and outstanding;

(iv)             154,930 Ordinary Shares are issuable upon vesting of outstanding Company Restricted Share Awards;

(v)               985,793 Ordinary Shares are issuable upon vesting of outstanding Company RSU Awards; and

(vi)             30,000 Ordinary Shares are issuable upon cash exercise of outstanding Company Options.

(b)               Section 3.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of each outstanding Company Equity Award, the type of such Company Equity Award, the number of Ordinary Shares subject to such Company Equity Award, the exercise price or purchase price (as applicable) of such Company Equity Award, the grant date of such Company Equity Award, and the vesting schedules or vesting conditions and any other restriction imposed upon such Company Equity Award. Each outstanding Company Equity Award (i) was granted in compliance with all applicable Laws, all of the terms and conditions of the Company Share Plan under which it was issued and (ii) was granted pursuant to the Company’s form of option award agreement, restricted share award agreement or restricted share unit award agreement, as applicable, provided to Parent prior to the date hereof.

(c)               Except as set forth in Section 3.3(a) and Section 3.3(b) hereof and the Rights Agreement and except for this Agreement and the transactions contemplated hereby, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company or its subsidiaries, (B) securities of the Company or its subsidiaries convertible into, exercisable for, or exchangeable for shares of capital stock, voting securities or equity interests of the Company or its subsidiaries, (C) subscriptions, options, warrants, convertible debts, convertible instruments, calls, phantom stock or other similar rights, agreements, arrangements, understandings or commitments of any character to acquire from the Company or its subsidiaries, or obligations of the Company or its subsidiaries to issue or sell, any issued or unissued shares of capital stock, voting securities, equity interests or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock, voting securities or equity interests of the Company or its subsidiaries, (D) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, exercisable for, or exchangeable for shares of capital stock, voting securities or equity interests of the Company or any of its subsidiaries having the right to vote) on any matters on which shareholders of the Company may vote, or (E) securities or rights issued by the Company or its subsidiaries, in each case, that are derivative of, or provide economic benefit based on the value of, shares of capital stock, voting securities or equity interests of the Company or its subsidiaries (the foregoing securities in clauses (A) through (E), the “Company Securities”) and (ii) there are no outstanding contractual obligations of the Company or any of its subsidiaries to (x) repurchase, redeem or otherwise acquire any Company Securities or (y) grant, extend or enter into any subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement, understanding or commitment with respect to Company Securities. Except as set forth in Section 3.3(a) hereof, as of the date of this Agreement, all outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries that is owned by the Company or a subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and is owned free and clear of all Liens (except for Permitted Liens), except for such transfer restrictions of general applicability arising under the Securities Act or other applicable Laws.

Section 3.4            Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of the Company’s shareholders by the affirmative vote of holders of Ordinary Shares representing at least two-thirds of the Ordinary Shares present and voting in person or by proxy as a single class at the Shareholders Meeting (the “Company Requisite Vote”) and the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors, at a duly called and held meeting, upon the recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its shareholders (other than the holders of the Excluded Shares) and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) resolved to recommend the approval of this Agreement, the Merger and the other transactions contemplated hereby by the shareholders of the Company at the Shareholders Meeting (the “Recommendation”) and (iv) directed that this Agreement, the Merger and the other transactions contemplated hereby be submitted to the shareholders of the Company at the Shareholders Meeting for their approval.

Section 3.5            No Conflict; Required Filings and Consents.

(a)               The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not, (i) assuming that the Company Requisite Vote has been obtained, breach, violate or conflict with the Memorandum of Association or other equivalent organizational or governing documents of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with, breach or violate any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except for a Permitted Lien) on any of the material assets of the Company or any of its subsidiaries pursuant to any Contract, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, administrative, judicial or regulatory (including stock exchange) authority, agency, court, arbitral body (public or private), commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, including the joining of the Company in the filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Merger Schedule 13E-3”), which may be in the form of an amendment to the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed with the SEC on February 19, 2020 by Beachhead Holdings Limited, Double Double Holdings Limited, Point Forward Holdings Limited, Centurium Capital Partners 2018, L.P. and certain other Buyer Group Parties, with the Proxy Statement as an exhibit thereto, and the filing of one or more amendments to the Merger Schedule 13E-3 (with the Proxy Statement as an exhibit thereto) to respond to comments of the SEC, if any, (ii) compliance with the applicable requirements of the Nasdaq Global Select Market, (iii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Law and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6            Compliance.

(a)               Except as set forth in Section 3.6 of the Company Disclosure Letter, (i) the Company and its subsidiaries are not, and since the Applicable Date have not been, in violation in any material respect of and are, and since the Applicable Date have been, in compliance with, each Law applicable to the Company or any of its subsidiaries or any of its or their respective assets, businesses or properties in all material respects; and (ii) none of the Company and its subsidiaries is in default, breach or violation of any Law applicable to it, or by which any of its properties or assets is bound in any material respect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as set forth in Section 3.6 of the Company Disclosure Letter, the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses and own, lease and operate their respective assets and properties as presently being conducted, owned, leased or operated (“Licenses”), and all Licenses are effective and passed their respective annual inspection (as applicable) in accordance with applicable Laws and no suspension or cancellation of any of the Licenses is pending or, to the knowledge of the Company, threatened. None of the Company and its subsidiaries has received any written notice or communication from any Governmental Entity of any non-compliance with any applicable Laws that has not been cured, except for such non-compliance the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, none of the Company or any of its subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, employees, agents, or other Persons acting on behalf of the Company or any of its subsidiaries, in the course of their actions for or on behalf of the Company or any of its subsidiaries, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act of 2010, any applicable anti-corruption Laws of the PRC (including the Criminal Law of the PRC passed by the National People’s Congress on July 1, 1979 (as amended), the Law of the PRC for Countering Unfair Competition passed by the National People’s Congress on September 2, 1993 (as amended) and the Interim Provisions Prevention of Commercial Bribery passed by the State Administration for Industry and Commerce of the PRC on November 15, 1996), the Prevention of Bribery Ordinance of Hong Kong, the Banking Ordinance of Hong Kong and the Independent Commission Against Corruption Ordinance of Hong Kong, or any other similar applicable Law that prohibits corruption or bribery and regulate record keeping and internal controls (collectively, “Anti-Corruption Laws”). The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with applicable Anti-Corruption Laws by the Company and its subsidiaries. Since the Applicable Date, neither the Company nor any of its subsidiaries has, in connection with or relating to the business of the Company or any of its subsidiaries, received from any Governmental Entity any written notice or inquiry, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit, concerning any non-compliance with any applicable Anti-Corruption Laws.

(c)               To the knowledge of the Company, none of the Company’s directors or officers is a Government Official.

(d)               Neither the Company nor any of its subsidiaries, nor any of their respective officers, directors, nor, to the knowledge of the Company, any of their respective employees, agents or other Persons acting on behalf of the Company or any of its subsidiaries, is currently, or has since the Applicable Date been: (A) a Sanctioned Person, (B) organized, resident or located in a Sanctioned Country, (C) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (D) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws.

Section 3.7            SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)               The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed by it with, or furnished by it to, the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2017 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing, as of the date of such amendment or superseding filing, (i) the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing and (ii) none of the SEC Reports so filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               The audited consolidated financial statements of the Company (including all notes thereto) included in each of the Company’s Annual Reports on Form 20-F filed with the SEC since the Applicable Date complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) for all interim periods included in the SEC Reports complied as to form at the time they were filed in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for normal year-end adjustments and the absence of footnote disclosures as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and their consolidated results of operations and cash flows for the periods indicated (subject to normal year-end adjustments as permitted by GAAP).

(c)               The Company has established and maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Since the Applicable Date, based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, there has not been (i) any “material weakness” and “significant deficiency” (as defined by the Public Company Accounting Oversight Board) in the design or operation of its internal control over financial reporting or (ii) any fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)               Except as set forth in the consolidated financial statements of the Company and its subsidiaries (including the notes thereto) included in the Company’s Annual Report on Form 20-F filed with the SEC on March 12, 2020 and except for (i) liabilities or obligations incurred in the ordinary course of business since December 31, 2019; (ii) liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

(e)               None of the Company and its material subsidiaries has any secured creditors holding a security interest.

Section 3.8            Contracts.

(a)               Except (i) for this Agreement, (ii) for the Company Share Plans, (iii) as filed as exhibits to the SEC Reports as a “material contract” pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act, and (iv) as set forth in Section 3.8(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its subsidiaries is party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument (each, a “Contract”) that:

(i)                 contains covenants that materially limit or purport to materially limit the ability of the Company or any of its subsidiaries, or that, upon the consummation of the Merger would materially limit or purport to materially limit the ability of Parent or any subsidiary of Parent, to compete with any Person, in any line of business or to sell, supply or distribute any product or service, in each case in any geographic area, during any period of time;

(ii)                other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned subsidiaries, is a joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement, in each case, that is material to the business of the Company and its subsidiaries, taken as a whole;

(iii)              is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract pursuant to which any indebtedness of the Company or any of its subsidiaries, in each case in excess of $5,000,000, is outstanding or secured, other than any such Contract between or among any of the Company and any of its wholly owned subsidiaries;

(iv)              prohibits the payment of dividends or distributions in respect of the share capital of the Company or any of its subsidiaries or prohibits the pledging of the share capital of the Company or any subsidiary of the Company;

(v)               with respect to any acquisition or disposition of assets (including share capital or other equity interest in another Person), whether by merger, sale of shares, sale of assets or otherwise, pursuant to which the Company or any of its subsidiaries has continuing obligations following the date hereof, including indemnification, guarantee, “earn-out” or other contingent or outstanding payment obligations that are material to the Company and its subsidiaries, taken as a whole;

(vi)              is a settlement, conciliation, or similar Contract with any Governmental Entity pursuant to which the Company or any of its subsidiaries has continuing obligations that materially restrict the operations of the Company or such subsidiary or that involve the payment of more than $1,500,000 after the date of this Agreement;

(vii)             is a collective bargaining Contract or other Contract with any labor union, works council or labor organization of any Company Employees (each, a “CBA”);

(viii)            requires the Company or any of its subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned subsidiaries) in any such case which is in excess of $2,500,000;

(ix)               is a loan or other Contract between the Company or any of its subsidiaries, on the one hand, and any director, member of senior management of the Company or its subsidiaries or shareholder of the Company or any of its subsidiaries holding more than 5% of the outstanding share capital of the Company or any of its subsidiaries, on the other hand, other than in relation to (A) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its subsidiaries, (B) reimbursement for expenses incurred on behalf of the Company or any of its subsidiaries and (C) other employee benefits, including award agreements, notices of grants and other similar documents under any Company Share Plan;

(x)               provides for any change of control, or similar payments by the Company or any of its subsidiaries upon the consummation of the Merger in excess of $1,000,000;

(xi)              is a Contract relating to the licensing or grant of any other right under any material Intellectual Property by or to the Company or any of its subsidiaries, excluding (x) Off-the-Shelf Software Licenses and (y) non-exclusive licenses of Intellectual Property granted by the Company or its subsidiaries in the ordinary course of business; and

(xii)              any Contract that is an employment, engagement, severance protection, change in control, or other similar agreement with (x) each Company Employee at the level of vice president of the Company or any of its subsidiaries or above or (y) any other Company Employee at base annual compensation in excess of $2,000,000.

(b)               Each Contract set forth (or required to be set forth) in Section 3.8(a) of the Company Disclosure Letter or filed (or which is required to be filed) as an exhibit to the Company’s most recently filed annual report on Form 20-F as a “material contract” pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act (in each case, excluding any Company Share Plan), is referred to herein as a “Material Contract”.

(c)               Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries as parties thereto and, to the knowledge of the Company, on each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (y) neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract of a claim of material default or termination under such Material Contract (except in accordance with the terms thereof) and (z) there is no breach or default under any Material Contract by the Company or any of its subsidiaries, or, to the knowledge of the Company, by any other party thereto.

Section 3.9            Absence of Certain Changes or Events. Since December 31, 2019, except as contemplated by this Agreement, (a) the Company and its subsidiaries have not taken or agreed to take any action that, if taken after the date hereof, would require the consent of Parent pursuant to Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xii) or Section 5.1(b)(xiii) and (b) there has not been a Material Adverse Effect.

Section 3.10         Absence of Litigation. As of the date hereof, except as set forth in Section 3.10 of the Company Disclosure Letter, there is no litigation, suit, claim, charge, action, proceeding, investigation or arbitration before any Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent, materially delay or materially impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement. Neither the Company nor any of its subsidiaries or any of their respective properties or assets is or are subject to any Order, except for those that would not, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect or (B) prevent, materially delay or materially impede the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

Section 3.11          Employee Benefit Plans.

(a)               Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. A “Company Plan” is an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA) and each other plan, policy, program, Contract or arrangement providing employment, compensation or benefits (i) to any current or former director, officer, employee or individual contractor or service provider (collectively, the “Company Employees”), including bonus plans, employment, severance, employee loan, fringe benefits, change in control, retention, transaction or similar bonuses, incentive equity or equity-based compensation, or deferred compensation arrangements, or (ii) that is contributed to, sponsored or maintained by the Company or any of its subsidiaries, or with respect to which the Company or any of its subsidiaries has any current or contingent obligation or liability, other than a plan, policy, program, or arrangement which is required to be maintained by applicable Law.

(b)               With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, any related trust agreement or other funding instrument.

(c)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, funded, maintained and administered in accordance with its terms and in compliance with the applicable provisions of all applicable Laws, and (ii) with respect to each Company Plan, as of the date of this Agreement, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a current determination, advisory or opinion letter to that effect from the Internal Revenue Service.

(d)               Except as set forth in Section 3.11(d) of the Company Disclosure Letter, no Company Plan provides for post-employment or retiree health benefits, except to the extent required by applicable Laws. With respect to each Company Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made and all material contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e)               Neither the Company nor any of its subsidiaries has any current or contingent liability or obligation under Title IV of ERISA by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f)                Except as set forth in Section 3.11(f) of the Company Disclosure Letter, each Company Plan or other plan, program, policy or arrangement that constitutes a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a)(i) has at all times been in material documentary compliance with, and has been operated in material compliance with, Section 409A of the Code and the final Treasury Regulations issued thereunder.

(g)               Except as set forth in Section 3.11(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will not (i) accelerate the time of payment, vesting, or funding of, trigger the granting of, or trigger an increase in the amount of, any compensation or benefit due to or create an entitlement to compensation or benefits for, any current or former Company Employee under any Company Plan or otherwise, (ii) result in any breach or violation of or default under, or limit the Company’s or any of its subsidiaries’ right to amend, modify or terminate, any Company Plan, or (iii) result in any payments or benefits which could not be deductible under Section 280G of the Code or subject to the excise tax under Section 4999 of the Code or 409A of the Code. Except as set forth in Section 3.11(g) of the Company Disclosure Letter, no current or former director, officer, employee, contractor or consultant of the Company is entitled to any gross-up, make-whole or other additional payment from the Company or any of its subsidiaries in respect of any taxes imposed under Section 4999 or 409A of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax) or interest or penalty related thereto.

Section 3.12          Labor and Employment Matters. Except as set forth in Section 3.12 of the Company Disclosure Letter:

(a)               Neither the Company nor any of its subsidiaries is a party to or bound by any CBA, no Company Employee is represented by any labor union, works counsel or other labor organization with respect to employment with the Company or any of its subsidiaries, and no CBA is being negotiated by the Company or any of its subsidiaries. There are no, and since the Applicable Date, there have not been any, strikes, work stoppages, slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. There are no, and since the Applicable Date, there have not been any (i) unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any labor relations tribunal or authority or (ii) to the knowledge of the Company, union organizing efforts by or affecting any Company Employees.

(b)               The Company and its subsidiaries have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any Company Employee, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its subsidiaries relating to Employment Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries are, and since the Applicable Date have been, in compliance with all applicable Laws relating to labor and employment, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of employees as exempt or non-exempt from overtime pay requirements and the proper classification of individuals as non-employee contractors or consultants), social security payments and housing fund contribution, mandatory provident fund or other statutory pension contribution, immigration, discrimination, disability rights, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues, and unemployment insurance (collectively, the “Employment Laws”).

Section 3.13         Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies (including any self-insurance or “fronting” insurance programs maintained by the Company or any of its subsidiaries) of the Company and its subsidiaries which are material to the Company and its subsidiaries, individually or taken as a whole, (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its subsidiaries operate and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

Section 3.14          Properties.

(a)               Section 3.14(a) of the Company Disclosure Letter sets forth the owner, address and floor area (in square meters) of each Owned Real Property of the Company and its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries each have good title to the Owned Real Property, free and clear of all liens, encumbrances, licenses, covenants not to sue, options, rights of first refusal, rights of first offer and claims (collectively, “Liens”) (except for Permitted Liens), and the land use rights relating to the Owned Real Property have been obtained from a competent Governmental Entity and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full.

(b)               The Company and its subsidiaries have duly complied with, in all material respects, the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Owned Real Property. With respect to each Owned Real Property: (i) except as set forth in Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and (ii) other than the right of Parent and Merger Sub pursuant to this Agreement and the statutory rights of first refusal of any lessee under the Laws of the PRC, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c)               Section 3.14(c)(I) of the Company Disclosure Letter sets forth the address of each Leased Real Property that provide for (i) leased areas of more than 1,000 square meters, or (ii) annual rents of more than RMB1,000,000 (“Material Leased Real Property”). The Company has made available to Parent true and complete copies of all Leases under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy any Material Leased Real Property (and all modifications, amendments and supplements thereto, the “Material Leases”). Except as set forth in Section 3.14(c)(II) of the Company Disclosure Letter, (A) each of the Company and its subsidiaries has a good and valid leasehold or subleasehold interest in each relevant parcel of the Material Leased Real Property, free and clear of all Liens, except for Permitted Liens; (B) each Material Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception; (C) neither the Company nor any of its subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Material Leased Real Property or any portion thereof; (D) neither the Company nor any of its subsidiaries have collaterally assigned or granted any other security interest in such Material Lease or any interest therein; (E) the Company’s or its subsidiary’s possession and quiet enjoyment of the Material Leased Real Property under such Material Lease has not been disturbed, and to the knowledge of the Company, there are no disputes with respect to such Material Lease; and (F) neither the Company nor any of its applicable subsidiaries is in breach or violation of, or default under any Material Lease and to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Material Lease.

(d)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Owned Real Property is in compliance with all Laws applicable to such Owned Real Property, including such Laws in respect of land expropriation, land bidding, city planning and zoning, construction design, building construction, and construction inspection and acceptance; (ii) each Owned Real Property is permitted to be used for the business that the Company or its relevant subsidiary (as applicable) currently operates therein; and (iii) each of the Company and its subsidiaries is permitted to conduct business in the relevant Owned Real Property.

(e)               As of the date of this Agreement, no party to any Material Lease has given written notice to the Company or any of its subsidiaries of, or made a written claim against the Company or any such subsidiary with respect to, any breach or default thereunder. As of the date of this Agreement, neither the Company nor any of its subsidiaries has received written notice of the existence of any outstanding Order, and, to the knowledge of the Company, there is no such Order threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Owned Real Property or Material Leased Real Property.

(f)                Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have good title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens, except for Permitted Liens.

Section 3.15          Tax Matters.

(a)               The Company and each of its subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have timely paid all material Taxes (as defined below), whether or not shown as due on such filed Tax Returns, and, except as would not (individually or in the aggregate) be material, have withheld all Taxes required to be withheld from amounts owing to any employee, creditor, equity holder, or other third party; and (C) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which waiver or extension has not yet expired.

(b)               No Tax audits, examinations, investigations or other proceedings with respect to material Taxes of or with respect to the Company or any of its subsidiaries are currently pending and neither the Company nor any of its subsidiaries has received a written notice from a Tax authority of an upcoming audit, examination, investigation or other proceeding with respect to material Taxes.

(c)               There are no Liens on any of the material assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP.

(d)               Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of applicable Law.

(e)               Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) as a result of being a member of a combined, unitary, consolidated or similar tax group, or as a transferee or successor, or (B) is a party to or bound by (x) any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes, or (y) any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial agreements or Contracts not primarily related to Tax, or any agreement among or between only the Company or any of its subsidiaries).

(f)                No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)               None of the Company or any of its subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing an affiliated, consolidated, combined or unitary Tax Return.

(h)               During the two-year period ending on the date hereof, none of the Company or any of its subsidiaries was either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder (or any similar or analogous provision of state, local, or non-U.S. Law).

(i)                 For purposes of this Agreement:

(i)                 “Taxes” means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, windfall, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, social security, use, property, withholding, excise, license, production, value added, occupancy, land value appreciation, deed, registration, alternative, add-on minimum, branch profits, premium, business and national tax and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions;

(ii)                “Tax Law” means any Law relating to Taxes; and

(iii)               “Tax Return” means all returns and reports (including any elections, disclosures, information returns and attached schedules) filed or required to be filed with a Tax authority, including any information return, claim for refund, declaration of estimated Tax or amendment to any of the foregoing.

Section 3.16         Merger Schedule 13E-3; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Merger Schedule 13E-3, at the time the Merger Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC or (b) the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, including the letter to shareholders, notice of meeting and form of proxy the “Proxy Statement”), on the date it (and any amendment or supplement thereto) is first filed as an exhibit of the Merger Schedule 13E-3 with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made or incorporated by reference in any of the foregoing documents based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Merger Schedule 13E-3 or the Proxy Statement.

Section 3.17          Intellectual Property.

(a)               Section 3.17(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all patented, registered or applied-for Intellectual Property that is owned by or filed, patented or registered in the name of, the Company or any of its subsidiaries (collectively, the “Company Registered Intellectual Property”) and all material proprietary Software owned by the Company or any of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its wholly-owned subsidiaries solely and exclusively owns all right, title, and interest in and to all Intellectual Property set forth or required to be set forth in Section 3.17(a) of the Company Disclosure Letter pursuant to the first sentence of this Section 3.17(a), free and clear of all Liens (other than Permitted Liens); and (ii) the Company and its subsidiaries have valid and enforceable rights to use all Intellectual Property that is owned, used or held for use by the Company or its subsidiaries or necessary to conduct the businesses of the Company and its subsidiaries as currently conducted.

(b)               Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries have not infringed, diluted, misappropriated, or otherwise violated, and the current conduct of their businesses, does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party; and (ii) to the knowledge of the Company, no Intellectual Property owned by the Company or any of its subsidiaries has been infringed, diluted, misappropriated or otherwise violated, or is being infringed, diluted, misappropriated or otherwise violated by any third party.

(c)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Intellectual Property owned by the Company or its subsidiaries is subject to any outstanding settlement or order, or is jointly owned by any other Person; (ii) all Intellectual Property owned by the Company or its subsidiaries is subsisting, and to the knowledge of the Company, all Company Registered Intellectual Property is valid and enforceable; and (iii) the Company and its subsidiaries are not, and have not since the Applicable Date been, a party to any Action or received any demand or notice in writing, and to the knowledge of the Company, no Action is threatened in writing (including “cease and desist” letters and offers or requests to take a license) against any of them, in each case, that relates to any Intellectual Property.

(d)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries have taken commercially reasonable steps to protect and maintain (including protecting the confidentiality of) the Company Data and the integrity, continuous operation and security of the Company Systems; and (ii) to the knowledge of the Company, there have been no breaches, outages or intrusions of any Company System, nor any loss, compromise or damage of, breach of security with respect to, or unauthorized access to any Company Data in the Company’s or its subsidiaries’ possession or under its or their control.

(e)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Systems are sufficient for the operation of the Company’s and its subsidiaries’ businesses as currently conducted; and (ii) the Company and its subsidiaries maintain commercially reasonable disaster recovery plans, procedures and facilities sufficient for their businesses.

(f)                Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries are, and have been since the Applicable Date, in compliance with all Data Privacy and Security Requirements and have established and maintain policies and procedures relating to Personal Data that comply with all applicable Laws; (ii) the Company Systems are functional, operate in a reasonable manner, and in sufficiently good working condition to effectively perform the expected function, operation, and purposes; and (iii) since the Applicable Date, no demands or notices in writing have been received by, and no Actions have been made (or to the knowledge of the Company threatened in writing) against, the Company or its subsidiaries alleging a violation of any of the Data Privacy and Security Requirements, and none of the Company or its subsidiaries have been subject to any proceedings or, to the knowledge of the Company, investigations with regard to violation of any of the Data Privacy and Security Requirements.

(g)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries own all right, title, and interest in and to all Intellectual Property created or developed by, for, or under the direction or supervision of the Company or its subsidiaries; (ii) each current and former employee, consultant, and contractor of the Company and its subsidiaries who has been or is involved in the creation or development of any such Intellectual Property has assigned to the Company or such subsidiary all such Intellectual Property created or developed by such Person within the scope of such Person’s duties to the Company or one of its subsidiaries, as applicable; and (iii) to the knowledge of the Company, no current or former employee, consultant, or contractor of the Company or any of its subsidiaries has been or is in breach of any such agreement relating to the assignment of such Intellectual Property.

Section 3.18          Environmental Matters.

(a)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its subsidiaries are and have since the Applicable Date, in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining, and complying with all material Licenses required under such applicable Environmental Laws, and all such material Licenses are in full force and effect; (ii) neither the Company nor any of its subsidiaries has received written notice of any actual or alleged violation of or liability (contingent or otherwise) under any Environmental Law; and (iii) no property currently owned or operated by the Company or any of its subsidiaries has been contaminated with or is releasing any Hazardous Materials in a manner that gives rise to a liability (contingent or otherwise) of the Company or any of its subsidiaries under any Environmental Law.

(b)               For purposes of this Agreement, “Environmental Laws” shall mean all applicable Laws regarding pollution or protection of the environment, or the effect of the environment on public or worker health or safety.

(c)               For purposes of this Agreement, “Hazardous Material” shall mean any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “a pollutant” “a contaminant,” or words of similar meaning, or for which liability or standards of conduct may be imposed, under any Environmental Law.

Section 3.19         Opinion of Financial Advisor. Duff & Phelps, LLC (the “Financial Advisor”) rendered its oral opinion to the Special Committee and subsequently confirmed by delivery of a written opinion, dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in the Financial Advisor’s written opinion, the Per Share Merger Consideration to be received by the holders of Ordinary Shares (other than the Excluded Shares and Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A signed, correct and complete copy of such opinion will promptly be made available to Parent, for informational purposes only, following receipt thereof by the Company. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

Section 3.20          Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

Section 3.21          Rights Agreement; Anti-takeover Provisions. Except for the Rights Agreement and as set forth on Section 3.21 of the Company Disclosure Letter, there are no “fair prices,” “moratoriums,” “business combinations,” “control share acquisitions” or other similar forms of anti-takeover statutes, or “poison pills”, “shareholder rights plans” or similar Contracts to each of which the Company is a party with respect to any shares of capital stock of the Company, or similar provisions under the organizational documents of the Company and its subsidiaries (including the documents set forth in, or required to be set forth in, Section 3.21 of the Company Disclosure Letter, collectively, “Takeover Statute”), in each case applicable to this Agreement, the Merger or other transactions contemplated hereby. The Company has taken all necessary actions to exempt this Agreement, the Merger and the other transactions contemplated hereby from any Takeover Statute applicable to this Agreement, the Merger or other transactions contemplated hereby.

Section 3.22         No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in any certificate delivered by the Company in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.

Article IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 4.1            Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the memorandum and articles of association or other governing instruments of each of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date hereof.

Section 4.2            Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action of each of Parent and Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3            No Conflict; Required Filings and Consents.

(a)               The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the memorandum and articles of association or other equivalent organizational or governing documents of each of Parent and Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, including the joining of Parent and Merger Sub (and their Affiliates) in the filing of the Merger Schedule 13E-3 (with the Proxy Statement as an exhibit thereto), and the filing of one or more amendments to the Merger Schedule 13E-3 (with the Proxy Statement as an exhibit thereto) to respond to comments of the SEC, if any, (ii) compliance with the applicable requirements of the Nasdaq Global Select Market, (iii) the filing of the Plan of Merger with the Registrar of Companies pursuant to the Cayman Companies Law, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4            Absence of Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective assets or properties, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, Merger Sub and any of their respective properties or assets is subject to any Order, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5            Capitalization and Operations.

(a)               The authorized share capital of Parent consists solely of 50,000 ordinary shares, par value $1.00 per share, one of which is validly issued and outstanding as of the date of this Agreement. Parent has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) as may be incidental to its formation and the maintenance of its existence.

(b)               The authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value $1.00 per share, one of which is validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.6            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Closing.

Section 4.7            Financing.

(a)               Parent has delivered to the Company true, complete and correct copies of (i) the executed commitment letter, dated on or prior to the date hereof, between Merger Sub and the Debt Financing Sources party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein (except that the fee letter is subject to redactions of commercially sensitive information), as may be amended, supplemented or modified in accordance with the terms hereof, collectively, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) for the purposes of funding the transactions contemplated by this Agreement, and related fees, costs and expenses, (ii) the executed commitment letters, dated as of the date hereof, between Parent and each of Biomedical Treasure Limited, Biomedical Future Limited and CC China (2019B) L.P., respectively (including all exhibits, schedules and annexes thereto (if any), as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, collectively, the “Equity Commitment Letters”), pursuant to which such Guarantor has committed, subject to the terms and conditions set forth therein, to invest each amount set forth therein (collectively, the “Cash Financing”) and (iii) the Support Agreement (together with the Equity Commitment Letters, collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, collectively, the “Financing Commitments”), pursuant to which, subject to the terms and conditions therein, the Rollover Securityholders have committed to contribute to Parent, immediately prior to the Effective Time, the number of Rollover Securities set forth therein and to consummate the Merger and other transactions contemplated by this Agreement (together with the Cash Financing, collectively, the “Equity Financing” and together with the Debt Financing, collectively, the “Financing”). Each Equity Financing Commitment provides that the Company is a third party beneficiary thereof and entitled to enforce such Equity Financing Commitment in accordance with the terms and conditions set forth therein. As of the date hereof, the Financing Commitments are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Parent, Merger Sub (as applicable) and, to the knowledge of Parent, each of the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception.

(b)               None of the Financing Commitments has been amended or modified prior to the date of this Agreement. As of the date of this Agreement, no such amendment or modification is contemplated save for any amendment, supplement or modification of the Debt Financing Commitments which is or will be made in compliance with Section 6.11, and the obligations and commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Parent or Merger Sub has paid any and all fees that are due and payable on or prior to the date of this Agreement pursuant to the terms and conditions of the Financing Commitments and will pay when due all other fees arising thereunder as and when they become due and payable pursuant to the terms and conditions of the Financing Commitments.

(c)               Except as expressly set forth in the Debt Financing Commitments (including any fee letter and customary engagement letters and non-disclosure agreements that do not impact the conditionality, availability or amount of the Financing), as of the date hereof, there are no side letters or Contracts to which Parent or Merger Sub is a party that imposes conditions to, affects, or modifies, amends or expands the conditions to, the availability of funding of the Financing or the transactions contemplated hereby.

(d)               As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Financing Commitments that would prevent or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereunder. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the applicable Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date hereof, Parent and Merger Sub have no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or the Financing will not be available to Parent or Merger Sub on the Closing Date; provided that Parent and Merger Sub are not making any representations or warranties regarding the conditions set forth in clause (3) in this Section 4.7(d). Assuming (1) the conditions in Section 7.1, Section 7.2(a) and Section 7.2(b) are satisfied or waived, (2) the Financing is funded in accordance with the Financing Commitments and (3) the aggregate amount of Offshore Available Company Cash is at least US$480,000,000 as at the Closing Date, Parent and Merger Sub will have on the Closing Date funds sufficient to (i) pay the aggregate Per Share Merger Consideration and the other payments under Article II and (ii) pay any and all fees and expenses required to be paid by the Parent, Merger Sub and the Surviving Company in connection with the Merger, the other transactions contemplated by this Agreement and the Financing.

Section 4.8            Limited Guarantees. Parent has furnished to the Company a true, complete and correct copy of the Limited Guarantees. Each Limited Guarantee has been duly and validly executed and delivered by the Guarantor executing such Limited Guarantee and is in full force and effect. Each Limited Guarantee is a (i) legal, valid and binding obligation of the applicable Guarantor and (ii) enforceable in accordance with its respective terms against such Guarantor, subject to the Bankruptcy and Equity Exception. There is no default under any Limited Guarantee by any Guarantor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by any Guarantor.

Section 4.9            Ownership of Shares. As of the date of this Agreement, other than the Rollover Securities, neither of Parent and Merger Sub, nor to the knowledge of Parent, any other Buyer Group Party, beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Ordinary Shares or any other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company or any option, warrants or other rights to acquire or vote any Ordinary Shares or any other securities of the Company, or to acquire any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.10        Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived and (b) the representations and warranties of the Company in Article III are true and correct, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Company or its subsidiaries which become due or payable by the Surviving Company and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Company and each of its subsidiaries, on a consolidated basis, will not be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature).

Section 4.11        Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts. Other than (i) the Buyer Group Contracts, or (ii) as set forth on Section 4.11 of the Parent Disclosure Letter, there is no Contract, whether written or oral, relating to the transactions contemplated hereby between or among two or more of Buyer Group Parties. Other than (i) the Buyer Group Contracts or (ii) as set forth on Section 4.11 of the Parent Disclosure Letter, there is no Contract, whether written or oral, (a) between Parent, Merger Sub, any other Buyer Group Parties or any of their respective Affiliates, on the one hand, and any director, officer, employee or shareholder of the Company and its subsidiaries, on the other hand, that relates in any way to the transactions contemplated by this Agreement, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration in connection with the transactions contemplated by this Agreement or (c) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Acquisition Proposal or Superior Proposal.

Section 4.12        Merger Schedule 13E-3; Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Merger Schedule 13E-3, at the time the Merger Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC or (b) the Proxy Statement, on the date it (and any amendment or supplement thereto) is first filed as an exhibit of the Merger Schedule 13E-3 with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statement made in any of the foregoing documents based on information supplied by or on behalf of the Company or any of its Representatives which is contained or incorporated by reference in the Merger Schedule 13E-3 or the Proxy Statement.

Section 4.13        Non-Reliance on Company Estimates. The Company has made available to Parent, Merger Sub or their respective Affiliates and Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its subsidiaries and certain plan and budget information. Each of Parent and Merger Sub hereby acknowledges and agrees that (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and (d) neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets (or the accuracy or completeness thereof) furnished by the Company, its subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause their respective Affiliates and Representatives not to, hold any such Person liable with respect thereto.

Section 4.14        Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided sufficient access to the personnel, properties, facilities and records of the Company and its subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges and agrees that it has relied solely on the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives, except for the representations and warranties of the Company set forth in Article III.

Section 4.15        No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and in any certificate delivered by Parent or Merger Sub in connection with this Agreement, none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1            Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as contemplated or permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as required by applicable Laws or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall and shall cause its subsidiaries to, (x) conduct its and their respective businesses in the ordinary course of business consistent with past practice in all material respects and (y) use its and their respective commercially reasonable efforts to preserve substantially intact its and each of its subsidiaries’ business organization and material business relationships (including with the existing key customers, suppliers and employees), and (b) without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i)              (A) amend, adopt any amendment to or otherwise change its Memorandum of Association or equivalent organization documents or (B) enter into any agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document;

(ii)             make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business consistent with past practice, (B) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof, (C) acquisitions or investments not to exceed $25,000,000 in a single transaction or series of related transactions, or (D) investments in any wholly owned subsidiaries of the Company;

(iii)            issue, sell, grant, authorize, pledge, encumber or dispose of any Company Securities, except for (A) any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company, (B) any issuance, sale, grant, authorization, pledge, encumbrance or disposition (x) required by existing Contracts in effect as of the date hereof, (y) pursuant to the terms and conditions of Company Equity Awards outstanding as of the date hereof in accordance with their terms as at the date hereof or (z) pursuant to Section 2.2(b)(iii)(A) or Section 2.2(b)(iii)(B) of the Parent Disclosure Letter, (C) the acquisition by the Company of Ordinary Shares in connection with the surrender of Ordinary Shares by holders of Company Equity Awards outstanding on the date hereof in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the exercise, settlement or lapse of conditions or restrictions on the Company Equity Awards outstanding on the date hereof in accordance with their terms on the date hereof and as previously provided to Parent, (D) the withholding of Ordinary Shares to satisfy Tax obligations with respect to Company Equity Awards outstanding on the date hereof in accordance with their terms on the date hereof and as previously provided to Parent, or (E) the acquisition by the Company of Ordinary Shares in connection with the forfeiture of Company Equity Awards;

(iv)            reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares of capital stock or ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) other than (A) the acquisition by the Company of Ordinary Shares in connection with the surrender of Ordinary Shares by holders of Company Equity Awards in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the exercise, settlement or lapse of conditions or restrictions on the Company Equity Awards, (B) the withholding of Ordinary Shares to satisfy Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Ordinary Shares in connection with the forfeiture of Company Equity Awards, or (D) purchase, transfer or other disposal between or among the Company and its wholly owned subsidiaries;

(v)             make any loans, advances, capital contributions to, or other investments in, any Person (other than the Company or any of its wholly-owned subsidiaries) in excess of $10,000,000 in the aggregate;

(vi)            sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, permit to lapse or expire, grant an easement with respect to, grant any rights under, or subject to any Lien (other than Permitted Liens), allow to expire, fail to maintain or protect in full force and effect (including any failure to protect the confidentiality of), or dispose of any assets, rights or properties (including Owned Real Property and Intellectual Property) other than (A) sale or disposition of inventory in the ordinary course of business consistent with past practice, (B) pursuant to existing Contracts in effect as of the date hereof, (C) between or among the Company and its wholly owned subsidiaries, (D) with respect to tangible assets, with a value of less than $10,000,000 in a single transaction or series of related transactions, or (E) such actions that are taken for the purpose of abandoning, permitting to lapse or expire, or otherwise disposing of obsolete or immaterial Intellectual Property;

(vii)          declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or any subsidiary of the Company);

(viii)         authorize or make any capital expenditures which are, in the aggregate, in excess of $15,000,000 other than as set forth in the annual budget made available to Parent and expenditures necessary to maintain assets in good repair consistent with the past practice;

(ix)            other than (A) as required by the terms of any Contract in effect as of the date hereof in accordance with its terms as of the date hereof or (B) in the ordinary course of business consistent with prior practice, (x) enter into any Contract that would have been a Material Contract or Material Lease if it had been in effect as of the date hereof, or (y) modify, amend, terminate, permit to expire or waive any material rights or obligations under any Material Contract or Material Lease which calls for annual aggregate payments of $10,000,000 or more and which cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less;

(x)             except for intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries of the Company, (x) incur, prepay, issue, syndicate, refinance, or otherwise become liable for, indebtedness for borrowed money in excess of $10,000,000 in a single transaction or series of related transactions, or (y) assume, guarantee or endorse the obligations of any Person (other than a wholly owned subsidiary of the Company) in excess of $10,000,000 in a single transaction or series of related transactions;

(xi)            except as required by Law or pursuant to this Agreement or as required by the terms of any Company Plan as in effect on the date hereof, (A) increase the compensation or benefits (including change in control, retention, severance termination pay, deferred compensation or other similar arrangement) of any current or former Company Employees except for (1) such increases as contemplated in the annual budget made available to Parent and (2) such additional increases (without taking into account the increases permitted under clause (1)) that in the aggregate do not cause an increase in the labor costs of the Company and its subsidiaries, taken as a whole, by more than 10% compared with the labor costs of the Company and its subsidiaries, taken as a whole, as of the date hereof, (B) make or grant any long-term incentive compensation (including equity-based incentive compensation), bonus, change in control, retention, severance, termination pay or other similar arrangement to any current or former Company Employees, (C) establish, adopt, enter into, amend or terminate any Company Plan or any employment, consulting or severance agreement or other similar arrangement with any current or former Company Employees, except in connection with an ordinary course hiring of employees whose annual base compensation is less than $400,000, (D) loan or advance any money or any other property to any current or former Company Employee, (E) hire (other than an ordinary course hiring of employees whose annual base compensation is less than $400,000) or terminate (other than for cause) any Company Employee with an annual base compensation in excess of $400,000, or (F) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Plan or otherwise;

(xii)           make any material change in any accounting principles, except as may be required to conform to changes in applicable Law or GAAP or regulatory requirements with respect thereto;

(xiii)          (A) make any change to any method of accounting for any material Tax, (B) make, revoke, or change any material Tax election, (C) surrender any claim for a refund of a material amount of Taxes, (D) enter into any closing agreement or other ruling or written agreement with a Tax authority with respect to any material Taxes, (E) amend any material Tax Return, or (F) settle or compromise any material Tax liability;

(xiv)          waive, release, settle or compromise any Action (A) entailing obligations that would impose any material restrictions on the business operations of the Company or its subsidiaries or (B) for an amount required to be paid by the Company and its subsidiaries in excess of $2,000,000 individually;

(xv)           fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xvi)          enter any new line of business outside of its existing business as of the date hereof that is material to the Company and its subsidiaries, taken as a whole; or

(xvii)         agree, authorize or commit to do or take any of the foregoing actions described in Section 5.1(b)(i) through Section 5.1(b)(xv).

Section 5.2            Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not take any action or fail to take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to effecting the Merger becoming incapable of being satisfied or have a Parent Material Adverse Effect.

Section 5.3            No Control of Other Party’s Business. Without in any way limiting any Party’s rights or obligations under this Agreement (including Section 5.1 and Section 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1            Merger Schedule 13E-3; Proxy Statement.

(a)               As promptly as reasonably practicable after the date of this Agreement, the Company, with the cooperation and assistance of Parent and Merger Sub, shall prepare the Proxy Statement relating to authorization and approval of this Agreement, the Plan of Merger and the transactions contemplated hereby (including the Merger). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare a Merger Schedule 13E-3 and use their reasonable best efforts to cause the initial Merger Schedule 13E-3 (with the initial Proxy Statement filed as an exhibit) to be filed with the SEC as promptly as reasonably practicable after the date of this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Merger Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Merger Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Merger Schedule 13E-3 and the resolution of comments from the SEC.

(b)               Subject to applicable Law, prior to filing of the Merger Schedule 13E-3 (or any amendment or supplement thereto) with the SEC or responding to any comments, requests or other correspondences of the SEC, or any dissemination of the Proxy Statement to the shareholders of the Company, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documents, which the Company shall consider in good faith. Each of the Company, Parent and Merger Sub shall furnish all information concerning such Party to the other Parties as reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Merger Schedule 13E-3. If at any time prior to the Shareholders Meeting, the Company, Parent or Merger Sub discovers any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement and Merger Schedule 13E-3 so that the Proxy Statement and Merger Schedule 13E-3 would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. The Company shall promptly notify Parent and Merger Sub upon the receipt of any correspondences from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or the Merger Schedule 13E-3 and shall provide Parent with copies of all correspondences between the Company and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Proxy Statement or the Merger Schedule 13E-3.

(c)               Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it specifically for use in the Proxy Statement or the Merger Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect.

(d)               Prior to the initial filing of the Merger Schedule 13E-3 pursuant to Section 6.1(a), if and to the extent applicable, with respect to any amendment to the Schedule 13E-3 filed with the SEC on February 19, 2020 by Beachhead Holdings Limited, Double Double Holdings Limited, Point Forward Holdings Limited, Centurium Capital Partners 2018, L.P. and certain other Buyer Group Parties relating to certain acquisitions of Ordinary Shares filed with the SEC by any Buyer Group Parties after the date of this Agreement (such amendment, as amended or supplemented thereto prior to the initial filing of the Merger Schedule 13E-3 pursuant to Section 6.1(a), the “Buyer Group Schedule 13E-3/A”), Parent and Merger Sub shall cause the filing parties of such Buyer Group Schedule 13E-3/A to (i) use reasonable best efforts so that such Buyer Group Schedule 13E-3/A will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) use reasonable best efforts to respond promptly to any comments of the SEC with respect to such Buyer Group Schedule 13E-3/A, (iii) promptly notify the Company upon the receipt of any correspondences from the SEC with respect to, or any request from the SEC for amendments or supplements to, such Buyer Group Schedule 13E-3/A and provide the Company with copies of all correspondences between the filing parties of such Buyer Group Schedule 13E-3/A, on the one hand, and the SEC, on the other hand, relating to such Buyer Group Schedule 13E-3/A, in each case after the date of this Agreement, and (iv) prior to filing of any amendment or supplement to such Buyer Group Schedule 13E-3/A with the SEC or responding to any comments, requests or other correspondences of the SEC after the date of this Agreement, provide the Company and its counsel with a reasonable opportunity to review and to comment on such documents, which such filing parties shall consider in good faith.

Section 6.2            Shareholders Meeting; Board Recommendation.

(a)               Subject to Section 6.3(c), the Company shall, as promptly as reasonably practicable following the date on which the SEC confirms that it has no further comments on the Merger Schedule 13E-3 and the Proxy Statement, take all actions required under the Cayman Companies Law, the Memorandum of Association and the applicable requirements of the Nasdaq Global Select Market necessary to duly call, give notice of, convene and hold an extraordinary general meeting of the Company for the purpose of approving this Agreement and the transactions contemplated hereby (including any adjournment thereof, the “Shareholders Meeting”); provided that the Company may postpone or adjourn such meeting solely (i) to the extent required by Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, or (iii) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting. Subject to Section 6.3(c) and Section 6.3(d), the Company, acting through its Board of Directors, shall (i) make the Recommendation and include in the Proxy Statement the Recommendation and (ii) use its reasonable best efforts to obtain the Company Requisite Vote.

(b)               Except as set forth in Section 6.3(c) and Section 6.3(d), the Board of Directors (and each of its committees) shall not (i) fail to include the Recommendation in the Proxy Statement, (ii) withdraw, modify, qualify or change, in each case in a manner adverse to Parent or Merger Sub, the Recommendation, (iii) publicly recommend to the shareholders of the Company an Acquisition Proposal or enter into any Alternative Acquisition Agreement, (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 6.3(e) with respect to such tender offer or exchange offer, shall not be deemed a Change of Recommendation if such communication is made prior to the tenth Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) or (v) resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (i) through (v), a “Change of Recommendation”).

(c)               For the avoidance of doubt, in the event that subsequent to the date of this Agreement, the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee shall have made a Change of Recommendation or shall have provided any notice of its intent to make a Change of Recommendation pursuant to Section 6.3(c) or Section 6.3(d), the Company nevertheless shall continue to submit this Agreement to the holders of Ordinary Shares for approval at the Shareholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders Meeting.

Section 6.3            No Solicitation of Transactions.

(a)               Until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII, except as set forth in Section 6.3(b):

(i)              the Company and its subsidiaries shall not, and shall cause their respective Representatives not to, directly or indirectly:

(A)             solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(B)              engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide any non-public information or data concerning the Company or any of its subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in furtherance of such Acquisition Proposal or such inquiry, proposal or offer;

(C)              approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for or relating to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (the “Alternative Acquisition Agreement”); or

(D)               amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company or any of its subsidiaries (provided that if the Board of Directors determines in its good faith judgement upon the recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make an Acquisition Proposal to the Board of Directors on a confidential basis); and

(ii)             the Company and its subsidiaries shall, and shall cause their respective Representatives to, (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; and (B) use their reasonable best efforts to request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement.

(b)               Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Requisite Vote, the Company, its subsidiaries and its and their respective Representatives may, following the receipt of an unsolicited bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 6.2(b) or Section 6.3 (in each case other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub):

(i)              contact the Person who has made such Acquisition Proposal to clarify the terms and conditions thereof solely to the extent the Board of Directors (upon the recommendation of the Special Committee), or the Special Committee, shall have determined in good faith that such contact is necessary to clarify ambiguities in the terms or conditions proposed in order to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii)             provide information (including any non-public information or data concerning the Company or any of its subsidiaries) in response to the request of the Person or group of Persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the Person or group of Persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and no later than the same day) make available to Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any Person or group of Persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; or

(iii)            engage or participate in any discussions or negotiations with the Person or group of Persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 6.3(b)(ii) or Section 6.3(b)(iii), the Board of Directors (upon the recommendation of the Special Committee), or the Special Committee, shall have determined in its good faith judgement, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws.

(c)               Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, if the Company shall have received an Acquisition Proposal that was not obtained in violation of Section 6.2(b) or Section 6.3 (in each case other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Board of Directors determines in its good faith judgement upon the recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the failure to effect a Change of Recommendation with respect to such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under applicable Laws, the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.1(d)(iii) to enter into an Alternative Acquisition Agreement providing for such Superior Proposal immediately prior to, concurrently with or immediately following such termination, but only if:

(i)              the Company shall have complied with the requirements of Section 6.2(b), Section 6.3(a) and Section 6.3(b) with respect to such Acquisition Proposal (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub);

(ii)             (A) the Company shall have provided prior written notice (the “Notice of Superior Proposal”) to Parent that the Company has received a Superior Proposal, specifying the identity of the party making such Superior Proposal and the material terms thereof and copies of all relevant documents (other than redacted terms of financing documents) relating to such Acquisition Proposal received, indicating that the Company intends to effect a Change of Recommendation or take any other action described in this Section 6.3(c) (it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change of Recommendation), and (B) the Company (1) shall, and shall cause its Representatives to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Notice of Superior Proposal (or, if delivered after 5:00 p.m. Hong Kong Time or on any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending five Business Days later at 5:00 p.m. Hong Kong Time (the “Superior Proposal Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement or the Financing Commitments, and (2) shall permit Parent and its Representatives during the Superior Proposal Notice Period to make a presentation to the Board of Directors or the Special Committee regarding this Agreement or the Financing Commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that, in the event of any material revisions to the Acquisition Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 6.3(c)(ii) with respect to such new written notice; provided, further, that with respect to each such new written notice to Parent, the Superior Proposal Notice Period shall be deemed to be a two Business Day period rather than the five Business Day period first described above; and

(iii)            following the end of the Superior Proposal Notice Period (and any renewed period thereof), the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee, shall have determined in its good faith judgement (after consultation with its independent financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement or the Financing Commitments, that the Acquisition Proposal continues to constitute a Superior Proposal and the failure to effect a Change of Recommendation with respect to such Acquisition Proposal would still be inconsistent with the directors’ fiduciary duties under applicable Laws.

(d)               Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Requisite Vote, if an Intervening Event has occurred and the Board of Directors determines, in its good faith judgement upon the recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law, the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee may effect a Change of Recommendation; provided that prior to effecting a Change of Recommendation in connection with an Intervening Event in accordance with this Section 6.3(d), (i) the Company shall have provided a prior written notice (the “Notice of Intervening Event”) to Parent that the Board of Directors intends to effect a Change of Recommendation pursuant to this Section 6.3(d), describing in reasonable detail the facts of such Intervening Event, and (ii) the Company (A) shall, and shall cause its Representatives to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Notice of Intervening Event (or, if delivered after 5:00 p.m. Hong Kong Time or on any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending five Business Days later at 5:00 p.m. Hong Kong Time (the “Intervening Event Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement or the Financing Commitments in a manner that obviates the need for such Change of Recommendation or so that the failure to effect a Change of Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) shall permit Parent and its Representatives during the Intervening Event Notice Period to make a presentation to the Board of Directors or the Special Committee regarding this Agreement or the Financing Commitments and any adjustments with respect thereto (to the extent Parent desires to make such presentation); and (iii) following the end of the Intervening Event Notice Period, the Board of Directors (upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment after consultation with its financial advisor and outside legal counsel, that failure to make a Change of Recommendation would still be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)               Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or its Board of Directors (or the Special Committee) from taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012 of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company) or from making any legally required disclosure.

(f)               The Company agrees that it will as promptly as practicable (and, in any event, within 48 hours) notify Parent if it or, to its knowledge, any of its Representatives becomes aware that any Acquisition Proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its Board of Directors (or any committee thereof) or any Representative of the foregoing, indicating, in connection with such notice, the identity of the Person or group of Persons making such Acquisition Proposal (or such inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) and the material terms and conditions of such Acquisition Proposal (or such inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of any material change to the terms of any such Acquisition Proposal (or such inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) and the status of any such discussions or negotiations.

(g)               For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)              “Acquisition Proposal” means any proposal or offer from any Person (other than Parent and Merger Sub) relating to (1) any direct or indirect acquisition, license or purchase of a business that constitutes 20% or more of the total revenues or total assets of the Company and its subsidiaries, taken as a whole, (2) any direct or indirect acquisition, purchase or issuance of 20% or more of the total voting power of the equity interests of the Company, (3) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity interest of the Company, or (4) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the total revenues or total assets of the Company and its subsidiaries, taken as a whole); provided that the Merger shall not be deemed an Acquisition Proposal.

(ii)             “Intervening Event” means a material change, event, occurrence or development that occurs or arises after the date of this Agreement affecting or with respect to the Company and its subsidiaries or their business, assets or operations that was not known or reasonably foreseeable to either the Board of Directors or the Special Committee on the date of this Agreement, which change, event, occurrence or development becomes known to the Board of Directors or the Special Committee before receipt of the Company Requisite Vote; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal or any inquiry relating thereto or the consequences thereof constitute an Intervening Event.

(iii)            “Superior Proposal” means a bona fide and written Acquisition Proposal (provided that, for purposes of the definition of Superior Proposal, each reference to “20%” in the definition of “Acquisition Proposal” shall be replaced with “50%”) that the Board of Directors in good faith judgement upon the recommendation of the Special Committee determines (A) would be reasonably likely to be consummated in accordance with its terms and (B) would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (other than holders of the Excluded Shares) than the transactions contemplated hereby, in each case, after (x) consultation with its financial advisor and outside legal counsel and (y) taking into account all such factors and matters deemed relevant in good faith by the Board of Directors, including legal, financial, regulatory or other aspects of such Acquisition Proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.3(c); provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if (i) such Acquisition Proposal is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making the offer (which, for the avoidance of doubt, shall not include the inclusion of a customary “access to information” covenant such as Section 6.6 in any documentation for such transaction) or (ii) the consummation of the transaction contemplated by such offer is conditional upon receipt of financing.

(h)               Notwithstanding anything to the contrary set forth in this Section 6.3, the Company acknowledges and agrees that (i) any violation of the restrictions or obligations set forth in this Section 6.3 by any subsidiary of the Company or their or the Company’s Representatives shall constitute a breach of this Section 6.3 by the Company, and (ii) it shall not nor shall it permit its subsidiaries to enter into any agreement that prohibits or restricts the Company from providing to Parent the information contemplated by this Section 6.3 or otherwise complying with this Section 6.3.

(i)                 Other than the Buyer Group Contracts, Parent and Merger Sub shall not, and shall cause the other Buyer Group Parties not to, enter into or seek to enter into any arrangements or Contracts that are effective prior to obtaining the Company Requisite Vote with any director, management member or any other employee of the Company or its subsidiaries that contain any terms that prohibit or restrict such director, management member or employee from taking any actions on behalf of the Company or any of its subsidiaries in connection with any Acquisition Proposal to the extent such actions are permitted to be taken by the Company pursuant to this Section 6.3.

Section 6.4            Further Action; Efforts.

(a)               Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable following the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and obtaining as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits and Orders necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the Company shall not agree to take any such steps (including any hold separate, restructuring, reorganization, sale, divestiture or disposition) without the prior written consent of Parent; and (ii) none of the Parties or any of their respective Affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b)               Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to (i) cooperate with each other in connection with any filing or submission with any Governmental Entity and in connection with any investigation or other inquiry by any Governmental Entity, including any proceeding before any Governmental Entity that is initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable for any application or other filing to be made by the other Party to any Governmental Entity pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any material and substantive communication received by such Party from, or given by such Party to, any Governmental Entity regarding any of the transactions contemplated hereby; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Entity in connection with the transactions contemplated hereby; and (v) permit the other Party to review, and to the extent practicable consult with the other Party in advance and consider in good faith the other Party’s reasonable comments in connection with, any material communication with any Governmental Entity in connection with the transactions contemplated hereby; provided that each Party shall be entitled to redact materials (1) as necessary to comply with contractual arrangements, (2) as necessary to address reasonable legal privilege or confidentiality concerns or (3) to the extent relating to Company valuation and similar matters relating to the Merger.

(c)               No Party shall independently participate in any substantive meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the transactions contemplated hereby without giving the other Parties prior notice of such meeting and, to the extent permitted by such Governmental Entity, giving the other Parties the opportunity to attend or participate in such meeting.

Section 6.5            Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material written notice or other written communication received by such Party from any Governmental Entity in connection with the Merger or any of the other transactions contemplated hereby, (b) any written notice or other written communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Company or Parent and (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries or Affiliates which relate to the Merger or any of the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice. The Parties agree and acknowledge that the failure to give prompt notice pursuant to this Section 6.5 shall not constitute a failure of a condition set forth in Article VII.

Section 6.6            Access to Information; Confidentiality.

(a)               From the date hereof until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, (i) afford Parent and its Representatives reasonable access, consistent with applicable Law, at normal business hours to the Company’s and its subsidiaries’ respective senior officers and key employees, properties, offices, books and records, and (ii) furnish to Parent reasonably promptly such existing financial, operating and other data and information concerning the Company’s and its subsidiaries’ businesses and properties as Parent or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or the prompt and timely discharge by such officers or employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would jeopardize any attorney-client privilege of the Company or any of its subsidiaries or contravene any applicable Law or requirements of any Governmental Entity or any binding agreement entered into prior to the date of this Agreement (provided that the Company shall, and shall cause its subsidiaries to, use reasonable best efforts to cooperate with Parent in seeking and obtaining any consent or waiver or other arrangement to allow disclosure of such information in a manner that would not result in such violation, contravention, prejudice, or loss of privilege). All requests for information made pursuant to this Section 6.6(a) shall be directed to the executive officer or other Person designated by the Company.

(b)               With respect to the information disclosed pursuant to Section 6.6(a) or Section 6.6(c), each of Parent and Merger Sub shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the confidentiality agreements, dated October 20, 2019, between the Company and each of Beachhead Holdings Limited, PWM, Parfield International Ltd., CITIC Capital China Partners IV, L.P., HH SUM-XXII Holdings Limited and V-Sciences Investments Pte Ltd, respectively, and the confidentiality agreement, dated October 14, 2020, between the Company and Mr. Joseph Chow (in each case, as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Confidentiality Agreements”), which shall remain in full force and effect in accordance with their respective terms. Parent shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to Section 6.6(a) or Section 6.6(c) by its Representatives.

(c)               Subject to applicable Law, upon reasonable prior written notice from Parent or any one or more Person(s) designated by PWM, the Company shall use its reasonable best efforts to furnish all information concerning the Company as reasonably requested for PWM to comply with the applicable securities Laws and stock exchange rules in connection with the preparation and publication of PWM’s announcements and circulars in respect of a PWM’s shareholder meeting (including any adjournment thereof) convened for the purpose of approving (i) PWM’s voting of the Ordinary Shares beneficially held by it in favor of the approval of this Agreement, the Merger and the other transactions contemplated under this Agreement and (ii) PWM’s transfer of Ordinary Shares to certain Buyer Group Parties; provided that, the Company is not required to provide any confidential information or commercially sensitive information to PWM pursuant to this Section 6.6(c); provided further, that the Company is not required to provide any information to PWM pursuant to this Section 6.6(c) unless Parent has agreed to pay relevant costs and expenses as may be incurred by the Company and its Representatives in connection with the provision of such information.

Section 6.7            Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq Global Select Market to enable the delisting by the Surviving Company of the Ordinary Shares from the Nasdaq Global Select Market and the deregistration of the Ordinary Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.8            Publicity. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, except as may be required by applicable Law, the Company and Parent shall consult with each other before the Company or any Buyer Group Party issues any press release, has any communication with the press, making any other public statement with respect to this Agreement or the transactions (including the Merger) contemplated by this Agreement, and shall provide each other a reasonable opportunity to review and comment on (and reasonably consider such proposed comments), such press releases, communication or public statement. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any release or announcement made or proposed to be made by the Company, Parent or Merger Sub in connection with a Change of Recommendation made in compliance with this Agreement. Notwithstanding the foregoing in this Section 6.8 and subject to the compliance with applicable Confidentiality Agreements, Parent, Merger Sub and their respective Affiliates may provide communications regarding this Agreement and the transactions contemplated hereby (to the extent consistent with prior public disclosures by the Parties made in accordance with this Section 6.8) to existing or prospective general and limited partners, equity holders, members, managers, investors of any Affiliates of such Person, any Debt Financing Sources or any of their Affiliates or professional advisers, in each case, who are subject to customary confidentiality restrictions.

Section 6.9            Employee Benefits.

(a)               For a period of 12 months following the Effective Time, Parent shall provide, or shall cause the Surviving Company or its subsidiaries to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Company or any subsidiary thereof immediately following the Closing Date (the “Continuing Employees”), (i) a salary, wage, target non-equity bonus opportunity and commissions opportunity (excluding any change in control, retention, transaction, or similar bonuses) that with respect to each Continuing Employee, is, in the aggregate, no less favorable than the salary, wage, target non-equity bonus opportunity and commissions opportunity (excluding long-term or equity based awards or benefits or any change in control, retention, transaction, or similar bonuses) that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee welfare and other benefits (excluding defined benefit pension benefits, equity or equity based awards or benefits, deferred compensation benefits and retiree medical and other post-termination medical and welfare benefits) that are substantially comparable in the aggregate to the employee welfare and other benefits (excluding defined benefit pension benefits, equity or equity-based awards or benefits, deferred compensation benefits and retiree medical and other post-termination medical and welfare benefits) that were provided to such Continuing Employees under the Company Plans in effect immediately prior to the Effective Time.

(b)               With respect to any benefit plan or arrangement (excluding any defined benefit pension or retiree or post-termination health or welfare benefit plan or arrangement) maintained by Parent, or its Affiliates (including the Surviving Company) in which any Continuing Employee is eligible to participate during the calendar year in which the Closing Date occurs (each, a “Parent Plan”), for purposes of determining eligibility to participate, level of benefits (solely for vacation, paid time off and severance), and vesting, each Continuing Employee’s service with the Company or any of its subsidiaries (as well as service with any predecessor employer) prior to the Closing Date shall be treated as service with Parent and its Affiliates (including the Surviving Company) as of the Closing Date to the same extent and for the same purpose that such service was credited for such Continuing Employee under the corresponding Company Plan in effect immediately prior to the Closing; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits, compensation, or coverage for the same period of service. With respect to any Parent Plan that is a group health plan, Parent shall, or shall cause its Affiliates (including the Surviving Company) to, use reasonable best efforts to (i) waive, or cause to be waived, all preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents) to the extent such conditions, limitations, exclusions, requirements and waiting periods were already satisfied or did not apply under the corresponding Company Plan that is a group health plan; and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) under a Company Plan that is a group health plan during the portion of the applicable plan year prior to the Closing Date for purposes of satisfying the applicable plan year’s deductible and co-payment limitations under the Parent Plan that is a group health plan in which each Continuing Employee (and his or her eligible dependents) participate during such applicable plan year.

(c)               Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof as in effect on the date hereof.

(d)               Nothing in this Agreement shall confer upon any Continuing Employee or any other Person any right to employment (or any term or condition of employment) or to continue in the employ or service of Parent, the Surviving Company or any subsidiary or Affiliate of Parent or the Surviving Company, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any subsidiary or Affiliate of Parent or the Surviving Company, which rights are hereby expressly reserved, to discharge or terminate the services of any Person or any Continuing Employee at any time and for any reason whatsoever, with or without cause, subject to the terms of any applicable Company Plan or Law. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment, termination or other modification of any Company Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Company or any subsidiary or Affiliate of Parent or the Surviving Company from amending or terminating any Company Plans or any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iii) create any third-party beneficiary or other rights or remedies in any Person, other than the Parties, including any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.10        Directors’ and Officers’ Indemnification and Insurance.

(a)               From and after the Effective Time, Parent shall cause the Surviving Company to agree that it will indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened Actions, whether civil, criminal, administrative or investigative and whether formal or informal, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or any acts or omissions occurring or alleged to occur (including acts or omissions with respect to the approval of this Agreement or the transactions contemplated hereby or arising out of or pertaining to the transactions contemplated hereby and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the Cayman Islands and its Memorandum of Association in effect on the date of this Agreement to indemnify such Person and Parent or the Surviving Company shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Action, including any expenses incurred in successfully enforcing such Person’s rights under this Section 6.10.

(b)               Parent shall cause the Surviving Company to honor and perform the obligations under any indemnification provision and any exculpation provision in the in the Company’s Memorandum of Association. The provisions in the Surviving Company’s memorandum and articles of association with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Memorandum of Association in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party except as required by applicable Law.

(c)               Parent shall maintain, or shall cause the Surviving Company to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided, however, that after the Effective Time, Parent and the Surviving Company shall not be required to pay pursuant to this Section 6.10(c) more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. In addition, at Parent’s request, the Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance. In the event Parent elects for the Company to purchase such a “tail policy”, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder. Parent agrees to honor and perform under, and to cause the Surviving Company to honor and perform under, for a period of six years after the Effective Time, all indemnification agreements by and among the Company or any of its subsidiaries and any Indemnified Party as in effect as of the Effective Time.

(d)               If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate or amalgamate with or merge into any other corporation or entity and shall not be the continuing, merged or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.10.

(e)               The provisions of this Section 6.10 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and Representatives, each of which shall be a third party beneficiary of the provisions of this Section 6.10.

(f)                The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Memorandum of Association of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.11        Parent Financing.

(a)               Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Financing Commitments, provided that Parent and Merger Sub may amend, replace, supplement or modify the Debt Financing Commitments to add or join lenders, lead arrangers, bookrunners, syndication agent or similar entities as parties thereto who have not executed the Debt Financing Commitment as of the date hereof, (ii) satisfy (or obtain waivers to) on a timely basis all conditions applicable to Parent or Merger Sub to funding in the Debt Financing Commitments and the definitive agreements to be entered into pursuant thereto (including by consummating the Equity Financing substantially concurrently therewith), (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Debt Financing Commitments prior to the Closing Date and (iv) enforce its rights under the Financing Commitments and consummate the Financing prior to or at the Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments or the definitive agreements with respect thereto, or unfavorable from the standpoint of Parent and/or Merger Sub, Parent and Merger Sub shall promptly so notify the Company and use their reasonable best efforts to arrange to obtain alternative financing (the “Alternative Financing”), including from alternative sources, as promptly as practicable following the occurrence of such event in an amount, when added with Parent and Merger Sub’s existing cash on hand, the Equity Financing Commitments and the Available Company Cash Financing, sufficient to consummate the transactions contemplated by this Agreement, which Alternative Financing would not involve terms and conditions in the aggregate that are materially less favorable, from the standpoint of Parent and/or Merger Sub than the Debt Financing Commitments as in effect on the date hereof. None of Parent and Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Financing Commitments or any definitive agreements with respect thereto without the prior written consent of the Company if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Debt Financing or (ii) impose new or additional conditions to the availability of the Debt Financing or otherwise expand, amend or modify the Debt Financing in a manner that would reasonably be expected to (A) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby or (B) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments or any definitive agreements with respect thereto. Without limiting the generality of the foregoing, neither Parent nor Merger Sub shall release or consent to the termination of the obligations of the financing sources under any Financing Commitments or definitive agreement with respect thereto other than in accordance with the terms thereof. Upon any amendment, supplement or modification of the Debt Financing Commitments made in compliance with this Section 6.11 (excluding any amendment for the sole purpose of joining or adding additional commitment parties thereto), Parent shall provide a copy thereof to the Company and the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as so amended, supplemented or modified, including any Alternative Financing.

(b)               The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done (in each case, subject to applicable Law), all things necessary to ensure that, (x) (A) upon receipt of at least five (5) Business Days’ prior written request from Parent, the Company shall provide evidence reasonably satisfactory to Parent and Merger Sub that the aggregate amount of Onshore Available Company Cash is, or will as at the proposed Closing Date be, at least US$200,000,000 (or its equivalent in RMB, to be calculated at the average rate of exchange for the purchase of USD with RMB in the PRC interbank foreign exchange market for the 60 days immediately preceding the proposed initial utilisation date under the Debt Financing as notified by Parent), and (B) if the aggregate amount of Onshore Available Company Cash is expected to be less than US$200,000,000 (or its equivalent in RMB, to be calculated at the average rate of exchange for the purchase of USD with RMB in the PRC interbank foreign exchange market for the 60 days immediately preceding the proposed initial utilisation date under the Debt Financing as notified by Parent) as at the proposed Closing Date, the Company shall cause a sufficient amount of Offshore Available Company Cash to be injected, directly or indirectly, into the Company’s subsidiaries incorporated in the PRC as capital increase(s), extended to such subsidiaries as shareholders’ loan(s), transferred to the bank accounts of such subsidiaries or otherwise such that after such injection, extension, transfer or otherwise, the aggregate amount of Onshore Available Company Cash will be at least US$200,000,000 (or its equivalent in RMB, to be calculated at the average rate of exchange for the purchase of USD with RMB in the PRC interbank foreign exchange market for the 60 days immediately preceding such utilisation date) as at the proposed Closing Date, and (y) in addition to the Onshore Available Company Cash, the aggregate amount of Offshore Available Company Cash shall equal or exceed US$480,000,000 (such financing using the Offshore Available Company Cash pursuant to the foregoing clause (y), the “Available Company Cash Financing”) as at the proposed Closing Date and the Company shall, upon and in accordance with written request of Parent at least five Business Days prior to the proposed Closing Date, deposit, or cause to be deposited, all or any portion of the Available Company Cash Financing with the Paying Agent as a source of funds for the payment of the aggregate Per Share Merger Consideration pursuant to Section 2.3(a) or make available all or any portion of the Available Company Cash Financing for use as a source of funds for the payment of the aggregate amount payable by Parent and Merger to holders of Company Equity Awards pursuant to Section 2.2(b); provided that, (i) in no event shall such use of the Available Company Cash Financing or the Onshore Available Company Cash render the Company or any of its subsidiaries or the Company and its subsidiaries on a consolidated basis to be insolvent immediately after the Closing, (ii) the Company and its subsidiaries shall have no liability to Parent or Merger Sub to pay any Company Termination Fee or other damages if the Available Company Cash Financing or the Onshore Available Company Cash becomes unavailable for any reason, and (iii) Parent shall use its commercially reasonable efforts to cause the Paying Agent to immediately refund and deliver to the Company all Available Company Cash Financing that has been deposited with the Paying Agent if the Effective Time has not occurred within five (5) Business Days following such deposit by the Company. The Parties shall use their reasonable best efforts to cooperate with each other with respect to the Available Company Cash Financing and shall keep each other reasonably informed on a reasonably current basis of the status of the Available Company Cash Financing.

(c)               Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause its subsidiaries and its Representatives to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent that is necessary and customary in accordance with the terms of the Debt Financing (or any Alternative Financing obtained in accordance with Section 6.11(a)), including using reasonable best efforts to take the following actions: (i) furnishing Parent and Merger Sub and their financing sources with the financial information and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent or Merger Sub in connection with the Debt Financing (or any Alternative Financing) or customary for the placement, arrangement or syndication of loans or distribution of debt contemplated by the Debt Financing (or any Alternative Financing) to assist in preparation of customary offering or information documents or rating agency or lender or investor presentations relating to such placement, arrangement and/or syndication of the Debt Financing (or any Alternative Financing), (ii) upon reasonable notice, participating in a reasonable number of lender presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies at reasonable times and locations mutually agreed and otherwise reasonably cooperating with the marketing efforts of Parent , Merger Sub and any of their financing sources, (iii) obtaining customary accountant’s comfort letters or consents for use of their reports and customary representation letters requested by Parent, Merger Sub and any of their financing sources in connection with the Debt Financing or any Alternative Financing, and (iv) reasonably facilitating the provision of guarantee and pledging of collateral, including by executing and delivering definitive financing documents, including pledge and security documents, customary certificates and other documents (including original stock certificates), to the extent reasonably requested by Parent and/or Merger Sub (provided that (A) none of the documents or certificates shall be executed or delivered except in connection with the Closing and none of the foregoing shall be effective prior to (or not contingent upon) the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of its subsidiaries or any of their respective officers or employee involved), (v) reasonably assisting with procuring customary payoff letters, lien releases, terminations, deregistrations or filings, (vi) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing or any Alternative Financing to evaluate the Company’s or any of its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, and (vii) providing information regarding the Company and its subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001. Notwithstanding the foregoing, (x) nothing in this Section 6.11 shall require such cooperation to the extent it would unreasonably and materially interfere with the business or operations of the Company and its subsidiaries, (y) none of the Company or any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing contemplated by the Debt Financing Commitments (or any Alternative Financing) or be required to take any action for which it would not be indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Financing (or any Alternative Financing) or any of the foregoing prior to the Effective Time and (z) nothing in this Section 6.11 shall require the Company or any of its subsidiaries to be an issuer or other obligator with respect to any Debt Financing (or any Alternative Financing) prior to the Effective Time.

(d)               Parent (i) shall promptly, upon request by the Company, reimburse the Company following the valid termination of this Agreement for all reasonable and documented out-of-pocket costs (including (A) reasonable outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of its subsidiaries or their respective Representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.11 and (ii) shall indemnify and hold harmless the Company and its subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the performance of their respective obligations under this Section 6.11 (including any action taken in accordance with this Section 6.11) and any information utilized in connection therewith, except in the event such losses arose out of or resulted from (x) the willful misconduct of such Person or (y) misstatements or omissions in written historical information provided by or on behalf of the Company or its subsidiaries specifically for use in connection with the Debt Financing (or any Alternative Financing obtained in accordance with Section 6.11(a)).

(e)               The Company hereby consents to the use of the logos of the Company and its subsidiaries by Parent and Merger Sub in connection with the Debt Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill.

Section 6.12        Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent shall use its reasonable best efforts to take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

Section 6.13        Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought or, to the knowledge of the Company, threatened in writing, against the Company, its officers or any members of the Board of Directors prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation, or take any action to settle, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.14        Resignation of Directors. To the extent requested by Parent in writing at least five Business Days prior to the Closing, at the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent the resignation of all members of the Board of Directors who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.15        Obligations of Merger Sub; Obligations of Subsidiaries.

(a)               Parent shall take all actions necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement.

(b)               The Company shall take all actions necessary to cause its subsidiaries to perform their respective obligations under this Agreement.

Section 6.16        Actions Taken at Direction of Parent, Merger Sub or Rollover Securityholders. Notwithstanding anything herein to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, if such breach or alleged breach is the proximate result of action or inaction not required by this Agreement taken by the Company at the direction of Parent, Merger Sub or any Rollover Securityholder, regardless of whether there is any approval or direction of the Board of Directors or the Special Committee.

Section 6.17        No Amendment to Buyer Group Contracts. Without the Company’s prior written consent, Parent and Merger Sub shall not, and shall cause the other Buyer Group Parties not to, (a) enter into any Contract or amend, modify, withdraw or terminate any Buyer Group Contract or waive any rights thereunder, in each case, in a manner that has or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (b) enter into or modify any Contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates receives consideration of a different amount or nature than the Per Share Merger Consideration in connection with the transactions contemplated by this Agreement that is not provided or expressly contemplated in the Buyer Group Contracts as of the date hereof.

Article VII
CONDITIONS OF MERGER

Section 7.1            Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver, if permissible under Law, by Parent and the Company) at or prior to the Closing Date of the following conditions:

(a)               Shareholder Approval. The Company Requisite Vote shall have been obtained; and

(b)               Orders. No Order which prohibits, restrains, makes illegal or enjoins the consummation of the transactions (including the Merger) contemplated by this Agreement shall remain in effect.

Section 7.2            Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent) at or prior to the Closing Date of the following conditions:

(a)               Representations and Warranties. (i) Other than the representations and warranties of the Company set forth in Section 3.1(a), Section 3.3(a), the first two sentences in Section 3.3(c), Section 3.4, Section 3.9(b), Section 3.20 and Section 3.21, the representations and warranties of the Company contained in Article III (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, does not constitute a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 3.9(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (iii) the representations and warranties of the Company set forth in Section 3.3(a) shall be true and correct (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of the Company set forth in Section 3.1(a), the first two sentences in Section 3.3(c), Section 3.4, Section 3.20 and Section 3.21 shall be true and correct in material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

(b)               Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing Date;

(c)               Certificate. Parent shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d)               Dissenting Shareholders. The aggregate amount of Dissenting Shares shall be less than 8% of the total outstanding Ordinary Shares immediately prior to the Effective Time.

Section 7.3            Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing Date of the following conditions:

(a)               Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct, in each case as of the date hereof and the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, have not and would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or otherwise have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under this Agreement (a “Parent Material Adverse Effect”);

(b)               Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing Date; and

(c)               Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4            Frustration of Closing Conditions. Prior to the End Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions contemplated hereby.

Article VIII

TERMINATION

Section 8.1            Termination.

This Agreement may only be terminated and the Merger may only be abandoned at any time prior to the Effective Time:

(a)               by mutual written consent of Parent and the Company;

(b)               by written notice from either Parent or the Company if any Order having the effect set forth in Section 7.1(b) shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Parent or Merger Sub) is in breach of, or has breached, any of its obligations under this Agreement, which breach has been the primary cause of such Order;

(c)               by written notice from either Parent or the Company if the Merger shall not have been consummated on or before August 19, 2021 (such date, as it may be extended in accordance with the following proviso, the “End Date”); provided that the End Date may be extended by mutual written agreement of Parent and the Company; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Parent or Merger Sub) is in breach of, or has breached, any of its obligations under this Agreement, which breach has been the primary cause of the failure of the Merger to be consummated on or before the End Date;

(d)               by written notice from the Company if:

(i)                 there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied;

(ii)              (A) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing) have been and continue to be satisfied or waived in accordance with this Agreement, (B) Parent and Merger Sub fail to consummate the Merger within five Business Days of the date on which the Closing should have occurred pursuant to Section 1.2 and (C) the Company has given Parent a written notice of a proposed Closing Date (which shall be at least five Business Days prior to such termination) and that the Company is ready, willing and able to consummate the Merger on such date (the “Closing Notice”); or

(iii)            prior to obtaining the Company Requisite Vote, (A) the Board of Directors or the Special Committee has authorized the Company to effect a Change of Recommendation pursuant to Section 6.3(c) due to a Superior Proposal and (B) immediately prior to, concurrently with or immediately following the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement in respect of such Superior Proposal; provided that the Company (y) shall have complied with all the requirements of Section 6.2(b) and Section 6.3 (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (z) shall have concurrently paid all the Company Termination Fee pursuant to Section 8.2(b)(i).

(e)               by written notice from Parent if:

(i)                 there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; or

(ii)              the Board of Directors or the Special Committee shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation; or

(f)                by written notice from either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment thereof, in each case, at which a vote on the approval of this Agreement, the Merger and the other transactions contemplated hereby was taken.

Section 8.2            Effect of Termination.

(a)               In the event of the valid termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of any Party hereto, except as provided in Section 6.6(b), Section 6.8 (Publicity), the expense reimbursement and indemnification provisions of Section 6.11(d), this Section 8.2 (Effect of Termination), Section 8.3 (Expenses) and Article IX (General Provisions) (with respect to Section 9.12 (Specific Performance) only as it relates to other surviving provisions), which shall survive such valid termination in accordance with its terms and conditions. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(b)               In the event that:

(i)                 this Agreement is validly terminated by Parent pursuant to Section 8.1(e)(i) or Section 8.1(e)(ii) or by the Company pursuant to Section 8.1(d)(iii), then the Company shall pay to Parent (or one or more of its designees) a fee of $30,360,000 (the “Company Termination Fee”) by wire transfer of immediately available funds, such payment to be made (A) at or prior to the date of termination in the case of a termination pursuant to Section 8.1(d)(iii) or (B) as promptly as reasonably practicable (and in any event within five Business Days following such termination) in the case of a termination pursuant to Section 8.1(e)(i) or Section 8.1(e)(ii).

(ii)              this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) and (A) at any time after the date of this Agreement and prior to the Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting) a bona fide Acquisition Proposal shall have been publicly announced or an Acquisition Proposal shall have otherwise become publicly known or delivered to the Company and not withdrawn, and (B) within 12 months of such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal, then, within five Business Days after the earlier of the date on which such definitive agreement is entered into or such Acquisition Proposal is consummated, the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”.

(iii)            this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), Parent shall pay to the Company a fee of $68,310,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within five Business Days of the applicable termination. Notwithstanding anything herein to the contrary, if this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) and if (A) the aggregate amount of Onshore Available Company Cash is or will be less than $200,000,000 (or its equivalent in RMB, to be calculated at the average rate of exchange for the purchase of USD with RMB in the PRC interbank foreign exchange market for the 60 days immediately preceding the proposed initial utilisation date as notified by Parent) or (B) the aggregate amount of Offshore Available Company Cash is or will be less than $480,000,000, in each case as at the proposed Closing Date set forth in the Closing Notice, the “Parent Termination Fee” shall instead mean $0.

(c)               The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(d)               Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii), the Company shall pay to Parent, or Parent shall pay to the Company, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Parent or the Company (as applicable) in connection with the collection and enforcement of this Section 8.2, together with interest on the unpaid amount of such payment under Section 8.2(b)(i), Section 8.2(b)(ii) or Section 8.2(b)(iii), as the case may be, from the date such payment was required to be made at the prime rate as published in Wall Street Journal Table of Money Rates on such date plus 2.00% in effect on such date. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e)               Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.12, if the Company fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii) and, if and to the extent applicable, the costs and expenses of Parent pursuant to Section 8.2(d), shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent Related Parties and Lender Related Parties against the Company and its subsidiaries, any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (each a “Company Related Party”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith (in each case, whether willfully, intentionally, unintentionally or otherwise); provided, that in no event shall Company Related Party be subject to monetary damages in excess of the amount of the Company Termination Fee in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 6.8 and Section 8.2(d)).

(f)                Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.12, if Parent or Merger Sub fails to effect the Closing for any reason or no reason or breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.2(b)(iii) and, if and to the extent applicable, the costs and expenses of the Company pursuant to Section 8.2(d) and Section 6.11(d), and the Company’s rights under the Limited Guarantees, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, any Guarantor, any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (each a “Parent Related Party”) or any Debt Financing Source under the Debt Financing (or any Alternative Financing) and any of their respective Affiliates (other than Parent, Merger Sub or the Guarantors) (a “Lender Related Party”) for any breach, loss, damage or failure to perform under or otherwise arising from or in connection with this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith (in each case, whether willfully, intentionally, unintentionally or otherwise); provided, that in no event shall Parent Related Party be subject to monetary damages in excess of the amount of the Parent Termination Fee in the aggregate (and any costs, expenses, interest and other amounts payable pursuant to Section 6.6(b), Section 6.8, Section 6.11(d) and Section 8.2(d)).

Section 8.3            Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Article IX

GENERAL PROVISIONS

Section 9.1            Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, except for (a) the covenants and agreements contained in this Article IX, Article II, Section 6.9 (Employee Benefits) and Section 6.10 (Directors’ and Officers’ Indemnification and Insurance), and (b) those other covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, which shall survive the Effective Time until fully performed.

Section 9.2            Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided that the Company may only take such action with the approval of the Special Committee. No amendments or modifications to the provisions of which the Lender Related Parties are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any such Lender Related Party without the prior written consent of such Lender Related Party (which shall not be unreasonably withheld, conditioned or delayed).

Section 9.3            Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided that the Company may only take such action with the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

Section 9.4            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested and providing proof of delivery) to the respective Parties at the following addresses, facsimile numbers or email addresses as follows (or at such other address, facsimile number or email address for a Party as shall be specified by like notice):

(a)       if to Parent or Merger Sub:

c/o PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

with a copy to:

Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong
Attention: Andrew Chan
Email: andrew.chan@centurium.com

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong
Attention: Gary Li; Sarkis Jebejian; Xiaoxi Lin; James Jian Hu
Facsimile: +852 3761 3301
Email: gary.li@kirkland.com; sarkis.jebejian@kirkland.com; xiaoxi.lin@kirkland.com; james.hu@kirkland.com

(b)       if to the Company:

Special Committee of the Board of Directors

China Biologic Products Holdings, Inc.
18th Floor, Jialong International Building, 19 Chaoyang Park Road,

Chaoyang District, Beijing, 100125, People’s Republic of China
Attention: Sean Shao
Email:    mosswood@139.com

with an additional copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

2201 China World Office 2, 1 Jian Guo Men Wai Avenue

Chaoyang District, Beijing 100004, China
Attention: Howard Zhang
Facsimile: +86 10 8567 5102
Email: howard.zhang@davispolk.com

Section 9.5            Certain Definitions.

(a)               Defined Terms. For purposes of this Agreement:

“A&R Consortium Agreement” means that certain amended and restated consortium agreement, dated as of the date hereof, by and among Beachhead Holdings Limited, Point Forward Holdings Limited, Double Double Holdings Limited, PWM, Parfield International Ltd., CITIC Capital China Partners IV, L.P. (represented by its general partner CCP IV GP Ltd.), 2019B Cayman Limited, HH SUM-XXII Holdings Limited, V-Sciences Investments Pte Ltd, Mr. Joseph Chow and other parties named therein (as may be further amended, restated, supplemented or otherwise modified from time to time);

“Acceptable Confidentiality Agreement” means a confidentiality agreement that is no less favorable to the Company than in the Confidentiality Agreements (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement);

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly, controlling, controlled by, or under common control with, such Person;

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banks are required or authorized to close in the Cayman Islands, the PRC, Hong Kong or the City of New York, New York;

“Buyer Group Contracts” means, collectively, Contracts as set forth in Section 9.5(a) of the Parent Disclosure Letter;

“Buyer Group Parties” means Parent, Merger Sub, each of the Guarantors, each of the Rollover Securityholders and the respective Affiliates of each of the foregoing, excluding the Company or any of its subsidiaries, and a “Buyer Group Party” means any of them; provided that for the purposes of this definition, solely with respect to V-Sciences Investments Pte Ltd, “Affiliate” means (i) Temasek Holdings (Private) Limited (“Temasek Holdings”); and (ii) Temasek Holdings’ wholly-owned subsidiaries: (A) whose boards of directors or equivalent governing bodies comprise solely of employees or nominees acting under the direction and instructions of (a) Temasek Holdings; (b) Temasek Pte. Ltd. (being a wholly-owned subsidiary of Temasek Holdings); and/or (c) wholly-owned subsidiaries of Temasek Pte. Ltd.; and (B) whose principal activities are that of investment holding, financing and/or the provision of investment advisory and consultancy services. For the purposes of paragraph (ii)(A) of this definition, “nominee” shall mean any person acting under the direction and instructions of Temasek Holdings, Temasek Pte. Ltd. and/or wholly-owned subsidiaries of Temasek Pte. Ltd.;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company Data” means trade secrets, confidential information, and Personal Data owned, used or held for use by the Company or its subsidiaries;

“Company Equity Award” means any Company Option, Company Restricted Share Award or Company RSU Award, whether granted pursuant to the Company Share Plans or otherwise;

“Company Option” means each outstanding share option issued by the Company pursuant to any Company Share Plan that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award;

“Company Restricted Share Award” means each outstanding award of restricted Ordinary Shares issued by the Company pursuant to any Company Share Plan that is subject to transfer and other restrictions which lapse upon the vesting of such award;

“Company RSU Award” means each outstanding award of restricted share units issued by the Company pursuant to any Company Share Plan that entitles the holder thereof to receive Ordinary Shares or cash equal to or based on the value of Ordinary Shares;

“Company Share Plans” means, collectively, the Company’s 2008 Equity Incentive Plan and the Company’s 2019 Equity Incentive Plan (each as amended from time to time), and a “Company Share Plan” means any one of the foregoing plans;

“Company Systems” means all computerized, automated, information technology or similar systems, platforms and networks owned or controlled by, for, or on behalf of the Company or any of its subsidiaries, including Software, hardware, data processing and storage, record keeping, communications, telecommunications, network equipment, peripherals, information technology, mobile and other platforms, and data and information contained in or transmitted by any of the foregoing, together with documentation relating to any of the foregoing;

“control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Data Privacy and Security Requirements” mean (i) the Company’s and its subsidiaries’ internal or posted written policies and procedures with respect to privacy, Personal Data, data and system security; (ii) applicable privacy and data security Laws and industry standards (including the Payment Card Industry Data Security Standards); and (iii) applicable requirements relating to data collection, use, privacy, security or protection under any Contracts binding upon the Company or its subsidiaries;

“Debt Financing Sources” means the entities party to the Debt Financing Commitments (as so amended, replaced, supplemented or modified by any Alternative Financing, if applicable), any Person who signs a joinder to, or other definitive documentation with respect to, the Debt Financing Commitments (as so amended, replaced, supplemented or modified by any Alternative Financing, if applicable) and any Person that provides, or in the future enters into any Debt Financing Commitments (as so amended, replaced, supplemented or modified by any Alternative Financing, if applicable) to provide, any of the Debt Financing (or the Alternative Financing, if applicable), any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, shareholders, limited partners, managers, members or partners, other than in each case Parent, Merger Sub or Guarantors;

“Excluded Shares” means, collectively, Cancelled Shares and Rollover Shares;

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection;

“GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

“Government Official” means: (i) any official, officer, employee or any person acting in an official capacity for or on behalf of any Governmental Entity; or (ii) any political party or party official or candidate for political office;

“Hong Kong” means the Hong Kong Special Administrative Region;

“Intellectual Property” means all of the following in any jurisdiction in the world: (i) inventions, whether patentable or not, and all patents and patent applications; (ii) copyrights, copyrightable works, works of authorship, content, moral rights, and data and database rights; (iii) Software; (iv) trademarks, service marks, domain names, corporate names, trade names, logos, designs, brands, rights to social media accounts, trade dress, other indicia of source, origin or quality, and the goodwill of the business symbolized by any of the foregoing; (v) know-how, trade secrets, confidential information, and Personal Data; (vi)  rights of privacy and publicity; (vii) registrations, applications and renewals related to any of the foregoing; and (viii) all other intellectual property, industrial property and similar proprietary rights of any kind or nature; “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(a) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(a) of the Parent Disclosure Letter;

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

“Lease” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of the Company’s subsidiaries thereunder;

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its subsidiaries, all buildings and other structures, facilities, improvements or fixtures currently or hereafter located thereon;

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to have, a material adverse effect on the business, results of operation, financial condition or assets of the Company and its subsidiaries, taken as a whole, provided that, no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) (A) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States, the PRC or elsewhere in the world in which the Company or its subsidiaries have material operations, including as a result of changes in geopolitical conditions and (B) changes or developments in or affecting regional, domestic or any foreign interest or exchange rates, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) (A) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, or the identity of Parent, the Guarantors, the Rollover Securityholders or any of their respective Affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company and its subsidiaries, (B) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and (C) any action taken or omitted by the Company at the express written request of or with the express written consent of Parent or Merger Sub, provided that this clause (iii) shall not apply to any representation or warranty set forth in Section 3.5, (iv) changes in any applicable Laws or regulations or GAAP or other applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God, pandemic (including the COVID-19 virus pandemic) or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (vi) any decline in the market price or trading volume of the Ordinary Shares or the credit rating or credit rating outlook of the Company (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to, a Material Adverse Effect), or (viii) any Action threatened, made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger, or (ix) the availability or cost of equity, debt or other financing to Parent or Merger Sub; except in the cases of clauses (i), (ii), (iv) or (v), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the same industries and geographic markets in which the Company and its subsidiaries operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect);

“material subsidiaries” means, collectively, Shandong Taibang Biological Products Co., Ltd. (山东泰邦生物制品有限公司), Guizhou Taibang Biological Products Co., Ltd. (贵州泰邦生物制品有限公司), TianXinFu (Beijing) Medical Appliance Co., Ltd. (天新福（北京）医疗器材股份有限公司), Taibang Biological Ltd., Health Forward Holdings Limited, Taibang Holdings (Hong Kong) Limited, Taibang Biologic Group Co., Ltd. (泰邦生物集团有限公司) and Guiyang Dalin Biologic Technologies Co., Ltd. (贵阳大林生物技术有限公司);

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control;

“Offshore Available Company Cash” means the cash in USD held outside of the PRC by the Company and its subsidiaries incorporated outside the PRC.

“Off-the-Shelf Software Licenses” means licenses granted to the Company and its subsidiaries for standard, commercially available, off-the-shelf software for the Company’s and its subsidiaries’ internal use involving payments of less than $100,000 annually;

“Onshore Available Company Cash” means the cash held in the PRC by the Company and its subsidiaries incorporated in the PRC;

“Order” means any Law, order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict enacted, issued, promulgated, enforced or entered by or with any competent Governmental Entity;

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, owned by the Company or any subsidiary of the Company;

“Permitted Liens” means (A) statutory liens securing payments not yet due and payable as of the Closing Date, including liens of lessors pursuant to the terms of any lease and sublease, (B) covenants, conditions, restrictions, easements, rights of way or other similar matters of record affecting title to real property, and zoning, building and other similar restrictions, in each case which do not materially impair the use or occupancy of such real property in the operation of the business of the Company or any of its subsidiaries conducted thereon, (C) Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (D) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts which are not yet past due or which are being contested by appropriate proceedings, (F) non-exclusive licenses under any Intellectual Property granted by the Company or its subsidiaries in the ordinary course of business consistent with past practice, (G) Liens that are disclosed in the SEC Reports filed or furnished prior to the date hereof, and (H) Liens securing indebtedness or liabilities that (x) are reflected in the SEC Reports filed or furnished prior to the date hereof, or (y) that have otherwise been disclosed to Parent in writing as of the date of this Agreement;

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

“Personal Data” means any data or other information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual or is otherwise protected by or subject to any privacy or data security Laws;

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

“PWM” means PW Medtech Group Limited (普华和顺集团公司), an exempted company with limited liability incorporated under the Laws of the Cayman Islands and listed on The Stock Exchange of Hong Kong Limited (Stock Code: 1358);

“Representatives” of a Person means such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives;

“RMB” means the lawful currency of the PRC;

“Rights Agreement” means certain amended and restated preferred shares rights agreement, dated July 31, 2017, by and between the Company and Securities Transfer Corporation (as rights agent), as amended by amendment no. 1 thereto as of February 20, 2019 and further amended from time to time;

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea region of Ukraine);

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country;

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) or the United Nations Security Council;

“Software” means (i) software of any type, including computer programs, applications, architectures, libraries, firmware, and middleware, software development kits, libraries, tools, interfaces, and software implementations of algorithms, models and methodologies, in each case, whether in source code or object code, (ii) data and databases, and (iii) documentation relating to any of the foregoing; together with intellectual property, industrial property and similar proprietary rights in and to any of the foregoing;

“subsidiary” or “subsidiaries” means, with respect to any Person (A) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof (including through any contractual arrangement) and (B) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests, through any contractual arrangement or otherwise, (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity (including through any contractual arrangement). For the avoidance of doubt, for purposes of this Agreement, each branch office of any subsidiary of the Company, whether registered or not as required by the applicable laws of the jurisdiction of its operation, shall be deemed as a subsidiary of the Company;

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreements, the Limited Guarantees, the Financing Commitments, the A&R Consortium Agreement and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder;

“United States” or “U.S.” means the United States of America; and

“USD” or “US$” means the lawful currency of the United States.

(b)               Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
Acquisition Proposal	Section 6.3(g)(i)
Action	Section 3.10
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(a)(i)(C)
Alternative Financing	Section 6.11(a)
Anti-Corruption Laws	Section 3.6(b)
Applicable Date	Section 3.7(a)
Available Company Cash Financing	Section 6.11(b)
Bankruptcy and Equity Exception	Section 3.4
Board of Directors	Recitals
Book-Entry Shares	Section 2.3(b)(i)
Buyer Group Schedule 13E-3/A	Section 6.1(d)
Cancelled Shares	Section 2.1(b)
Cash Financing	Section 4.7(a)
Cayman Companies Law	Recitals
CBA	Section 3.8(a)(vii)
Certificates	Section 2.3(b)(i)
Change of Recommendation	Section 6.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Notice	Section 8.1(d)(ii)

Company	Preamble
Company Disclosure Letter	Article III
Company Employees	Section 3.11(a)
Company Registered Intellectual Property	Section 3.17(a)
Company Plan	Section 3.11(a)
Company Related Party	Section 8.2(e)
Company Requisite Vote	Section 3.4
Company Securities	Section 3.3(c)
Company Termination Fee	Section 8.2(b)(i)
Confidentiality Agreements	Section 6.6(b)
Contract	Section 3.8(a)
Continuing Employees	Section 6.9(a)
Debt Financing	Section 4.7(a)
Debt Financing Commitments	Section 4.7(a)
Dissenter Rights	Section 2.1(c)
Dissenting Shares	Section 2.1(c)
Dissenting Shareholders	Section 2.1(c)
Effective Time	Section 1.3
End Date	Section 8.1(c)
Employment Laws	Section 3.12(c)
Environmental Laws	Section 3.18(b)
Equity Commitment Letters	Section 4.7(a)
Equity Financing	Section 4.7(a)
Equity Financing Commitments	Section 4.7(a)
ERISA	Section 3.11(a)
Exchange Act	Section 3.5(b)
Exchange Fund	Section 2.3(a)
Financial Advisor	Section 3.19
Financing	Section 4.7(a)
Financing Commitments	Section 4.7(a)
Governmental Entity	Section 3.5(b)
Guarantor/Guarantors	Recitals
Hazardous Material	Section 3.18(c)
Indemnified Parties	Section 6.10(a)
Intervening Event	Section 6.3(g)(ii)
Intervening Event Notice Period	Section 6.3(d)
Lender Related Party	Section 8.2(f)
Licenses	Section 3.6(a)
Liens	Section 3.14(a)
Limited Guarantee/Limited Guarantees	Recitals
Material Contract	Section 3.8(b)
Material Leases	Section 3.14(c)
Material Leased Real Property	Section 3.14(c)
Memorandum of Association	Section 3.2
Merger	Recitals
Merger Schedule 13E-3	Section 3.5(b)
Merger Sub	Preamble
Notice of Superior Proposal	Section 6.3(c)(ii)
Notice of Intervening Event	Section 6.3(d)
Ordinary Shares	Section 3.3(a)

Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 7.3(a)
Parent Plan	Section 6.9(b)
Parent Related Party	Section 8.2(f)
Parent Termination Fee	Section 8.2(b)(iii)
Party/Parties	Preamble
Paying Agent	Section 2.3(a)
Per Share Merger Consideration	Section 2.1(a)
Plan of Merger	Section 1.3
Preferred Shares	Section 3.3(a)
Proxy Statement	Section 3.16
Recommendation	Section 3.4
Registrar of Companies	Section 1.3
Rollover Securities	Recitals
Rollover Securityholder	Recitals
Rollover Shares	Section 2.1(b)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Shareholders Meeting	Section 6.2(a)
Special Committee	Recitals
Superior Proposal	Section 6.3(g)(iii)
Superior Proposal Notice Period	Section 6.3(c)(ii)
Support Agreement	Recitals
Surviving Company	Section 1.1
Takeover Statute	Section 3.21
Taxes	Section 3.15(i)(i)
Tax Law	Section 3.15(i)(ii)
Tax Return	Section 3.15(i)(iii)
Transaction Litigation	Section 6.13

Section 9.6            Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.7            Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreements, the Equity Financing Commitments and Limited Guarantees constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided that Parent and/or Merger Sub shall have the right, without the prior written consent of the Company, to assign or grant any form of security interest over all or any portion of its rights, interests and obligations under this Agreement to any Debt Financing Sources or any provider of related hedging arrangements (so long as Parent and/or Merger Sub remains fully liable for all of its obligations hereunder) pursuant to the terms of the Debt Financing (or any Alternative Financing) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing (or any Alternative Financing).

Section 9.8            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Ordinary Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Company Options, Company Restricted Share Awards or the Company RSU Awards to receive the payments or in exchange therefor the applicable equity-based awards of Parent contemplated by Section 2.2(b), as applicable, in accordance with the terms and conditions of this Agreement, and (d) each Company Related Party, Parent Related Party and Lender Related Party shall be a third-party beneficiary of Section 8.2, Section 9.2, this Section 9.8, Section 9.12(a), Section 9.13 and Section 9.14, as applicable.

Section 9.9            Governing Law.

(a)               This Agreement (other than Article I and with respect to matters relating to fiduciary duties of the Board of Directors) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article I and with respect to matters relating to fiduciary duties of the Board of Directors) or the negotiation, execution or performance of this Agreement (other than Article I and with respect to matters relating to fiduciary duties of the Board of Directors) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)               Notwithstanding the foregoing, any provisions of this Agreement and matters arising out of or relating to this Agreement which are required to be governed by the Cayman Companies Law or other Laws of the Cayman Islands, including the following matters shall be interpreted, construed, performed and enforced in accordance with the Laws of the Cayman Islands without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction, and in respect of such matters the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the Cayman Islands: the Merger; the second sentence of Section 1.4; Section 1.5; Section 1.6; the second sentence of Section 2.1(b); Section 2.1(d); Section 2.2 (with respect to Company RSU Awards granted under the Company’s 2019 Equity Incentive Plan); the cancellation of the Ordinary Shares; the striking-off the Register of Companies of Merger Sub following the Closing; Section 2.1(c) and the rights provided for in Section 238 of the Cayman Companies Laws with respect to any Dissenting Shares; the fiduciary or other duties of the Board of Directors and the directors of Merger Sub; and the internal corporate affairs of the Company and Merger Sub.

Section 9.10        Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11        Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12        Specific Performance.

(a)               The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to the terms and conditions of this Section 9.12, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 6.4 and Section 6.11, by Parent or Merger Sub.

(b)               Notwithstanding the foregoing or anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to obtain an injunction, specific performance or other equitable remedies to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing in accordance with Article I if, but only if, (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or, if permissible, waived in accordance with this Agreement, (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (ii) the financing provided for by the Debt Financing Commitment (or the Alternative Financing, if applicable) has been funded in full or will be funded in full at the Closing if the Equity Financing is funded at the Closing, (iii) the financing provided for by the Available Company Cash Financing has been funded or will be funded at the Closing pursuant to Section 6.11(b) and (iv) the Company has irrevocably confirmed in writing that the Company is ready, willing and able to consummate the Closing, and if specific performance is granted and the Equity Financing and the Debt Financing (or the Alternative Financing, if applicable) are funded, then the Closing would occur.

(c)               Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)               Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Parent Termination Fee pursuant to Section 8.2(b), under no circumstances shall the Company be permitted or entitled to receive both (1) a grant of specific performance to cause the Equity Financing to be funded at the Closing in accordance with the terms of this Section 9.12 (whether under this Agreement or the Equity Financing Commitments) or other equitable relief that results in a Closing, and (2) payment of the Parent Termination Fee.

(e)               Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while Parent or Merger Sub may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Company Termination Fee pursuant to Section 8.2(b), under no circumstances shall Parent and Merger Sub be permitted or entitled to receive both (1) a grant of specific performance or other equitable relief that results in a Closing, and (2) payment of the Company Termination Fee.

Section 9.13        Jurisdiction.

(a)               Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Borough of Manhattan of the City of New York in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state and federal courts sitting in the Borough of Manhattan of the City of New York, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and other applicable Laws; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

(b)               Notwithstanding anything in this Agreement to the contrary, (i) each Party and its Affiliates hereby irrevocably and unconditionally agrees that it will not bring or support any claim, action, suit, legal proceeding, investigation, arbitration, litigation, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court and any appellant court thereof and each Party irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such action, suit or proceeding and (ii) except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties in any way relating to this Agreement, the Debt Financing Commitments or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The Parties further agree to waive and hereby irrevocably waive, to the fullest extent permitted by law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and makes the agreements, waivers and consents set forth in Section 9.13(a) mutatis mutandis but with respect to the courts specified in this Section 9.13(b).

Section 9.14        WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY LENDER RELATED PARTY) OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.15        Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
China Biologic Products Holdings, Inc.

By:	/s/ Sean Shao
Name: Sean Shao
Title: Director

PARENT:
CBPO Holdings Limited

By:	/s/ Hui Li
Name: Hui Li
Title: Director

MERGER SUB:
CBPO Group Limited

By:	/s/ Hui Li
Name: Hui Li
Title: Director

EXHIBIT A

PLAN OF MERGER

ANNEX B: PLAN OF MERGER

CHINA BIOLOGIC PRODUCTS HOLDINGS, INC. –and– CBPO GROUP LIMITED

Plan of Merger
Dated [date]

Page

1 Definitions and Interpretation	B-3
2 Plan of Merger	B-3
3 Approvals	B-5
4 Termination and Amendment	B-6
5 Counterparts	B-6
6 Governing Law	B-6

APPENDICES

Schedule 1.	Merger Agreement

Schedule 2.	Memorandum and Articles of Association of the Surviving Company

This Plan of Merger is made on [•]

Between

1	CHINA BIOLOGIC PRODUCTS HOLDINGS, INC., an exempted company with limited liability incorporated under the Laws of the Cayman Islands having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Surviving Company); and

2	CBPO GROUP LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Merging Company),

(together the Constituent Companies).

Whereas

A	The board of directors of the Surviving Company and the board of directors of the Merging Company have approved the merger of the Constituent Companies, with the Surviving Company continuing as the surviving company (the Merger), upon the terms and subject to the conditions of the agreement and plan of merger dated 19 November 2020 among CBPO Holdings Limited, the Surviving Company and the Merging Company (the Merger Agreement) and this Plan of Merger and pursuant to, and in accordance with, the provisions of Part XVI of the Companies Act (2021 Revision) of the Cayman Islands (the Companies Act).

B

The shareholders of the Surviving Company and the sole shareholder of the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

C	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

It is agreed as follows:

1              Definitions and Interpretation

1.1           Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed hereto as Schedule 1.

2              Plan of Merger

2.1	Constituent Companies

(a)           The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)          The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named CHINA BIOLOGIC PRODUCTS HOLDINGS, INC..

2.2	Authorised and Issued Share Capital

(a)            Immediately prior to the Effective Time:

(i)           The authorised share capital of the Surviving Company was US$11,000 divided into 110,000,000 shares of a par value US$0.0001 per share each, of which 100,000,000 were ordinary shares (the Ordinary Shares) and 10,000,000 were series A participating preferred shares (the Preferred Shares);

(ii)          [insert number] Ordinary Shares were issued and outstanding, and [insert number] Ordinary Shares were held by the Company in its treasury; and

(iii)         No Preferred Shares were issued and outstanding;

(b)           Immediately prior to the Effective Time, the authorised share capital of the Merging Company was US$50,000 divided into 50,000 shares of a par value of US$1.00 each, all of which were issued and fully paid.

(c)           At the Effective Time, the authorized share capital of the Surviving Company shall be US$[insert number] divided into [insert number] ordinary shares of a par value US$0.0001 per share.

2.3	Effective Time

In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the Effective Time).

2.4	Terms and Conditions

The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

2.5	Registered Office and Certificate of Incorporation

From the Effective Time:

(a)           The registered office of the Surviving Company shall continue to be at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and

(b)           The certificate of incorporation of the Surviving Company shall continue to be the certificate of incorporation of the Surviving Company.

2.6	Share Rights

(a)           At the Effective Time, the memorandum of association and the articles of association of the Surviving Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association in the form annexed hereto as Schedule 2 (the M&A).

(b)            From the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the M&A.

2.7	Property

At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as each of the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.8	Directors’ Interests in the Merger

(a)            The names and addresses of the Directors of the Surviving Company after the Merger becomes effective are as follows:

(i)            [name] of [address]; and

(ii)           [name] of [address].

(b)           No amounts or benefits are or will be paid or become payable to any director of either of the Constituent Companies consequent upon the Merger.

2.9	Secured Creditors

(a)           The Merging Company has granted a fixed and floating security interest over the Dividends Collection Account (as defined in the Security Agreement) and the Debt Service Reserve Account (as defined in the Security Agreement) of the Merging Company to Ping An Bank Co., Ltd., Shanghai Branch, as security agent on behalf of certain lenders, pursuant to an account charge dated [•] (the Security Agreement). The address of such secured creditor is [•]. The Merging Company has obtained the consent to the Merger of the secured creditor of such security interests pursuant to section 233(8) of the Companies Act. The Merging Company has no other secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

(b)           The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3                    Approvals

3.1	This Plan of Merger has been approved by the Boards of Directors of both of the Constituent Companies pursuant to section 233(3) of the Companies Act.

3.2	This Plan of Merger has been authorised by the shareholders of both of the Constituent Companies pursuant to section 233(6) of the Companies Act.

3.3	Each of the Constituent Companies agrees and undertakes with the other that it will, and will procure that one of its Directors will, give, execute and file with the Registrar of Companies of the Cayman Islands such certificates, documents, declarations, undertakings and confirmations, and pay such fees, as may be required to be filed pursuant to section 233 of the Companies Act in order to consummate the Merger.

4             Termination and Amendment

4.1	At any time prior to the Effective Time, this Plan of Merger may be terminated or amended in accordance with the terms of the Merger Agreement.

4.2	This Plan of Merger may be amended by the Board of Directors of both of the Constituent Companies to:

(a)            change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and/or

(b)           effect any other changes to this Plan of Merger which the directors of both of the Constituent Companies deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of either of the Constituent Companies, as determined by the directors of the respective Constituent Companies.

5             Counterparts

5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

6              Governing Law

6.1	This Plan of Merger and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.2	Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger only, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

[Signature page follows]

In witness whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

Name:	)

Executed for and on behalf of

CHINA BIOLOGIC PRODUCTS HOLDINGS, INC.	)

by its director	)	(Director)

Name:	)

Executed for and on behalf of

CBPO GROUP LIMITED	)

by its director	)	(Director)

Schedule 1.     Merger Agreement

Schedule 2.     Memorandum and Articles of Association of the Surviving Company

THE Companies Act (2021 Revision) OF THE CAYMAN ISLANDS China Biologic Products Holdings, Inc. Exempted Company Limited By Shares

AMENDED AND RESTATED MEMORANDUM and articles OF ASSOCIATION Adopted by special resolution passed on [-] 2021 and effective on [-] 2021

THE COMPANIES ACT (REVISED)
OF THE CAYMAN ISLANDS

Exempted Company Limited By Shares

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

China Biologic Products Holdings, Inc.

(adopted by special resolution passed on [-] 2021 and effective on [-] 2021)

1	NAME

The name of the Company is China Biologic Products Holdings, Inc.

2	STATUS

The Company is an exempted company limited by shares.

3	REGISTERED OFFICE

The registered office of the Company is at Maples Corporate Services Limited, P. O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

4	OBJECTS AND CAPACITY

Subject to paragraph 9 of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5	SHARE CAPITAL

The share capital of the Company is US$11,000 divided into 110,000,000 ordinary shares of a par value of US$0.0001 each.

6	LIABILITY OF MEMBERS

The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7	CONTINUATION

The Company may exercise the powers contained in the Companies Act to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

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8	DEFINITIONS

Capitalised terms used and not defined in this Memorandum shall bear the same meaning as those given in the Articles of Association of the Company.

9	EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

10	Financial Year

The financial year end of the Company is [31 December] or such other date as the Directors may from time to time decide and annex to this Memorandum.

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THE Companies Act (2021 Revision)
OF THE CAYMAN ISLANDS

Exempted Company Limited By Shares

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

China Biologic Products Holdings, Inc.

(adopted by special resolution passed on [-] 2021 and effective on [-] 2021)

1	DEFINITIONS AND INTERPRETATION

1.1	The Regulations contained in Table A in the First Schedule to the Companies Act do not apply to the Company. In these Articles of Association, if not inconsistent with the context, the following words and expressions shall have the following meanings:

Articles means these Articles of Association;

Companies Act means the Companies Act (2021 Revision) of the Cayman Islands, as amended or re-enacted from time to time;

Company means the above named company;

Director means a director of the Company appointed in accordance with these Articles;

Distribution means a distribution, dividend (including an interim dividend) or other payment or transfer of property of the Company on or in respect of a Share (save in respect of its redemption or repurchase);

Electronic Transactions Act means the Electronic Transactions Act (2003 Revision) of the Cayman Islands, as amended or re-enacted from time to time;

Encumbrance means any mortgage, pledge, lien, charge, hypothecation, encumbrance or other security interest, security agreement or other security arrangement of any kind over any Shares in favour of any Secured Party;

Member has the same meaning as in the Companies Act;

Memorandum means the Memorandum of Association of the Company;

Officer means any person appointed by the Directors to hold an office in the Company;

Ordinary Resolution means a resolution:

(a)	passed by a majority of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company; or

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(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

Register of Directors and Officers means the register of Directors and Officers maintained by the Company in accordance with these Articles;

Register of Members means the register of Members referred to in these Articles;

Registrar means the Registrar of Companies and includes the Deputy Registrar of Companies;

Registered Office means the registered office for the time being of the Company;

Relevant Member means a Member that has appointed a proxy in respect of all or some of its Shares by an irrevocable instrument in writing made pursuant to a Security Document;

Seal means any seal which has been duly adopted as the common seal of the Company and includes every duplicate seal;

Secretary means the person appointed to perform any or all of the duties of secretary of the Company, including any assistant secretary;

Secured Party means the person named as mortgagee, chargee or assignee under any document creating an Encumbrance and its successors, transferees and assigns and, where the context so permits, any person who such Secured Party nominates pursuant to any Security Document;

Secured Share means a Share which is subject to any Encumbrance;

Security Document means an instrument in writing pursuant to which a Member creates an Encumbrance in favour of a Secured Party over one or more Shares;

Share means a share in the capital of the Company, including a fraction of a share issued or authorised to be issued by the Company;

Special Resolution means a special resolution passed in accordance with Section 60 of the Companies Act, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

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Subscriber means the subscriber to the Memorandum;

Treasury Share means a Share that has been repurchased, redeemed, surrendered to or otherwise acquired by the Company and not cancelled; and

Written includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange and electronic mail in accordance with the Electronic Transactions Act and in writing shall be construed accordingly.

1.2	In the Memorandum and these Articles, unless the context otherwise requires a reference to:

(a)	words importing the masculine gender include the feminine gender;

(b)	any Cayman Islands law or regulation, is a reference to such law or regulation as amended or re-enacted from time to time;

(c)	the singular includes the plural and vice versa;

(d)	a person includes all legal persons and natural persons; and

(e)	legal persons include all forms of corporate entity and any other person having capacity to act in its own name created by or in accordance with the laws or regulations of any jurisdiction.

1.3	Headings are for ease of reference only and shall be disregarded in interpreting the Memorandum and these Articles.

2	COMMENCEMENT OF BUSINESS

2.1	Commencement. The business of the Company may be commenced at such time as determined by the Directors.

2.2	Commencement Costs and Expenses. The Directors may pay, out of capital or other money of the Company, all costs and expenses incurred in the establishment and registration of the Company.

3	REGISTERED SHARES

3.1	Registered Shares. The Company shall issue registered Shares only.

3.2	No Bearer Shares. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

4	SHARE CERTIFICATES

4.1	Share Certificates. Unless and until the Directors resolve to issue share certificates, no share certificate shall be issued, and the records of the shareholdings of each Member shall be in uncertified book entry form. If the Directors do resolve to issue share certificates in respect of any one or more classes of Shares, then every Member holding such Shares shall be entitled, upon written request only, to a certificate signed by a Director or Secretary, or any other person authorised by a resolution of the Directors, or under the Seal specifying the number of Shares held by him and the signature of the Director, Secretary or authorised person and the Seal may be facsimiles or affixed by electronic means pursuant to the Electronic Transactions Act.

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4.2	Indemnity and Replacement. Any Member receiving a certificate shall indemnify and hold the Company and its Directors and Officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed or, in connection with any proposed share transfer, a new certificate may be issued, on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by the Directors.

4.3	Joint Holders. If several Members are registered as joint holders of any Shares, any one of such Members may give an effectual receipt for any share certificate.

5	ISSUE OF SHARES

5.1	Issue. Subject to the provisions, if any, of the Memorandum and directions given by any Ordinary Resolution and the rights attaching to any class of existing Shares, the Directors may issue, allot, grant options over or otherwise dispose of Shares (including any fractions of Shares) and other securities of the Company at such times, to such persons, for such consideration and on such terms as the Directors may determine.

5.2	Subscriber Share. Notwithstanding the preceding Article, the Subscriber shall have the power to:

(a)	issue one Share to itself;

(b)	transfer that Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Share.

5.3	Preferred Shares. Shares and other securities of the Company may be issued by the Directors with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, Distributions, a return of capital, or otherwise and in such classes and series, if any, as the Directors may determine.

5.4	Ordinary Shares. Where the Directors issue a Share having no preferred, deferred, redemption or other special rights, it shall be issued as an ordinary Share and entitle the holder, subject to any other Share having any preferred, deferred, redemption or other special rights, to:

(a)	receive notice of, attend and vote at any general meeting of the Company and on any Ordinary Resolution or Special Resolution;

(b)	an equal share in any dividend or other Distribution paid by the Company; and

(c)	an equal share in the distribution of the surplus assets of the Company.

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5.5	Consideration for Share Issue. A Share may be issued for consideration in any form, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

5.6	Register of Members. The Register of Members kept by the Company shall contain:

(a)	the names and addresses of each Member;

(b)	a statement of the Shares held by each Member;

(c)	the distinguishing numbers of the Shares of each Member (if any);

(d)	the amount paid, or agreed to be considered as paid, on the Shares of each Member;

(e)	the date on which the name of each person was entered on the register as a Member; and

(f)	the date on which any person ceased to be a Member.

5.7	Commission. The Company is authorised to pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for any Shares or procuring or agreeing to procure subscriptions (whether absolute or conditional) for any Shares.

6	VARIATION OF RIGHTS

6.1	Class Variation. If, at any time, the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied with the consent in writing of the holders of two-thirds of the issued Shares of that class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the Shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings shall, mutatis mutandis, apply, but so that the necessary quorum shall be one or more persons holding or representing by proxy one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

6.2	No Variation on Further Issue. The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

7	REDEMPTION, PURCHASE AND SURRENDER OF SHARES AND TREASURY SHARES

7.1	Redemption, Purchase and Surrender. Subject to the provisions of the Companies Act and to the rights attaching to any class of Share, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

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(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors determine;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act including out of capital; and

(d)	permit the surrender of fully paid Shares for no consideration.

7.2	Effect of Redemption, Purchase and Surrender. Shares that the Company redeems, purchases, accepts by way of surrender or otherwise acquires pursuant to Article 7.1 may:

(a)	be cancelled; or

(b)	be held as Treasury Shares on such terms and in such manner as the Directors determine prior to such acquisition.

7.3	Treasury Shares. All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share, other than as set out in this Article. The Company may:

(a)	cancel the Treasury Shares on such terms and in such a manner as the Directors may determine; and

(b)	transfer the Treasury Shares in accordance with Article 12.

7.4	No Participation. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

7.5	No other Redemption. The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

7.6	Redemption in Kind. The Directors may, when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payments either in cash or in kind.

7.7	Secured Shares. Notwithstanding anything contained in the Memorandum or these Articles, the provisions contained in the Memorandum and these Articles as to redemption, purchase and surrender of Shares shall not apply to any Secured Share.

8	LIEN

8.1	All Monies Payable. The Company shall have a first and paramount lien on every Share, whether or not it is a fully paid Share, for all moneys, whether presently payable or not, called or payable at a fixed time in respect of that Share and for all debts, liabilities or other obligations owed, whether presently or not, by the Member or by one or more joint Members or by any of their estates to the Company (together, the Lien Amounts) but the Directors may, at any time, declare any Share to be wholly or in part exempt from this Article. The Company’s lien, if any, on a Share shall extend to all Distributions payable thereon. Any registration of the transfer of a Share shall operate to extinguish the Company’s lien on that Share.

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8.2	Sale. The Company may sell, in such manner as the Directors think fit, any Shares in which the Company has a lien, but no sale shall be made unless some amount in respect of which the lien exists is presently payable and the period of fourteen days has elapsed after the Company has given a notice in writing, stating and demanding payment of such part of the presently payable amount, to the relevant Member.

8.3	Registration of Purchase. The Directors may authorise any person to transfer the Shares sold in accordance with this Article to the purchaser of such Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article.

8.4	Application of Proceeds. The proceeds of the sale, net of any costs incurred by the Company in relation to the sale, shall be applied by the Company in payment of such part of the amount in respect of which the lien exists as is presently payable. The Company shall retain and have a lien over such part of the remainder of the proceeds as is equal to the Lien Amounts which exist but are not presently payable by the Member and may apply such proceeds against the Lien Amounts as and when they become payable and the residue shall be paid to the person entitled to the Shares at the date of the sale.

8.5	Secured Shares. Notwithstanding anything contained in the Memorandum or these Articles, the provisions contained in the Memorandum and these Articles as to lien on Shares shall not apply to any Secured Share.

9	CALLS ON SHARES

9.1	Calls. The Directors may, from time to time, make calls upon the Members in respect of some or all of any moneys unpaid on their Shares, whether in respect of their par value or the premium payable on those Shares; each Member shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares. A call may be required to be paid in instalments. The Directors may revoke or postpone a call at any time.

9.2	Joint Holders. The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof and the holder or joint holders of a Share at the time of a call shall remain liable to pay the call on that Share, notwithstanding any subsequent transfer of the Share being registered by the Company.

9.3	Interest on Calls. If a sum called in respect of a Share is not paid before or on the day appointed for payment of that call, the Member from whom such amount is due shall pay interest upon the sum at such rate as the Directors may determine from the day appointed for payment of the call to the time of the actual payment. The Directors shall have the discretion to waive payment of any such interest in full or in part.

9.4	Fixed Payment Dates. The provisions contained in these Articles in respect of calls shall apply to payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

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9.5	Secured Shares. Notwithstanding anything contained in the Memorandum or these Articles, the provisions contained in the Memorandum and these Articles as to call on Shares shall not apply to any Secured Share.

10	FORFEITURE

10.1	Failure to pay Call. If a Member fails to pay any call or instalment of a call in respect of Shares on the day appointed for payment, the Directors may serve a notice on such Member naming a further date not earlier than the expiration of 14 days from the date of service on or before which the payment required by the notice is to be made and containing a statement that in the event of non-payment the Shares, or any of them, will be liable to be forfeited.

10.2	Forfeiture. If the requirements of the notice referenced in this Article are not complied with the Company may forfeit the Shares together with any Distributions declared payable in respect of the forfeited Shares and not paid at any time before tender of payment.

10.3	No Refund. The Company is under no obligation to refund any moneys to the Member whose Shares have been forfeited.

10.4	Sale of Forfeited Share. A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. The proceeds of any sale or disposition of the forfeited Share may be received and used by the Company as the Directors determine.

10.5	Outstanding Liability. A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares together with interest.

10.6	Certificate of Forfeiture. A certificate in writing under the hand of a Director or Officer stating that a Share has been duly forfeited on the date stated in the certificate shall be conclusive evidence of the facts stated in the certificate as against all persons claiming to be entitled to the Share. The Directors may authorize any person to transfer the Shares sold in accordance with this Article to the purchaser of such Shares. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale of the Shares in accordance with this Article.

10.7	Fixed Payment Dates. The provisions of this Article applying to forfeiture for failure to pay any call or instalment of a call shall apply to the failure to make payments, whether on account of the amount of the Share, or by way of premium, to be made on the allotment of a Share or any date fixed on the issue of the Share as if the same had become payable by virtue of a call duly made and notified.

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10.8	Secured Shares. Notwithstanding anything contained in the Memorandum or these Articles, the provisions contained in the Memorandum and these Articles as to forfeiture of Shares shall not apply to any Secured Share.

11	TRANSMISSION OF SHARES

11.1	Legal Personal Representative. The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In the case of a Share registered in the names of two or more holders, the survivors, survivor or the legal personal representatives of the deceased survivor, shall be the only person(s) recognised by the Company as having any title to the Share.

11.2	Transmission. Any person becoming entitled to a Share in consequence of the death or bankruptcy of or any analogous event affecting a Member (each such event a Transmission Event and each such person a Representative) shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the Member could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by such Member before the occurrence of a Transmission Event.

11.3	Pre-Registration Status. Representatives shall be entitled to the same notices, dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

11.4	Requirement for Registration. The Directors may at any time give notice requiring a Representative to elect either to be registered himself or to have some person nominated by him become the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before the Transmission Event). If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

12	TRANSFER OF SHARES

12.1	Directors’ Consent. Subject to Article 12.8 below, Shares and Treasury Shares are transferable, subject to the consent of the Directors who may, in their absolute discretion, refuse to consent to any transfer and decline to register the transfer without giving any reason.

12.2	Instrument of Transfer. The instrument of transfer shall be in writing in such form as may be acceptable to the Directors and shall be executed by or on behalf of the transferor and, if required by the Directors, signed by the transferee.

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12.3	Certificates. Subject to Article 4.2, where the Company has issued a certificate in respect of a Share proposed to be transferred, the transferor shall lodge, with the instrument of transfer, the original certificate relating to the Share being transferred.

12.4	Effective Date. The transfer of a Share is effective when the name of the transferee is entered on the Register of Members. Until such time, the transferor shall be deemed to remain a Member.

12.5	Lost Certificate. If the Directors are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may, on receipt of such indemnities as they may require:

(a)	accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	proceed to register the transferee’s name in the Register of Members.

12.6	Notification of Refusal. Where the Directors refuse to register a transfer of a Share, they shall, within two months after the date on which the transfer was lodged with the Company, notify the transferee of the refusal.

12.7	Transfer of Treasury Shares. The transfer of Treasury Shares may be for valuable consideration or otherwise, and at a discount to the par value of the Shares.

12.8	Transfer of Secured Shares. Notwithstanding anything contained in the Memorandum or these Articles:

(a)	the Directors shall:

(i)	promptly register any transfer of Secured Shares following the enforcement of any Encumbrance pursuant to the terms of the relevant Security Document (a certificate from an authorised signatory or agent of the relevant Secured Party that a transfer of a Share is being made pursuant to the terms of the relevant Security Document will (in the absence of fraud) be conclusive evidence of that fact) and the delivery of a valid instrument of transfer complying with Article 12.2 and no fee is payable in relation to the registration of such transfer;

(ii)	not register a transfer of any Secured Shares (other than a transfer of the Secured Shares made pursuant to (i) above) without the prior written consent of the relevant Secured Party; and

(iii)	not decline, suspend or unreasonably delay registration of any transfer of Secured Shares made pursuant to (i) above; and

(b)	without prejudice to (a) above, the Directors may not resolve to refuse or delay the transfer of a share solely based on the enforcement by a Secured Party.

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13	REGISTERED HOLDER DEEMED ABSOLUTE OWNER

13.1	The registered holder of a Share shall be treated as the absolute owner of such Share. No person shall be recognised by the Company as holding any Share upon trust and the Company shall not register nor be bound by or required to recognise any equitable or other interest of whatever nature in a Share other than an absolute right to the Share, irrespective of whether the Company has notice of such interest, provided that the Company shall recognise the rights of a Secured Party in respect of the relevant Secured Shares pursuant to the terms of the relevant Security Document.

14	ALTERATION OF SHARE CAPITAL

14.1	Increase or Amendment. The Company may by Ordinary Resolution:

(a)	increase the share capital by such sum, to be divided into Shares of such amount, and with such rights, privileges, priorities and restrictions attached to them as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	subject to section 13 of the Companies Act, sub-divide its existing Shares, or any of them, into Shares of smaller amounts than is fixed by the Memorandum; and

(d)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

14.2	Reduction. Subject to the provisions of the Companies Act and these Articles, the Company may, by Special Resolution, reduce its share capital and any capital redemption reserve in any manner.

15	MEETINGS AND CONSENTS OF MEMBERS

15.1	Meetings. All meetings of Members shall be referred to as extraordinary general meetings unless the general meeting is an annual general meeting. The Company may but shall not be obliged to hold an annual general meeting.

15.2	Directors Convene. Any Director may convene meetings of the Members at such times and in such manner and places within or outside the Cayman Islands as the Director considers necessary or desirable.

15.3	Members Convene. Upon the written request of Members entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requisitioned, any one or more of the Directors shall forthwith proceed to convene a meeting of Members. The written request of Members to requisition a meeting must state the objects of the meeting and must be signed by the Members requisitioning the meeting. The written request must be lodged at the Registered Office and may be delivered in counterpart.

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15.4	Failure to Convene. If the Directors do not proceed to convene a meeting of Members within 21 days of the written request to requisition a meeting being lodged the requisitionists, or any of them together holding at least half of the voting rights of all of them, may convene the meeting of Members in the same manner as nearly as possible as that in which a meeting of Members may be convened by a Director. Where the requisitionists fail to convene the meeting of Members within three months of their right to convene the meeting arising, the right to convene the meeting of Members shall lapse.

15.5	Notice of Meeting. The Director convening a meeting shall give not less than seven days’ notice of a meeting of Members to:

(a)	those Members whose names on the date the notice is given appear as Members in the Register of Members and are entitled to vote at the meeting; and

(b)	each of the Directors.

15.6	Failure to Give General Notice. A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.

15.7	Failure to give Individual Notice. The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Member or another Director, or the fact that a Member or another Director has not received notice, does not invalidate the meeting.

15.8	Voting. No person shall be entitled to vote at any meeting of Members unless he is registered as a Member on the record date for such meeting and all calls or other moneys payable by him in respect of Shares have been paid at or before the record date. Subject to the rights and restrictions attached to any Shares and the provisions of this Article, each Member who is present in person, by its duly authorised representative or by proxy, shall have one vote and on a poll each Member shall have one vote for every Share of which he is the holder.

16	PROXIES

16.1	Proxies. A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

16.2	Production of Proxies. The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

16.3	Form of Proxy. An instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy until notice of revocation is received at the Registered Office or at such place or places as the Directors may otherwise specify for the purpose.

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16.4	Joint Ownership and Proxies. Where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly, each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

16.5	Relevant Members. Where any Member is a Relevant Member:

(a)	the instrument appointing a proxy may not be revoked by the Relevant Member without the prior written consent of the proxy;

(b)	the instrument appointing a proxy will not be revoked by the Relevant Member attending any meeting of Members, and if the Relevant Member does attend a meeting of Members, the Relevant Member may not exercise the voting rights attaching to the Shares to which the instrument appointing a proxy relates; and

(c)	the Relevant Member may not sign any resolution of Members made in writing otherwise than through the proxy it has so appointed.

17	PROCEEDINGS OF SHAREHOLDER MEETINGS

17.1	Chairman of Member Meeting. At every meeting of Members, the chairman of the board of Directors shall preside as chairman of the meeting. If there is no chairman of the board of Directors or if he is not present at the meeting within fifteen minutes of the time appointed after the meeting or if he is unwilling to act the Directors present shall elect the chairman of the meeting.

17.2	Adjournment. The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

17.3	Conference Call. A Member, or his duly authorised representative or proxy, shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means by means of which all the persons participating in the meeting are able to hear each other.

17.4	Objections. No objection shall be raised to the qualification of any voter except at the meeting of members or adjourned meeting of Members at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and binding on all parties.

17.5	Casting of Votes. A Member holding more than one Share need not cast the votes in respect of the Shares held by him in the same way on any resolution for which a poll is taken. A person appointed as the authorised representative or proxy of a Member may cast the votes in respect of the Shares for which he is appointed in a like manner.

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17.6	Quorum. A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person, through their authorised representative or by proxy two or more Members entitled to vote on resolutions of Members to be considered at the meeting except where there is only one Member entitled to vote on resolutions of Members to be considered at the meeting in which case the quorum shall be one Member. Where a quorum comprises a single Member or proxy, such person may pass a resolution of Members and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid resolution of Members.

17.7	No Quorum. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

17.8	Polls. At any meeting of the Members the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting. The minutes of the meeting shall be conclusive evidence of the fact that a resolution was carried or not without proof of the number or proportion of the votes recorded in favour of or against such resolution.

17.9	Director Participation. Directors may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of Shares.

17.10	Unanimous Written Resolutions. Any Ordinary or Special Resolution of Members and any other action that may be taken by the Members at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all Members who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the latest date borne by the counterparts.

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18	APPOINTMENT AND REMOVAL OF DIRECTORS

18.1	Number of Directors. The Company shall have a board of Directors consisting of not less than one Director. The Company may by Ordinary Resolution impose a maximum or minimum number of Directors required to hold office at any time and vary such limits from time to time.

18.2	Appointment of Directors. The first Directors shall be appointed by the subscribers to the Memorandum by a written instrument signed by all the subscribers or by an Ordinary Resolution passed by the subscribers. Thereafter, subject to the limits set out in the preceding Article, Directors shall be appointed by Ordinary Resolution or by a resolution of the Directors and may be removed by Ordinary Resolution.

18.3	Term. Each Director holds office for the term, if any, fixed by the terms of his appointment or until his earlier death, bankruptcy, insanity, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, bankruptcy, insanity, resignation or removal.

18.4	Vacation. The office of a Director shall be vacated if:

(a)	he gives notice in writing to the Company that he resigns the office of Director; or

(b)	he absents himself (without being represented by an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

(c)	he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	he is found to be or becomes of unsound mind; or

(e)	all the other Directors (being not less than two in number) resolve that he should be removed as a Director.

19	REGISTER OF DIRECTORS AND OFFICERS

19.1	Details. The Register of Directors and Officers shall contain:

(a)	the names and addresses of the persons who are Directors and Officers;

(b)	the date on which each person whose name is entered in the register was appointed as a Director or Officer; and

(c)	the date on which each person named as a Director or Officer ceased to be a Director or Officer.

20	POWERS OF DIRECTORS

20.1	Management by Directors. Subject to the provisions of the Companies Act, the Memorandum, these Articles and any directions given by Ordinary Resolution, the business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors shall have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company as are not by the Companies Act, the Memorandum, these Articles or the terms of any Special Resolution required to be exercised by the Members. No alteration of the Memorandum or these Articles or any direction given by Ordinary or Special Resolution shall invalidate any prior act of the Directors that was valid at the time undertaken. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

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20.2	Good Faith. Each Director shall exercise his powers for a proper purpose. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

20.3	Acting in Vacancy. The continuing Directors may act notwithstanding any vacancy in their body, but if and for so long as their number is below any minimum number of Directors fixed by or pursuant to these Articles, the continuing Directors may act for the purpose of passing a resolution to appoint further Directors to the board of Directors and of convening a meeting of Members to appoint further Directors but for no other purpose.

20.4	Indebtedness and Security. The Directors may exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to issue debentures, debenture stock, mortgages, bonds and other such securities and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

21	PROCEEDINGS OF DIRECTORS

21.1	Quorum. The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall be counted in the quorum. A Director who also acts as an alternate Director shall count twice towards the quorum.

21.2	Voting. Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote. A Director who is also an alternate Director shall be entitled to a separate vote on behalf of his appointor in addition to his own vote.

21.3	Conference Call. A person may participate and vote in a meeting of the Directors or committee of Directors by telephone or other electronic means by means of which all the persons participating in the meeting are able to hear each other. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

21.4	Unanimous Written Resolution. A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign any such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

21.5	Notice of Meetings. A Director may, or other Officer on the requisition of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held.

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21.6	Chairman of the Board. The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

21.7	Defects. Absent fraud, all acts done by any meeting of the Directors or a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

22	PRESUMPTION OF ASSENT

22.1	A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof. Such right to dissent shall not apply to a Director who voted in favour of such action.

23	DIRECTORS' INTERESTS

23.1	Other Office. A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine. A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

23.2	No Exclusivity. A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

23.3	Disclosure of Interests. No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any other contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

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23.4	General Notice of Interests. A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

24	MINUTES

24.1	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

25	DELEGATION OF DIRECTORS' POWERS

25.1	Delegation. The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall automatically terminate if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

25.2	Committees. The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

25.3	Third Party Delegation. The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

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25.4	Officers. The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by the Directors.

26	ALTERNATE DIRECTORS

26.1	Alternate Appointment. Any Director (other than an alternate Director) may by writing in notice to the Company appoint any other Director, or any other person willing to act, to be an alternate Director.

26.2	Conduct of Alternates. An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and, save as expressly provided herein, to perform all the functions and exercise all of the powers of his appointor as a Director in his absence.

26.3	Automatic termination. An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

26.4	No Agency. An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

27	NO MINIMUM SHAREHOLDING

27.1	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

28	REMUNERATION OF DIRECTORS

28.1	Office Remuneration. The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination of such methods.

28.2	Additional Remuneration. The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

28.3	Pensions. The Directors, on behalf of the Company, may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

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29	INDEMNIFICATION

29.1	Indemnity and Exclusion of Liability. Every Director, alternate Director or Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer of the Company (each an Indemnified Person), shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out his functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

29.2	Advancement of Expenses. The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

29.3	Insurance. The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company. The Company may also purchase and maintain insurance in relation to any person who is or was a Director, alternate Director, Officer or liquidator of the Company, or who at the request of the Company is or was serving as a Director, alternate director, Officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity.

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30	RECORDS

30.1	Registered Office Records. The Company shall keep the following documents at the Registered Office:

(a)	the Certificate of Incorporation and any Certificate on Change of Name;

(b)	a copy of the Memorandum and Articles;

(c)	the Register of Directors and Officers; and

(d)	to the extent the Company has created a security interest over any of its assets the Register of Mortgages and Charges required to be maintained by the Company under Section 54 of the Companies Act.

30.2	Other Corporate Records. The Company shall keep the following records at the Registered Office or at such other place or places, within or outside the Cayman Islands, as the Directors may determine:

(a)	minutes of meetings, Ordinary Resolutions and Special Resolutions of Members and classes of Members;

(b)	the Register of Members; and

(c)	minutes of meetings and Resolutions of Directors and committees of Directors.

30.3	Electronic Form. All of the registers and records kept by the Company under these Articles shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

31	SEAL

31.1	Use of Seal. The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or an Officer or other person appointed by the Directors for the purpose.

31.2	Duplicate Seal. The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

31.3	Authentication and Filing. A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

32	DISTRIBUTIONS

32.1	Payment of Distributions. Subject to the Companies Act and this Article, the Directors may declare and pay out of the funds of the Company lawfully available for such purpose a Distribution at a time and of an amount they think fit. No Distribution shall be paid except out of the realised and unrealised profits of the Company, and/or out of the share premium account and/ or as otherwise permitted by the Companies Act.

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32.2	Ranking. Except as otherwise provided by the rights attached to Shares, all Distributions shall be declared and paid according to the par value of the Shares that a Member holds. The Company may pay Distributions in proportion to the amount paid upon each Share where a larger amount is paid up on some Shares than on others. If any Share is issued on terms providing that it shall rank for Distributions as from a particular date, that Share shall rank for Distributions accordingly.

32.3	Deductions. The Directors may deduct from any Distribution payable to any Member all sums of money, if any, then payable by him to the Company on account of calls or otherwise.

32.4	Distribution in Kind. The Directors may declare that any Distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

32.5	Payment. Any Distribution payable in cash in respect of Shares may be paid by electronic funds transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Distributions payable in respect of the Shares held by them as joint holders.

32.6	No Interest. No Distribution shall bear interest as against the Company and no distribution shall be paid on Treasury Shares.

32.7	Unclaimed Payments. Any Distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Distribution may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Distribution shall remain as a debt due to the Member. Any Distribution which remains unclaimed after a period of six years from the date of declaration of such Distribution shall be forfeited and shall revert to the Company.

33	CAPITALISATIONS

33.1	Capitalisations. The Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve) or to the credit of profit and loss account or otherwise available for distribution and appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a Distribution of profits by way of dividend and apply such sum on their behalf in paying up in full unissued Shares for issue, allotment and distribution credited as fully paid-up to and amongst them in the proportions aforesaid. In such event the Directors may make such provisions as they think fit in the case of Shares becoming distributable in fractions.

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34	RECORD DATE

34.1	Record Date Determination. For the purpose of determining Members entitled to attend meetings, receive payment of any Distribution or capitalisation or for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members provided that the record date for a meeting may not be earlier than the date of notice of such meeting.

34.2	No Record Date Chosen. If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to attend meetings, receive payment of a Distribution or capitalisation, the date on which the notice of the meeting is given or resolution of the Directors declaring such Distribution or capitalisation is adopted, as the case may be, shall be the record date for such determination of Members.

35	REPRESENTATION

35.1	Representation of Legal Persons. The right of any individual to speak for or represent a Member or a Director being a legal person shall be determined by the law of the jurisdiction where, and by the documents by which, such legal person is constituted or derives its existence but save where an objection has been raised by a Member or a Director, the Directors shall not be obliged to verify the rights of individuals purporting to speak for or represent legal persons. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.

36	ACCOUNTS

36.1	Accounts. The Company shall keep proper books of account with respect to (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place; (b) all sales and purchases of goods by the Company; and (c) the assets and liabilities of the Company, that in each case, are sufficient to give a true and fair view of the Company’s affairs and to explain its transactions.

36.2	Inspection. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Companies Act or authorised by the Directors or by the Company in general meeting.

36.3	Financial Information. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

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37	AUDIT

37.1	Auditor. The Directors may appoint an auditor of the Company who shall hold office until removed from office by resolution of the Directors, and may fix his or their remuneration.

37.2	Access Right. Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for any audit.

37.3	Auditor Reports. Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at such times as shall be required by the Directors or any meeting of the Members.

38	NOTICES

38.1	Calculation of Elapsed Time. Subject to the laws of the Cayman Islands, where any period of time is expressed as required for the giving of any notice or in any other case where some other action is required to be undertaken within or omitted from being taken during a specified period of time, the calculation of the requisite period of time will not include the day on which the notice is given (or deemed to be given) or the day on which the event giving rise to the need to take or omit action occurred, but shall include the day on which the period of time expires.

38.2	Delivery of Notices. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. E-mail notices may be sent by e-mail text and/or by way of a document attached to an email in portable document format (PDF) or in Microsoft Word format and/or by any other method separately agreed between the Company and its Members.

38.3	Deemed Receipt. Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing a notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service it shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

38.4	Notices of General Meeting. Notice of every general meeting shall be given in any manner hereinbefore authorized to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members.

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39	VOLUNTARY LIQUIDATION

39.1	Subject to the Companies Act, the Company may by Special Resolution be wound up voluntarily.

40	WINDING UP

40.1	Distribution of Assets. If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

40.2	Valuation of Assets. If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Companies Act, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

41	CONTINUATION

41.1	The Company may, subject to the provisions of the Companies Act and with the approval of a Special Resolution, transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and be de-registered in the Cayman Islands.

42	AMENDMENT OF THE MEMORANDUM AND ARTICLES

42.1	Subject to the Companies Act and the rights attaching to any class or series of Shares, the Company may by Special Resolution change its name or alter or amend these Articles and/ or the Memorandum in whole or in part.

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ANNEX C: OPINION OF DUFF & PHELPS, LLC AS FINANCIAL ADVISOR

Confidential

Special Committee of the Board of Directors

China Biologic Products Holdings, Inc.

18th Floor, Jialong International Building

19 Chaoyang Park Road, Chaoyang District

Beijing, 100125

The People’s Republic of China

November 19, 2020

Ladies and Gentlemen:

China Biologic Products Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US$0.0001 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares and the Dissenting Shares (each as defined below), of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, CBPO Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and CBPO Group Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed being received on November 18, 2020. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist (the “Merger”), with the Company surviving the Merger as the surviving company and becoming a wholly owned subsidiary of Parent as a result of the Merger. In connection with such Merger, each Share issued and outstanding (other than the Excluded Shares and the Dissenting Shares) will be cancelled and converted into the right to receive US$120.00 per Share in cash without interest (the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

For purposes of this Opinion, “Excluded Shares” and “Dissenting Shares” shall have the meanings set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F/ Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2015 through 2019;

b.	The Company’s unaudited interim financial statements for the six months ended June 30, 2018, June 30, 2019 and June 30, 2020 included in the Company’s Form 6-K filed with the SEC;

c.	The Company’s unaudited segment financial information for the years ended December 31, 2015 through 2019 and the six months ended June 30, 2019 and June 30, 2020, provided by the management of the Company;

d.	A detailed financial projection model for the years ending December 31, 2020 through 2029 for the Company, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

e.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

f.	A letter dated November 13, 2020 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions of such projections; and

g.	Documents related to the Proposed Transaction (the “Transaction Documents”), including (i) the latest draft of the Merger Agreement received by Duff & Phelps on November 18, 2020; (ii) the latest draft of the Voting and Support Agreement, by and among Beachhead Holdings Limited, Double Double Holdings Limited, Point Forward Holdings Limited and other parties thereto, received by Duff & Phelps on November 18, 2020; and (iii) the latest draft of the Amended and Restated Consortium Agreement, by and among Beachhead Holdings Limited, Double Double Holdings Limited, Point Forward Holdings Limited and the other parties thereto, received by Duff & Phelps on November 18, 2020;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.	Reviewed the historical trading price and trading volume of the Shares and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

4.	Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within or above a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee dated October 16, 2019 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivering this Opinion to the Special Committee in writing. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. In addition, pursuant to the Engagement Letter, DPS has agreed to provide the Special Committee with certain financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction and may receive a fee for such services. Other than this engagement, during the two years preceding the date of this Opinion, in matters unrelated to the Proposed Transaction, a division of Duff & Phelps has provided certain advisory services to certain members of the buyer group involved the Proposed Transaction (or their affiliates) and received fees, expense reimbursement, and indemnification for such engagements.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Merger Consideration to be received by the holders of Shares (other than the Excluded Shares and the Dissenting Shares) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares other than in its capacity as a holder of Shares).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX D: CAYMAN COMPANIES ACT CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) – SECTION 238

238.       Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

D-1

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.	Directors and Executive Officers of the Company

The Company is a leading fully integrated plasma-based biopharmaceutical company in China. The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, China. The Company’s telephone number is (8610) 6598-3111.

Set forth below are the name, business address, citizenship, present principal occupation or employment of each director and executive officer of the Company:

Directors and Executive Officers	Business Address	Position/Title	Citizenship
Joseph Chow(1)	*	Chairman of the Board and Chief Executive Officer of the Company	United States
David Hui Li(2)	22/F, Building A1, Central Park Plaza, Chaoyang Park South Road, Chaoyang District, Beijing 100026, China	Director	Hong Kong
Sean Shao(3)	*	Director	Canada
Yungang Lu(4)	*	Director	Hong Kong
Qi Ning(5)	4th Floor, Tower A, East Gate Plaza, 9 Dongzhong Street, Dongcheng District, Beijing, 10011, China	Director	PRC
Ming Yang(6)	*	Chief Financial Officer of the Company	PRC

* 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, China

(1) Mr. Joseph Chow has been a member of the Board since November 3, 2014, the Chairman of the Board since February 3, 2019, and the chief executive officer of the Company since August 5, 2019. From April 2017 to August 2019, Mr. Chow served as a managing director of Centurium Capital.

(2) Mr. David Hui Li has been a member of the Board since November 4, 2013 and served as Chairman of the Board from July 2018 to February 2019. Mr. Li is also the founder and chief executive officer of Centurium Capital since April 2016. From February 2002 to January 2016, Mr. Li was a managing director at Warburg Pincus.

(3) Mr. Sean Shao has been a member of the Board since July 24, 2008. Mr. Shao has served as independent director and chairman of the audit committee of Luckin Coffee Inc. since May 2019, 21Vianet Group, Inc. since August 2015, Jumei International Holding Ltd. since May 2014, LightInTheBox Holdings Co. Ltd. since June 2013 and UTStarcom Holdings Corp. since October 2012. He served as a board member of Trina Solar Limited from 2015 to 2017.

(4) Dr. Yungang Lu has been a member of the Board since March 19, 2012. Dr. Lu has been a Managing Partner of Fort Hill Capital Limited since October 2018. From November 2015 to October 2016, Dr. Lu served as a Managing Director of Seres Asset Management Limited.

(5) Mr. Qi Ning has been a member of the Board since July 25, 2018. Mr. Ning is the founder and chief executive officer of Sinnet Cloud Data Co., Ltd. since July 2018. From August 2012 to December 2017, Mr. Ning served as senior vice president, chief operating officer and executive vice president of 21Vianet Corp.

(6) Mr. Ming Yang has been the chief financial officer of the Company since August 7, 2012.

During the past five years, none of the Company or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent was formed solely for the purpose of forming and holding all of the equity interests in Merger Sub and engaging in the transactions contemplated by the merger agreement, including the merger. The business address of Parent is c/o PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The following table sets forth information regarding the directors of Parent as of the date of this proxy statement, and, as of the date of this proxy statement, Parent does not have any executive officers.

Directors	Business Address	Principal Occupation	Citizenship
David Hui Li	Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong	Founder and Chief Executive Officer of Centurium Capital	Hong Kong
Andrew Chan	Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong	Chief Finance Officer of the management company of CCP 2018, CCCI 2018 and CCM CB I	Hong Kong

During the past five years, none of Parent or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of effecting the merger. The business address of Parent is c/o PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The following table sets forth information regarding the directors of Merger Sub as of the date of this proxy statement, and, as of the date of this proxy statement, Merger Sub does not have any executive officers.

Directors	Business Address	Principal Occupation	Citizenship
David Hui Li	Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong	Founder and Chief Executive Officer of Centurium Capital	Hong Kong
Andrew Chan	Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong	Chief Finance Officer of the management company of CCP 2018, CCCI 2018 and CCM CB I	Hong Kong

During the past five years, none of Merger Sub or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of the Centurium Filing Persons

Each of Beachhead, Double Double and Point Forward is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Each of CCP 2018, CCCI 2018 and CCM CB I is a limited partnership incorporated under the laws of the Cayman Islands. CCP 2018 holds 100% of the equity interest in Beachhead and Double Double, CCCI 2018 holds 74% of the equity interest in Point Forward and CCM CB I holds 26% of the equity interest in Point Forward. Centurium GP, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is acting as the sole general partner of CCP 2018. Centurium SLP-B, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is acting as the sole general partner of CCCI 2018. CCM CB I GP, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is acting as the sole general partner of CCM CB I. Centurium GP Holdco, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is the sole shareholder of Centurium GP, Centurium SLP-B and CCM CB I GP. Centurium TopCo, an exempted company incorporated under the laws of the British Virgin Islands, is the sole shareholder of Centurium GP Holdco. Mr. Li, a Hong Kong citizen, is the sole shareholder of Centurium TopCo.

The principal business address and telephone number of each of Beachhead, Double Double, Point Forward, CCP 2018, CCCI 2018, CCM CB I, Centurium GP, Centurium SLP-B, CCM CB I GP, Centurium GP Holdco and Centurium TopCo is Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong and +852 3643 0755. The registered office of each of Beachhead, Double Double, Point Forward, CCP 2018, CCCI 2018, CCM CB I, Centurium GP, Centurium SLP-B, CCM CB I GP and Centurium GP Holdco is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of Centurium TopCo is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

The principal business of each of Beachhead, Double Double and Point Forward is investment holding. The principal business of each of CCP 2018, CCCI 2018, CCM CB I, Centurium GP, Centurium SLP-B, CCM CB I GP, Centurium GP Holdco and Centurium TopCo is investment activities.

Neither CCP 2018, CCCI 2018 nor CCM CB I has any executive officers or directors.

Mr. David Hui Li is a director of each of Beachhead, Double Double, Point Forward, Centurium GP, Centurium SLP-B, CCM CB I GP, Centurium GP Holdco and Centurium TopCo. Mr. Li is a Hong Kong citizen and his business address and telephone number is Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong and +852 3643 0755. Mr. David Hui Li is the Founder and Chief Executive Officer of Centurium Capital since April 2016. He was an Executive Director and then a Managing Director at Warburg Pincus from February 2002 to January 2016.

Mr. Andrew Chan (“Mr. Chan”) is a director of each of Beachhead, Double Double, Point Forward, Centurium GP, Centurium SLP-B and CCM CB I GP. Mr. Chan is the Chief Finance Officer of the management company of CCP 2018, CCCI 2018 and CCM CB I. Mr. Chan is a Hong Kong citizen and his business address and telephone number is Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong and +852 3643 0755. Before joining Centurium Capital in 2018, he was employed by Warburg Pincus from 2006 to 2018, and his last position was Senior Vice President and Controller of Asia Pacific.

Mr. Jun Liu (“Mr. Liu”) is a director of Point Forward, CCM CB I GP and Centurium GP. Mr. Liu is the General Counsel of the management company of CCP 2018, CCCI 2018 and CCM CB I. Mr. Liu is a Hong Kong citizen and his business address and telephone number is Suite 1008, Two Pacific Place, 88 Queensway, Hong Kong and +852 3643 0755. He was Assistant General Counsel of Warburg Pincus from 2008 to 2018.

During the past five years, none of Beachhead, Double Double, Point Forward, CCP 2018, CCCI 2018, CCM CB I, Centurium GP, Centurium SLP-B, CCM CB I GP, Centurium GP Holdco and Centurium TopCo or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of the CITIC Filing Persons

2019B Cayman is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Each of CCCP IV and CCC Co-Investment is a limited partnership formed under the laws of the Cayman Islands. CCCP IV holds 70.2% of the equity interest in 2019B Cayman and CCC Co-Investment holds 29.8% of the equity interest in 2019B Cayman. The principal business address of each of CCCP IV, CCC Co-Investment and 2019B Cayman is 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong, and their business telephone number is + 852-3710-6889. The principal business of 2019B Cayman is investment holdings. The principal business of each of CCCP IV and CCC Co-Investment is investment management for the benefit of its limited partners.

The general partner of CCCP IV is CCP IV GP, a company organized under the laws of the Cayman Islands. The principal business address of CCP IV GP is 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong. The principal business of CCP IV GP is to serve as the sole general partner of CCCP IV. The general partner of CCC Co-Investment is CCC Co-Investment GP, a company organized under the laws of the Cayman Islands. The principal business address of CCC Co-Investment GP is 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong. The principal business of CCC Co-Investment GP is to serve as the sole general partner of CCC Co-Investment. Each of CCP IV GP and CCC Co-Investment GP is a wholly-owned indirect subsidiary of CCPL. CCPL is a company organized under the laws of the Cayman Islands. The principal business address of CCPL is 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong. The principal business of CCPL is investment holdings. CCHL owns 51% of the issued and outstanding ordinary shares of CCPL. CCHL is a company organized under the laws of Hong Kong. The principal business address of CCHL is 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong. CCHL is an investment management and advisory company.

The following table sets forth information about the directors and executive officers of CCHL and CCPL and the directors of CCP IV GP, CCC Co-Investment GP and 2019B Cayman as of the date of this Schedule 13E-3. As of the date of this Schedule 13E-3, CCP IV GP, CCC Co-Investment GP and 2019B Cayman do not have any executive officers and CCCP IV and CCC Co-Investment do not have any directors and executive officers.

Name	Business Address	Principal Occupation	Citizenship
Zhang, Yichen	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Chairman (from January 2013 to present), chief executive officer (from August 2013 to present) and director (from May 2002 to present) of CITIC Capital Holdings Limited; and director of CITIC Capital Partners Limited (from January 2003 to present)	Hong Kong

Matsukawa, Rikizo	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Managing director of CITIC Capital Holdings Limited (from April 2008 to present); director of CCP IV GP Ltd. (from March 2018 to present); director of CC (2019B) GP Ltd. (from September 2019 to present); and director of 2019B Cayman Limited (from February 2019 to present)	Japan

Chew, Boon Lian	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Senior managing director of CITIC Capital Holdings Limited (from July 2003 to present); managing partner of CITIC Capital Partners Limited (from April 2017 to present); and director of CCP IV GP Ltd. (from March 2018 to October 2018)	Singapore

Fung Yee Man, Annie	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Chief operating officer and senior managing director of CITIC Capital Holdings Limited (from October 2012 to present)	Britain

Chan, Kai Kong	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Chief financial officer and senior managing director of CITIC Capital Holdings Limited (from January 2005 to present); director of CITIC Capital Partners Limited (from July 2005 to present); director of CCP IV GP Ltd. (from October 2018 to present); director of CC (2019B) GP Ltd. (from September 2019 to present); and director of 2019B Cayman Limited (from February 2019 to present)	Singapore

Zhang, Haitao	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Director of CITIC Capital Holdings Limited (from August 2004 to present); and vice chairman, president and head of asset management of CITIC Capital Holdings Limited (from April 2017 to present)	China

Al-Kuwari, Abdulla Ali MA	CITIC Capital Holdings Limited 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong Qatar Investment Authority 5th Floor, Q-Tel Tower, Diplomatic St, PO Box 23224, Doha, Qatar	Director of CITIC Capital Holdings Limited (from July 2018 to present); and principal of Qatar Investment Authority (from October 2010 to present)	Qatar

Chen, I-hsuan	CITIC Capital Holdings Limited 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong Fubon Life Insurance Co., Ltd. 9F, No. 108, Section 1, Dunhua South Road, Taipei, 10557, Taiwan, R.O.C.	Director of CITIC Capital Holdings Limited (from June 2015 to present); and senior assistant vice present of Fubon Life Insurance Co., Ltd. (from November 2014 to present)	Taiwan

Mitchell, James Gordon	CITIC Capital Holdings Limited 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong Tencent Holdings Ltd. 29F, Three Pacific Place, Wanchai, Hong Kong	Director of CITIC Capital Holdings Limited (from November 2014 to present); and chief strategy officer and senior executive vice president of Tencent Holdings Ltd. (from August 2011 to present)	Britain

Lin, Yun-Ku	CITIC Capital Holdings Limited 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong Fubon Life Insurance Co., Ltd. 9F, No. 108, Section 1, Dunhua South Road, Taipei, 10557, Taiwan, R.O.C.	Director of CITIC Capital Holdings Limited (from March 2016 to present); senior vice president of Fubon Life Insurance Co., Ltd. (from September 2019 to present); and president of Fubon Financial Holdings Venture Capital Corp. (from July 2015 to August 2019)	Taiwan

Al-Sowaidi, Mohammed Saif SS	CITIC Capital Holdings Limited 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong Qatar Investment Authority 9 West 57th Street, 34th Floor, New York, NY 10019, USA	Director of CITIC Capital Holdings Limited (from July 2012 to present); and head (New York) of Qatar Investment Authority (from March 2010 to present)	Qatar

Cheung, Miu	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Senior managing director and managing partner of structured investment and finance of CITIC Capital Holdings Limited (from May 2000 to present)	Australia

Ching, Hiu Yuen	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Senior managing director and managing partner of real estate of CITIC Capital Holdings Limited (from May 2000 to present)	Hong Kong

Allegaert, Hans Omer	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong

Executive director of CITIC Capital Partners Ltd (from March 2014 to present); director of CCP IV GP Ltd. (from October 2018 to present); director of CC (2019B) GP Ltd. (from

September 2019 to present); and director of 2019B Cayman Limited (from February 2019 to present)

Belgium

Xu, Zhichao

CITIC Capital Holdings Limited
28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong

China Trust Protection Fund Co., Ltd.

20-23/F, Building 5, No. 1 Courtyard, Yuetan South Street, Xicheng District, Beijing

		Vice chairman, head of special situations and president of CITIC Capital (Ningbo) Investment Management of CITIC Capital Holdings Limited (from June 2017 to present); and chairman of China Trust Protection Fund Co., Ltd. (from January 2015 to June 2017)	China

Xin, Yuesheng	28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	Senior managing director of CITIC Capital Holdings Limited (from August 2002 to present); and management partner of CITIC Capital Partners Limited (from November 2004 to present)	China

Zhan, Weibiao

CITIC Capital Holdings Limited
28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong

Tencent Investment

11/F, Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District, Shenzhen, People’s Republic of China

		Director of CITIC Capital Holdings Limited (from November 2019 to present); and managing director of Tencent Investment (from May 2003 to present)	China

During the past five years, none of CCCP IV, CCC Co-Investment, 2019B Cayman, CCP IV GP, CCC Co-Investment GP, CCPL and CCHL and, to the best of the knowledge of the CITIC Filing Persons, any of the persons listed in this “6. The Directors and Executive Officers of the CITIC Filing Persons” above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	Directors and Executive Officers of the Parfield Filing Persons

Each of Parfield and Amplewood is a British Virgin Islands company. Marc Chan is the sole shareholder and sole director of each of Parfield and Amplewood. Marc Chan is a Canadian citizen residing in Hong Kong. The principal business address and telephone number of Parfield, Amplewood and Marc Chan is Unit No. 21E, 21st Floor, United Centre, 95 Queensway, Admiralty, Hong Kong and +852 2122 8902. The principal occupation of Marc Chan is as a director of Huacomm Telecommunication Engineering (HK) Ltd. and he has held this position since 1996.

During the past five years, none of Parfield, Amplewood or Marc Chan has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors and Executive Officers of the Hillhouse Filing Persons

HH China Bio Holdings is a Cayman Islands limited liability company that is owned by Gaoling Fund, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Gaoling”), and YHG Investment, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“YHG”). HCA, an exempted company with limited liability incorporated under the laws of the Cayman Islands, acts as the sole management company of Gaoling and the sole general partner of YHG. HH China Bio Holdings was formed for the purpose of holding investments. The principal business of Gaoling and YHG is investment activities and the principal business of HCA is investment management. The registered office and telephone number for HH China Bio Holdings is c/o Citco Trustees (Cayman) Limited, 89 Nexus Way, Camana Bay, PO Box 31106, Cayman Islands KY1-1205, +852 2179 1988. The registered office and telephone number for each of Gaoling and YHG is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, Cayman Islands KY1 9008, +852 2179 1988. The business address and telephone number for HCA is Suite 2202, 22nd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 2179 1988.

Mr. Jun Shen (“Mr. Shen”) and Mr. Colm O’Connell (“Mr. O’Connell”) are the directors of HCA. Mr. Shen and Mr. O’Connell are directors and employees of HCA and have held these positions for the past five years. Richard Adam Hornung (“Mr. Hornung”) serves as General Counsel and Chief Compliance Officer of HCA and has held these positions for the past five years. The business address for Mr. Shen and Mr. Hornung is Suite 2202, 22nd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong. Mr. O’Connell’s business address is 50 Raffles Place, #34-02A, Singapore Land Tower, Singapore, 048623.

Gaoling and YHG are the managing members of HH China Bio Holdings. As of the date of this Schedule 13E-3, HH China Bio Holdings does not have any executive officers.

HH Sum is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly-owned by Hillhouse Fund IV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“HH Fund IV”). HCM, an exempted company with limited liability incorporated under the laws of the Cayman Islands, acts as the sole management company of HH Fund IV. HH Sum was formed for the purpose of holding investments. The principal business of HH Fund IV is investment activities and the principal business of HCM is investment management. The registered office and telephone number for HH Sum is c/o Citco Trustees (Cayman) Limited, 89 Nexus Way, Camana Bay, PO Box 31106, Cayman Islands KY1-1205, +852 2179 1988. The registered office and telephone number for HH Fund IV is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, Cayman Islands KY1 9008, +852 2179 1988. The business address and telephone number for HCM is Suite 2202, 22nd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong, +852 2179 1988.

Mr. Shen and Mr. O’Connell are the directors of HCM. Mr. Hornung serves as General Counsel and Chief Compliance Officer of HCM.

Mr. O’Connell is the sole director of HH Sum.

During the last five years, none of HCA, HCM, Gaoling, YHG, HH Fund IV, HH China Bio Holdings, HH Sum or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	Directors and Executive Officers of the Management Filing Persons

Each of Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives and TB Innovation is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Mr. Chow is a citizen of the United States. Mr. Chow ultimately controls each of Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives and TB Innovation.

The principal business address and telephone number of each of the Management Filing Persons is 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China and +86 10 6598 3000.

The principal business of each of Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives and TB Innovation is investment holding.

Mr. Chow is the sole director of each of Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives and TB Innovation. Mr. Chow has held these positions since the incorporation of each of Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives and TB Innovation in 2020. Mr. Chow has been a member of the Board since November, 2014, the Chairman of the Board since February 3, 2019, and the chief executive officer of the Company since August 5, 2019. From April 2017 to August 2019, Mr. Chow served as a managing director of Centurium Capital. The business address for Mr. Chow is 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing 100125, People’s Republic of China.

During the past five years, none of Biomedical Treasure, Biomedical Future, Biomedical Development, TB MGMT, TB Executives, TB Innovation, Mr. Chow or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX F: FORM OF PROXY CARD

CHINA BIOLOGIC PRODUCTS HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS extraordinary GENERAL meeting OF SHAREHOLDERS MARCH 1, 2021 AT 10:00 A.M. BEIJING TIME
CONTROL ID:
REQUEST ID:

 The undersigned shareholder of China Biologic Products Holdings, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), acknowledges receipt of the notice of extraordinary general meeting of the shareholders of the Company (the “Notice”) and proxy statement, dated January 25, 2021 and hereby appoints each of Joseph Chow and Ming Yin acting individually in the absence of the other, orNote ________________ of ________________ or failing such person ________________ of ________________, to act as the proxy of the undersigned to vote, as designated below and with the same force and effect as the undersigned, all ordinary shares of the Company which the undersigned is entitled to vote at the extraordinary general meeting of the shareholders of the Company to be held at the Company’s offices at 18th Floor, Jialong International Building, 19 Chaoyang Park Road, Chaoyang District, Beijing, 100125, China on March 1, 2021 at 10:00 a.m. (Beijing time) and at any adjournment thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxy may do or cause to be done by virtue thereof with respect to the following resolutions set out in the Notice:

Note: If any proxy other than Joseph Chow or Ming Yin is preferred, strike out each of Joseph Chow and Ming Yin acting individually in the absence of the other and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALLED BY THE PERSON WHO SIGNS IT. The proxy need not be a member of the Company but must attend the extraordinary general meeting in person to represent you.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/CBPO

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EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS OF CHINA BIOLOGIC PRODUCTS HOLDINGS, INC.	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Resolution 1	The Board recommends a vote FOR the Special Resolution:	à	FOR	AGAINST	ABSTAIN

IT IS RESOLVED AS A SPECIAL RESOLUTION THAT the agreement and plan of merger, dated as of November 19, 2020 (the “merger agreement”), among CBPO Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), CBPO Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (the merger agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the plan of merger being in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “merger”), and any and all transactions contemplated by the merger agreement and the plan of merger, including (a) the merger, (b) the variation of the authorized share capital of the Company at the effective time of the merger from US$11,000 divided into (i) 100,000,000 ordinary shares of a par value of US$0.0001 each and (ii) 10,000,000 series A participating preferred shares of a par value of US$0.0001 each to US$11,000 divided into 110,000,000 ordinary shares of a par value of US$0.0001 each (the “variation of capital”), and (c) upon the merger becoming effective, the replacement of the existing memorandum and articles of association of the Company in its entirety with a new amended and restated memorandum and articles of association of the Company (as the surviving company) in the form attached as Schedule 2 to the plan of merger (the “amendment of the M&A”), be authorized and approved;	☐	☐	☐	Control ID: REQUEST ID:

Resolution 2	The Board recommends a vote FOR the Special Resolution:	à	FOR	AGAINST	ABSTAIN

IT IS RESOLVED AS A SPECIAL RESOLUTION THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger and, upon the merger becoming effective, the variation of capital and the amendment of the M&A;
	☐	☐	☐

Resolution 3	The Board recommends a vote FOR the Ordinary Resolution:	à	FOR	AGAINST	ABSTAIN

IT IS RESOLVED AS AN ORDINARY RESOLUTION THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE PLAN OF MERGER, INCLUDING THE MERGER AND, UPON THE MERGER BECOMING EFFECTIVE, THE VARIATION OF CAPITAL AND THE AMENDMENT OF THE M&A, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE DIRECTORS AND OFFICERS OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE PLAN OF MERGER, INCLUDING THE MERGER, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING, UNLESS YOU APPOINT A PERSON OTHER THAN Joseph Chow and Ming Yin AS PROXY, IN WHICH CASE ORDINARY SHARES OF THE COMPANY REPRESENTED BY YOUR PROXY CARD WILL BE VOTED (OR NOT SUBMITTED FOR VOTING) AS YOUR PROXY DETERMINES.

I (we) acknowledge receipt of the notice of the extraordinary general meeting of the shareholders of the Company and the proxy statement dated January 25, 2021 and ratify all that the proxy or his or her substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

____________________________
____________________________
IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2021

(Print Name of Shareholder and/or Joint Tenant)
(Signature of Shareholder)
(Second Signature if held jointly)

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